Exhibit 99.1

PRELIMINARY AND SUBJECT TO COMPLETION, DATED OCTOBER 2, 2014

The information in this information statement is subject to completion or amendment.  A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

INFORMATION STATEMENT

Ashford Inc.

Common Stock

This information statement is being furnished to you in connection with a taxable pro rata special distribution by Ashford Hospitality Trust, Inc. (“Ashford Trust”) to its common stockholders of shares of common stock in Ashford Inc. (“Ashford Inc.,” “we,” “us” or “our”), a subsidiary of Ashford Trust.  Ashford Trust will distribute shares representing at least 40% of the equity interest in Ashford Inc. held by Ashford Trust, but the distribution ratio may be increased up to the business day preceding the distribution date such that Ashford Trust may distribute as much as 100% of its equity interest in Ashford Inc. to its common stockholders.  Ashford Inc. will serve as the external advisor to Ashford Hospitality Prime, Inc. (“Ashford Prime”) and Ashford Trust.

The special distribution will be payable on a pro rata basis  to Ashford Trust common stockholders of record on                   , 2014, the record date, and as a result of the distribution, Ashford Inc. will become a separate, publicly traded company.  You will receive at least 0.00727273 of a share of common stock of Ashford Inc. for every share of Ashford Trust common stock that you own on the record date, based upon a distribution of approximately 40% of the equity interest in Ashford Inc.  Up to, and including, the business day preceding the distribution date, this ratio may be adjusted by the board of directors of Ashford Trust, such that you will receive a greater percentage of a share of Ashford Inc. for each share of Ashford Trust common stock that you own as of the record date.  A distribution of 100% of Ashford Trust’s equity interest in us would result in the distribution of one share of Ashford Inc. for every 55 shares of Ashford Trust common stock that you own on the record date.  In lieu of any fractional shares of common stock of Ashford Inc., which you would have received after application of the distribution ratio, you will receive cash.

As discussed under “Our Separation from Ashford Trust—Market for Our Common Stock—Trading Between the Record Date and Distribution Date,” if you sell your shares of common stock of Ashford Trust in the “regular-way” market after the record date and before the separation, you also will be selling your right to receive the special distribution.  We expect the special distribution to be distributed by Ashford Trust to you on                       , 2014.  We refer to the date of the distribution of common stock of Ashford Inc. as the “distribution date.”

No vote of Ashford Trust’s stockholders is required in connection with this special distribution.  Therefore, you are not being asked for a proxy, and you are requested not to send us a proxy, in connection with the separation.  You do not need to pay any consideration, exchange or surrender your existing shares of common stock of Ashford Trust or take any other action to receive your common stock of Ashford Inc.

There is no current trading market for our common stock, although we expect that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, reflecting the minimum distribution noted above, and we expect “regular-way” trading of our common stock to begin on the first trading day following the completion of the separation.  We intend to apply to have our common stock authorized for listing on the NYSE MKT under the symbol “AINC.”

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012.

In reviewing this information statement, you should carefully consider the matters described in the “Risk Factors” section beginning on page 22.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

This information statement was first mailed to Ashford Trust stockholders on or about                      , 2014.

The date of this information statement is                   , 2014.

i

ii

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement, including the financial statements of Ashford Inc., assumes the completion of all the transactions referred to in this information statement in connection with the separation and distribution.

References to websites included in this information statement are intended to be inactive textual references only, and the information on such websites is not incorporated by reference into this information statement.

MARKET DATA AND INDUSTRY FORECASTS

We use market data and industry forecasts and projections throughout this information statement, including data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there can be no assurance that any of the forecasts or projections will be achieved. The quantitative information may be derived from estimates and subjective judgments and may be subject to limited audit and validation procedures. We believe that the surveys and market research others have performed are reliable, but we have not independently investigated or verified this information. In addition, the projections obtained from Smith Travel Research and PKF Hospitality Research, LLC that we have included in this information statement have not been “expertized” within the meaning of the federal securities laws and are, therefore, solely our responsibility. As a result, neither Smith Travel Research nor PKF Hospitality Research, LLC has or will have any liability or responsibility to Ashford Trust stockholders or Ashford Hospitality Limited Partnership unit holders for any market data and industry forecasts and projections that are contained in this information statement or otherwise disseminated in connection with the distribution of our common stock.

iii

SUMMARY

You should read the following summary together with the more detailed information regarding our company and the historical and pro forma financial statements and related notes appearing elsewhere in this information statement, including under the caption “Risk Factors.” Unless otherwise indicated, the information contained in this information statement is as of June 30, 2014 and assumes the completion of all transactions described in this information statement.

Our Company

Ashford Inc. is a newly formed Delaware corporation that intends to provide asset management and external advisory services to other entities, initially within the hospitality industry.  Ashford Inc. will serve as the external advisor to Ashford Prime, an NYSE-listed real estate investment trust (“REIT”) that invests primarily in high revenue per available room (“RevPAR”) luxury, upper-upscale and upscale hotels and resorts, predominantly located in gateway markets.  Ashford Prime became a publicly traded entity in November 2013 upon the completion of its spin-off from Ashford Trust.  Ashford Inc. will also serve as the external advisor to Ashford Trust, an NYSE-listed real estate investment trust, focused on investing opportunistically across all segments and at all levels of the capital structure within the hospitality industry that, generally, do not directly compete with Ashford Prime.  Ashford Trust has been a public company since August 2003.

In our capacity as the external advisor to Ashford Trust and Ashford Prime, we will be responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Ashford Prime, in each case subject to the supervision and oversight of the respective board of directors of such entity.  We will provide the personnel and services necessary to allow each of Ashford Trust and Ashford Prime to conduct its respective business.  We may also perform similar functions for new or additional platforms.  We will not be responsible for managing the day-to-day operations of the individual hotel properties owned by either Ashford Trust or Ashford Prime, which duties are and will continue to be the responsibility of the property management companies that operate the hotel properties owned by Ashford Trust and Ashford Prime, including Remington Lodging and Hospitality, LLC, a Delaware limited liability company (“Remington”), which is owned 100% by Mr. Monty J. Bennett, our chief executive officer and chairman of our board of directors, and his father, Mr. Archie Bennett, Jr.

Ashford Trust has previously announced intentions to launch a private investment fund platform in 2014. In connection with the initial investment fund platform being contemplated or any other investment fund platform launched by Ashford LLC, it is anticipated that Ashford Investment Management, LLC, an indirect subsidiary of Ashford LLC (“AIM”), or an affiliate of AIM, will serve as the investment advisor to any funds established in connection with such platforms, and AIM REHE Funds GP, LP, a Delaware limited partnership and an affiliate of AIM (“AIM GP”), or an affiliate of AIM GP, will serve as the general partner of any funds established in connection with such platforms.  AIM, or the applicable affiliate serving as an investment advisor, will be entitled to a management fee or other fees or compensation for its role as investment advisor.  AIM will register as an investment advisor under the Investment Adviser Act of 1940.  AIM GP, or the applicable affiliate of AIM GP serving as the general partner of any funds established on such platforms, will be entitled to a performance allocation or carried interest, based generally on the net profits of the investors in such funds.  Mr. Monty J. Bennett, our chief executive officer and chairman of its board of directors, and Mr. J. Robison Hays, our chief strategy officer, own, in the aggregate, (i) 40% of AIM Holdco, LP, a Delaware limited liability company that is the sole member of AIM (“AIM Holdco”), and (ii) 40% of AIM Performance Holdco, LP, a Delaware limited partnership that owns a 99.99% limited partnership interest in AIM GP (“AIM Performance Holdco”).

We will be led by the current management team of Ashford Trust.  Each of the chief executive officer, the president, the chief operating officer and the chief accounting officer has more than 20 years of lodging or real estate experience, including experience in hotel property and loan acquisitions and divestitures, property repositioning and redevelopment, asset management, branding and financing, as well as extensive experience with accounting, financial reporting and legal matters.  We believe our management team is uniquely positioned to optimize the operating and financial performance of our advisory clients and position us as an industry leading asset manager.

We intend to conduct our business and own substantially all of our assets through an operating entity, Ashford Hospitality Advisors LLC (“Ashford LLC”).

Overview of the Separation

Ashford Trust’s board of directors has announced a plan to separate its asset management and external advisory business from its hospitality investment business.  Ashford Trust will accomplish the separation by distributing at least 40%, and up to 100%, of the common stock of Ashford Inc. held by Ashford Trust to the common stockholders of Ashford Trust in a special taxable pro rata distribution.  Prior to the special distribution, we will enter into a separation and distribution agreement with Ashford Trust, which will set forth the mechanics of the separation and provide a framework for our relationship with Ashford Trust after the separation.  Such separation and distribution agreement will also provide for the allocation between us and Ashford Trust of Ashford Trust’s assets, liabilities and obligations.

Upon satisfaction or waiver of the conditions to the special distribution, which are described in more detail in “The Separation—Conditions to the Separation and Distribution,” Ashford Trust will cause the separation and distribution by a special distribution payable in shares of common stock of Ashford Inc.  You will receive at least 0.00727273 of a share of common stock of Ashford Inc. for every share of Ashford Trust common stock that you own on the record date, assuming 40% of our common stock owned by Ashford Trust is distributed.  However, you may receive up to one share of common stock of Ashford Inc. for every 55 shares of Ashford Trust common stock that you own on the record date, assuming 100% of our common stock owned by Ashford Trust is distributed.  In lieu of any fractional shares of common stock of Ashford Inc., which you would have received after application of the distribution ratio, you will receive cash.

Reasons for the Separation

The board of directors of Ashford Trust, after careful review and consideration, determined that the separation of Ashford Inc. is in the best interests of Ashford Trust and its stockholders. The board’s determination was based on a number of factors, including the factors set forth below.

•                  Enhanced growth opportunities.  Our business represents a discrete and separate portion of Ashford Trust’s overall business strategy.  Our business has different financial and operational requirements than Ashford Trust’s business.  Ashford Trust is focused on investing opportunistically across all segments and at all levels of the capital structure within the hospitality industry while our business will be to serve as the external manager and focus on the asset management of the assets of Ashford Trust, Ashford Prime and potential new or additional platforms.  The separation will allow each company to better tailor its business strategies to best address growth opportunities in its industry.

•                  Increased transparency. The separation will enable potential investors and the financial community to evaluate the performance and assess the strategy of each company separately.  We believe the additional information available resulting from the separate disclosure will allow each company’s securities to be appropriately valued by the market and may result in a higher aggregate market value than the value of the combined company.

•                  Tailored capital structure.  Each company will have the flexibility to create a capital structure tailored to its strategic goals and consistent with its stockholders’ interests, which may improve access to the capital markets for both Ashford Trust and Ashford Inc., as compared to Ashford Trust common stock prior to the distribution.  Further, we believe that the creation of a business model with few fixed assets, significant growth potential and stability of earnings, while maintaining alignment of stockholder interests between Ashford Inc. and the two companies it initially advises could unlock value in the asset management platform.

•                  Investor choice.  Ashford Trust’s board of directors believes that the lodging investment business and the asset management business appeal to different types of investors with different investment goals and risk profiles.  Following the distribution, investors will be able to pursue investment goals in either or both companies.  In addition, management should be able to establish goals, implement business strategies and evaluate growth opportunities in light of investor expectations specific to each company’s respective business, without undue consideration of investor expectations for the other business.

The anticipated benefits of the separation are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated or at all.  In the event that the separation does not result in such benefits, the costs associated with the transaction could have a negative effect on our financial condition and ability to make distributions to our common stockholders.  For more information about the risks associated with the separation, see “Risk Factors—Risks Related to the Separation and Distribution.”

Our Business Strategy

Our principal business objectives will be to provide asset management and other advisory services to other entities.  Initially, we will act as the external advisor to Ashford Trust and Ashford Prime.  In our capacity as the external advisor to Ashford Trust and Ashford Prime, we will be responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Ashford Prime, in each case subject to the supervision and oversight of the respective board of directors of such entity.  We will provide the personnel and services necessary to allow each of Ashford Trust and Ashford Prime to conduct its respective business.  We may also perform similar functions for new or additional platforms.  We currently do not have plans to target any specific business platforms that operate outside of the hospitality industry, but we may do so in the future.

We will earn advisory fees from each company that we advise.  These fees will include a quarterly base fee for managing the respective day-to-day operations of the companies we advise and the day-to-day operations of their respective subsidiaries, in each case in conformity with the respective investment guidelines for such entity.  The base fee will be determined as a percentage of each entity’s total market capitalization, subject to a minimum fee.  We will also be entitled to receive an incentive fee from each of Ashford Trust and Ashford Prime based on their respective out-performance, as measured by the total stockholder return of such company compared to its peers.

We expect to expand our asset management business through organic growth by (i) managing additional assets of existing platforms of Ashford Trust or Ashford Prime; (ii) managing assets of newly formed platforms; (iii) acquiring other businesses that provide services to the hospitality industry (which may or may not provide such services to our advisory clients), or acquiring the expertise or personnel necessary to provide such services, and (iv) acquiring third-party asset management contracts and businesses.

Ashford Trust has previously announced intentions to launch a private investment fund platform in 2014. In connection with the initial investment fund platform being contemplated or any other investment fund platform launched by Ashford LLC, it is anticipated that AIM, an indirect subsidiary of Ashford LLC, will serve as the investment advisor to any funds established in connection with such platforms, and AIM GP, an affiliate of AIM, will serve as the general partner of any funds established in connection with such platforms.  AIM, or the applicable affiliate serving as an investment advisor, will be entitled to a management fee or other fees or compensation for its role as investment advisor.  AIM will register as an investment advisor under the Investment Adviser Act of 1940.  AIM GP, or the applicable affiliate of AIM GP serving as the general partner of any funds established on such platforms, will be entitled to a performance allocation or carried interest, based generally on the net profits of the investors in  such funds.  Mr. Monty J. Bennett and Mr. J. Robison Hays own, in the aggregate, (i) 40% of AIM Holdco, the sole member of AIM, and (ii) 40% of AIM Performance Holdco, which owns a 99.99% limited partnership interest in AIM GP.

Our Competitive Strengths

We believe we distinguish ourselves from other companies that provide asset management or other day-to-day management services to entities within the hospitality industry through the following strengths:

•                  Proven Track Record of Delivering Stockholder Value. We will be led by the current management team of Ashford Trust.  This management team has generated strong stockholder returns for Ashford Trust since its inception in 2003.

•                  Experienced Management Team.  Our management team has a very capable and diverse skill set to asset manage hotel businesses as well as engage in complex transactions.  For example, our management team has successfully completed several multi-property acquisitions for Ashford Trust, including the $2.4 billion acquisition of the 51-property CNL Hotels & Resorts portfolio in 2007 and the $1.3 billion acquisition of the 28-property Highland Hospitality portfolio in 2011.  This management team also oversaw the successful spin-off of Ashford Prime from Ashford Trust, establishing a new publicly-traded company focused on investing primarily in high RevPAR, luxury, upper-upscale and upscale hotels.  Each of the chief executive officer, the president, the chief operating officer and the chief accounting officer of the management team has more than 20 years of lodging or real estate experience and has experienced multiple lodging cycles in that time.  Furthermore, the members of our management team have developed strong relationships with hotel owners, management companies, brand companies, brokers, lenders and institutional investors that will provide value-added benefits.

•                  Asset Management Expertise.  Our management team has a successful track record of maximizing the value of the hotel assets we oversee through aggressive asset management.  As the current asset management team for Ashford Trust and Ashford Prime, we oversee six different property management companies that operate Ashford Trust or Ashford Prime hotels.  We have significant experience with hotel operations, capital planning and capital expenditures, capital markets, buying and selling hotels and financing hotel assets.  We currently asset manage 126 hotels with an aggregate value of approximately $4.4 billion.

•                  Highly Aligned Management Structure.  We have been structured to ensure strong management alignment with our stockholders and the stockholders of the companies we advise.  Our executive management team and directors, together with Mr. Archie Bennett, Jr., chairman emeritus and co-founder of Ashford Trust, will own, directly or indirectly, approximately 32% of the equity interest in our company, assuming the minimum distribution or approximately 17%, assuming a 100% distribution of our common stock owned by Ashford Trust.  This group of management and directors, together with Mr. Archie Bennett, Jr., also owns, directly or indirectly, approximately 17% of Ashford Trust and 13% of Ashford Prime, our initial advisory clients.  These ownership levels may fluctuate over time, but the significant insider ownership creates a strong alignment between management and our stockholders as well as the stockholders of the companies we advise.

•                  Transparent Corporate Governance. We will have a governance structure that will provide transparency to investors and promote the long-term interests of stockholders. Some of the significant features of our corporate governance structure include:

•                  Five of seven board members are expected to be independent, with a lead independent director and with three of our initial independent directors having no prior affiliations with Ashford Trust or Ashford Prime.

•                  Corporate governance policy requires that the board consist of at least two-thirds independent directors at all times that we do not have an independent chairman.

•                  Governance documents that address conflicts.

•                  No stockholder rights plan currently, and our governance documents prevent us from maintaining such a plan for longer than 12 months without stockholder authorization, unless the board determines its fiduciary duties require otherwise.

•                  Prudent Capital Structure.  We expect to have no debt immediately following the distribution.  We expect to be adequately capitalized for most near term needs with approximately $32 million of cash available.  However, over time, we may choose to utilize financial leverage or raise equity for corporate strategic reasons and growth.

•                  Business Growth Opportunities.  The hospitality industry contains a wide array of services and product companies that may provide future investment opportunities.  We have the potential to increase our operational size and profitability through the expansion of existing platforms, the creation or acquisition of new companies to advise, or the formation or acquisition of, or the merger with, new operating businesses.

Our History and Relationship with Ashford Trust and Ashford Prime

We are currently a subsidiary of Ashford Trust, an NYSE-listed REIT.  Ashford Trust created us to separate its asset management and advisory business from its hospitality investment business.  In connection with our separation from Ashford Trust, Ashford LLC will become our operating company, and it will continue to advise  Ashford Prime pursuant to the existing advisory agreement between Ashford Prime and Ashford LLC.  Ashford LLC will also become the external advisor to Ashford Trust.  Pursuant to our advisory agreements with Ashford Trust and Ashford Prime, we will be responsible for implementing the investment strategies and decisions and the management of the day-to-day operations of Ashford Trust and Ashford Prime, in each case subject to the supervision and oversight of the respective board of directors of such entity.  We may also perform similar services for new or existing platforms created by Ashford Trust or Ashford Prime.

The gain recognized by Ashford Trust in connection with the distribution of our common stock will not be qualifying income for purposes of certain REIT gross income tests for federal income tax purposes.  If the gain is too great, Ashford Trust could lose its REIT status.  Accordingly, the board of directors of Ashford Trust intends to authorize the distribution of only the minimum 40% of the equity interest in Ashford Inc. held by Ashford Trust, subject to an upward adjustment (up to and including the business day preceding the distribution date) if the board of Ashford Trust determines, in its reasonable best judgment, exercising ordinary business care, that distribution of a greater percentage of Ashford Inc. would not jeopardize the REIT status of Ashford Trust.  To the extent the distribution represents less than 100% of the shares of our common stock held by Ashford Trust, Ashford Trust plans, but is not obligated, to distribute the remaining shares of our common stock to the Ashford Trust common stockholders.  Any such subsequent distribution may occur in 2014, or at any time thereafter that such distribution would not jeopardize the REIT status of Ashford Trust.  Any future distribution would also be a taxable pro rata distribution and would be taxable to Ashford Trust.

Our advisory agreements with Ashford Trust and Ashford Prime will require us to manage the day-to-day operations of such entities and their respective subsidiaries in conformity with the investment guidelines of such entities.  The investment guidelines of each company may be modified or supplemented by its board of directors from time to time, subject to certain limitations that address potential competition between Ashford Trust and Ashford Prime.  We are permitted to have other advisory clients, which may include other REITs operating in the real estate industry or having the same or substantially similar investment guidelines as Ashford Trust or Ashford Prime. The governing documents of Ashford Prime provide that, so long as we are the external advisor to Ashford Prime, we are allowed to designate two persons as candidates for election as director at any stockholder meeting at which directors are elected.

Our advisory agreements with Ashford Prime and Ashford Trust will have an initial 20-year term.  Each advisory agreement is automatically renewed for one-year terms after its expiration unless terminated either by us or Ashford Trust or Ashford Prime, as applicable.  We are entitled to receive from each of Ashford Trust and Ashford Prime a base fee as payment for managing their respective day-to-day operations and the day-to-day operations of their respective subsidiaries, in each case in conformity with the respective investment guidelines for such entity.  The aggregate base fees payable to us in 2013 under the advisory agreements if we had operated as a separate entity in 2013 and advised both Ashford Trust and Ashford Prime for the full year would have been approximately $33.0 million.  We are also entitled to receive an incentive fee from each of Ashford Trust and Ashford Prime based on their respective performance.  There would have been no aggregate incentive fees payable to us in 2013 under the advisory agreements if we had operated as a separate entity in 2013 and advised both Ashford Trust and Ashford Prime for the full year.

The board of directors of each of Ashford Trust and Ashford Prime also has the authority to make annual equity awards to us or directly to our employees, officers, consultants and non-employee directors, based on the achievement by Ashford Trust or Ashford Prime, as applicable, of certain financial and other hurdles established by the respective boards of directors.  In addition, we are entitled to receive directly or be reimbursed, on a monthly basis, for all expenses paid or incurred by us or our affiliates on behalf of Ashford Trust or Ashford Prime or in connection with the services provided by us pursuant to the advisory agreements, which includes each of Ashford Trust’s and Ashford Prime’s pro rata share of our office overhead and administrative expenses incurred in providing our duties under the advisory agreements.  If we are requested to perform services outside the scope of an advisory agreement, Ashford Trust or Ashford Prime, as applicable, will be obligated to separately pay for such additional services.  We are also entitled to receive a termination fee from each of Ashford Trust and Ashford Prime under certain circumstances.  The amounts payable to us under the advisory agreements with each of Ashford Trust and Ashford Prime are summarized below and described in more detail under “Our Business—Our Initial Advisory Agreements—Fees and Expenses” in this information statement.

Fee Type	Description

Base Fee

The total quarterly base fee under each advisory agreement will be equal to 0.70% per annum of the total market capitalization of Ashford Trust or Ashford Prime, as applicable, subject to a minimum quarterly base fee.

The aggregate base fees payable to us in 2013 under the advisory agreements if we had operated as a separate entity in 2013 and advised both Ashford Trust and Ashford Prime for the full year would have been approximately $33.0 million.

Incentive Fee

In each year that the total stockholder return or “TSR” (defined as the increase in the market price of the common stock of such company, assuming all dividends on the common stock are reinvested into additional shares of its common stock) of either Ashford Trust or Ashford Prime exceeds the “average TSR of its peer group,” we will be entitled to an incentive fee. The annual incentive fee will be calculated as (i) 5% of the amount (expressed as a percentage) by which the annual TSR of Ashford Trust or Ashford Prime, as applicable, exceeds the average TSR for its respective peer group, multiplied by (ii) the fully diluted equity value of such company at December 31 of the applicable year. The percentage by which the TSR of either Ashford Trust or Ashford Prime exceeds the TSR of its peer group will be limited to 25% for purposes of calculating the incentive fee payable to us. Up to 50% of the incentive fee may be paid in common stock of Ashford Trust or Ashford Prime, as applicable, or in common units of the operating partnerships of such entities, in each case at the discretion of the board of directors of Ashford Trust or Ashford Prime, as applicable, and subject to certain limitations.

The incentive fee due from Ashford Trust or Ashford Prime, if any, is payable in arrears in three equal annual installments, with the first installment being due and payable on January 15 following the year for which the incentive fee relates and the remaining two installments being due and payable on January 15 of the next two successive years. Notwithstanding the foregoing, each installment of the incentive fee will not be deemed earned by us or otherwise payable by Ashford Trust or Ashford Prime, as applicable, unless such entity, as of the December 31 immediately preceding the due date for the incentive fee installment payment, has a fixed charge coverage ratio of 0.20x or greater.

There would have been no aggregate incentive fees payable to us in 2013 under the advisory

Fee Type	Description

agreements if we had operated as a separate entity in 2013 and advised both Ashford Trust and Ashford Prime for the full year.

Annual Equity Awards

The board of directors of each of Ashford Trust and Ashford Prime has the authority to make annual equity awards to us or directly to our employees, officers, consultants and non-employee directors, based on the achievement by the company of certain financial and other hurdles established by their respective boards of directors. These annual equity awards are intended to provide an incentive to us and our employees to promote the success of the businesses of Ashford Trust and Ashford Prime, respectively. The compensation committee of each of Ashford Trust and Ashford Prime will have full discretion regarding the grant of any annual equity awards to be provided to us and our employees, and other than the overall limitation on the number of shares that are authorized to be granted under each company’s equity incentive plans, there are no limitations on the amount of these annual equity awards.

Reimbursement of Expenses

We will be responsible for all wages, salaries, bonus payments and benefits related to our employees providing services to Ashford Trust and Ashford Prime (including any officers of Ashford Trust or Ashford Prime who are also officers of our company), with the exception of the provision of certain internal audit services and the international office expenses described below and any equity compensation that may be awarded by Ashford Trust or Ashford Prime to our employees who provide services to them. Each of Ashford Trust and Ashford Prime is responsible to pay or reimburse us monthly for all other costs incurred by us or our affiliates on behalf of Ashford Trust or Ashford Prime, as applicable, or in connection with the performance of our services and duties to Ashford Trust or Ashford Prime, as applicable, under the advisory agreements. In addition, Ashford Trust and Ashford Prime will each pay a pro rata share of our office overhead and administrative expenses incurred in performance of our duties and functions under the respective advisory agreements.

In addition to the expenses described above, Ashford Trust and Ashford Prime are each required to reimburse us monthly for their respective pro-rata portions (as reasonably agreed to between us and a majority of the independent directors of each of Ashford Trust and Ashford Prime, respectively) of all expenses related to (i) employment of our internal audit managers and our other employees who are actively engaged in providing internal audit services to Ashford Trust and Ashford Prime, (ii) the reasonable travel and other out-of-pocket costs relating to the activities of our internal audit employees and the reasonable third-party expenses which we incur, in each case, in connection with our provision of internal audit services to Ashford Trust or Ashford Prime, as applicable, and (iii) all reasonable international office expenses, overhead, personnel costs, travel and other costs directly related to our non-executive personnel who are located internationally or that oversee the operations of international assets or related to our personnel that source, investigate or provide diligence services in connection with possible acquisitions or investments internationally. Such expenses include, but are not limited to, salary, wages, payroll taxes and the cost of employee benefit plans.

Additional Services

If, and to the extent that, we are requested to render services on behalf of either Ashford Trust or Ashford Prime other than those required to be rendered under the advisory agreements, such additional services shall be compensated separately at market rates by Ashford Trust or Ashford Prime, as applicable.

Termination Fee

In certain circumstances, including a change of control transaction conditioned upon the termination of the applicable advisory agreement, Ashford Trust and Ashford Prime will be required to pay us a termination fee. The termination fee will be calculated based on our net earnings attributable to the Ashford Trust advisory agreement or the Ashford Prime

Fee Type	Description

advisory agreement, as applicable, plus a gross-up amount for assumed federal and state tax liability, based on an assumed tax rate of 40%. See “Our Business—Our Initial Advisory Agreements—Term and Termination.”

Pursuant to our advisory agreements with each of Ashford Prime and Ashford Trust, each such entity acknowledges that our personnel will advise Ashford Trust and Ashford Prime and may also advise other businesses in the future and will not be required to present Ashford Trust or Ashford Prime with investment opportunities that we determine are outside of their respective initial investment guidelines and within the investment guidelines of another business we advise.  To the extent we deem an investment opportunity suitable for recommendation, we must present Ashford Trust with any such investment opportunity that satisfies its initial investment guidelines and must present Ashford Prime with any such investment opportunity that satisfies Ashford Prime’s initial investment guidelines, but in each case we will have discretion to determine which investment opportunities satisfy each such entity’s initial investment guidelines.  If, however, either Ashford Trust or Ashford Prime materially changes its investment guidelines without our express consent, we are required to use our best judgment to allocate investment opportunities to Ashford Trust, Ashford Prime and other entities we advise, taking into account such factors as we deem relevant, in our discretion, subject to any then-existing obligations we may have to such other entities. Any new individual investment opportunities that satisfy Ashford Prime’s investment guidelines will be presented to its board of directors, who will have up to 10 business days to accept any such opportunity prior to it being available to Ashford Trust or another business advised by us.  Likewise, any new individual investment opportunities that satisfy Ashford Trust’s investment guidelines will be presented to its board of directors, who will have up to 10 business days to accept any such opportunity prior to it being available to Ashford Prime or another business advised by us.  Portfolio investment opportunities (the acquisition of two or more properties in the same transaction) are treated differently.  Some portfolio investment opportunities may include hotels that satisfy the investment objectives of both Ashford Trust and Ashford Prime or of another business we advise.  If the portfolio cannot be equitably divided by asset type and acquired on the basis of such asset types in satisfaction of each such entity’s investment guidelines, we will be required to allocate investment opportunities between Ashford Trust, Ashford Prime and any other businesses we advise in a fair and equitable manner, consistent with such entities’ investment objectives.  In making this determination, using substantial discretion, we will consider the investment strategy and guidelines of each entity with respect to acquisition of properties, portfolio concentrations, tax consequences, regulatory restrictions, liquidity requirements, financing and other factors we deem appropriate.  We may utilize options, rights of first offer or other arrangements to subsequently reallocate assets.  In making the allocation determination, we have no obligation to make any investment opportunity available to Ashford Trust or Ashford Prime.

From time to time, as may be determined by our independent directors and the independent directors of Ashford Prime, Ashford Trust and any other company subsequently advised by us, each such entity may provide financial accommodations, guaranties, back-stop guaranties, and other forms of financial assistance to the other entities on terms that the respective independent directors determine to be fair and reasonable.

Hospitality Industry Overview

Although we do not directly operate in the hospitality industry and do not intend to limit our ability in the future to advising clients that operate solely within the hospitality industry, our two initial clients, Ashford Trust and Ashford Prime, both operate exclusively in the hospitality industry.  Accordingly, the hospitality industry will, at least initially, have a significant impact on our business.

The U.S. lodging industry is in the fifth year of what we anticipate will be a continuing recovery from the financial crisis and related economic recession. We believe this is an attractive point in the lodging investment cycle.

Room night demand in the U.S. lodging industry historically has been directly correlated with macroeconomic trends, including growth in real gross domestic product (“GDP”), corporate profitability, capital investments, consumer confidence and employment. Following a period of economic contraction and widespread job loss in 2008 and 2009, the U.S. economy has been exhibiting signs of a recovery, and the International Monetary Fund forecasts U.S. real GDP growth of 1.7% in 2014 and 3.0% in 2015. Given the strong correlation between room night demand and growth in real GDP, we believe the current projections of a gradual but consistent growth in real GDP provide an attractive backdrop for a sustained recovery phase of the lodging cycle.

According to PKF Hospitality Research, LLC, hotel demand is expected to increase at a 2.8% compound annual rate from 2014 to 2016, including growth of 4.5% in 2014 and 2.2% in 2015. In contrast, hotel supply is forecasted to grow more slowly, at a 1.3% compound annual rate from 2014 to 2016, including growth of 0.9% in 2014 and 1.3% in 2015. We believe the strong growth in room night demand combined with limited addition to supply should provide hotel owners with the opportunity to increase ADR, as industry occupancy exceeds the long-term average. We further believe that this forecast for favorable demand/supply imbalance should result in significant gains in both RevPAR and hotel-level EBITDA. PKF Hospitality Research, LLC predicts industry-wide RevPAR will grow 8.2% in 2014, 6.7% in 2015 and 5.8% in 2016, representing a compound annual growth rate over the period of 6.9%. We believe the prevailing industry supply and demand dynamic presents compelling growth opportunities for both of our initial clients. PKF Hospitality Research, LLC further predicts strong RevPAR growth across the key targeted investment segments for each of our two initial clients, as indicated in the chart below:

Source: Colliers PKF Hospitality Research.

Summary Risk Factors

You should carefully read and consider the risk factors set forth under “Risk Factors,” as well as all other information contained in this information statement. If any of the risks described in this information statement occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline. Some of the risks include:

•                  The asset management business is highly competitive, and if we are not able to effectively compete with other asset management businesses, our ability to attract additional clients may be limited.

•                  The investments of the entities we initially advise will be concentrated in the hotel industry, and the failure of the hotel industry to exhibit sustained improvement may adversely affect us.

•                  We will be subject to political, economic, market, reputational, operational, legal, regulatory and other risks that are inherent in conducting business internationally.

•                  We may be unable to raise capital and attract investors for our existing and potential clients, which will affect our ability to earn advisory fees and grow our asset management business.

•                  Initially, we will be predominantly dependent on Ashford Trust and Ashford Prime as our only clients, and the loss of either such company as a client, or their inability to pay for our services, could substantially reduce our revenue.

•                  We depend on our key personnel and the loss of their continued service could threaten our ability to operate our business successfully.

•                  The prior performance of Ashford Trust is not indicative of our future performance.

•                  Our platform may not be as scalable as we anticipate and we could face difficulties growing our business without significant new investment in personnel and infrastructure.

•                  Our portfolio management techniques and strategies may not be effective, which may expose us to material unanticipated losses.

•                  We may determine to grow our business through the acquisition of asset management contracts or companies, which entails substantial risk.

•                  Our separation and distribution agreement, our advisory agreements, our mutual exclusivity agreement and other agreements entered into in connection with the separation and distribution were not negotiated on an arm’s-length basis and their terms may not be as favorable to us as if they were negotiated with an unaffiliated third party.

•                  Our executive officers, who are also executive officers of each of Ashford Trust and Ashford Prime, including our chief executive officer, who is also an executive officer of Remington, face competing demands on their time as well as potential conflicts of interests.

•                  The organization and management of Ashford Trust and Ashford Prime and any future companies that we may advise may create conflicts of interest, which could give rise to investor dissatisfaction or litigation.

•                  We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Ashford Trust.

•                  If we are unable to successfully implement our business strategy, we may be unable to generate sufficient revenues to pay our operating expenses and make distributions to our common stockholders.

•                  For federal income tax purposes, the distribution of our common stock will not qualify for tax-free purposes and may be taxable to you as a dividend, however the tax impact will not be able to be calculated until after the end of the 2014 calendar year.

•                  If gain recognized by Ashford Trust from the proposed distribution and certain other items of income are significant enough, Ashford Trust may fail to qualify as a REIT for U.S. federal income tax purposes.

•                  Securities eligible for future sale may adversely affect the market price of our securities.

•                  There is no existing market for our common stock and a trading market that will provide you with adequate liquidity may not develop for our common stock. In addition, once our common stock begins trading, the market price of our shares may fluctuate widely.

•                  We may incur material costs and expenses as a result of our separation from Ashford Trust, which could adversely affect our profitability.

•                  Our relationships with Ashford Trust, Ashford Prime and Remington, a property management company owned by Mr. Monty J. Bennett, our chief executive officer and chairman, and his father, Mr. Archie Bennett, Jr., chairman emeritus of Ashford Trust, could create significant conflicts of interest.

•                  Under the terms of our mutual exclusivity agreement with Remington, we will be obligated to utilize Remington as a property manager for future platforms that we advise, to the extent we have the discretion to do so, even if the utilization of Remington for such property management may not be the most advantageous for such future clients.

•                  Under the terms of our mutual exclusivity agreement with Remington, Remington may be able to pursue lodging investment opportunities that compete directly with the businesses that we advise.

Our Financing Strategy

We currently do not use leverage, and therefore have no market risk sensitive instruments; however, we may decide to use leverage to meet future capital needs.  Our organizational documents do not limit our capacity to use leverage or the amount we may use.  Our financing objective is to manage our capital structure effectively in order to provide sufficient capital to execute our business strategies and in turn add value to stockholders.  We may from time to time use derivative instruments primarily to manage interest rate risk.

Structure and Formation of Our Company

Prior to or concurrently with the separation and distribution, we will engage in certain formation transactions, which are designed to provide for our external management of Ashford Trust, facilitate the separation and distribution and provide us with our initial capital.

In connection with our formation transactions, the following transactions have occurred or will occur concurrently with or prior to completion of the separation and distribution:

•                  Ashford Trust formed Ashford LLC, as a subsidiary of its operating partnership, Ashford Hospitality Limited Partnership (“Ashford Trust OP”), on April 5, 2013 to serve as the external advisor to Ashford Prime.

•                  Ashford Trust incorporated us in Delaware on April 2, 2014 to facilitate the separation of its asset management and external advisory business from its hospitality investment business.

•                  We will enter into a separation and distribution agreement with Ashford Trust and Ashford Trust OP, which will set forth the mechanics of the separation, certain organizational matters and other ongoing obligations of us and Ashford Trust.

•                  Ashford Trust OP will distribute to its limited partners holding Ashford Trust OP common units, including Ashford Trust, 100% of the common units of Ashford LLC.  We will offer to issue up to 357,080 shares of our common stock in exchange for Ashford LLC common units pursuant to a prospectus that is part of a registration statement on form S-4 filed with the SEC.  Each holder of Ashford LLC common units, other than Ashford Trust, can exchange up to 99% of its common units for shares of our common stock, in even multiples of 55.

•                 If all of the conditions to the distribution are satisfied or waived, Ashford Trust will exchange 100% of its Ashford LLC common units for our common stock, to be distributed to Ashford Trust’s common stockholders (the “Ashford Trust Exchange”).

•                  Following the Ashford Trust Exchange, Ashford Trust will distribute shares of our common stock it receives in exchange for the Ashford LLC common units to its common stockholders, in a taxable pro rata special distribution.  The distribution of our common stock by Ashford Trust may be limited to the extent the distribution will otherwise jeopardize the REIT status of Ashford Trust.  If such distribution is less than 100% of the shares of our common stock held by Ashford Trust, Ashford Trust intends to distribute any remaining shares of Ashford Inc. to its common stockholders at a future date.  Any such subsequent distribution may occur in 2014, or at any time thereafter that such distribution would not jeopardize the REIT status of Ashford Trust.

•                  Effective upon the distribution of our common stock to the common stockholders of Ashford Trust:

•                 Ashford LLC will enter into an advisory agreement with Ashford Trust, pursuant to which Ashford LLC will provide advisory services to Ashford Trust;

•                 We will enter into a registration rights agreement with the Ashford LLC unit holders, pursuant to which we will become obligated to register for sale shares of our common stock, if any, that may be issued in connection with a future redemption of Ashford LLC common units; and

•                 We will enter into a mutual exclusivity agreement with Remington that will be consented and agreed to by Mr. Monty J. Bennett, our chief executive officer and chairman and chief executive officer and chairman of Ashford Trust, pursuant to which we will agree to use Remington for specified services in exchange for rights of first refusal with respect to specified opportunities identified by Remington.  See “Certain Relationships and Related Person Transactions.”

Upon completion of the separation and distribution:

•                  Ashford LLC will be our operating company, and we will conduct substantially all of our business through Ashford LLC and its subsidiaries.

•                  We will be the sole manager of Ashford LLC and will own at least 81.8% of the outstanding Ashford LLC common units.  If all holders of Ashford LLC common units exchange the maximum permissible number of Ashford LLC common units for shares of Ashford Inc. common stock, we will own approximately 99.8% of the outstanding Ashford LLC common units.  The remaining common units of Ashford LLC will be held by existing limited partners holding common units of Ashford Trust OP.

•                  Ashford LLC, our operating company, will continue to serve as the external advisor to Ashford Prime and will begin serving as the external advisor to Ashford Trust.

Our Structure

The following diagram depicts our ownership structure upon completion of the separation and distribution and the exchange offer, assuming the distribution of 100% of our common stock held by Ashford Trust and assuming all limited partners of Ashford Trust OP exchange the maximum  permissible number of their Ashford LLC common units for shares of our common stock.

*                 The total number of shares of Ashford Trust’s common stock outstanding used in calculating the ownership percentage assumes that all operating partnership units held by each of the officers and directors of Ashford Trust, including LTIP units, have been converted into common stock.

Accounting Treatment of Our Formation Transactions

We will account for the exchange of the Ashford LLC common units owned by Ashford Trust and the $30.8 million contributed by Ashford Trust OP for shares of our common stock as a spin-off in accordance with the Subtopic 505-60, Spinoffs and Reverse Spinoffs.

Based on the guidance in paragraph 2 of 505-60-15, the guidance is applicable to all transactions involving the distribution of nonmonetary assets that constitute a business. A business is defined as “an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members, or participants. The assets being contributed are an advisory agreement with Ashford Prime and employees that constitute inputs and processes applied to those inputs that have the ability to create outputs and therefore meet the definition of a business.

Paragraph 2 of Subtopic 505-60-25 states that the accounting for the distribution of nonmonetary assets to owners of an entity in a spinoff is based on the recorded amount (after reduction, if appropriate, for an indicated impairment of value) , if the nonmonetary assets being distributed constitute a business. Because the operations of Ashford LLC being distributed constitute a business, Ashford Inc. will record the distribution of the common units in Ashford LLC at the carrying value of the applicable assets and liabilities based on Ashford Trust OP’s carrying value.

We will exchange approximately 1.6 million shares of our common stock for the approximately 81.8% of Ashford LLC common units held by Ashford Trust.  Ashford Trust will distribute those shares of our common stock to Ashford Trust common stockholders.

Benefits to Related Parties

Upon completion of the separation and distribution, our directors and executive officers and their affiliates will receive material financial and other benefits, as shown below.  For a more detailed discussion of these benefits see “Executive Compensation,” “Certain Relationships and Related Person Transactions,” and “Structure and Formation of Our Company.”

Registration Rights Agreement.  In connection with the distribution, we have agreed to file a shelf registration statement with the SEC covering the resale of the shares of common stock issued or issuable upon redemption of the common units issued to the limited partners of Ashford Trust OP in connection with the separation and distribution.  Certain of the limited partners of Ashford Trust OP are our directors and executive officers and their affiliates.  See “Shares Eligible for Future Sale—Registration Rights.”

Advisory Agreements.  As part of the separation and distribution, Ashford LLC will become our operating company, and it will continue to advise Ashford Prime pursuant to the existing advisory agreement between Ashford Prime and Ashford LLC.  Also, as part of the separation and distribution, Ashford LLC will enter into an advisory agreement with Ashford Trust.  See “—Our History and Relationship with Ashford Trust and Ashford Prime” and “Our Business—Our Initial Advisory Agreements.”

Remington Mutual Exclusivity Agreement.  Immediately prior to the separation and distribution, we will enter into a mutual exclusivity agreement with Remington, pursuant to which we will agree to utilize Remington to provide property management, project management and development services for all hotels, if any, that we may acquire as well as all hotels that future companies we advise may acquire, to the extent that we have the right, or control the right, to direct such matters, unless our independent directors either (i) unanimously vote not to utilize Remington for such services or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because they have determined, in their reasonable business judgment, that it would be in our best interest not to engage Remington or that another manager or developer could perform the duties materially better.  In exchange for our agreement to engage Remington for such services for all hotels, if any, that we may acquire as well as all hotels that future companies that we advise may acquire, Remington has agreed to grant to any such future companies that we advise a first right of refusal to purchase any investments identified by Remington and any of its affiliates that meet the initial investment criteria of such entities, as identified in the advisory agreements between such entities and us, subject to any prior rights granted by Remington to other entities, including Ashford Trust and Ashford Prime.

The services that Remington will provide under the mutual exclusivity agreement to Ashford Trust, Ashford Prime and future companies that we advise will include (i) property management services, which consist of the day-to-day operations of hotels; (ii) project management services, which consist of planning, management and implementation of capital improvements and plans related to capital projects; and (iii) development services, which consist of building hotel properties or constructing hotel improvements.  Currently, our business strategy does not include providing any of these types of services.

Mr. Monty J. Bennett will potentially benefit from the receipt of property management fees, project management fees and development fees by Remington from such future companies that we advise, as well as any such fees payable by us if we acquire or develop hotels in the future.  Currently, our business strategy does not contemplate the acquisition or development of hotels.  See “Our Business—Our Mutual Exclusivity Agreement.”

Indemnification Agreements. We will enter into indemnification agreements with our directors and executive officers providing for the indemnification by us for certain liabilities and advancement of expenses incurred as a result of actions brought, or threatened to be brought, against such parties.

Conflicts of Interest

Each of our executive officers and one of our directors also serve as key employees and as officers of Ashford Trust and Ashford Prime, and will continue to do so.  Furthermore, so long as we serve as an external advisor to Ashford Prime, we will be allowed to designate two persons as candidates for election as director of Ashford Prime at any stockholder meeting at which directors are to be elected.  Such nominees may be executive officers of Ashford Prime.  Mr. Monty J. Bennett, our chief executive officer and a nominee for our board of directors, is also the chief executive officer and chairman of the board of directors of Ashford Trust and Ashford Prime.  Although we consulted with our third-party financial advisors when structuring the terms of our agreements, we did not conduct arm’s-length negotiations with respect to the terms of such agreements.  As a result, the principals of Ashford Trust may have had the ability to influence the type and level of benefits that they and our other affiliates will receive.  Accordingly, our advisory agreement and other agreements with Ashford Trust, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated on an arm’s-length basis with unaffiliated third parties.

Pursuant to our advisory agreements with each of Ashford Prime and Ashford Trust, each such entity acknowledges that our personnel will advise Ashford Trust and Ashford Prime and may also advise other businesses in the future and will not be required to present Ashford Trust or Ashford Prime with investment opportunities that we determine are outside of their respective initial investment guidelines and within the investment guidelines of another business we advise.  To the extent we deem an investment opportunity suitable for recommendation, we must present Ashford Trust with any such investment opportunity that satisfies its initial investment guidelines and must present Ashford Prime with any such investment opportunity that satisfies Ashford Prime’s initial investment guidelines, but in each case we will have discretion to determine which investment opportunities satisfy each such entity’s initial investment guidelines.  If, however, either Ashford Trust or Ashford Prime materially changes its investment guidelines without our express consent, we are required to use our best judgment to allocate investment opportunities to Ashford Trust, Ashford Prime and other entities we advise, taking into account such factors as we deem relevant, in our discretion, subject to any then-existing obligations we may have to such other entities. Any new individual investment opportunities that satisfy Ashford Prime’s investment guidelines will be presented to its board of directors, who will have up to 10 business days to accept any such opportunity prior to it being available to Ashford Trust or another business advised by us.  Likewise, any new individual investment opportunities that satisfy Ashford Trust’s investment guidelines will be presented to its board of directors, who will have up to 10 business days to accept any such opportunity prior to it being available to Ashford Prime or another business advised by us.  Portfolio investment opportunities (the acquisition of two or more properties in the same transaction) are treated differently.  Some portfolio investment opportunities may include hotels that satisfy the investment objectives of both Ashford Trust and Ashford Prime or of another business we advise.  If the portfolio cannot be equitably divided by asset type and acquired on the basis of such asset types in satisfaction of each such entity’s investment guidelines, we will be required to allocate investment opportunities between Ashford Trust, Ashford Prime and any other businesses we advise in a fair and equitable manner, consistent with such entities’ investment objectives.  In making this determination, using substantial discretion, we will consider the investment strategy and guidelines of each entity with respect to acquisition of properties, portfolio concentrations, tax consequences, regulatory restrictions, liquidity requirements, financing and other factors we deem appropriate.  We may utilize options, rights of first offer or other arrangements to subsequently reallocate assets.  In making the allocation determination, we have no obligation to make any investment opportunity available to Ashford Trust or Ashford Prime.

Immediately prior to the separation and distribution, we will enter into a mutual exclusivity agreement with Remington, pursuant to which we will agree to utilize Remington to provide property management, development and project management services for all hotels, if any, that we may acquire as well as all hotels that future companies we advise may acquire, to the extent that we have the right, or control the right, to direct such matters, except in certain limited circumstances.  Mr. Monty J. Bennett, our chief executive officer and the chairman of our board of directors, is also the chief executive officer of Remington and together with his father, Mr. Archie Bennett, Jr., beneficially owns 100% of Remington.  They will benefit from any fees paid to Remington by Ashford Trust, Ashford Prime and any future companies that we advise, as well as any such fees payable by us if we acquire or develop hotels in the future.  Currently, our business strategy does not contemplate the acquisition or development of hotels.  The terms of the mutual exclusivity agreement limit our ability to engage other entities for property management, development, and other project management related services without the unanimous consent of our independent directors or, in certain circumstances, the majority vote of our independent directors.  The initial term of the mutual exclusivity agreement is 10 years, with five 10-year renewal options.

Mr. Monty J. Bennett’s duties to us as a director and officer may conflict with his duties to, and pecuniary interest in, Remington, Ashford Trust and Ashford Prime.

To mitigate any potential conflicts of interest, five of the seven initial members of our board of directors are expected to be independent directors (and not also directors of Ashford Trust or Ashford Prime). Furthermore, our bylaws will require that, at all times, a majority of our board of directors be independent directors, and our corporate governance guidelines will require that two-thirds of our board be independent directors at all times that we do not have an independent chairman.  Also, our corporate governance policy will provide that all decisions related to our advisory agreements with each of Ashford Trust and Ashford Prime, decisions related to the mutual exclusivity agreement with Remington, and all decisions related to the enforcement of the separation and distribution agreement be approved by a majority of the independent directors, in the case of Ashford Trust and Ashford Prime, or by all the independent directors, in the case of Remington.  Our directors will also be subject to provisions of Delaware law that address transactions between us, as a Delaware corporation, and our directors or officers or between or us and any other entity in which our directors or officers are directors or officers or have a financial interest.  In addition, our certificate of incorporation, consistent with Delaware law, contains a requirement that any transaction or agreement involving us, our wholly-owned subsidiaries or our operating company and a director or officer or an affiliate of any director or officer or an entity in which our directors or officers are directors or officers or have a financial interest will require the approval of a majority of disinterested directors.  However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts.  We did not follow these procedures for the negotiation of the advisory agreements with Ashford Trust and Ashford Prime or the mutual exclusivity agreement with Remington because those agreements were in place prior to the separation and distribution, prior to the establishment of the seven member board of directors and prior to the adoption of these policies.

Corporate Information

We were incorporated in Delaware on April 2, 2014.  Our principal executive offices are located at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Our telephone number is (972) 490-9600.  We have reserved the website located at www.ashfordinc.com.  The information that will be found on or accessible through our website is not incorporated into, and does not form a part of, this information statement or any other report or document that we file with or furnish to the SEC. We have included our website address in this information statement as an inactive textual reference and do not intend it to be an active link to our website.

Distribution Policy

Evaluation of our distribution policy and the decision to make a distribution will be made solely at the discretion of our board of directors and will be based on factors including, but not limited to, our ability to generate income, availability of existing cash balances, the performance of our business, capital requirements, applicable law, access to cash in the capital markets and other financing sources, general economic conditions and economic conditions that more specifically impact our business or prospects and other factors our board of directors deems relevant.

Future distribution levels are subject to adjustment based upon any one or more of the factors set forth above, the matters discussed under “Risk Factors” in this information statement or any other document we file with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other factors that our board of directors may, from time to time, deem relevant to consider when determining an appropriate common stock distribution.  Our board of directors may also determine not to make any distribution.

The Separation and Distribution

The following is a summary of the material terms of the separation and distribution and other related transactions.

Distributing company

Ashford Hospitality Trust, Inc., or “Ashford Trust”

After the distribution, Ashford Trust may continue to own up to approximately 49% of our outstanding common stock, which may be distributed to its stockholders at a later date.

Distributed company	Ashford Inc. We are a Delaware corporation that is a wholly-owned subsidiary of Ashford Trust. Following the distribution, we will be an independent publicly traded company.

Distribution ratio

Each holder of Ashford Trust common stock will receive at least 0.00727273 of a share of common stock of Ashford Inc. for every share of Ashford Trust common stock held on                , 2014, based upon a distribution of approximately 40% of the equity interest in Ashford Inc. held by Ashford Trust up to, and including, the business day preceding the distribution date, this ratio may be adjusted by the board of directors of Ashford Trust, such that each holder of Ashford Trust common stock will receive a greater percentage of a share of Ashford Inc. for each share of Ashford Trust common stock held on                , 2014.  A distribution of 100% of Ashford Trust’s equity interest in us would result in the distribution of approximately one share of Ashford Inc. common stock for every 55 shares of Ashford Trust common stock held on                , 2014.  Cash will be distributed in lieu of fractional shares, as described below.

Distributed securities

Based on the approximately 89.4 million shares of Ashford Trust common stock outstanding on September 30, 2014, we expect that, if Ashford Trust makes the minimum 40% distribution, approximately 650,000 shares of our common stock will be distributed to Ashford Trust common stockholders, which will represent approximately 65% of our outstanding common stock upon completion of the distribution.  A distribution of 100% of Ashford Trust’s equity interest in us would result in a distribution of approximately 1.6 million shares of our common stock being distributed to Ashford Trust common stockholders, which will represent approximately 82% of our outstanding common stock upon completion of the distribution. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient stockholders as described in “Our Separation from Ashford Trust—Certain U.S. Federal Income Tax Consequences of the Separation,” included in this information statement.

Fractional shares

Ashford Trust will not distribute any fractional shares of our common stock to its stockholders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata to each holder who otherwise would have been entitled to receive a fractional share of Ashford Inc. common stock in the distribution. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

Record date	The record date for the distribution is the close of business on , 2014.

Distribution date	The distribution date is , 2014.

Distribution

On the distribution date, Ashford Trust, with the assistance of Computershare Trust Company, N.A., the distribution agent, will electronically issue common stock of Ashford Inc. to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You do not need to pay any consideration, exchange or surrender your existing shares of common stock of Ashford Trust or take any other action to receive your shares of common stock of Ashford Inc. If you sell shares of Ashford Trust common stock in the “regular-way” market through the distribution date, you will be selling your right to receive shares of common stock of Ashford Inc. in the distribution. Registered stockholders will receive additional information from the distribution agent shortly after the distribution date. Following the distribution, stockholders whose shares are held in book-entry form may request that their shares of common stock of Ashford Inc. be transferred to a brokerage or other account at any time, without charge. Beneficial stockholders that hold shares through brokerage firms will receive additional information from their brokerage firms shortly after the distribution date.

Conditions to the completion of the distribution

The distribution of our common stock is subject to the satisfaction of the following conditions:

•              our registration statement on Form 10, of which this information statement is a part, shall be effective, and no stop order relating to the registration statement shall be in effect;

•              the listing of our common stock on the NYSE MKT shall have been approved, subject to official notice of issuance;

•              the receipt of all necessary consents and approvals from lenders to Ashford Trust;

•              no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto shall be in effect; and

•              as of the day preceding the distribution date, the board of directors of Ashford Trust shall have made a determination that the distribution remains in the best interest of Ashford Trust and its stockholders and that, taking into account current market conditions, the distribution is still advisable.

Tax considerations

The distribution of our common stock will not qualify for tax-free treatment for federal income tax purposes, and an amount equal to the fair market value of the common stock received by you on the distribution date will be treated as a taxable dividend to the extent of your share of any current or accumulated earnings and profits of Ashford Trust for the year of the distribution. Any fair market value in excess of Ashford Trust’s current and accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of your adjusted tax basis in Ashford Trust common stock and any remaining excess will be treated as capital gain. Your adjusted tax basis in your common stock of Ashford Trust held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of our common stock distributed by Ashford Trust to you in the distribution exceeds your share of Ashford Trust’s current and accumulated earnings and profits. Your holding period for such Ashford Trust common stock will not be affected by the distribution. Ashford Trust may designate a portion of the distribution as a capital gain dividend. See “Our Separation from Ashford Trust—Certain U.S. Federal Income Tax Consequences of the Separation.” Ashford Trust will not be able to advise stockholders of the amount of earnings and profits and the amount of capital gain of Ashford Trust until after the end of the 2014 calendar year.

Stock exchange listing

We intend to file an application to list our common stock on the NYSE MKT under the ticker symbol “AINC.” We anticipate that on or prior to the record date for the distribution, trading of our common stock will begin on a “when-issued” basis, assuming the minimum distribution, and will continue up to and including through the distribution date. See “Our Separation from Ashford Trust—Market for Our Common Stock—Trading Between the Record Date and Distribution Date,” included in this information statement. It is expected that after the distribution of the common stock of Ashford Inc., Ashford Trust common stock will continue to be traded on the NYSE under the symbol “AHT.”

Distribution agent	Computershare Trust Company, N.A.

Separation and Distribution Agreement

We will enter into a separation and distribution agreement to effect the separation and distribution of Ashford Inc. from Ashford Trust and provide a framework for our relationships with Ashford Trust after the separation. This agreement will govern the relationship between us and Ashford Trust subsequent to the completion of the separation plan. For a discussion of these arrangements, see “Certain Relationships and Related Person Transactions—Separation from Ashford Trust” included in this information statement.

Tax Matters Agreement

We will also enter into a tax matters agreement with Ashford Trust, which will govern the parties’ respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the management of audits and other tax proceedings and assistance and cooperation in respect of tax matters.  For a discussion of this agreement, see “Certain Relationships and Related Person Transactions—Separation from Ashford Trust” included in this information statement.

Selected Historical and Pro Forma Financial Information

You should read the following selected historical and pro forma financial information in conjunction with “Selected Historical Financial Information,” “Selected Unaudited Pro Forma Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical and pro forma combined financial statements and related notes included elsewhere in this information statement.

Ashford LLC is a subsidiary of Ashford Trust OP, the operating partnership of Ashford Trust. Ashford Inc. is a wholly owned subsidiary of Ashford Trust. In connection with Ashford Trust’s contemplated separation of its asset management and external advisory business from its hospitality investment business, Ashford Inc. will become a separate, publicly traded company, and Ashford LLC will become its operating company. Ashford Inc. will conduct its business and own substantially all of its assets through Ashford LLC. Ashford Inc. will own at least 81.8% of Ashford LLC, and if all holders of common units of Ashford LLC exchange the maximum permissible number of Ashford LLC common units for shares of common stock of Ashford Inc., Ashford Inc. will own approximately 99.8% of Ashford LLC.

The selected combined historical financial information is a combination of the historical financial information for Ashford Trust’s asset management business (comprised of Ashford LLC and certain assets, liabilities and operations of Ashford Trust OP), which is being separated from Ashford Trust as part of the separation and distribution. The asset management business, which we refer to as “Ashford Advisor,” is reflected in the combined financial statements as if it were operated wholly within an entity separate from Ashford Trust, however there was no separate legal entity during all of the periods presented in such statements.

We have not presented our historical financial information because we have not had any activity since our formation.  Therefore, we do not believe a discussion of our historical results would be meaningful.

The audited combined financial statements have been restated as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, and the restatement has been reflected in the information provided below. The selected historical combined financial information as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 has been derived from the audited combined financial statements appearing elsewhere in this information statement. The selected historical combined financial information as of June 30, 2013 and December 31, 2011 was derived from unaudited financial statements not included in this information statement. The selected historical combined financial information as of and for the six months ended June 30, 2014 and for the six months ended June 30, 2013 and the pro forma combined financial information as of and for the six months ended June 30, 2014 and for the year ended December 31, 2013 has been derived from the unaudited combined financial statements and unaudited pro forma combined financial statements, respectively, appearing elsewhere in this information statement. The selected unaudited pro forma financial information in this section is not intended to replace these audited and unaudited financial statements.

In addition, the pro forma balance sheet and income statement data below have been adjusted to reflect the completion of the exchange offer and the separation and distribution.

The selected historical and pro forma financial information below and the financial statements included in this information statement do not necessarily reflect what our results of operations, financial position and cash flows would have been if we had operated Ashford Trust’s asset management business as a stand-alone company during all periods presented, and, accordingly, this historical and pro forma information should not be relied upon as an indicator of our future performance.

	Six Months Ended June 30,			Year Ended December 31,
	Pro Forma	Historical		Pro Forma	Historical As Restated
	2014	2014	2013	2013	2013	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands, except per share data)
Revenue
Advisory services	$33,887	$6,225	$—	$54,592	$960	$—	$—
Total revenue	33,887	6,225	—	54,592	960	—	—
Expenses
Salaries and benefits	25,935	25,935	22,509	46,181	46,181	35,891	30,863
Depreciation	174	174	99	220	220	216	254
General and administrative	2,369	2,369	1,035	2,521	2,271	2,075	1,700
Total expenses	28,478	28,478	23,643	48,922	48,672	38,182	32,817
Income (loss) before income taxes	5,409	(22,253)	(23,643)	5,670	(47,712)	(38,182)	(32,817)
Income tax expense	(2,302)	(35)	—	(5,922)	(7)	—	—
Net income (loss)	3,107	(22,288)	(23,643)	(252)	(47,719)	(38,182)	(32,817)
(Income) loss from consolidated entities attributable to noncontrolling interests	—	—	—	—	—	—	—
Net (income) loss attributable to noncontrolling interests in Ashford LLC	(6)	—	—	—	—	—	—
Net income (loss) attributable to the Company	$3,101	$(22,288)	$(23,643)	$(252)	$(47,719)	$(38,182)	$(32,817)

							(Unaudited)
Balance Sheet Data (at period end):
Cash		$2,848	$—		$600	$—	$—
Total assets		9,460	710		2,322	640	627
Total liabilities		7,282	4,396		8,081	7,055	5,861
Total owner’s equity (deficit)		2,178	(3,686)		(5,759)	(6,415)	(5,234)
Total liabilities and owner’s equity/deficit		9,460	710		2,322	640	627
Per Share Data (unaudited):
Pro forma basic earnings per share	$1.17			$(0.10)
Pro forma diluted earnings per share	$1.15			$(0.10)
Pro forma weighted average shares outstanding—basic	2,644			2,644
Pro forma weighted average shares outstanding—diluted	2,703			2,644
Other Data:
Cash flows (used in) provided by:
Operating activities		$(14,342)	$(13,798)		$(22,445)	$(19,728)	$(20,823)
Investing activities		(1,027)	(192)		(366)	(167)	(115)
Financing activities		17,617	13,990		23,411	19,895	20,938

RISK FACTORS

You should carefully consider the following risk factors in conjunction with the other information contained in this information statement in evaluating us and our common stock.  Any of the following risks could materially and adversely affect our results of operations or financial condition.

Whenever the risk factors below state that we, our business or our properties may be “adversely affected” or “harmed” or make similar expressions, it means that our liquidity (including our ability to make distributions to our common stockholders and the ability of Ashford LLC to make distributions to its members) or other financial condition, operating results or prospects could be harmed.

Because we will act as the external advisor to Ashford Prime and Ashford Trust and may in the future advise or manage assets for other companies, our stockholders should carefully consider, among other factors, the risk factors described below and the matters described under “Risk Factors” in the SEC filings of Ashford Prime, Ashford Trust and any other public companies we may manage in the future.

Risks Related to Our Business

The asset management business is highly competitive.

The asset management business is highly competitive, driven by a variety of factors including asset performance, the quality of service provided to the companies we advise, brand recognition and business reputation. A number of factors serve to increase our competitive risks:

•                  other asset managers may have greater financial, technical, marketing and other resources and more personnel than we do;

•                  Ashford Prime, Ashford Trust and other companies that we may advise may not perform as well as the clients of other asset managers;

•                  several other asset managers and their clients have significant amounts of capital and many of them have similar management objectives to ours which may create additional competition for management and advisory opportunities;

•                  some of these other asset managers’ clients may also have a lower cost of capital and access to funding sources that are not available to the companies that we advise, which may create competitive disadvantages for us with respect to funding opportunities;

•                  some of these other asset managers’ clients may have higher risk tolerance, different risk assessment or a lower return threshold, which could allow them to facilitate the acquisition and management by their clients of a wider variety of assets and allow them to consider a broader range of investments and to advise their clients to bid more aggressively for investment opportunities on which we would advise our clients to bid;

•                  there are relatively few barriers to entry impeding new asset management companies and the successful efforts of new entrants into the asset management business is expected to continue to result in increased competition;

•                  some other asset managers may have better expertise or be regarded by potential clients as having better expertise with regard to specific assets;

•                  other asset managers may have more scalable platforms and may operate more efficiently than us;

•                  other asset managers may have better brand recognition than us and there is no assurance that we will maintain a positive brand in the future; and

•                  other industry participants may from time to time seek to recruit members of our management team and other employees away from us.

Our inability to effectively compete on these and other areas may have an adverse effect on our business, results of operations and financial condition.

The investments of the entities we initially advise will be concentrated in the hotel industry, and our business would be adversely affected by an economic downturn in that sector, and we will be significantly influenced by the economies and other conditions in the specific markets in which our clients operate.

All of the investments of Ashford Prime and Ashford Trust are concentrated in the hotel industry.  This concentration may expose such entities, and therefore us,  to the risk of economic downturns in the hotel real estate sector to a greater extent than if the properties of such entities were diversified across other sectors of the real estate industry.  Similarly, we are particularly susceptible to adverse market conditions in areas in which our clients have high concentrations of properties.  Industry downturns, relocation of businesses, any oversupply of hotel rooms, a reduction in lodging demand or other adverse economic developments in the hotel industry generally or in areas where our clients have a high concentration of properties could adversely affect us.

Failure of the hotel industry to exhibit sustained improvement or to improve as expected may adversely affect us.

Initially, our only sources of revenues will be the advisory agreements with Ashford Prime and Ashford Trust.  A substantial part of the business plan of each of these entities is based on management’s belief that the lodging markets in which such entities invest will experience improving economic fundamentals in the future, despite that fundamentals have already substantially improved over the last several years.  In particular, the business strategy of each of these entities is dependent on the expectation that key industry performance indicators, especially RevPAR, will continue to improve.  There can be no assurance as to whether or to what extent, hotel industry fundamentals will continue to improve.  If conditions in the industry do not sustain improvement or improve as expected, or deteriorate, we may be adversely affected.

We are subject to substantial regulation, numerous contractual obligations and extensive internal policies and failure to comply with these matters could have a material adverse effect on our business, financial condition and results of operations.

We and our subsidiaries will be subject to substantial regulation, numerous contractual obligations and extensive internal policies.  Given our organizational structure, we are subject to or expect to be subject to regulation by the SEC, the IRS, and other federal, state and local governmental bodies and agencies.  We also will be responsible for managing the regulatory aspects of Ashford Prime and Ashford Trust, including compliance with applicable REIT rules.  These regulations are extensive, complex and require substantial management time and attention.  If we fail to comply with any of the regulations that apply to our business or the businesses of Ashford Prime, Ashford Trust or other entities that we advise, we could be subjected to extensive investigations as well as substantial penalties, and our business and operations could be materially adversely affected.  We also will have numerous contractual obligations that we must adhere to on a continuous basis to operate our business, the default of which could have a material adverse effect on our business and financial condition.  While we have designed policies to appropriately operate our business and the entities we advise, these internal policies may not be effective in all regards and, further, if we fail to comply with our internal policies, we could be subjected to additional risk and liability.

We intend to do business internationally, which may subject us to numerous political, economic, market, reputational, operational, legal, regulatory and other risks that could adversely impact our business and results of operations.

We have no experience operating internationally but we may do so in the near future, in our capacity as advisor to an entity with international operations.  As a result of any future international operations conducted by us, our business and financial results in the future could be adversely affected due to currency fluctuations, social or judicial instability, acts or threats of terrorism, changes in governmental policies or policies of central banks, expropriation, nationalization and/or confiscation of assets, price controls, fund transfer restrictions, capital controls, exchange rate controls, taxes, inadequate intellectual property protection, unfavorable political and diplomatic developments, changes in legislation or regulations and other additional international developments or restrictive actions.  These risks are especially acute in emerging markets.  As in the United States, many non-U.S. jurisdictions in which we may do business have been negatively impacted by recessionary conditions.  While a number of these jurisdictions are showing signs of recovery from the recession that began in late 2007, others continue to experience increasing levels of stress.  In addition, the risk of default on sovereign debt in some non-U.S. jurisdictions could expose us to substantial losses.  Any such unfavorable conditions or developments could have an adverse impact on our businesses and results of operations.

We may also experience difficulty entering new international markets due to regulatory barriers, the necessity of adapting to new regulatory systems and problems related to entering new markets with different cultural bases and political systems.  These difficulties may prevent, or significantly increase the cost of, our international expansion.

In addition, changes in policies or laws of the U.S. or foreign governments resulting in, among other things, higher taxation, currency conversion limitations, restrictions on fund transfers or the expropriation of private enterprises, could reduce the anticipated benefits of our international expansion.  Any actions by countries in which we conduct business to reverse policies that encourage investment could adversely affect our business.  If we fail to realize the anticipated growth of our future international operations, our business and operating results could suffer.

Our ability to raise capital and attract investors for our existing and potential clients is critical to their success and consequently our ability to earn advisory fees and grow our asset management business.

The base advisory fees that we earn are based on the total market capitalization of the entities that we advise.  Accordingly, our base fees are expected to increase if we are able to successfully raise capital in the equity markets for our existing and potential clients.  Further, the incentive fees we earn will be primarily driven by the outperformance of our clients as compared with their respective peers, based on total stockholder return.

Our ability to earn these fees is subject to a number of risks, many of which are beyond our control, including monetary and fiscal policies, domestic and international economic conditions, political considerations and capital markets.  To the extent that general capital markets activity slows down or comes to a halt (as was the case during the recession that began in late 2007), our clients may have difficulty growing.  This risk is based on micro- and macro-economic market factors including but not limited to disruptions in the debt and equity capital markets, resulting in the lack of access to capital or prohibitively high costs of obtaining or replacing capital.  Despite recent improvements, the markets could suffer another severe downturn and another liquidity crisis could emerge.

We initially will be predominantly dependent on Ashford Prime and Ashford Trust as our only clients, the loss of either of which, or their inability to pay for our services, could substantially reduce our revenue.

On the date of the separation and distribution, Ashford Prime and Ashford Trust will be the only companies for which we provide services.  The loss or failure of these companies, their failure to pay us or termination of their advisory agreements would adversely affect our revenue, results of operations and financial condition.  Therefore, our business is subject to the risks of the businesses of such entities.

We depend on our key personnel with long-standing business relationships.  The loss of such key personnel could threaten our ability to operate our business successfully.

Our future success depends, to a significant extent, upon the continued services of our management team. In particular, the hotel industry experience of Messrs. Monty J. Bennett, Douglas A. Kessler, David A. Brooks, Deric S. Eubanks, Jeremy Welter, Mark L. Nunneley and J. Robison Hays, III, and the extent and nature of the relationships they have developed with hotel franchisors, operators, and owners and hotel lending and other financial institutions are critically important to the success of our business.  The loss of services of one or more members of our management team could harm our business and our prospects.

The prior performance of Ashford Trust is not indicative of our future performance.

We have presented information in this information statement regarding the historical results of Ashford Trust.  When considering this information you should consider that the historical results of Ashford Trust are not indicative of the future results that you should expect from us or our common stock.  There are significant differences between Ashford Trust and us, and our financial condition and results of operations could vary significantly because our investment, financing, business and other strategies differ from those of Ashford Trust.

As described elsewhere in this information statement, our future results are subject to many uncertainties and other factors that could cause our financial condition and results of operations to be materially different than that of Ashford Trust.

Our platform may not be as scalable as we anticipate and we could face difficulties growing our business without significant new investment in personnel and infrastructure.

While we believe our platform for operating our business is highly scalable and can support significant growth without substantial new investment in personnel and infrastructure on a relative basis, we may be wrong in that assessment.  It is possible that if our business grows substantially, we will need to make significant new investment in personnel and infrastructure to support that growth.  We may be unable to make significant investments on a timely basis or at reasonable costs, and our failure in this regard could disrupt our business and operations.

If our portfolio management techniques and strategies are not effective, we may be exposed to material unanticipated losses.

Our portfolio management techniques and strategies may not fully mitigate the risk exposure of our operations in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate.  Any failures in our portfolio management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks in our operations and could result in losses.

We may determine to grow our business through the acquisition of asset management contracts or companies, which entails substantial risk.

We may determine to grow our business through the acquisition of asset management contracts or companies.  Such acquisitions entail substantial risk.  During our due diligence of such acquisitions, we may not discover all relevant liabilities and we may have limited, if any, recourse against the sellers.  We also may not successfully integrate the asset management contracts or companies that we acquire into our business and operations, which could have a material adverse effect on our results of operation and financial condition.  Additionally, to the extent such acquisitions result in us entering new lines of business, we may become subject to new laws and regulations with which we are not familiar, or from which we are currently exempt, potentially leading to increased litigation and regulatory risk.  Moreover, we may grow our business through joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, control and personnel that are not under our control.

Anti-takeover provisions in our constituent documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our certificate of incorporation and bylaws will contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors.  These provisions:

•                  authorize our board of directors, without further action by our stockholders, to provide, out of the unissued shares of preferred stock, for additional or new series of preferred stock and, with respect to each such series, to set the number of shares constituting such series, the designation of such series, the terms, preferences and relative participating, optional and other special rights, if any, voting powers, if any, and the restrictions, limitations and qualifications thereof;

•                  authorize our board of directors, without further action by our stockholders, to provide, out of the unissued shares of blank check common stock, for additional or new series of blank check common stock and, with respect to each such series, to set the number of shares constituting such series, the designation of such series, the terms, preferences and relative participating, optional and other special rights, if any, voting powers, if any, and the restrictions, limitations and qualifications thereof;

•                  require a classified board of directors;

•                  prohibit stockholder action by written consent, without the express prior consent of our board of directors;

•                  provide that stockholders are not permitted to call a special meeting of stockholders;

•                  provide that directors may be removed only for cause and with the affirmative vote of at least 80% of the voting interests of our stockholders entitled to vote;

•                  provide that our board of directors is expressly authorized to make, alter or repeal our bylaws; and

•                  establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders.  These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.  For a further discussion of these and other such anti-takeover provisions, refer to “Description of Our Capital Stock—Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws.”

Stockholders have limited control over changes in our policies and operations, which increases the uncertainty and risks they face as stockholders.

Our board of directors determines our major policies, including our policies regarding growth and distributions.  Our board of directors may amend or revise these and other policies without a vote of our stockholders.  We may change our corporate policies without stockholder notice or consent, which could result in investments or activities that are different than, or in different proportion than, those described in this information statement.  Under the Delaware General Corporation Law (“DGCL”), our certificate of incorporation and our bylaws, stockholders will have a right to vote only on limited matters.  Our board of directors’ broad discretion in setting policies and stockholders’ inability to exert control over those policies increases the uncertainty and risks stockholders face.

Our organizational documents do not limit our ability to enter into new lines of businesses, and we may expand into new investment strategies, geographic markets and businesses, each of which may result in additional risks and uncertainties in our businesses.

Our plan, to the extent that market conditions permit, is to grow our business and expand into new investment strategies, geographic markets and businesses.  Our organizational documents do not limit us to the management of assets within the hospitality industry.  Accordingly, we may pursue growth through acquisitions of asset management contracts or companies, acquisitions of critical business partners or other strategic initiatives.  To the extent we make strategic investments or acquisitions, undertake other strategic initiatives or enter into a new line of business, we will face numerous risks and uncertainties, including risks associated with: (i) the required investment of capital and other resources; (ii) the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk; (iii) combining or integrating operational and management systems and controls; and (iv) the broadening of our geographic footprint, including the risks associated with conducting operations in non-U.S. jurisdictions. Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk.  If a new business generates insufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected.  Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, controls and personnel that are not under our control.

Our constituent documents upon consummation of the separation and distribution will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our constituent documents will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws; or (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our constituent documents described above.  This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees.  Alternatively, if a court were to find these provisions of our constituent documents inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

Upon the completion of the separation and distribution, we will become subject to reporting and other obligations under the Exchange Act.  In April 2012, the Jumpstart Our Business Startups Act (“JOBS Act”) was enacted into law.  The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure.  We are an “emerging growth company” as defined in the JOBS Act.  For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to:

•                  provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act,

•                  comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies under Section 102(b)(1) of the JOBS Act,

•                  comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”) requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer,

•                  comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise,

•                  provide certain disclosure regarding executive compensation, or

•                  hold stockholder advisory votes on executive compensation.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with accounting standards newly issued or revised after April 5, 2012, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it.  Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry.  If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We identified a material weakness in our internal controls over financial reporting that existed for the period ended December 31, 2013.  If we fail to properly remediate this material weakness, or fail to properly identify or remediate any future weaknesses or deficiencies, or achieve and maintain effective internal control, our ability to produce accurate and timely financial statements could be impaired and investors could lose confidence in our financial statements.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.  In June 2014, we became aware of a deficiency in the operating effectiveness of our controls that led to the following errors in our financial statements: (i) a misstatement related to dividends paid on stock reserved for issuance to participants in our deferred compensation plan,(ii) a misstatement related to non-cash compensation being improperly included as a cash item in the operating section of the combined statements of cash flows and (iii) an incorrect allocation of stock-based compensation. These errors indicate an operational deficiency in our controls surrounding management’s preparation and review of carve out financial statements. We corrected these errors and restated our historical financial statements; however the lack of proper controls resulted in a material weakness in internal control over financial reporting as defined in Public Company Accounting Oversight Board Auditing Standard No. 5.

Although we have taken proactive steps to address the material weakness, including hiring additional accounting personnel, there can be no assurance that our remedial measures will be sufficient to address this material weakness or that our internal control over financial reporting will not be subject to additional material weaknesses in the future.  If the remedial measures that we have taken and will take in the future are insufficient to address the material weakness or if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements, and we could be required to restate our financial results.  Additionally, we may encounter problems or delays in implementing any additional changes necessary for management to make a favorable assessment of our internal control over financial reporting.  If we cannot favorably assess the effectiveness of our internal control over financial reporting, investors could lose confidence in our financial information and the price of our common stock could decline.

We will become subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared and we may not be able to accurately report our financial results.

Following the separation and distribution, we will become subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act.  Section 404(a) requires annual management assessments of the effectiveness of our internal controls over financial reporting.  These reporting and other obligations will place significant demands on our management, administrative, operational, internal audit and accounting resources and will cause us to incur significant expenses.  We may need to upgrade our systems or create new systems; implement additional financial and management controls, reporting systems and procedures; expand our internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired.  Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

For as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b).  We could be an emerging growth company for up to five years.  An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not.  Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

We are increasingly dependent on information technology, and potential cyber-attacks, security problems or other disruption and expanding social media vehicles present new risks.

We rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, billing and operating data.  We may purchase some of our information technology from vendors, on whom our systems depend, and rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential operator and other customer information.  We depend upon the secure transmission of this information over public networks.  Our networks and storage applications are subject to unauthorized access by hackers or others through cyber-attacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions.  In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage caused thereby.  Any significant breakdown, invasion, destruction, interruption or leakage of our systems could harm us.

In addition, the use of social media could cause us to suffer brand damage or information leakage.  Negative posts or comments about us on any social networking website could damage our reputation. In addition, employees or others might disclose non-public sensitive information relating to our business through external media channels. The continuing evolution of social media will present us with new challenges and risks.

Changes in laws, regulations, or policies may adversely affect our business.

The laws and regulations governing our business or the businesses of our clients, or the regulatory or enforcement environment at the federal level or in any of the states in which we or our clients operate, may change at any time and may have an adverse effect on our business.  For example, the Patient Protection and Affordable Care Act of 2010, as it is phased in over time, will significantly affect the administration of health care services and could significantly impact our cost of providing employees with health care insurance.  We are unable to predict how this or any other future legislative or regulatory proposals or programs will be administered or implemented or in what form, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future.  Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our results of operations and financial condition.  Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market and on our reputation generally.  No assurance can be given that applicable laws or regulations will not be amended or construed differently or that new laws and regulations will not be adopted, either of which could materially adversely affect our business, financial condition, or results of operations.

Risks Related to Conflicts of Interest

Our separation and distribution agreement, our advisory agreements, our mutual exclusivity agreement, the tax matters agreement and other agreements entered into in connection with the separation and distribution were not negotiated on an arm’s-length basis, and we may pursue less vigorous enforcement of their terms because of conflicts of interest with certain of our executive officers and directors and key employees of Ashford Trust and Ashford Prime.

Because our officers and one of our directors are also key employees of Ashford Trust and Ashford Prime and have ownership interests in Ashford Trust and Ashford Prime, our separation and distribution agreement, our advisory agreements, our mutual exclusivity agreement, the tax matters agreement and other agreements entered into in connection with the separation and distribution were not negotiated on an arm’s-length basis, and we did not have the benefit of arm’s-length negotiations of the type normally conducted with an unaffiliated third party.  As a result, the terms, including fees and other amounts payable, may not be as favorable to us as an arm’s-length agreement.  Furthermore, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with Ashford Trust, Ashford Prime and Remington.  For example, following the completion of the separation and distribution, we will be entitled to indemnification from Ashford Trust OP in the event of breaches of certain provisions of, or misrepresentations made in, the separation and distribution agreement.  We may choose not to enforce, or to enforce less vigorously, our rights under these agreements due to our ongoing relationship with Ashford Trust and Ashford Prime.

Our assumption of Ashford Trust’s deferred compensation obligations may dilute your interest in our common stock.

Currently, two persons have deferred compensation accounts under the Ashford Trust deferred compensation plan, Mr. Monty J. Bennett and his father Mr. Archie Bennett, Jr.  Both Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. elected to invest their Ashford Trust deferred compensation accounts in common stock of Ashford Trust.  As of September 29, 2014, Ashford Trust has an obligation to issue approximately 1.6 million shares of its common stock to Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. in satisfaction of the aggregate deferred compensation obligation. The aggregate value of the deferred compensation obligation, based on the market value of Ashford Trust common stock on September 29, 2014, is approximately $16.7 million.  Upon completion of the separation and distribution, this obligation will become our obligation.  The value of the obligation being transferred will be calculated based on the closing price of the Ashford Trust common stock at the close of business on the record date for the special distribution.

In connection with the separation and distribution, both participants in the deferred compensation plan intend to elect to invest their deferred compensation subsequent to the separation and distribution in our common stock.  The number of shares of our common stock to be issued to satisfy the assumed obligation will be determined based on Ashford Trust’s estimate of the value of our common stock as of the date immediately preceding the distribution.  The estimate will be determined after review of two third-party valuation reports for us prepared by JMP Securities LLC (“JMP Securities”) (included as Appendix A to this Information Statement) and Robert W. Baird & Co. Incorporated (“Baird”) (included as Appendix B to this Information Statement).  We will use the third-party valuation to determine the number of shares of our common stock to be issued to satisfy the assumed obligation as of the record date for the special distribution by Ashford Trust.  Upon completion of the separation and distribution, we will be obligated to issue that number of shares to satisfy the deferred compensation obligations assumed by us in the separation transaction.  If the actual valuation that is placed on us by the market is higher than the valuation estimated by Ashford Trust’s board of directors based on the third party valuation analyses, each of Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. will be entitled to receive more shares of our common stock, at the end of their respective deferral periods, than they would have been entitled to receive if an actual market valuation were used, and, as a result, our other stockholders will be diluted.

Our relationships with Remington, Ashford Trust and Ashford Prime could create significant conflicts of interest.

Our chief executive officer and chairman, Mr. Monty J. Bennett, serves as the chief executive officer of Remington and as the chief executive officer and chairman of the board of each of Ashford Trust and Ashford Prime.  Additionally, Mr. Monty J. Bennett and his father, Mr. Archie Bennett, Jr., beneficially own 100% of Remington.  Mr. Monty J. Bennett’s management obligations to Remington, Ashford Trust and Ashford Prime reduce the time and effort he spends managing our company, and his duties to us as a director and officer may conflict with his duties to, and pecuniary interest in, Remington, Ashford Trust and Ashford Prime.  Our relationships with Remington, Ashford Trust and Ashford Prime could create significant conflicts of interest.

Under the terms of our mutual exclusivity agreement with Remington, we will be obligated to utilize Remington as a property manager for hotels, if any, we may acquire in the future as well as future platforms that we advise, to the extent we have the discretion to do so, even if the utilization of Remington for such property management may not be the most advantageous for our hotels or future clients.

Our mutual exclusivity agreement with Remington requires us to utilize Remington to provide property management, project management and development services for all hotels, if any, that we may acquire as well as all hotels that future companies we advise may acquire, to the extent that we have the right, or control the right, to direct such matters, unless our independent directors either (i) unanimously vote not to utilize Remington for such services or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because they have determined, in their reasonable business judgment, that it would be in our best interest not to engage Remington or that another manager or developer could perform the duties materially better.  In exchange for our agreement to engage Remington for such services for all hotels, if any, that we may acquire as well as all future companies that we advise, Remington has agreed to grant to any such future of our clients a first right of refusal to purchase any investments identified by Remington and any of its affiliates that meet the initial investment criteria of such entities, as identified in the advisory agreement between us and such entities, subject to any prior rights granted by Remington to other entities, including Ashford Trust, Ashford Prime and us.  Mr. Monty J. Bennett will potentially benefit from the receipt of property management fees, project management fees and development fees by Remington from us and such future companies that we advise.  See “Our Business—Our Mutual Exclusivity Agreement.”  Mr. Monty J. Bennett’s ownership interests in and management obligations to Remington present him with conflicts of interest in making management decisions related to the commercial arrangements between us, the clients we advise and Remington.

Under the terms of our mutual exclusivity agreement with Remington, Remington may be able to pursue lodging investment opportunities that compete with the businesses that we advise.

Pursuant to the terms of our mutual exclusivity agreement with Remington, if investment opportunities that satisfy the investment criteria of Ashford Trust, Ashford Prime or one of our future clients are identified by Remington or its affiliates, Remington will give such entity a written notice and description of the investment opportunity.  The applicable entity will generally have 10 business days to either accept or reject the investment opportunity.  If such entity rejects the opportunity, Remington may then pursue such investment opportunity, subject to any right of first refusal contractually granted by Remington to any other entity.  As a result, it is possible that Remington could pursue an opportunity that fits within the investment criteria of an entity that we advise and compete with that entity or compete with us.  In such a case, Mr. Monty J. Bennett, our chief executive officer and chairman, in his capacity as chief executive officer of Remington could be in a position of directly competing with us or an entity that we advise.

Provisions of our certificate of incorporation may result in certain corporate opportunities being assigned to Ashford Prime and Ashford Trust.

The provisions of our certificate of incorporation will provide that our directors and executive officers may also be serving as directors, officers, employees, consultants or agents of Ashford Prime, Ashford Trust and their respective subsidiaries and that we may engage in material business transactions with such entities.  To the fullest extent permitted by law, we will renounce our rights to certain business opportunities, and no director or officer of ours who is also serving as a director, officer, employee, consultant or agent of Ashford Prime, Ashford Trust or any of their subsidiaries will be liable to us or to our stockholders for breach of any fiduciary duty that would otherwise exist by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in the applicable advisory agreement) to Ashford Prime, Ashford Trust or any of their respective subsidiaries instead of us, or does not refer or communicate information regarding such corporate opportunities to us.  See “Description of Our Capital Stock—Certain Corporate Opportunities and Conflicts.”

Our executive officers, who are also executive officers of each of Ashford Trust and Ashford Prime, including our chief executive officer, who is also an executive officer of Remington, face competing demands relating to their time as well as potential conflicts of interest, and this may adversely affect our operations.

Each of our executive officers are also executive officers of each of Ashford Trust and Ashford Prime. Because our executive officers have duties to Ashford Trust and Ashford Prime as well as to our company, we do not have their undivided attention. They face conflicts in allocating their time and resources between our company, Ashford Trust and Ashford Prime, and they will continue to face increasing conflicts as we advise additional companies and platforms.

The organization and management of Ashford Prime and Ashford Trust and any companies we may advise in the future may create conflicts of interest.

We are or will be party to advisory and other agreements with Ashford Prime and Ashford Trust. These entities, along with any other businesses we may advise in the future will acquire assets consistent with their respective initial investment guidelines, but in each case, we will have discretion to determine which investment opportunities satisfy each such entity’s initial investment guidelines.  If, however, either Ashford Trust or Ashford Prime materially changes its investment guidelines without our express consent, we are required to use our best judgment to allocate investment opportunities to Ashford Trust, Ashford Prime and other entities we advise, taking into account such factors as we deem relevant, in our discretion, subject to any then-existing obligations we may have to such other entities.  If a portfolio investment opportunity cannot be equitably divided by asset type and acquired on the basis of such asset types in satisfaction of each such entity’s investment guidelines, we will allocate investment opportunities between Ashford Trust, Ashford Prime and any other businesses we advise in a fair and equitable manner, consistent with such entities’ investment objectives.  When determining the entity for which such a portfolio investment opportunity would be the most suitable, our investment professionals have substantial discretions and may consider, among other factors, the following:

•                  investment strategy and guidelines;

•                  portfolio concentrations;

•                  tax consequences;

•                  regulatory restrictions;

•                  liquidity requirements; and

•                  financing availability.

We may manage additional investment vehicles in the future and, in connection with the creation of such investment vehicles, may revise these allocation procedures.  The result of a revision to the allocation procedures may, among other things, be to increase the number of parties who have the right to participate in investment opportunities sourced by us, increasing the risk of conflicts of interest.

The decision of how any potential investment should be allocated among Ashford Prime, Ashford Trust and any other companies we may advise in the future, in many cases, may be a matter of subjective judgment which will be made by us.

Appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Litigation in connection with conflicts of interest could have a material adverse effect on our reputation which could materially adversely affect our business and our ability to attract investors for future vehicles.

Our fiduciary duties as the sole manager of our operating company could create conflicts of interest with our fiduciary duties to our stockholders.

After the separation and distribution, we, as the sole manager of Ashford LLC, our operating company, will have fiduciary duties to the other members of Ashford LLC, the discharge of which may conflict with the interests of our stockholders.  The operating agreement of Ashford LLC provides that, in the event of a conflict in the fiduciary duties owed by us to our stockholders and, in our capacity as manager of our operating company, to its members, we may act in the best interest of our stockholders without violating our fiduciary duties to the members of Ashford LLC or being liable for any resulting breach of our duties to the members, subject in all cases to the implied contractual covenant of good faith and fair dealing which, pursuant to Delaware law, cannot be waived.  In addition, those persons holding Ashford LLC common units will have the right to vote on certain amendments to the operating agreement (which require approval by a majority in interest of the members, including us) and individually to approve certain amendments that would adversely affect their rights.  These voting rights may be exercised in a manner that conflicts with the interests of our stockholders.  For example, we are unable to modify the rights of Ashford LLC members to receive distributions as set forth in the operating agreement in a manner that adversely affects their rights without their consent, even though such modification might be in the best interest of our stockholders.  In addition, conflicts may arise when the interests of our stockholders and the members of our operating company diverge, particularly in circumstances in which there may be an adverse tax consequence to the members.

The conflicts of interest policy we will adopt may not adequately address all of the conflicts of interest that may arise with respect to our activities.

In order to minimize any actual or perceived conflicts of interest with our directors, officers or employees, we intend to adopt a conflicts of interest policy to address specifically some of the conflicts relating to our activities.  Although under this policy the approval of a majority of our disinterested directors will be required to approve any transaction, agreement or relationship in which any of our directors, officers, or employees, Ashford Trust or Ashford Prime has an interest, there is no assurance that this policy will be adequate to address all of the conflicts that may arise.  In addition, the transactions and agreements entered into in connection with our formation prior to the separation and distribution have not been approved by any independent or disinterested persons.

Risks Related to the Separation and Distribution

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Ashford Trust.

We may not be able to achieve the full or any strategic and financial benefits that we expect will result from our separation from Ashford Trust or the realization of such benefits may be delayed or may not occur at all.  For example, there can be no assurance that analysts and investors will place a greater value on our company as a stand-alone entity than on the asset management and external advisory business as part of Ashford Trust.

We may not be able to successfully implement our business strategy.

There can be no assurance that we will be able to generate sufficient revenues to pay our operating expenses and make satisfactory distributions to our common stockholders, or any distributions at all, once we commence operations as an independent company.  As an independent public company, we will incur legal, accounting, compliance and other costs associated with being a public company with equity securities traded on a national exchange, and such expenses will affect our financial condition, results of operations and cash flow.  In addition, our results of operations and our ability to make or sustain distributions to our stockholders may depend on the level and volatility of interest rates, the availability of adequate short- and long-term financing, the financial markets and economic conditions, among other factors.  It may become necessary for us to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements to provide funds for capital needs.  There can be no assurance that we will be able to enter into any necessary additional financing on favorable terms or at all.

The distribution of our common stock will not qualify for tax-free treatment for federal income tax purposes and may be taxable to you as a dividend, however the tax impact will not be able to be calculated until after the end of the 2014 calendar year.

For federal income tax purposes, the distribution of our common stock will not qualify for tax-free treatment.  An amount equal to the fair market value of our common stock received by you on the distribution date, including any fractional shares deemed to be received on the distribution date, will be treated as a taxable dividend to the extent of your share of any current or accumulated earnings and profits of Ashford Trust for the year of the distribution.  Any fair market value of the distribution in excess of your share of the current and accumulated earnings and profits of Ashford Trust is treated first as a non-taxable return of capital to the extent of your adjusted tax basis in your Ashford Trust common stock and then as capital gain.  The distribution will not include a distribution of cash, except for cash in lieu of fractional shares, and thus you will have to use cash from other sources to pay the income tax on this income.  In addition, Ashford Trust or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to non-U.S. stockholders, and any such withholding would be satisfied by Ashford Trust or such withholding agent by selling a portion of our common stock otherwise distributable to non-U.S. stockholders.  Such non-U.S. stockholders may bear brokerage fees or other costs from this withholding procedure.  Your adjusted tax basis in shares of Ashford Trust held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of our shares distributed by Ashford Trust to you in the distribution exceeds your share of the current and accumulated earnings and profits of Ashford Trust.  Your holding period for your Ashford Trust shares will not be affected by the distribution.  Ashford Trust will not be able to advise stockholders of the amount of earnings and profits of Ashford Trust until after the end of the 2014 calendar year.

Although Ashford Trust will be ascribing a value to our shares in the distribution for tax purposes, this valuation is not binding on the Internal Revenue Service (the “IRS”) or any other taxing authority.  These taxing authorities could ascribe a higher valuation to our shares, particularly if our common stock trades at prices significantly above the value ascribed to our common stock by Ashford Trust in the period following the distribution.  Such a higher valuation may cause a larger reduction in the adjusted tax basis of your Ashford Trust shares or may cause you to recognize additional dividend or capital gain income.  You are urged to consult your tax advisor as to the particular tax consequences of the distribution to you.

If the separation and distribution is consummated, we will be subject to federal income tax.

Following the separation and distribution, we will be fully taxable as a corporation for federal income tax purposes, which will cause our earnings to be subject to federal income tax.  As a result, all of our income will be subject to federal income tax at a 35% rate for the foreseeable future.

If gain recognized by Ashford Trust from the proposed distribution and certain other items of income are significant enough, Ashford Trust may fail to qualify as a REIT for federal income tax purposes.

The gain recognized by Ashford Trust as a result of the proposed distribution will not be qualifying income for purposes of the 75% gross income test for federal income tax purposes applicable to a REIT.  The gain recognized by Ashford Trust as a result of the proposed distribution, combined with any other items of income Ashford Trust earns in the year in which the distribution occurs that are not qualifying income for purposes of the 75% gross income test, could cause Ashford Trust to fail the REIT income tests for that year, which could cause Ashford Trust to lose its REIT status for federal income tax purposes for the year in which the distribution occurs, and Ashford Trust would be prohibited from electing REIT status for the following four taxable years.  If Ashford Trust fails to qualify as a REIT, it will be subject to federal and applicable state and local income tax on its taxable income at regular corporate rates.  Losing REIT status would reduce Ashford Trust’s net income available for investment or distribution to stockholders because of the additional tax liability.  In addition, distributions to stockholders would no longer qualify for the dividends-paid deduction, and Ashford Trust would no longer be required to make distributions.  Losing its REIT status would materially negatively impact Ashford Trust’s business, financial condition and potentially impair its ability to continue operating in the future, which could negatively impact our business and financial condition.

Securities eligible for future sale may adversely affect the market price of our securities.

We cannot predict the effect, if any, of future sales of securities, or the availability of securities for future sales, on the market price of our outstanding securities.  The shares of our common stock that Ashford Trust intends to distribute to its common stockholders in connection with the separation and distribution and the shares that we will issue in the exchange offer generally may be sold immediately in the public market.  In addition, upon completion of the separation and distribution, and assuming all holders of Ashford LLC common units exchange the maximum permissible number of such units for shares of our common stock, Ashford Trust may beneficially own up to approximately 1.0 million shares, or approximately 49.1% of our outstanding common stock. Ashford Trust has announced that, following the separation and distribution, it intends to distribute its remaining equity interest in us to its common stockholders by means of one or more special taxable pro rata distributions, but it is not obligated to do so. Substantially all of these shares would be eligible for immediate resale in the public market. We are unable to predict whether significant amounts of our common stock will be sold in the open market in anticipation of, or following, such additional distributions. We also are unable to predict whether these potential sales will have a negative effect on the price of our common stock.  A portion of Ashford Trust’s common stock is held by REIT index funds or included in other types of stock indices. If we are not included in these indices, these index funds may be required to sell any of our common stock that they receive in the distribution.  Although we have no actual knowledge of any plan or intention on the part of any 5% or greater stockholder to sell our common stock following the separation and distribution, it is possible that some Ashford Trust common stockholders, including possibly some of its large stockholders, will sell our common stock received in connection with the separation and distribution.  In addition, Ashford Trust common stockholders may sell our common stock because our business profile or market capitalization as an independent company does not fit their investment objectives or because our common stock is not included in certain indices after the separation and distribution.  Sales of substantial amounts of our common stock in the public market or speculation that such sales might occur, could adversely affect the market price of our common stock.

Even if Ashford Trust does not distribute any remaining shares of our common stock by means of a pro rata special distribution, Ashford Trust may sell all or a portion of any remaining shares of our common stock to the public or one or more private persons.  Any sale or distribution, or expectations in the market of a possible sale or distribution, of all or a portion of our common stock held by Ashford Trust, through a pro rata distribution to its common stockholders, in a registered offering, pursuant to Rule 144 or otherwise, could depress or reduce the market price for our common stock or cause our common stock to trade below the price at which it would otherwise trade.

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile.

Prior to the separation and distribution, there will have been no trading market for our common stock.  We cannot predict the extent to which investors’ interest will lead to a liquid trading market or whether the market price of our common stock will be volatile.  The market price of our common stock could fluctuate significantly for many reasons, including in response to the risk factors listed in this information statement or for reasons related or unrelated to our specific performance, including investor perceptions, reports by industry analysts, changes in market valuations of similar companies, additions or departures of key personnel or negative developments with respect to us, Ashford Prime or Ashford Trust, as well as third parties.  Our common stock could also be volatile as a result of speculation or general economic and industry conditions.

Our historical financial results as a carve-out of Ashford Trust and our unaudited pro forma financial statements may not be representative of our results as an independent company.

The historical financial information we have included in this information statement has been prepared from the accounting records of Ashford Trust and does not necessarily reflect what our financial position, results of operations or cash flows would have been had we operated as an independent company during the periods presented.  The historical costs and expenses reflected in our financial statements include an allocation for certain indirect items including salaries, equity-based compensation and general and administrative expenses pro rata based on an estimate of expenses had the business been run as an independent entity.  The allocation methods include relative head count and management’s knowledge of the respective operations of the asset management and advisory business.  The historical information does not necessarily indicate what our results of operations, financial position, cash flows or costs and expenses will be in the future.  Our pro forma financial information set forth under “Selected Unaudited Pro Forma Financial Information” reflects changes that may occur in our funding and operations as a result of the separation and distribution.  However, there can be no assurances that this unaudited pro forma financial information will reflect our costs as an independent company.

We may incur material costs and expenses as a result of our separation from Ashford Trust and the exchange offer, which could adversely affect our profitability.

We may incur costs and expenses greater than those we currently incur as a result of our separation from Ashford Trust and the exchange offer.  These increased costs and expenses may arise from various factors, including financial reporting, costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act), tax administration, and legal and human resources related functions.  We cannot assure you that these costs will not be material to our business.

If, following the separation and distribution, we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting.  To comply with this statute, we will eventually be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal control over financial reporting, and our independent auditors will be required to issue an opinion on their audit of our internal control over financial reporting.  The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules.  During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act.  If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

Risks Related to Debt Financing

Although we do not currently have any debt, we may incur debt in the future, which may materially and adversely affect our financial condition and results of operations.

While we currently do not use leverage, our organizational documents do not limit our capacity to use leverage or limit the amount of debt that we may incur.  We may, at any time, decide to use leverage to meet future capital needs.  We may also, from time to time, use derivative instruments primarily to manage interest rate risk.  Future indebtedness will increase our operating costs, particularly in periods of rising interest rates, and we cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses that may reduce the overall return on your investment.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This information statement contains certain forward looking statements that are subject to various risks and uncertainties.  These forward looking statements include information about possible, estimated or assumed future results of our business, financial condition and liquidity, results of operations, plans and objectives.  Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature:

•                  the expected benefits of the separation of Ashford Inc. from Ashford Trust;

•                  our business and investment strategy;

•                  our projected operating results, including cash available for distribution, and distribution rate;

•                  our ability to obtain future financing arrangements;

•                  our understanding of our competition;

•                  market trends;

•                  projected capital expenditures; and

•                  the impact of technology on our operations and business.

Forward looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward looking information.  Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in our forward looking statements are based on reasonable assumptions, taking into account all information currently available to us, our actual results and performance could differ materially from those set forth in our forward looking statements.  Factors that could have a material adverse effect on our forward looking statements include, but are not limited to:

•                  the factors referenced in this information statement, including those set forth under the section captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Our Business;”

•                  general volatility of the capital markets, the general economy or the hospitality industry, whether the result of market events or otherwise, and the market price of our common stock;

•                  changes in our business or investment strategy;

•                  availability, terms and deployment of capital;

•                  changes in our industry and the market in which we operate, interest rates, or the general economy;

•                  the degree and nature of our competition;

•                  actual and potential conflicts of interest with or between Ashford Prime and Ashford Trust, our executive officers and our non-independent directors;

•                  availability of qualified personnel;

•                  changes in governmental regulations, accounting rules, tax rates and similar matters; and

•                  legislative and regulatory changes.

When considering forward looking statements, you should keep in mind the risk factors and other cautionary statements in this information statement. The matters summarized under “Risk Factors” and elsewhere in this information statement could cause our actual results and performance to differ significantly from those contained in our forward looking statements.  Accordingly, we cannot guarantee future results or performance.  Readers are cautioned not to place undue reliance on any of these forward looking statements, which reflect our views as of the date of this information statement.  Furthermore, we do not intend to update any of our forward looking statements after the date of this information statement to conform these statements to actual results and performance, except as may be required by applicable law.

OUR SEPARATION FROM ASHFORD TRUST

General

The board of directors of Ashford Trust has determined, after careful review and consideration, that the separation of Ashford Inc. from the rest of Ashford Trust and the establishment of Ashford Inc. as a separate, publicly traded company is in Ashford Trust’s best interests.

In furtherance of this plan, Ashford Trust will distribute a minimum of approximately 650,000 shares of our common stock or as many as approximately 1.6 million shares of our common stock to holders of Ashford Trust common stock, subject in each case to certain conditions.  The distribution of our common stock will take place on                        , 2014.  On the distribution date, each holder of Ashford Trust common stock will receive at least 0.00727273 of a share of our common stock for every share of Ashford Trust common stock held at the close of business on the record date, as described below, based upon a distribution of approximately 40% of the equity interest in us held by Ashford Trust.  Up to, and including, the business day preceding the distribution date, this ratio may be adjusted by the board of directors of Ashford Trust, such that you will receive a greater percentage of a share of Ashford Inc. for each share of Ashford Trust common stock that you own as of the record date.  A distribution of 100% of Ashford Trust’s equity interest in us would result in the distribution of approximately one share of Ashford Inc. common stock for every 55 shares of Ashford Trust common stock held on the record date.  Immediately following the distribution, Ashford Trust’s stockholders will own at least 32.7%, and as much as 81.9%, of our outstanding common stock.  You do not need to pay any consideration, exchange or surrender your existing shares of common stock of Ashford Trust or take any other action to receive your common stock of Ashford Inc.

The distribution of our common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions.  We cannot provide any assurances that the distribution will be completed.  For a more detailed description of these conditions, see the section entitled “—Conditions to the Completion of the Distribution” below.

The Number of Shares You Will Receive.  You will receive at least 0.00727273 of a share of common stock of Ashford Inc. for every share of Ashford Trust common stock that you own on the record date, based upon a distribution of approximately 40% of the equity interest in Ashford Inc. held by Ashford Trust.  Up to, and including, the business day preceding the distribution date, this ratio may be adjusted by the board of directors of Ashford Trust, such that you will receive a greater percentage of a share of Ashford Inc. for each share of Ashford Trust common stock that you own as of the record date.  A distribution of 100% of Ashford Trust’s equity interest in us would result in the distribution of approximately one share of Ashford Inc. common stock for every 55 shares of Ashford Trust common stock that you own on the record date.  Ashford Trust will not distribute any fractional shares of our common stock to its stockholders.  Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution.  Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

Transferability of Shares You Receive.  The shares of Ashford Inc. common stock distributed to Ashford Trust common stockholders will be freely transferable, except for shares received by persons who may be deemed to be Ashford Inc. “affiliates” under the Securities Act of 1933, as amended (the “Securities Act”).  Persons who may be deemed to be affiliates of Ashford Inc. after the separation generally include individuals or entities that control, are controlled by or are under common control with Ashford Inc. and may include directors and certain officers or principal stockholders of Ashford Inc. Ashford Inc. affiliates will be permitted to sell their shares of Ashford Inc. common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144.

When and How You Will Receive the Distributed Shares.  Ashford Trust will distribute our common stock on                , 2014, the distribution date.  Computershare Trust Company, N.A. will serve as distribution agent and registrar for our common stock and as distribution agent in connection with the distribution.

If you own Ashford Trust common stock as of the close of business on the record date, the shares of Ashford Inc. common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form.  Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to stockholders, as is the case in the distribution.  Unless specifically requested by a stockholder, no physical share certificates of Ashford Inc. will be issued.

If you sell shares of Ashford Trust common stock in the “regular-way” market prior to the distribution date, you will be selling your right to receive our common stock in the distribution.

For more information see the section entitled “—Market for Our Common Stock—Trading Between the Record Date and Distribution Date” included elsewhere in this information statement.

Commencing on or shortly after the distribution date, if you hold physical stock certificates that represent your shares of Ashford Trust common stock, or if you hold your shares in book-entry form, and you are the registered holder of such shares, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name.

Most Ashford Trust stockholders hold their shares of Ashford Trust common stock through a bank or brokerage firm.  In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank’s or brokerage firm’s books.  If you hold your Ashford Trust common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of our common stock that you are entitled to receive in the distribution.  If you have any questions concerning the mechanics of having our common stock held in “street name,” we encourage you to contact your bank or brokerage firm.

Computershare Trust Company, N.A., as distribution agent, will not issue any fractional shares of our common stock in connection with the distribution.  Instead, the distribution agent will aggregate all fractional shares and sell them on behalf of the holders who otherwise would be entitled to receive fractional shares.  The aggregate net cash proceeds of these sales, which generally will be taxable for federal income tax purposes, will be distributed pro rata (based on the fractional shares such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution.  For more information on the tax consequences, see “—Certain U.S. Federal Income Tax Consequences of the Separation” below.  If you physically hold Ashford Trust common stock certificates and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales.  We estimate that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds.  If you hold your Ashford Trust stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Results of the Separation and Distribution.  After our separation from Ashford Trust, we will be a separate, publicly-traded company.  Immediately following the distribution, we expect to have approximately           stockholders of record, based on the number of registered stockholders of Ashford Trust common stock on September 30, 2014, and approximately 2.0 million shares of our common stock outstanding.  The actual number of shares to be distributed by Ashford Trust will be no less than 650,000 shares and will be determined no later than the business day prior to the distribution date.  The final number of shares distributed will take into account any changes in the number of shares of Ashford Trust common stock between September 30, 2014 and the record date for the distribution as well as the final determination by the board of directors of Ashford Trust as to the percentage of Ashford Inc. that can be distributed without jeopardizing the REIT status of Ashford Trust.

Before the separation, we will enter into a separation and distribution agreement to effect the separation and provide a framework for our ongoing relationship with Ashford Trust after the separation.  This agreement will govern the relationship between us and Ashford Trust subsequent to the completion of the separation plan.

We also will enter into a tax matters agreement with Ashford Trust, which will govern the parties’ respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the management of audits and other tax proceedings and assistance and cooperation in respect of tax matters.

For a more detailed description of these agreements, see the section entitled “Certain Relationships and Related Person Transactions.”

The distribution will not affect the number of outstanding shares of Ashford Trust common stock or any rights of Ashford Trust stockholders.

Valuation Report of JMP Securities LLC

On July 30, 2014, Ashford Trust engaged JMP Securities, to provide a written valuation report (the “JMP Report”) of Ashford Inc. to be used solely by Ashford Trust in connection with the separation and distribution (i) to assist the board of directors of Ashford Trust in its determination of value of Ashford Inc.’s common stock to be reserved for issuance to satisfy deferred compensation obligations of Ashford Trust to be assumed by Ashford Inc., and (ii) to assist the board of directors of Ashford Trust in determining the expected gain allocable to Ashford Trust for U.S. federal tax purposes in connection with the separation and distribution. JMP Securities was not engaged to advise Ashford Trust with regard to said determination or calculation.

SET FORTH BELOW IS A DESCRIPTION OF SUCH REPORT.  SUCH REPORT IS AS OF A VALUATION DATE OF SEPTEMBER 30, 2014.

In connection with delivering the JMP Report, JMP Securities, among other things:

•                  reviewed certain publicly available financial statements and other business and financial information of Ashford Inc., Ashford Trust and Ashford Prime;

•                  reviewed certain internal financial statements and other financial and operating data concerning Ashford Inc. that were prepared by the management of Ashford Inc.;

•                  reviewed certain financial forecasts prepared by the management of the Ashford Inc.;

•                  compared the financial performance of Ashford Inc. with that of certain other publicly traded companies;

•                  reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving companies in lines of business that it believes are generally comparable to Ashford Inc.;

•                  participated in discussions among representatives of Ashford Inc. and Ashford Trust and their respective  financial and legal advisors;

•                  reviewed documents and memoranda describing Ashford Inc. provided by, or on behalf of,  Ashford Inc.; and

•                  considered such other factors and performed such other analyses as it deemed appropriate.

JMP Securities assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to, or reviewed by, it. JMP Securities further relied upon the assurances of Ashford Inc. and Ashford Trust that they were not aware of any facts that would make any of such information inaccurate or misleading. With respect to the financial forecasts delivered to JMP Securities, JMP Securities assumed that they were reasonably prepared on bases reflecting Ashford Trust and Ashford Inc.’s best available estimates and judgments of the future financial performance of Ashford Inc. In accordance with recognized professional ethics, JMP Securities’ fee for preparing the JMP Report was not contingent upon the results set forth therein.  Further, neither JMP Securities nor any of its employees have a present or intended financial interest in Ashford Trust or Ashford Inc.

All valuation methodologies that concern the worth of an enterprise as a going-concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. JMP Securities’ JMP Report was necessarily based on business, general economic, market and other conditions as they existed and could be reasonably evaluated by JMP Securities as of the date thereof. Subsequent events that could affect the conclusion set forth in the JMP Report include adverse changes in industry performance or market conditions and changes to the business, financial condition and results of operations of Ashford Inc. JMP Securities did not provide assurances or guarantees on the achievability of any forecasts, projections or other forward-looking matters. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

The conclusion set forth in the JMP Report was based on methods and techniques that JMP Securities considered appropriate under the circumstances, and represented the opinion of JMP Securities based upon information furnished by Ashford Trust and Ashford Inc. and their respective advisors and publicly available sources. JMP Securities relied upon each of Ashford Trust’s and Ashford Inc.’s (i) representations that the information provided by it, or on its behalf, was accurate and complete in all material respects, and (ii) agreement to notify JMP Securities if it learns of any material misstatement in, or material omission from, any information previously delivered to JMP Securities. While all public information (including industry and statistical information) was obtained by JMP Securities from sources that JMP Securities believes are reliable, JMP Securities made no representation as to the accuracy or completeness thereof, and relied upon such public information and all information provided by, or on behalf of, Ashford Trust and Ashford Inc. without independent verification.

JMP Securities was not engaged to render a tax and financial reporting opinion (such as a purchase price allocation opinion, goodwill impairment opinion or equity-based incentive opinion), or to perform any supplemental due diligence and/or analyses that might be customary in connection with such opinions, in connection with its JMP

Report. As such, the form of the JMP Report and/or the conclusion set forth therein may not be appropriate for tax and financial reporting purposes.

JMP Securities relied upon each of Ashford Trust’s and Ashford Inc.’s representations regarding Ashford Inc.’s underlying capital structure and related agreements (if any), as well as their interpretation of such agreements, to the extent relevant for purposes of completing the JMP Report.  For purposes of the JMP Report, JMP Securities assumed that Ashford Inc. has complied with all applicable federal, state and local regulations and laws, unless the lack of compliance is specifically noted herein.

Except to the extent specifically disclosed in writing to JMP Securities, JMP Securities also assumed in preparing the JMP Report that (i) Ashford Inc.’s management would continue to maintain the character and integrity of the enterprise until, and subsequent to, any sale or other transaction, and (ii) Ashford Inc. has no undisclosed (a) material contingent assets or liabilities, (b) unusual obligations or substantial commitments, other than those incurred in the ordinary course of business, and (c) pending or threatened litigation that would have a material adverse effect on Ashford Inc.

JMP Securities is under no obligation to update, revise or reaffirm the JMP Report prior to the consummation of the separation, except that JMP expects to be asked to update and/or reaffirm the JMP Report as of (i) the record date for the distribution of common stock of Ashford Inc. to stockholders of Ashford Trust and (ii) the end of Ashford Inc.’s first trading day following the distribution date.

The conclusion in the JMP Report is not intended by JMP Securities, and should not be construed, to be investment advice in any manner whatsoever. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, accounting, tax, insurance or other appropriate professional advice. Such opinions, counsel or interpretations should be obtained by any recipient of the JMP Report from the appropriate professional sources.  Further, JMP Securities does not owe any duty or responsibility to any person or entity (other than Ashford Trust) in connection with the JMP Report.

The following is a summary of the material financial analyses performed by JMP Securities in connection with the preparation of its written JMP Report.  These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by JMP Securities, the tables set forth below must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

For purposes of its analyses, JMP Securities reviewed a number of financial metrics, including:

•                  enterprise value, calculated as the value of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company’s closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock, capital lease obligations and minority interests, less the amount of unrestricted cash on its balance sheet), as of a specified date;

•                  earnings before interest, taxes, depreciation and amortization, or EBITDA; and

•                  earnings per share, or EPS.

Unless the context indicates otherwise, enterprise values for (i) Ashford Inc. were (a) equal to equity values, as per Ashford Inc. management’s guidance that Ashford Inc. is expected to have no debt and (b) based equally on “base case” financial forecasts of the future financial performance of Ashford Inc. and “growth case” financial forecasts of the future financial performance of Ashford Inc., in each case, provided by management of Ashford Inc., and (ii) the selected publicly traded companies and selected precedent acquisitions, in each case, as listed below, were based on the most recent net debt amounts publicly available of the date of (a) the current price (as defined below), in the case of the selected publicly traded companies, and (b) public announcement of the applicable transaction, in the case of the selected precedent acquisitions.

Summary of Financial Analyses Provided by JMP Securities.  THE FOLLOWING SUMMARY IS OF A REPORT AS OF A VALUATION DATE OF SEPTEMBER 30, 2014.

Selected Publicly Traded Companies

JMP Securities performed a selected publicly traded companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. JMP Securities reviewed and compared, using publicly available information, certain forward looking financial estimates for the selected companies, which forward looking information was based on a combination of consensus earnings estimates and research analyst earnings estimates to corresponding forward looking financial information estimated for Ashford Inc., using estimates provided by management of Ashford Inc.  In light of the evolving nature of the business of Ashford Inc., JMP Securities reviewed and compared financial information of publicly traded companies generally viewed as traditional asset managers, as well as publicly traded companies generally viewed as alternative asset managers.

The list of selected traditional asset managers, as well as their respective equity market values as of September 30, 2014, or “current price,” are set forth below.

Traditional Asset Managers	Market Cap.
BlackRock	$55,277
Franklin Resources	$34,147
T. Rowe Price Group	$20,623
Invesco	$17,042
Affiliated Managers Group	$11,131
SEI Investments	$6,066
Legg Mason	$5,925
Waddell & Reed Financial	$4,366
Eaton Vance	$4,336
Artisan Partners Asset Management	$3,723
Federated Investors	$2,959
Janus Capital Group	$2,667
AllianceBernstein Holding	$2,518
Financial Engines	$1,771
Virtus Investment Partners	$1,584
WisdomTree Investments	$1,497
Manning & Napier	$1,475
Pzena Investment Management	$622
Westwood Holdings Group(1)	$427
Diamond Hill Investment Group(1)	$368
Value Line(1)	$157
Hennessy Advisors(1)	$119
U.S. Global Investors(1)	$55

(1) EPS estimates for these companies were not available.

For each of these traditional asset managers, JMP Securities reviewed, among other things, the multiple of enterprise value to estimated 2015 EBITDA, as well as the multiple of current price to estimated 2015 EPS.  This analysis indicated the following minimum, maximum, median and average multiples:

	Enterprise Value to EBITDA	Current Price to EPS
Traditional Asset Managers	2015E	2015E
Min	7.0x	12.4x
Max	14.0x	30.4x
Median	8.9x	14.4x
Average	9.5x	16.5x

The list of selected alternative asset managers, as well as their respective equity market values at the current price, are set forth below.

Alternative Asset Managers	Market Cap.
Blackstone Group	$18,433
KKR & Co	$17,870
Oaktree Capital Group	$7,803
Apollo Global Management	$3,737
NorthStar Asset Management Group	$3,381
Fortress Investment Group	$2,208
Carlyle Group	$2,038
Och-Ziff Capital Management Group	$1,839
GAMCO Investors	$1,792
Cohen & Steers	$1,721
Ares Management	$1,412
Calamos Asset Management	$231
Resource America(1)	$184
Silvercrest Asset Management Group	$167

(1) EPS estimates for these companies were not available.

For each of these alternative asset managers, JMP Securities reviewed, among other things, the multiple of enterprise value to estimated 2015 EBITDA, as well as the multiple of current price to estimated 2015 EPS. This analysis indicated the following minimum, maximum, median and average multiples:

	Enterprise Value to EBITDA	Current Price to EPS
Alternative Asset Managers	2015E	2015E
Min	6.0x	6.3x
Max	19.2x	22.4x
Median	10.7x	9.8x
Average	10.9x	12.1x

The combined analysis of both traditional asset managers and alternative asset managers (collectively, the “JMP Peer Group”) resulted in the following minimum, maximum, median and average multiples:

	Enterprise Value to EBITDA	Current Price to EPS
Traditional & Alternative Asset Managers	2015E	2015E
Min	6.0x	6.3x
Max	19.2x	30.4x
Median	9.3x	13.6x
Average	10.0x	14.6x

Based on this analysis of the relevant metrics for the JMP Peer Group, JMP Securities selected representative ranges of financial multiples of 9.3x to 10.0x for the enterprise value to estimated 2015 EBITDA multiples and 13.6x to 14.6x for the current price to estimated 2015 EPS multiples.  These ranges reflected, in each case, the range between the medians and averages of the JMP Peer Group’s trading multiples.

Liquidity Discount

During the course of its analysis JMP Securities observed a relationship between the trading multiples of selected publicly traded companies and the size of their equity market capitalization.  In particular, asset managers with market capitalizations greater than $5 billion appeared to trade at higher multiples than asset managers with market capitalizations less than $5 billion.  JMP Securities reviewed the median trading multiples of enterprise value to estimated 2014 EBITDA and 2015 EBITDA, as well as the median trading multiples of current price to estimated 2014 EPS and 2015 EPS.  This analysis indicated the following median multiples, as well as the overall average and median discounts resulting from this trading data:

	Median Peer Group Multiple
	Enterprise Value to EBITDA		Current Price to EPS
JMP Peer Group	2014E	2015E	2014E	2015E
Market Cap. <$5 Billion	9.0x	8.5x	15.5x	13.6x
Market Cap. >$5 Billion	12.2x	10.6x	16.2x	14.0x
Implied Liquidity /Small Market Cap. Discount	(26.6)%	(19.6)%	(4.4)%	(2.6)%

Average Implied Liquidity/Small Market Cap. Discount	(13.3)%
Median Implied Liquidity/Small Market Cap. Discount	(12.0)%

Based on these results, JMP Securities applied a liquidity/small market capitalization discount of 5%-10% to the selected multiple ranges based on the JMP Peer Group listed above.

This overall selected publicly traded companies analysis resulted in an implied equity value for Ashford Inc. based on (i) estimated 2015 EBITDA trading multiples of approximately $47.8 million to $54.4 million and (ii) estimated 2015 EPS trading multiples of approximately $38.9 million to $44.0 million.

Selected Precedent Acquisitions

JMP Securities performed a selected precedent acquisition analysis, which attempts to provide an implied value of a company by comparing it to similar companies that were acquired. JMP Securities reviewed certain financial terms of selected mergers and acquisition transactions since 2010 involving the acquisition of the following asset management businesses and assets management-related businesses:

Announcement Date	Target	Buyer
March 18, 2014	Institutional Shareholder Services Inc.	Vestar Capital Partners Inc. (1)
January 7, 2014	Chartwell Investment Partners	TriState Capital Holdings Inc.
August 15, 2013	W.P. Stewart & Co. Ltd.	AXA(2)
April 15, 2013	National Financial Partners	Madison Dearborn Partners LLC
March 27, 2013	AssetMark Holdings Inc.	Aquiline Capital, Genstar Capital(1)
December 30, 2012	Duff & Phelps Corp.	Carlyle, Rothschild, Stone Point
December 18, 2012	Titanium Asset Management Corp.	Tamco Holdings, LLC(3)
December 6, 2012	Epoch Holding Corp.	Toronto-Dominion Bank
July 8, 2011	Gulf Stream Asset Management LLC	Apollo Global Management LLC
November 22, 2010	DundeeWealth Inc.	The Bank of Nova Scotia
September 22, 2010	McCarthy Group Advisors LLC	Westwood Holdings Group Inc.

(1) The enterprise value to EBITDA multiples for these transactions were not available.

(2) The enterprise value to EBITDA multiples for this transaction were deemed to be not meaningful.

(3) The Equity Value to Earnings multiples for this transaction were deemed to be not meaningful.

For each of these transactions, JMP Securities reviewed, among other things, the multiple of (i) enterprise value to EBITDA for the last twelve month (“LTM”) period for which financial information was publicly available for the target company prior to the announcement of the applicable transaction and (ii) equity value at the time of announcement of the applicable transaction to LTM earnings.  This analysis indicated the following minimum, maximum, median and average multiples:

	Enterprise Value to LTM EBITDA	Equity Value to LTM Earnings
Minimum	8.1x	7.2x
Maximum	12.5x	45.7x
Median	10.2x	17.9x
Average	10.3x	19.8x

Based on this analysis of the relevant metrics for selected recent asset manager acquisitions, JMP Securities selected representative ranges of 10.2x to 10.3x for the enterprise value to LTM EBITDA multiples and 17.9x to 19.8x for the multiple of equity value at the time of announcement of the applicable transaction to LTM earnings. These ranges reflected, in each case, the range between the median and the averages of the selected recent asset manager acquisition multiples.  In light of Ashford Inc. being a newly-formed entity whose financial and operational performance is not projected to be “normalized” until 2015, these representative multiple ranges were applied to the estimated 2015 EBITDA and earnings estimates for Ashford Inc. as provided by management of Ashford Inc. as described above.

Such analyses, however, are based on acquisition valuations, which are widely viewed as containing implied control premiums, reflecting, among other things, possible synergies available to the buyers.  Accordingly, JMP Securities applied discounts to the selected multiples ranges listed above to account for estimated control premiums of 10%-20%.

This overall selected precedent acquisition analysis resulted in an implied equity value range for Ashford Inc. based on (i) enterprise value to LTM EBITDA trading multiples of approximately $48.3 million to $53.5 million, and (ii) equity value to LTM earnings trading multiples of approximately $47.3 million to $57.0 million.

Discounted Cash Flow Analysis

JMP Securities performed a discounted cash flow analysis of Ashford Inc. by calculating the net present value of the unlevered, after tax free cash flows that Ashford Inc. was forecasted to generate through the fiscal year ended December 31, 2018 based on the “base case” and “growth case” internal estimates provided by Ashford Inc.’s management, as described above.  JMP Securities calculated an estimated range of values of Ashford Inc. based on the net present value of (i) projected calendar year free cash flows from the fourth fiscal quarter of 2014 to 2018 based on Ashford Inc.’s management projections and (ii) terminal values on December 31, 2018 based upon terminal LTM EBITDA multiples of 9.5x-10.1x applied to Ashford Inc.’s 2018 EBITDA. The range of EBITDA terminal multiples were based on the median LTM EBITDA multiple for the JMP Peer Group adjusted for the 5%-10% liquidity/small market capitalization discount described above.

The present value of the free cash flows and terminal values were then calculated using discount rates ranging from 18.7%-23.7%.  The range of discount rates was based on JMP Securities’ calculation of Ashford Inc.’s cost of equity, using the capital asset pricing model and the Peer Group’s historical beta, adjusted for the application of a company size premium. The company size premium was based on the implied equity value of Ashford Inc. derived from the other methodologies.

This discounted cash flow analysis resulted in an implied equity value range for Ashford Inc. of approximately $50.3 million to $61.4 million.

Summary Valuation Range

Based on the analyses described above, JMP Securities computed the average of  the midpoints of the implied equity valuation ranges described above for each of the selected publicly traded company analyses and the selected precedent acquisitions analyses.  Each of these two averages and the midpoint of the implied equity valuation range for the discounted cash flow analysis described above were weighted equally to arrive at an implied equity value, which served as a basis for creating an implied equity value range by the application of an approximate 5% +/- range to such implied equity value.  This analysis yielded an implied enterprise value of $49 million to $54 million.

In addition, management of Ashford Trust has informed JMP Securities that Ashford Inc. will be funded upon separation with approximately $10 million in excess cash (i.e. additional cash in excess of projected working capital needs theoretically available for distribution) by Ashford Trust. The excess cash represents additional value to equity holders and resulted in an implied equity value range for Ashford Inc. of approximately $59 million to $64 million, before consideration of the deferred compensation obligation to be assumed by Ashford Inc. in connection with the separation and distribution.

Other Matters Relating to JMP Securities’ Report.  In connection with the review of the separation by Ashford Trust, JMP Securities performed a variety of financial and comparative analysis for purposes of rendering the JMP Report. The preparation of a valuation report is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at the conclusion set forth in the JMP Report, JMP Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. JMP Securities believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them as a whole, would create an incomplete view of the process underlying its analyses and conclusions. In addition, JMP Securities may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be JMP Securities’ view of the actual value of Ashford Inc.

In performing its analyses, JMP Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ashford Trust and Ashford Inc., such as the impact of competition on Ashford Inc. and the industries in which it operates, industry growth and the absence of any adverse material change in the financial condition and prospects of Ashford Inc. or in the financial markets in general. JMP Securities believes that mathematical analysis, such as determining the mean or median, or the high or the low, is not in itself a meaningful method of using comparable transaction data. No company utilized in the selected transactions analyses described above is identical to Ashford Inc., and none of the target companies included in the transactions considered in such analyses is identical to Ashford Inc. Any estimates contained in JMP Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of the analyses of JMP Securities of the range of equity values of Ashford Inc. in connection with the delivery by JMP Securities of its JMP Report, dated October 1, 2014, to Ashford Trust. JMP Securities’ analyses do not purport to constitute an appraisal or to reflect the prices at which shares of Ashford Trust common stock or shares of Ashford Inc. common stock might actually trade.

JMP Securities is nationally recognized investment banking and advisory firm. JMP Securities has advised Ashford Trust that, as part of its investment banking and financial advisory business, JMP Securities is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of JMP Securities’ trading, brokerage, investment management and financing activities, JMP Securities, or its affiliates, may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of its customers, in equity securities of Ashford Trust, Ashford Inc. or any other company or any currency or commodity that may be involved in the merger. JMP Securities has in the past provided financial services to Ashford Trust and Ashford Prime and has received fees in connection with such services.  Specifically, JMP Securities currently makes a market in the securities of Ashford Prime and Ashford Trust. JMP Securities was a manager or co-manager of a public offering of securities for Ashford Prime and Ashford Trust in the past 12 months, and received compensation for doing so.  JMP Securities currently serves as a sales agent on Ashford Trust’s At-the-Market program. JMP Securities may also seek to provide financial advisory and financing services to Ashford Inc., Ashford Trust and Ashford Prime in the future and would expect to receive fees for the rendering of these services.

In connection with the JMP Report, Ashford Trust agreed to pay JMP Securities an aggregate fee of $150,000, regardless of the conclusion reached therein. In addition, if Ashford Trust requests a “bring down” JMP Report within two months after the delivery of the initial JMP Report, Ashford Trust has agreed to pay JMP Securities an additional fee of $25,000, regardless of the conclusion reached therein.  Ashford Trust has also agreed to reimburse JMP Securities for its reasonable expenses incurred in performing its services and to indemnify JMP Securities and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling JMP Securities and any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of JMP Securities’ engagement and any related transactions.

Valuation Report of Robert W. Baird & Co. Incorporated

On June 27, 2014, Ashford Trust engaged Baird to provide a written valuation analysis (the “Baird Report”) of Ashford Inc. in connection with the separation and distribution.  The final Baird Report is expected to be delivered on or about the effective date of the registration statement of which this information statement is a part, as of a valuation date on or about such effective date.

SET FORTH BELOW IS A DESCRIPTION OF SUCH REPORT.  SUCH REPORT IS AS OF A VALUATION DATE OF OCTOBER 1, 2014.

In connection with delivering the Baird Report, Baird, among other things:

•                  reviewed certain internal information, primarily financial in nature, including financial forecasts, concerning the business and operations of Ashford Inc., furnished to Baird and prepared by the management of Ashford Inc.;

•                  reviewed Ashford Inc.’s recent filings with the Commission;

•                  compared the financial position and operating results of Ashford Inc. with those of publicly-traded companies Baird deemed relevant;

•                  compared recent transactions for the purchase of public and private enterprises that Baird deemed comparable to Ashford Inc.;

•                  relied on equity valuations of certain publicly-traded companies that Baird deemed relevant;

•                  held discussions with members of Ashford Inc.’s senior management concerning Ashford Inc.’s financial condition and operating results, as well as its prospects;

•                  considered such other information, financial studies, analysis and investigations and financial, economic and market criteria that Baird deemed relevant.

Baird did not analyze any per-share values of Ashford Inc.’s common stock or other securities.

Baird assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to, or reviewed by, it. Baird assumed, without independent verification, that neither Ashford Inc. nor Ashford Trust was aware of any information prepared by it that might be material to Baird’s analysis that was not provided to Baird.  Baird further assumed, without independent verification, that:

•                  all assets and liabilities of Ashford Inc. were as set forth in its financial statements provided to Baird;

•                  the financial statements of Ashford Inc. provided to Baird presented fairly the results of operations, cash flows and financial condition of Ashford Inc., in conformity with U.S. generally accepted accounting principles consistently applied; and

•                  the financial forecasts provided to Baird were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Ashford Inc.’s senior management of the future financial performance of Ashford Inc.

Baird relied upon the representation of Ashford Inc. that to the best of its knowledge the information provided to Baird was true and correct and did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading.

In accordance with recognized professional ethics, Baird’s fee for preparing the Baird Report was not contingent upon the results set forth therein.  Further, Baird does not currently have or intend to have a financial interest in Ashford Trust or Ashford Inc.

The Baird Report was necessarily based upon economic, monetary and market conditions as they existed and could be evaluated by Baird as of the date thereof. Subsequent events that could affect the conclusion set forth in the Baird Report include adverse changes in industry performance or market conditions and changes to the business, financial condition and results of operations of Ashford Inc. Baird did not provide assurances or guarantees on the achievability of any forecasts, projections or other forward-looking matters. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

Baird was not engaged to independently verify, did not assume any responsibility to verify, assumed no liability for and expressed no opinion on any of the information that was publicly available or provided to Baird by or on behalf of Ashford Inc.  Baird also did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities or solvency or viability of Ashford Trust or Ashford Inc.

Baird was not engaged to render a tax and financial reporting opinion (such as a purchase price allocation opinion, goodwill impairment opinion or equity-based incentive opinion), or to perform any supplemental due diligence and/or analyses that might be customary in connection with such opinions, in connection with the Baird Report.   Rather, Baird was engaged to provide a valuation analysis of Ashford Inc. to the Board of Directors of Ashford Trust (i) to support the Ashford Trust board’s determination of value of the Ashford Inc. common stock to be reserved for issuance to satisfy deferred compensation obligations of Ashford Trust that will be assumed by Ashford Inc. in connection with the separation and distribution and (ii) to support Ashford Trust’s calculation of the expected gain allocable to Ashford Trust for U.S. federal income tax purposes in connection with the separation and distribution.   The Baird Report is not an opinion as to the fairness or advisability of the separation and distribution.

Baird is under no obligation to update, revise or reaffirm the Baird Report prior to the consummation of the separation, except that Baird expects to be asked to update and/or reaffirm the Baird Report as of (i) the record date for the distribution of common stock of Ashford Inc. to stockholders of Ashford Trust and (ii) the end of Ashford Inc.’s first trading day following the distribution date.

The conclusion in the Baird Report is not intended by Baird, and should not be construed, to be investment advice in any manner whatsoever. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, accounting, tax, insurance or other appropriate professional advice. Such opinions, counsel or interpretations should be obtained by any recipient of the Baird Report from the appropriate professional sources.  For example, Baird provided no advice and made no representation with respect to the real estate investment trust status of Ashford Inc. or Ashford Trust, the effect of the separation and distribution on such status or the tax consequences of the separation and distribution or the valuation in the Baird Report to Ashford Inc., Ashford Trust or their security holders (including limited partners in the operating partnership of Ashford Trust).

The following is a summary of the material financial analyses performed by Baird in connection with the preparation of the Baird Report.  These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Baird, the tables set forth below must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

For purposes of its analyses, Baird used the following methodologies in its valuation of Ashford Inc.:

•                  “Comparable transaction multiples,” which represent the earnings before interest, tax, depreciation, and amortization (“EBITDA”) multiple for acquired asset management companies with some similarity to Ashford Inc., with a focus on alternative asset management companies.  Baird has included traditional asset managers to illustrate the wider asset class.  While last twelve months (“LTM”) EBITDA was the metric disclosed in most cases, Baird also relied upon forward EBITDA multiples, when the information was readily available.  Baird applied the adjusted mean multiple to the estimated 2015 EBITDA of Ashford Inc. for its valuation, as this is the first full year of “run rate” operations. The comparable transaction multiples includes the value of the “excess” cash on the balance sheet at the time of the spin-off.

•                  “Comparable trading multiples,” which represent current earnings per share, or EPS, and EBITDA multiples for most similar publicly traded peers, with a focus on alternative asset managers.  Baird has also included traditional asset managers to illustrate the wider asset class.  While research analysts tend to focus on EPS, Baird considered that while Ashford Inc. will have more in common with the alternative asset manager peer group, the higher leverage of the asset manager peer group made an EPS multiple less meaningful relative to Ashford Inc., which management modeled as operating without leverage in line with common practice for traditional asset managers.  Based on the above, Baird gave more weight to the estimated 2015 EBITDA multiples for alternative asset managers.  The comparable trading multiples include the value of the “excess” cash on the balance sheet at the time of the spin-off.

•                  “Discounted cash flow,” which represents the net present value of the various potential income streams of Ashford Inc. over a forward five year period.  Baird used the weighted average cost of capital, calculated on the capital asset pricing model, using beta for the alternative asset manager peer group and a market-based equity risk premium.  Independent discount rates were applied to base management fees and incentive fees under a status quo assets under management scenario, as well as incremental growth scenarios.  The exit multiple was based on the estimated 2015 peer merger and acquisition EBITDA multiple applied to the exit year EBITDA.  The discounted cash flow valuation includes discounted value of “excess” cash on the balance sheet at the exit.

•                  “Sum of parts,” which represents a sum of parts EBITDA multiple valuation for existing and potential income streams for Ashford Inc.  Baird segregated three cash flow streams to reflect core operations from the base management fee from the status quo model, as well as incremental base management and incentive fees from expected growth scenarios.  For each stream of cash flows, Baird applied a range of multiples to reflect investors’ likely view of the risk-adjusted value.  The sum of parts includes the value of the “excess” cash on the balance sheet at the time of the spin-off.

Summary of Valuation Analyses Provided by Baird

THE FOLLOWING SUMMARY IS OF A REPORT AS OF A VALUATION DATE OF OCTOBER 1, 2014.

Comparable Transaction Multiples

In an effort to evaluate Ashford Inc., Baird analyzed multiples from comparable acquisition transactions, with a focus on alternative asset management companies.  Baird also relied upon forward EBITDA multiples, when the information was readily available.  Baird considered the implied enterprise values for Ashford Inc., based on multiples for status quo and growth scenarios at the 25th and 75th percentile level for both traditional asset managers and alternative asset managers (collectively, the “Baird Peer Group”).

Baird found that many of the acquisitions of investment managers involve private targets, so the valuation metrics were not readily available.  The list of selected comparable buyers and sellers is set forth below.

Buyer	Target

La Française AM	JK Capital Management Ltd.

Buyer	Target
Brookfield Asset Management Inc.	Thayer Lodging Group
The Bank of Nova Scotia	Aurion Capital Management Inc.
Brookfield Asset Management Inc.	Candor Investments Limited

Legg Mason Inc.	QS Investors LLC
Legal & General Investment Management America Inc.	Global Index Advisors, Inc.
Och-Ziff Capital Management Group LLC; Others	GP Investments
Seneca Investment Managers Limited	Miton Capital Partners Limited

Tristate Capital Holdings, Inc.	Chartwell Investment Partners, L.P.
HDFC Asset Management Company Ltd.	Morgan Stanley Inv. Mbmt., Eight Mutual Fund Schemes
Brompton Asset Management LLP	WAY Group Limited, Global Fund Portfolio
Affiliated Managers Group Inc.	SouthernSun Asset Management, LLC

Swancap Opportunities Fund Scs - Sif; Thers	Unicredit Bank AG, Private Equity Portfolio
The Carlyle Group LP	Diversified Global Asset Management Corporation
Kohlberg Kravis Roberts & Co.	Avoca Capital Holdings
The Carlyle Group LP	Metropolitan Real Estate Equity Management, LLC

Fiera Capital Corporation	Wilkinson O’Grady & Co., Inc.
AllianceBernstein L.P.	W.P. Stewart & Co., Ltd.
PSigma Investment Management	AXA Framlington Group Ltd., Private Client Business
Marquest Asset Management Inc.	SEAMARK Asset Management Inc. and Matrix Funds Management

The Blackstone Group L.P.	Credit Suisse Strategic Partners
Madison Dearborn Partners, LLC	National Financial Partners Corp.
Hamilton Lane Advisors	Shott Capital Management, LLC
MetLife, Inc.	Administradora de Fondos de Pensiones Provida S.A.

Kohlberg Kravis Roberts & Co.	Nephila Capital Limited
Aberdeen Asset Management PLC	Artio Global Investors Inc.
Terrapin Asset Management, LLC	Hennessee Group LLC, Hedge Fund and Private Equity Fund Advisory
Stone Point Capital LLC; The Carlyle Group LP; Others	Duff & Phelps Corporation

The Carlyle Group LP	NGP Energy Capital Management
The Toronto-Dominion Bank	Epoch Investment Partners, Inc.
Rathbone Investment Management Limited	Taylor Young Investment Management Ltd.
Principal Financial Group Inc.	AFP Cuprum S.A.

The Carlyle Group LP	Vermillion Asset Management, LLC
The Blackstone Group L.P.	CT Investment Management Co., LLC
The Carlyle Group LP; Others	The TCW Group, Inc.
Marquest Asset Management Inc.	MineralFields Fund Management Inc. and Pathway Investment Counsel Inc.

OppenheimerFunds, Inc.	SteelPath Capital Management LLC and SteelPath Fund Advisors, LLC
Crescent Capital Partners Management Pty Ltd.	ClearView Wealth Limited
AXA Private Equity (nka: Ardian)	OMERS Private Equity, Portfolio of 11 Private Equity Funds
Kohlberg Kravis Roberts & Co.	Prisma Capital Partners LP

CVC Capital Partners Limited	AlixPartners, LLC
Touchstone Investments	Fifth Third Asset Management, Inc., 16 Mutual Funds
Anthilia Capital Partners SGR S.p.A.	Profilo Asset Management Sgr, S.P.A., Mutual Funds Business
L&T Finance Ltd.	FIL Fund Management Private Limited and FIL Trustee Company

Venaton Holdings Limited	Asiasons WFG Financial Ltd. (nka: ISR Capital Limited)
Kohlberg Capital Corporation (nka: KCAP Financial, Inc.)	Trimaran Advisors, L.L.C.
UGL Limited	DTZ Holdings plc
AXA Private Equity (nka: Ardian); LGT Capital Partners AG	HSH Nordbank AG, Portfolio Of Funds

Abraaj Capital	Amundi Private Equity Funds, Operations in Morocco and Tunisia

Buyer	Target
Bear Stearns Asset Management Inc.; J.P. Morgan	Portfolio of 38 Mid-Market Buyout Co-
Pantheon Ventures (UK) LLP	Private Equity Fund Portfolio
Envestnet, Inc.	FundQuest Incorporated (nka: Envestnet Portfolio Solutions, Inc.)

Global Capital & Financial Corp.	90% of Vanguard Global Assets Management And Quantum Global Financial Corp
Apollo Global Management, LLC	Gulf Stream Asset Management, LLC
CGI (HK) Limited	Fortis Wealth Management Hong Kong Limited
AXA Private Equity (nka: Ardian); AXA Secondary Fund V, L.P.	Barclays Capital, Portfolio of US and European Private Equity Interests

BGC Partners, Inc.	Cornish & Carey Commercial Newmark Knight Frank Company
Avoca Capital Holdings	Liontrust Asset Management plc, Credit Business
The Carlyle Group (nka: The Carlyle Group LP)	AlpInvest Partners B.V.
Invesco Ltd.	AIG Global Real Estate Investment Corp., Asia Fund And Asset Mgmt Business

Deerfield Capital Corp. (nka: CIFC Corp.)	CIFC Investment Management LLC (nka: CIFC Asset Management LLC)
The Carlyle Group (nka: The Carlyle Group LP)	Claren Road Asset Management, LLC
Religare Global Asset Management Inc.	Landmark Partners, Inc.
The Bank of Nova Scotia	DundeeWealth Inc.

Cromwell Group (nka: Cromwell Property Group)	Centro Property Group, Centro MCS Syndicates Funds Management Business
Royal Bank of Canada	Fortis Wealth Management Hong Kong Limited (nka: FT Securities Limited)
Flexpoint Ford, LLC	WisdomTree Investments, Inc.
CI Financial Corp	Hartford Investments Canada Corp. (nka: Castlerock Investments Inc.)

PineBridge Investments Holdings US LLC	American International Group, Inc., Indian Mutual Fund Business
AllianceBernstein Holding L.P.	AIG Life Holdings, Inc., Alternative Investments Group
Foresters Securities (Canada) Inc.	First Investors Consolidated Corporation
Lexington Partners Inc.; StepStone Group LP	Citigroup, Inc., Interests in Fund of Funds, Mezzanine & Feeder Funds and Others

La Française AM	JK Capital Management Ltd.
SkyBridge Capital II, LLC	Citigroup Alternative Investments LLC, Hedge Fund Business
Brookfield Asset Management Inc.	Crystal River Capital Inc.
Aberdeen Asset Management PLC	Certain Fund Management Assets and Contracts

The combined analysis of the Baird Peer Group resulted in the following minimum, maximum, median, adjusted mean, 25th percentile and 75th percentile multiples:

Enterprise Value to EBITDA
Traditional & Alternative Asset Managers	2015E
Low	0.8x
High	34.2x
Median	9.9x
Adjusted Mean	10.0x
25th Percentile	8.1x
75th Percentile	12.9x

This overall selected precedent acquisition analysis resulted in an implied enterprise value range for Ashford Inc. based on enterprise value to LTM  EBITDA trading multiples of approximately $38.6 million to $68.3 million.

Comparable Trading Multiples

Baird compared trading multiples of selected publicly traded companies in an attempt to provide an implied value of Ashford Inc. by comparing it to similar companies that are publicly traded. Baird reviewed and compared, using publicly available information, certain forward-looking financial estimates for the selected companies, which forward-looking information was based on a combination of consensus earnings estimates and research analyst earnings estimates to corresponding forward-looking financial information estimated for Ashford Inc., using estimates provided by management of Ashford Inc.  In light of the evolving nature of the business of Ashford Inc., Baird reviewed and compared financial information of publicly-traded companies generally viewed as traditional asset managers, as well as publicly-traded companies generally viewed as alternative asset managers.

The list of selected traditional asset managers is set forth below.

Traditional Asset Managers
BlackRock, Inc.
Franklin Resources, Inc.
Invesco Ltd.
T. Rowe Price Group, Inc.
Affiliated Managers Group, Inc.
CI Financial Corp.
Legg Mason, Inc.
Eaton Vance Corp.
SEI Investments Company
Waddell & Reed Financial, Inc.
Artisan Partners Asset Management Inc.
Federated Investors, Inc.
AllianceBernstein Holding L.P.
Janus Capital Group Inc.
Financial Engines, Inc.
Virtus Investment Partners, Inc.
WisdomTree Investments, Inc.
Pzena Investment Management, Inc.
Westwood Holdings Group, Inc.
Diamond Hill Investment Group, Inc.
Value Line, Inc.
Hennessy Advisors, Inc.
Manning & Napier, Inc.
U.S. Global Investors, Inc.
Integrated Asset Management Corp.

For each of these traditional asset managers, Baird reviewed, among other things, the multiple of enterprise value to estimated 2015 EBITDA, as well as the multiple of current price to estimated 2015 EPS.  This analysis indicated the following minimum, maximum, median and adjusted mean multiples:

	Enterprise Value to EBITDA	Current Price to EPS
Traditional Asset Managers	2015E	2015E
Min	0.6x	12.4x
Max	14.0x	30.4x
Median	8.6x	14.4x
Adjusted Mean	9.8x	14.8x

The list of selected alternative asset managers is set forth below.

Alternative Asset Managers
Brookfield Asset Management Inc.
KKR & Co. L.P.
Blackstone Group L.P.
Oaktree Capital Group, LLC
Carlyle Group L.P.
Apollo Global Management, LLC
Ares Management, L.P.
Och-Ziff Capital Management Group LLC
Fortress Investment Group LLC
North Star Asset Management Group Inc.
Resource America, Inc.
GAMCO Investors, Inc.
Cohen & Steers, Inc.
Gluskin Sheff + Associates Inc.
Calamos Asset Management, Inc.
Silvercrest Asset Management Group Inc.

For each of these alternative asset managers, Baird reviewed, among other things, the multiple of enterprise value to estimated 2015 EBITDA, as well as the multiple of current price to estimated 2015 EPS. This analysis indicated the following minimum, maximum, median and adjusted mean multiples:

	Enterprise Value to EBITDA	Current Price to EPS
Alternative Asset Managers	2015E	2015E
Min	6.8x	6.3x
Max	94.8x	28.7x
Median	13.6x	11.3x
Adjusted Mean	11.1x	11.9x

The combined analysis of the Baird Peer Group resulted in the following minimum, maximum, median, adjusted mean, 25th percentile and 75th percentile multiples:

	Enterprise Value to EBITDA	Current Price to EPS
Traditional & Alternative Asset Managers	2015E	2015E
Min	0.6x	6.3x
Max	94.8x	30.4x
Median	10.0x	13.8x
Adjusted Mean	10.3x	13.5x
25th Percentile	8.0x	12.4x
75th Percentile	13.4x	16.6x

This overall selected public company trading analysis resulted in an implied enterprise value range for Ashford Inc. of $38.1 million to $70.5 million.

Discounted Cash Flow Analysis

Baird performed a discounted cash flow analysis of Ashford Inc. by calculating the net present value of the free cash flows that Ashford Inc. was forecasted to generate through the fiscal year ended December 31, 2018 based on internal estimates provided by Ashford Inc.’s management.  Baird calculated an estimated range of values of Ashford Inc. based on the net present value of (i) projected free cash flows from 2015 to 2018 and (ii) terminal values based upon a range of EBITDA multiples, with a mid-point terminal multiple of 12x, which was in line with adjusted mean EBITDA multiples for comparable transaction and trading multiples.  The present value of the free cash flows from base management fees, incremental base management fees under a growth scenario and incremental incentive fee values were then calculated using a range of discount rates, with mid-point discount rates of approximately 15%, 18% and 26%, respectively.

This discounted cash flow analysis resulted in an implied enterprise value range for Ashford Inc. of approximately $35.4 million to $78.3 million.

Sum of Parts Analysis

Baird sensitized a range of multiples for each of the distinct streams of 2015 pro forma cash flow to further assess the approach investors may take to valuing the different components of Ashford Inc.’s pro forma performance.

The sum of parts analysis took the sum of (i) the 2015 base management fee EBITDA for the status quo, (ii) the 2015 incremental base EBITDA for the incremental growth scenario, (iii) the 2015 incremental incentive fee EBITDA for the incremental growth scenario, (iv) the cash on the balance sheet, less (v) the minimum working capital required to operate the business.

This sum of parts analysis resulted in an implied enterprise value range for Ashford Inc. of approximately $38.2 million to $62.9 million.

Summary Valuation Range

Based on the analyses described above, Baird computed the median midpoints of the implied enterprise valuation ranges described above for each of the comparable transaction analysis, the comparable public companies analysis, the discounted cash flow analysis and the sum of parts analysis to arrive at a specific implied equity value point estimate.  Baird then created a primary valuation range by analyzing the results in the 40th and 60th percentiles of each analysis method.  This analysis yielded an implied enterprise value range of $48 to $61 million, which range includes the $10 million in excess cash that will be contributed to Ashford Inc. by Ashford Trust.

Other Matters Relating to the Baird Report.  In connection with the review of the separation by Ashford Trust, Baird performed a variety of financial and comparative analysis for purposes of rendering the Baird Report. The preparation of a valuation report is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at the conclusion set forth in the Baird Report, Baird considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Baird believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them as a whole, would create an incomplete view of the process underlying its analyses and conclusions. In addition, Baird may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Baird’s view of the actual value of Ashford Inc.

In performing its analyses, Baird made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ashford Trust and Ashford Inc., such as the impact of competition on Ashford Inc. and the industries in which it operates, industry growth and the absence of any adverse material change in the financial condition and prospects of Ashford Inc. or in the financial markets in general. Baird believes that mathematical analysis, such as determining the mean or median, or the high or the low, is not in itself a meaningful method of using comparable transaction data. No company utilized in the comparable transaction multiples or comparable trading multiples analyses described above is identical to Ashford Inc. Any estimates contained in Baird’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of the analyses of Baird of the range of enterprise values of Ashford Inc. in connection with the delivery by Baird of the Baird Report, dated October 1, 2014, to Ashford Trust.

Baird is a nationally recognized investment banking and advisory firm. Baird has advised Ashford Trust that, as part of its investment banking and financial advisory business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, initial and secondary public offerings of securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of Baird’s trading, brokerage, investment management and financing activities, Baird, or its affiliates, may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of its customers, in equity securities of Ashford Trust, Ashford Inc. or any other company or any currency or commodity that may be involved in the merger. Baird has in the past provided financial services to Ashford Trust and Ashford Prime and has received fees in connection with such services.  Specifically, Baird currently makes a market in the securities of Ashford Prime and Ashford Trust. Baird was a manager or co-manager of a public offering of securities for Ashford Prime and Ashford Trust in the past 12 months and received compensation for doing so.  Baird may also seek to provide financial advisory and financing services to Ashford Inc., Ashford Trust and Ashford Prime in the future and would expect to receive fees for the rendering of these services.

In connection with the Baird Report, Ashford Trust agreed to pay Baird an aggregate fee of $225,000, regardless of the conclusion reached therein.  In addition, if Ashford Trust requests a “bring down” report, Ashford Trust has agreed to pay Baird an additional fee of $25,000 per report, regardless of the conclusion reached therein.  Ashford Trust has also agreed to reimburse Baird for its reasonable expenses incurred in performing its services and to indemnify Baird and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Baird and any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Baird’s engagement and any related transactions.

Certain U.S. Federal Income Tax Consequences of the Separation

The following is a summary of the material U.S. federal income tax consequences of our separation from Ashford Trust, and in particular the distribution by Ashford Trust of our common stock to stockholders of Ashford Trust.  For purposes of this section under the heading “Certain U.S. Federal Income Tax Consequences of the Separation”: (i) any references to the “separation” shall mean only the distribution of shares of our common stock by Ashford Trust to stockholders of Ashford Trust; (ii) references to “Ashford Inc.,” “we,” “our” and “us” mean only Ashford Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated; and (iii) references to Ashford Trust refer to Ashford Hospitality Trust, Inc.  This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.  We have not sought and do not intend to seek an advance ruling from the IRS regarding any matter discussed in this information statement. The summary is also based upon the assumption that Ashford Trust, Ashford Inc. and their respective subsidiaries and affiliated entities will operate in accordance with their applicable organizational documents or partnership agreements and the agreements and other documents applicable to our separation from Ashford Trust.  This summary is for general information only and is not tax advice.  The Code provisions governing the federal income tax treatment of REITs (such as Ashford Trust) and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice.  Moreover, this summary does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•                  financial institutions;

•                  insurance companies;

•                  broker-dealers;

•                  regulated investment companies and REITs;

•                  partnerships and trusts;

•                  persons who hold our stock on behalf of another person as a nominee;

•                  persons who receive our stock through the exercise of employee stock options or otherwise as compensation;

•                  persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•                  tax-exempt organizations; and

•                  foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.  For purposes of this discussion under the heading “Certain U.S. Federal Income Tax

Consequences of the Separation,” a domestic holder is a stockholder of Ashford Trust that is for federal income tax purposes:

•                  a citizen or resident of the United States,

•                  a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states, or the District of Columbia,

•                  an estate, whose income is subject to federal income taxation regardless of its source, or

•                  a trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election to be treated as a U.S. person.

A “non-U.S. holder” is a stockholder of Ashford Trust that is not a domestic holder and is not an entity treated as a partnership for federal income tax purposes. If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds Ashford Trust stock, the federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the federal income tax consequences of the separation.

THE FEDERAL INCOME TAX TREATMENT OF THE SEPARATION TO STOCKHOLDERS OF ASHFORD TRUST DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE.  IN ADDITION, THE TAX CONSEQUENCES OF THE SEPARATION TO ANY PARTICULAR STOCKHOLDER OF ASHFORD TRUST WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES.  YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU OF THE SEPARATION IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES.

Tax Classification of the Separation in General.  For federal income tax purposes, the separation will not be eligible for treatment as a tax-free distribution by Ashford Trust with respect to its stock.  Accordingly, the separation will be treated as if Ashford Trust had distributed to each Ashford Trust stockholder an amount equal to the fair market value of the Ashford Inc. common stock received by such stockholder (including any fractional shares deemed to be received, as described below), determined as of the distribution date (such amount, the “separation distribution amount”).  The federal income tax consequences of the separation on Ashford Trust’s stockholders are thus generally the same as the federal income tax consequences of Ashford Trust’s cash distributions.  The discussion below describes the federal income tax consequences to a domestic holder, a non-U.S. holder, and a tax-exempt domestic holder of Ashford Trust stock upon the receipt of Ashford Inc. common stock in the separation.

Although Ashford Trust will ascribe a value to the Ashford Inc. shares distributed in the separation, this valuation is not binding on the IRS or any other taxing authority.  These taxing authorities could ascribe a higher valuation to the distributed Ashford Inc. shares, particularly if, following the separation, those shares trade at prices significantly above the value ascribed to those shares by Ashford Trust.  Such a higher valuation may affect the distribution amount and thus the federal income tax consequences of the separation to Ashford Trust’s stockholders and to Ashford Trust.

Any cash received by a stockholder of Ashford Trust in lieu of a fractional share of Ashford Inc. common stock should be treated as if such fractional share had been (i) received by the stockholder as part of the separation and then (ii) sold by such stockholder for the amount of cash received.  Because (as described below) the basis of the fractional share deemed received by the Ashford Trust stockholder will equal the fair market value of such share on distribution date, a stockholder of Ashford Trust generally should not recognize additional gain or loss on the transaction described in (ii) of the preceding sentence unless the fractional share is sold at a price different from its fair market value on the distribution date.

To qualify as a REIT for federal income tax purposes each year, Ashford Trust must earn at least 75% of its gross income each year from certain real estate-related sources (the “75% gross income test”).  Ashford Trust will be required to recognize any gain, but will not be permitted to recognize any loss, with respect to the Ashford Inc. shares that it distributes in the separation, determined as if Ashford Trust had sold these shares for their fair market value on the distribution date.  The gain recognized by Ashford Trust from the distribution of Ashford Inc. shares will not constitute real estate-related income for purposes of the 75% gross income test.  Consequently, Ashford Trust would fail to satisfy the 75% gross income test for federal income tax purposes applicable to a REIT, and could fail to qualify as a REIT, if the gain Ashford Trust recognizes from the distribution of the Ashford Inc. shares, combined with any other items of income not qualifying for the 75% gross income test, exceed 25% of Ashford Trust’s gross income in the year of the separation.

Tax Basis and Holding Period of Ashford Inc. Shares Received by Holders of Ashford Trust Stock. An Ashford Trust stockholder’s tax basis in shares of Ashford Inc. common stock received in the separation (including any fractional shares deemed to be received, as described below) generally will equal the fair market value of such shares on the distribution date, and the holding period for such shares will begin the day after the distribution date.

Tax Treatment of the Separation to Domestic Holders.  The following discussion describes the federal income tax consequences to a domestic holder of Ashford Trust stock upon the receipt of Ashford Inc. common stock in the separation.

Ordinary Dividends.  The portion of the separation distribution amount received by a domestic holder that is payable out of Ashford Trust’s current or accumulated earnings and profits for the year of the distribution and that is not designated by Ashford Trust as a capital gain dividend will generally be taken into account by such domestic holder as ordinary income and will not be eligible for the dividends received deduction for corporations.  With limited exceptions, dividends paid by Ashford Trust are not eligible for taxation at the preferential income tax rates for qualified dividends received by domestic holders that are individuals, trusts and estates from taxable C corporations.  Such domestic holders, however, are taxed at the preferential rates on dividends designated by and received from a REIT such as Ashford Trust to the extent that the dividends are attributable to:

•                  income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of income tax), or

•                  dividends received by the REIT from TRSs or other taxable C corporations.

Non-Dividend Distributions.  A distribution to Ashford Trust’s domestic holders in excess of Ashford Trust’s current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distribution does not exceed the adjusted tax basis of the holder’s Ashford Trust shares in respect of which the distribution was made.  Rather, the distribution will reduce the adjusted tax basis of the holder’s shares in Ashford Trust.  To the extent that such distribution exceeds the adjusted tax basis of a domestic holder’s Ashford Trust shares, the holder generally must include such distribution in income as long-term capital gain, or short-term capital gain if the holder’s Ashford Trust shares have been held for one year or less.

Capital Gain Dividends.  A distribution that Ashford Trust designates as a capital gain dividend will generally be taxed to domestic holders as long-term capital gain, to the extent that such distribution does not exceed Ashford Trust’s actual net capital gain for the taxable year, without regard to the period for which the holder that receives such distribution has held its Ashford Trust stock.  Corporate domestic holders may be required to treat up to 20% of some capital gain dividends as ordinary income.  Long-term capital gains are generally taxable at reduced maximum federal rates in the case of domestic holders that are individuals, trusts and estates, and ordinary income rates in the case of stockholders that are corporations.

Tax Treatment of the Separation to Non-U.S. Holders. The following discussion describes the U.S. federal income tax consequences to a non-U.S. holder of Ashford Trust stock upon the receipt of Ashford Inc. common stock in the separation.

Ordinary Dividends.  The portion of the separation distribution amount received by a non-U.S. holder that is (1) payable out of Ashford Trust’s current or accumulated earnings and profits for the year of the distribution, (2) not attributable to Ashford Trust’s capital gains, and (3) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be treated as a dividend that is subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Ashford Trust stock.  In cases where the dividend income from a non-U.S. holder’s investment in Ashford Trust stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax at graduated rates, in the same manner as domestic holders are taxed with respect to such dividends.  Such income must generally be reported on a federal income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation unless reduced or eliminated by a tax treaty.

Non-Dividend Distributions.  Unless Ashford Trust’s stock constitutes a U.S. real property interest (“USRPI”), the separation distribution amount, to the extent not made out of Ashford Trust’s earnings and profits, will not be subject to federal income tax.  If Ashford Trust cannot determine at the time of the separation whether or not the separation distribution amount will exceed current and accumulated earnings and profits, the separation distribution will be subject to withholding at the rate applicable to ordinary dividends, as described above.

If Ashford Trust’s stock constitutes a USRPI, as described below, distributions that it makes in excess of the sum of (a) the stockholder’s proportionate share of Ashford Trust’s earnings and profits, plus (b) the stockholder’s basis in its Ashford Trust stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) in the same manner as if the Ashford Trust stock had been sold.  In such situations, the non-U.S. holder would be required to file a federal income tax return and would be subject to the same treatment and same tax rates as a domestic holder with respect to such excess, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals.

Ashford Trust’s stock will be treated as a USRPI if 50% or more of Ashford Trust’s assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is currently anticipated that Ashford Trust’s stock will constitute a USRPI.

Ashford Trust’s stock nonetheless will not constitute a USRPI if Ashford Trust is a “domestically-controlled qualified investment entity.”  A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period.  It is anticipated that Ashford Trust will be a domestically-controlled qualified investment entity, and that a distribution with respect to Ashford Trust’s stock in excess of Ashford Trust’s earnings and profits will not be subject to taxation under FIRPTA.  No assurance can be given that Ashford Trust will remain a domestically-controlled qualified investment entity.

If Ashford Trust is not a domestically-controlled qualified investment entity, but its stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a distribution to a non-U.S. holder nonetheless would not be subject to tax under FIRPTA, provided that the non- U.S. holder held 5% or less of Ashford Trust’s common stock at all times during a specified testing period.  It is anticipated that Ashford Trust’s common stock will be regularly traded.

In addition, if a non-U.S. holder owning more than 5% of Ashford Trust’s common stock disposes of such stock during the 30-day period preceding the ex-dividend date of any dividend payment by Ashford Trust, and such non-U.S. holder acquires or enters into a contract or option to acquire Ashford Trust’s common stock within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain (as defined below) to such non-U.S. holder under FIRPTA, then such non-U.S. holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Gain in respect of a non-dividend distribution that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in Ashford Trust stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a domestic holder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Capital Gain Dividends. Under FIRPTA, a dividend that Ashford Trust makes to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that Ashford Trust held directly or through pass-through subsidiaries (such gains, “USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to federal income tax at the rates applicable to U.S. individuals or corporations. Ashford Trust will be required to withhold tax equal to 35% of the maximum amount that could have been designated as a USRPI capital gain dividend.  Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation.

Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of Ashford Trust’s assets other than USRPIs are not subject to federal income tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the non-U.S. holder will incur a 30% tax on his capital gains.

A dividend that would otherwise have been treated as a USRPI capital gain dividend will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as ordinary income dividends (discussed above), provided that (1) the dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S., and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the one-year period ending on the date on which the dividend is received.  Ashford Trust anticipates that its stock will be “regularly traded” on an established securities exchange.

Withholding of Amounts Distributable to Non-U.S. Holders in the Separation.  If Ashford Trust is required to withhold any amounts otherwise distributable to a non-U.S. holder in the separation, Ashford Trust or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of Ashford Inc. common stock that such non-U.S. holder would otherwise receive, and such holder may bear brokerage or other costs for this withholding procedure.  A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amounts withheld exceeded the holder’s U.S. tax liability for the year in which the separation occurred.

Tax Treatment of the Separation to Tax-Exempt Entities.  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation.  Such entities, however, may be subject to taxation on their unrelated business taxable income (“UBTI”).  While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI.  Based on that ruling, and provided that (1) a tax-exempt stockholder has not held Ashford Trust stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) such Ashford Trust stock is not otherwise used in an unrelated trade or business, the separation generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that Ashford Trust makes as UBTI.

In certain circumstances, a pension trust that owns more than 10% of Ashford Trust’s stock could be required to treat a percentage of the dividends as UBTI, if Ashford Trust is a “pension-held REIT.”  Ashford Trust will not be a pension-held REIT unless (1) it is required to “look through” one or more of its pension stockholders in order to satisfy certain REIT requirements and (2) either (i) one pension trust owns more than 25% of the value of Ashford Trust’s stock, or (ii) a group of pension trusts, each individually holding more than 10% of the value of Ashford Trust’s stock, collectively owns more than 50% of Ashford Trust’s stock.  Certain restrictions on ownership and transfer of Ashford Trust’s stock should generally prevent a tax-exempt entity from owning more than 10% of the value of Ashford Trust’s stock, and should generally prevent Ashford Trust from becoming a pension-held REIT.

Time for Determination of the Tax Impact of the Separation. The actual tax impact of the separation will be affected by a number of factors that are unknown at this time, including Ashford Trust’s final earnings and profits for 2014 (including as a result of the gain Ashford Trust recognizes in the separation), the fair market value of Ashford Inc.’s common stock on the distribution date and sales of FIRPTA or other capital assets.  Thus, a definitive calculation of the federal income tax impact of the separation will not be possible until after the end of the 2014 calendar year.  Ashford Trust will notify its stockholders of the tax attributes of the separation (including the separation distribution amount) on an IRS Form 1099-DIV.

Market for Our Common Stock

There is currently no public market for our common stock. A condition to the distribution is the listing on the NYSE MKT of our common stock.  We intend to apply to have our common stock authorized for listing on the NYSE MKT under the symbol “AINC.”

Trading Between the Record Date and Distribution Date.  Beginning shortly before the record date and continuing up to and through the distribution date, we expect that there will continue to be a “regular-way” market in Ashford Trust common stock but there will not be an “ex-distribution” market because of the uncertainty as to the distribution ratio prior to the distribution date.  Shares of Ashford Trust common stock that trade on the regular way market will trade with an entitlement to shares of our common stock distributed pursuant to the distribution.  Therefore, if you sell shares of Ashford Trust common stock in the “regular-way” market through the distribution date, you will be selling your right to receive common stock of Ashford Inc. in the distribution.

Furthermore, beginning on or shortly before the record date and continuing up to and through the distribution date, we expect that there will be a “when-issued” market in our common stock.  “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued.  The “when-issued” trading market will be a market for shares of our common stock that will be distributed to Ashford Trust common stockholders on the distribution date, assuming the minimum distribution is made.  If you owned shares of Ashford Trust common stock at the close of business on the record date, you would be entitled to common stock of Ashford Inc. distributed pursuant to the distribution.  You may trade your entitlement to the minimum distribution of our common stock, without trading the shares of Ashford Trust common stock you own, on the “when-issued” market.  If Ashford Trust adjusts the distribution ratio such that it distributes greater than 40% of our outstanding common stock, you will not be able to trade your entitlement to shares in excess of the minimum distribution but will instead have to wait to trade in the regular way market.  On the first trading day following the distribution date, “when-issued” trading with respect to our common stock will end and “regular-way” trading will begin.

If, for any reason, the distribution of our common stock to the common stockholders of Ashford Trust does not occur, our common stock will not be eligible for listing on the NYSE MKT, and it will have a limited, if any, public market.

Conditions to the Completion of the Distribution

We expect that the distribution will occur on                      , 2014, the distribution date, provided that, among other conditions described in this information statement, the following conditions shall have been satisfied:

•                  our registration statement on Form 10, of which this information statement is a part, shall be effective, and no stop order relating to the registration statement shall be in effect;

•                  the listing of our common stock on the NYSE MKT shall have been approved, subject to official notice of issuance;

•                  the receipt of all necessary consents and approvals from lenders to Ashford Trust;

•                  no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto shall be in effect; and

•                  as of the day preceding the distribution date, the board of directors of Ashford Trust shall have made a determination that the distribution remains in the best interest of Ashford Trust and its stockholders and that, taking into account current market conditions, the distribution is still advisable.

Reasons for the Separation

The board of directors of Ashford Trust, after careful review and consideration, determined that the separation of Ashford Inc. is in the best interests of Ashford Trust and its stockholders. The board’s determination was based on a number of factors, including the factors set forth below.

•                  Enhanced growth opportunities.  The asset management and external advisory business represents a discrete and separate portion of Ashford Trust’s overall business strategy.  The asset management and external advisory business has different financial and operational requirements than Ashford Trust’s business.  Ashford Trust is focused on investing opportunistically across all segments and at all levels of the capital structure within the hospitality industry while our business will be to serve as the external manager and focus on the asset management of the assets of Ashford Trust, Ashford Prime and potential new or additional platforms.  The separation will allow each company to better tailor its business strategies to best address growth opportunities in its industry.

•                  Increased transparency.  The separation will enable potential investors and the financial community to evaluate the performance and assess the strategy of each company separately.  We believe the additional information available resulting from the separate disclosure will allow each company’s securities to be appropriately valued by the market and may result in a higher aggregate market value than the value of the combined company.

•                  Tailored capital structure.  Each company will have the flexibility to create a capital structure tailored to its strategic goals and consistent with its stockholders’ interests, which may improve access to the capital markets for both Ashford Trust and Ashford Inc., as compared to Ashford Trust common stock prior to the distribution.  Further, we believe that the creation of a business model with few fixed assets, significant growth potential and stability of earnings, while maintaining alignment of stockholder interests between Ashford Inc. and the two companies it initially advises could unlock value in the asset management platform.

•                  Investor choice.  Ashford Trust’s board of directors believes that the lodging investment business and the asset management business appeal to different types of investors with different investment goals and risk profiles.  Following the distribution, investors will be able to pursue investment goals in either or both companies.  In addition, management should be able to establish goals, implement business strategies and evaluate growth opportunities in light of investor expectations specific to each company’s respective business, without undue consideration of investor expectations for the other business.

The anticipated benefits of the separation are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated or at all.  In the event that the separation does not result in such benefits, the costs associated with the transaction could have a negative effect on our financial condition and ability to make distributions to our common stockholders.  For more information about the risks associated with the separation and distribution, see “Risk Factors—Risks Related to the Separation and Distribution.”

Reasons For Furnishing This Information Statement

This information statement is being furnished solely to provide information to Ashford Trust stockholders who are entitled to receive shares of Ashford Inc. common stock in the distribution.  This information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities or securities of Ashford Trust.  We believe that the information in this information statement is accurate as of the date set forth on the cover.  Changes may occur after that date and neither Ashford Trust nor we undertake any obligation to update such information.

OUR BUSINESS

Our Company

Ashford Inc. is a Delaware corporation, incorporated in April 2014, that intends to provide asset management and external advisory services to other entities, initially within the hospitality industry.  Ashford Inc. will serve as the external advisor to Ashford Prime, an NYSE-listed real estate investment trust that invests primarily in high RevPAR luxury, upper-upscale and upscale hotels and resorts, predominantly located in gateway markets.  Ashford Prime became a publicly traded entity in November 2013 upon the completion of its spin-off from Ashford Trust.  Ashford Inc. will also serve as the external advisor to Ashford Trust, an NYSE-listed real estate investment trust, focused on investing opportunistically across all segments and at all levels of the capital structure within the hospitality industry that, generally, do not directly compete with Ashford Prime.  Ashford Trust has been a public company since August 2003.

In our capacity as the external advisor to Ashford Trust and Ashford Prime, we will be responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Ashford Prime, in each case subject to the supervision and oversight of the respective board of directors of such entity.  We will provide the personnel and services necessary to allow each of Ashford Trust and Ashford Prime to conduct its respective business.  We may also perform similar functions for new or additional platforms.  We will not be responsible for managing the day-to-day operations of the individual hotel properties owned by either Ashford Trust or Ashford Prime, which duties are, and will continue to be, the responsibility of the property management companies that operate the hotel properties owned by Ashford Trust and Ashford Prime, including Remington.

We will be led by the current management team of Ashford Trust.  Each of the chief executive officer, the president, the chief operating officer and the chief accounting officer has more than 20 years of lodging or real estate experience, including experience in hotel property and loan acquisitions and divestitures, property repositioning and redevelopment, asset management, branding and financing, as well as extensive experience with accounting, financial reporting and legal matters.  We believe our management team is uniquely positioned to optimize the operating and financial performance of our advisory clients and position us as an industry leading asset manager.

We intend to conduct our business and own substantially all of our assets through an operating entity, Ashford LLC.  Accordingly, references in this section to us refer to us together with our operating company Ashford LLC.

Our Business Strategy

Our principal business objectives will be to provide asset management and other advisory services to other entities.  Initially, we, through our operating subsidiary Ashford LLC, will act as the external advisor to Ashford Trust and Ashford Prime.  In our capacity as the external advisor to Ashford Trust and Ashford Prime, we will be responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Ashford Prime, in each case subject to the supervision and oversight of the respective board of directors of such entity.  We will provide the personnel and services necessary to allow each of Ashford Trust and Ashford Prime to conduct its respective business.  We may also perform similar functions for new or additional platforms.

We will earn advisory fees from each company that we advise.  These fees will include a quarterly base fee for managing the respective day-to-day operations of the companies we advise and the day-to-day operations of the respective subsidiaries, in each case in conformity with the respective investment guidelines of such entity.  The base fee will be determined as a percentage of each entity’s total market capitalization, subject to a minimum fee.  We will also be entitled to receive an incentive fee from each of Ashford Trust and Ashford Prime based on their respective out-performance, as measured by the total stockholder return of such company compared to its peers.

We expect to expand our asset management business through organic growth by (i) managing additional assets of existing platforms of Ashford Trust or Ashford Prime; (ii) managing assets of newly formed platforms; (iii) acquiring other businesses that provide services to the hospitality industry (which may or may not provide such services to our advisory clients), or acquiring the expertise or personnel necessary to provide such services, and (iv) acquiring third-party asset management contracts and businesses.

Ashford Trust has previously announced intentions to launch a private investment fund platform in 2014. In connection with the initial investment fund platform being contemplated or any other investment fund platform launched by Ashford LLC, it is anticipated that AIM, or an affiliate of AIM, will serve as the investment advisor to any funds established in connection with such platforms, and AIM GP, or an affiliate of AIM GP, will serve as the general partner of any funds established in connection with such platforms.  AIM, or the applicable affiliate serving as an investment advisor, will be entitled to a management fee or other fees or compensation for its role as investment advisor and will register as an investment advisor under the Investment Adviser Act of 1940.  AIM GP, or the applicable affiliate of AIM GP serving as the general partner of any funds established on such platforms, will be entitled to a performance allocation or carried interest, based generally on the net profits of the investors in such funds.  Mr. Monty J. Bennett, our chief executive officer and chairman of our board of directors, and Mr. J. Robison Hays, our chief strategy officer, own, in the aggregate, (i) 40% of AIM Holdco and (ii) 40% of AIM Performance Holdco.

Our Initial Advisory Agreements

We will initially advise two publically traded REITs, Ashford Prime and Ashford Trust, pursuant to advisory agreements.  Ashford LLC, our operating company, is currently a party to an advisory agreement with Ashford Prime, which will remain in place following the separation and distribution, and immediately following the separation and distribution, Ashford LLC will enter into an advisory agreement with Ashford Trust.  The terms of the two advisory agreements will be substantially similar, except as otherwise described below.  The following summary of the terms of our advisory agreements does not purport to be complete and is subject to and qualified in its entirety by reference to a copy of the actual agreement entered into with Ashford Prime or the form of the agreement to be entered into with Ashford Trust, which will be filed as exhibits to the registration statement of which this information statement is a part.

General.  Pursuant to our advisory agreements, we will act as external advisor for each of Ashford Prime and Ashford Trust, responsible for implementing the investment strategies and decisions of such entities and the management of their day-to-day operations, in each case subject to the supervision and oversight of such entity’s respective board.  We will provide, or obtain on their behalf, the personnel and services necessary for each of Ashford

Prime and Ashford Trust to conduct its respective business, and they will have no employees of their own.  All of the officers of each of Ashford Prime and Ashford Trust will be our employees.

Pursuant to the terms of our advisory agreements, we will provide Ashford Prime and Ashford Trust with a management team, including without limitation, the initial positions of the chief executive officer, president, chief financial officer, chief operating officer, chief accounting officer, executive vice president-asset management and senior vice president-corporate strategy, along with appropriate support personnel as we deem reasonably necessary.  We are not obligated to dedicate any of our employees exclusively to either Ashford Prime or Ashford Trust, nor are we or our employees obligated to dedicate any specific portion of time to the business of either Ashford Prime or Ashford Trust, except as necessary to perform the service required of us in our capacity as the advisor to such entities.  We will, at all times, be subject to the supervision and oversight of the board of directors of each of Ashford Prime and Ashford Trust.  So long as we are the external advisor to Ashford Prime, Ashford Prime’s governing documents permit us to designate two persons as candidates for election as director at any stockholder meeting of Ashford Prime at which directors are to be elected.  Such nominees may be our executive officers.  The advisory agreement requires us to manage the business affairs of each of Ashford Prime and Ashford Trust in conformity with the policies and the guidelines that are approved and monitored by the boards of such entities.  Additionally, we must refrain from taking any action that would (a) adversely affect the status of either Ashford Prime or Ashford Trust as a REIT, (b) subject Ashford Prime or Ashford Trust to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”), (c) knowingly and intentionally violate any law, rule or regulation of any governmental body or agency having jurisdiction over Ashford Prime or Ashford Trust, (d) violate any of the rules or regulations of any exchange on which the securities of Ashford Prime or Ashford Trust are listed or (e) violate the charter, bylaws or resolutions of board of directors of Ashford Prime or Ashford Trust, all as in effect from time to time.

Our Duties as Advisor.  Subject to the supervision of the respective boards of directors of each of Ashford Prime and Ashford Trust, we will be responsible for the day-to-day operations of Ashford Prime and Ashford Trust, including all of the subsidiaries and joint ventures of such entities, and shall perform (or cause to be performed) all services relating to the acquisition and disposition of hotels, asset management and operations of such companies as may be reasonably required, which shall include, without limitation, the following related to hotel investments:

•                  source, investigate and evaluate acquisitions and dispositions consistent with the applicable investment guidelines and make recommendations to the applicable board of such companies;

•                  engage and supervise, on behalf of such companies and at their expense, third parties to provide development management, property management, project management, design and construction services, investment banking services, financial services, property disposition brokerage services, independent accounting and auditing services and tax reviews and advice, transfer agent and registrar services, feasibility studies, appraisals, engineering studies, environmental property inspections and due diligence services, underwriting review services and consulting services and all other services reasonably necessary for us to perform our duties under the applicable advisory agreement;

•                  negotiate, on behalf of such companies, any acquisitions, dispositions, financings, restructurings or other transactions with sellers, purchasers, lenders, brokers, agents and other applicable representatives;

•                  coordinate and manage the joint ventures of such companies, including monitoring and enforcing compliance with applicable joint venture or partnership governing documents;

•                  negotiate, on behalf of such companies, terms of hotel management agreements, franchise agreements and other contracts or agreements of such companies, and modifications, extensions, waivers or terminations thereof including, without limitation, the negotiation and approval of annual operating and capital budgets under the management agreements;

•                  on behalf of such companies, enforce, monitor and manage compliance with hotel management agreements, franchise agreements and other contracts or agreements of such companies, and modifications, extensions, waivers or terminations thereof;

•                  negotiate, on behalf of such companies, terms of loan documents for their respective financings;

•                  on behalf of such companies, enforce, monitor and manage compliance of loan documents to which such companies are a party;

•                  administer bookkeeping and accounting functions as are required for the management and operation of such companies, contract for audits and prepare or cause to be prepared such periodic reports and filings as may be required by any governmental authority in connection with the ordinary conduct of the business of such companies, and otherwise advise and assist with compliance with applicable legal and regulatory requirements (subject to such company providing appropriate, necessary and timely funding of capital), including without limitation, periodic reports, returns or statements required under the Exchange Act, the Code and any regulations or rulings thereunder, the securities and tax statutes of any jurisdiction in which such companies are obligated to file such reports, or the rules and regulations promulgated under any of the foregoing;

•                  advise and assist in the preparation and filing of all offering documents, registration statements, prospectuses, proxies, and other forms or documents filed with the SEC pursuant to the Securities Act or any state securities regulators; provided, however, that each such company will be responsible for the content of any and all of its offering documents, SEC filings or state regulatory filings;

•                  retain counsel, consultants and other third-party professionals on behalf of such companies, coordinate, supervise and manage all consultants, third-party professionals and counsel, and investigate, evaluate, negotiate and oversee the processing of claims by or against such companies;

•                  advise and assist with each such company’s risk management and oversight function;

•                  provide office space, office equipment and personnel necessary for the performance of services;

•                  perform or supervise the performance of such administrative functions reasonably necessary for the establishment of bank accounts, related controls, collection of revenues and the payment of debts and obligations of such companies;

•                  communicate with the investors and analysts of such companies, as required to satisfy reporting or other requirements of any governing body or exchange on which the securities of such company are traded and to maintain effective relations with such investors;

•                  advise and assist such companies with respect to public relations, preparation of marketing materials, website and investor relation services;

•                  counsel such companies regarding qualifying, and maintaining qualification as a REIT;

•                  assist such companies in complying with all regulatory requirements applicable to them (subject to such companies providing appropriate, necessary and timely funding of capital);

•                  counsel such companies in connection with policy decisions to be made by their respective boards of directors;

•                  furnish reports and statistical and economic research to such companies regarding their activities, investments, financing and capital market activities and services performed for them by us;

•                  asset manage and monitor the operating performance of the real estate investments of such companies, including the management and implementation of capital improvement programs, pursue property tax appeals (as appropriate), and provide periodic reports with respect to their investments to the applicable board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

•                  maintain cash in U.S. Treasuries or bank accounts (with the understanding that our duties will not include providing or assisting in proactive investment management strategies or investment in securities other than U.S. Treasuries), and make payment of fees, costs and expenses, or the payment of distributions to the stockholders of such companies;

•                  advise such companies as to their capital structure and capital raising;

•                  take all actions reasonably necessary to enable such companies to comply with and abide by all applicable laws and regulations in all material respects, subject to such companies providing appropriate funding or capital;

•                  provide such companies with an internal audit staff with the ability to satisfy any applicable regulatory requirements, including requirements of the NYSE and the SEC, and any additional duties that are determined reasonably necessary or appropriate by the audit committees of such companies; and

•                  take such other actions and render such other services as may reasonably be requested by such companies consistent with the purpose of the applicable advisory agreement.

Any increase in the scope of duties or services to be provided by us must be jointly approved by us and either Ashford Prime or Ashford Trust, as applicable, and will be subject to additional compensation.

We also have the power to delegate all or any part of our rights and powers to manage and control the business and affairs of such companies to such officers, employees, affiliates, agents and representatives of ours or such company as we may deem appropriate.  Any authority delegated by us to any other person is subject to the limitations on our rights and powers specifically set forth in the advisory agreement or the charter of such company.

We are required to make available sufficient experienced and appropriate personnel to perform the services and functions specified and such personnel will devote such of their time and attention as is reasonably necessary to perform such services.

We will acknowledge receipt of the codes of business conduct and ethics, codes of conduct for the chief executive officer and chief accounting officer and policies on insider trading of such companies and will agree to require our employees who provide services to such companies to comply with the codes and the policies.

We will not be responsible for managing the day-to-day operations of the individual hotel properties owned by either Ashford Trust or Ashford Prime, which duties are, and will continue to be, the responsibility of the property management companies that operate the hotel properties owned by Ashford Trust and Ashford Prime, including Remington.

Limitations on Liability and Indemnification. The advisory agreements provide that we have no responsibility other than to render the services and take the actions described in the advisory agreements in good faith and with the exercise of due care and will not be responsible for any action the board of directors of either Ashford Prime or Ashford Trust takes in following or declining to follow any advice from us.  The advisory agreements provides that we, and our officers, directors, managers, employees and members, will not be liable for any act or omission by us (or our officers, directors, managers, employees or members) performed in accordance with and pursuant to the advisory agreements, except by reason of acts constituting gross negligence, bad faith, willful misconduct or reckless disregard of our duties under the applicable advisory agreement.

Each of Ashford Prime and Ashford Trust has agreed to indemnify and hold us harmless (including our partners, directors, officers, stockholders, managers, members, agents, employees and each other person or entity, if any, controlling us) to the full extent lawful, from and against any and all losses, claims, damages or liabilities of any nature whatsoever with respect to or arising from any acts or omission by us (including ordinary negligence) in our capacity as advisor, except with respect to losses, claims, damages or liabilities with respect to or arising out of our gross negligence, bad faith or willful misconduct, or reckless disregard of our duties set forth in the applicable advisory agreement (for which we will indemnify Ashford Prime or Ashford Trust, as applicable).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, our officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term and Termination. The initial terms of our advisory agreements with Ashford Prime and Ashford Trust are 20 years, in each case commencing from the effective date of the applicable advisory agreement.  Each advisory agreement provides for automatic one-year renewal terms on each anniversary date after the expiration of the initial term unless previously terminated as described below.  Following the initial terms, the advisory agreements may be terminated by Ashford Prime or Ashford Trust, as applicable, with 180 days’ written notice prior to the expiration of the then current term, on the affirmative vote of at least two-thirds of the independent directors of such entity, based upon a good faith finding that either (a) there has been unsatisfactory performance by us that is materially detrimental to such company and the subsidiaries of such company taken as a whole, or (b) the base fee and/or incentive fee is not fair (and we do not offer to negotiate a lower fee that at least a majority of the independent directors determine is fair).  If the reason for non-renewal specified by such company in the termination notice is (b) in the preceding sentence, then we may, at our option, provide a notice of proposal to renegotiate the base fee and incentive fee not less than 150 days prior to the pending termination date.  Thereupon, each party has agreed to use its commercially reasonable efforts to negotiate in good faith to find a resolution on fees within 120 days following receipt by such company of the renegotiation proposal.  If a resolution is achieved between us and at least a majority of the independent directors of such entity, within the 120-day period, then the applicable advisory agreement will continue in full force and effect with modification only to the agreed upon base fee and/or incentive fee, as applicable.

If no resolution on fees is reached within the 120-day period, or if Ashford Trust or Ashford Prime, as applicable, terminates the advisory agreement by reason of clause (a) above, the related advisory agreement will terminate and Ashford Trust or Ashford Prime, as applicable, will be required to pay us a termination fee equal to either:

•                  if our common stock is not publicly traded, 14 times our earnings attributable to the Ashford Trust advisory agreement or the Ashford Prime advisory agreement, as applicable, less costs and expenses, including taxes (the “net earnings”) for the 12 months preceding termination of the related advisory agreement; or

•                  if at the time of the termination notice, our common stock is publicly traded, 1.1 multiplied by the greater of (i) 12 times our net earnings attributable to the Ashford Trust advisory agreement or the Ashford Prime advisory agreement, as applicable, for the 12 months preceding the termination of such advisory agreement or (ii) the earnings multiple (based on net earnings after taxes) for our common stock for the 12 months preceding the termination of such advisory agreement multiplied by our net earnings attributable to the Ashford Trust advisory agreement or the Ashford Prime advisory agreement, as applicable, for the same 12 month period; or (iii) the simple average of the earnings multiples (based on net earnings after taxes) for our common stock for each of the three fiscal years preceding the termination of the Ashford Trust advisory agreement or the Ashford Prime advisory agreement, as applicable, multiplied by our net earnings attributable to such advisory agreement for the 12 months preceding the termination of the advisory agreement;

plus, in either case, a gross-up amount for assumed federal and state tax liability, based on an assumed tax rate of 40%.  The termination fee will not be subject to any maximum amount or other limitation.

Ashford Prime or Ashford Trust may also terminate the applicable advisory agreement with 60 days’ notice upon a change of control of such entity, if the change of control transaction is conditioned upon the termination of the advisory agreement.  In such a circumstance, Ashford Trust or Ashford Prime, as applicable, would be required to pay the termination fee described above.

Either Ashford Prime or Ashford Trust may also terminate the applicable advisory agreement at any time, including during the initial term, without the payment of a termination fee under the following circumstances:

•                  upon a default by us in the performance or observance of any material term, condition or covenant under the applicable advisory agreement; provided, however, that such entity must, before terminating the advisory agreement, give written notice of the default to us and provide us with an opportunity to cure the default within 60 days, or if such default is not reasonably susceptible to cure within the applicable timeframe, such additional cure period as is reasonably necessary to cure the default so long as we are diligently and in good faith pursuing such cure;

•                  immediately upon providing written notice to us, following a voluntary or collusive bankruptcy event by us, or an involuntary bankruptcy event that remains undismissed and unstayed for a period exceeding 120 days; except that, if we file a motion to assume the Ashford Trust advisory agreement or the Ashford Prime advisory agreement, as applicable, within 120 days of the commencement of such case or proceeding, the bankruptcy event will not constitute an event of default under such advisory agreement;

•                  immediately, upon the commencement by us of an action for our dissolution;

•                  immediately upon providing written notice to us, following our conviction (including a plea or nolo contendere) of a felony;

•                  immediately upon providing written notice to us, if we commit an act of fraud against Ashford Prime or Ashford Trust, misappropriate such entity’s funds or act in a manner constituting willful misconduct, gross negligence or reckless disregard in the performance of our material duties set forth in the applicable advisory agreement (including a failure to act); provided, however, that if any such actions or omissions are caused by one of our employees and/or officers (or one of our affiliates) and we take all reasonable necessary and appropriate action against such person and cure the damage caused by such actions or omissions within 45 days of our actual knowledge of its commission or omission, neither Ashford Prime nor Ashford Prime will have any right to terminate the applicable advisory agreement; and

•                  immediately upon providing written notice to us following certain changes of control, exclusive of any change of control that is an assignment permitted as described in “—Assignment”.

Upon any termination of either advisory agreement, we are expected to cooperate with and assist Ashford Prime or Ashford Trust, as applicable, in executing an orderly transition of the management of its assets to a new advisor, providing a full accounting of all accounts held in the name of or on behalf of such company, returning any funds held on behalf of such company and returning any and all of the books and records of such company.  Ashford Prime or Ashford Trust, as applicable, will be responsible for paying all accrued fees and expenses and will be subject to certain non-solicitation obligations with respect to our employees upon any termination of the applicable advisory agreement.

Following the initial term, we may terminate either advisory agreement prior to the expiration of each term with 180 days’ prior written notice.  Additionally, we may terminate either advisory agreement if Ashford Prime or Ashford Trust, as applicable, defaults in the performance or observance of any material term, condition or covenant under the applicable advisory agreement; provided, however, before terminating the advisory agreement, we must give Ashford Prime or Ashford Trust, as applicable, written notice of the default and provide such entity with an opportunity to cure the default within 45 days, or if such default is not reasonably susceptible to cure within 45 days, such additional cure period as is reasonably necessary to cure the default (not to exceed 90 days) so long as such entity is diligently and in good faith pursuing such cure.  In the event of such a termination, we will be entitled to all accrued fees and expenses.

Fees and Expenses.

Base Fee. The total quarterly base fee will be equal to 0.70% per annum of the total market capitalization of each of Ashford Prime and Ashford Trust, subject to a minimum quarterly base fee.  The “total market capitalization” for purposes of determining the base fee will be calculated on a quarterly basis as follows:

(i)             the average of the volume-weighted average price per share of common stock for such entity for each trading day of the preceding quarter multiplied by the average number of shares of common stock and common units outstanding during such quarter, on a fully-diluted basis (assuming all common units and long term incentive partnership units in the applicable operating partnership which have achieved economic parity with common units in the operating partnership have been redeemed and the applicable company has elected to issue common stock of such company in satisfaction of the redemption price), plus

(ii)          the quarterly average of the aggregate principal amount of the consolidated indebtedness of such company (including its proportionate share of debt of any entity that is not consolidated but excluding its joint venture partners’ proportionate share of consolidated debt), plus

(iii)       the quarterly average of the liquidation value of any outstanding preferred equity of such company.

The minimum base fee for Ashford Prime, and the minimum base fee for Ashford Trust for each quarter beginning after the one year anniversary of the separation and distribution, will be equal to the greater of:

(i)             90% of the base fee paid for the same quarter in the prior year; and

(ii)          the “G&A ratio” multiplied by the total market capitalization of such company.

The minimum base fee (on an annual basis) for Ashford Trust for the first partial quarter and the next four full fiscal quarters following the separation and distribution, will be equal to the greater of:

(i)             0.70% of the total market capitalization of Ashford Trust as of the first day of trading immediately following the separation and distribution; and

(ii)          the “G&A ratio” multiplied by the total market capitalization of Ashford Trust as of the first day of trading immediately following the separation and distribution.

The “G&A ratio” will be calculated as the simple average of the ratios of total general and administrative expenses, including any dead deal costs, less any non-cash expenses, paid in the applicable quarter by each member of a select peer group, divided by the total market capitalization of such peer group member.  The peer group for each company may be adjusted from time-to-time by mutual agreement between us and a majority of the independent directors of such company, negotiating in good faith.  The base fee will be payable in cash on a quarterly basis.

The aggregate base fees payable to us in 2013 under the advisory agreements if we had operated as a separate entity in 2013 and advised both Ashford Trust and Ashford Prime for the full year would have been approximately $33.0 million.

•                  Incentive Fee. In each year that the TSR of Ashford Prime or Ashford Trust exceeds the “average TSR of its peer group,” Ashford Prime or Ashford Trust, as applicable will be required to pay us an incentive fee.  For purposes of this calculation, the TSR of such entity will be calculated using a year-end stock price equal to the closing price of its common stock on the last trading day of the year as compared to the closing stock price of its common stock on the last trading day of the prior year (or, with respect to Ashford Trust, for the stub period ending December 31, 2014, the closing stock price of its common stock on the first day of regular way trading following the separation and distribution), in each case assuming all dividends on the common stock during such period are reinvested into additional shares of common stock of such entity.  The average TSR for each member of such company’s peer group will be calculated in the same manner and for the same time period, and the simple average for the entire peer group will be the “average TSR for its peer group.”  If the TSR of Ashford Prime or Ashford Trust exceeds the average TSR for its peer group, we will be paid an incentive fee.

The annual incentive fee will be calculated as (i) 5% of the amount (expressed as a percentage) by which the annual TSR of Ashford Trust or Ashford Prime, as applicable, exceeds the average TSR for its respective peer group, multiplied by (ii) the fully diluted equity value of such company at December 31 of the applicable year.  The percentage by which the TSR of either Ashford Trust or Ashford Prime exceeds the TSR of its peer group will be limited to 25% for purposes of calculating the incentive fee payable to us.  Further, with respect to Ashford Trust, for the stub period ending December 31, 2014, the product from the incentive fee calculation shall be reduced proportionately based on the number of days in which the advisory agreement with Ashford Trust is in effect for the calendar year 2014 divided by 365 days.  To determine the fully diluted equity value, we will assume that all units in the operating partnership of Ashford Prime or Ashford Trust, as applicable, including LTIP units that have achieved economic parity with the common units, if any, are redeemed and the applicable company has elected to issue common stock of such company in satisfaction of the redemption price and that the per share value of each share of common stock of such company is equal to the closing price of its stock on the last trading day of the year.  For the purpose of calculating TSR for Ashford Trust during the first year, the starting price of its common stock will be based on the closing price per share of its common stock on the first trading day following the completion of the separation and distribution, and for its peers, the closing price on the same trading day.

The incentive fee due from Ashford Trust or Ashford Prime, if any, is payable in arrears in three equal annual installments, with the first installment being due and payable on January 15 following the year for which the incentive fee relates and the remaining two installments being due and payable on January 15 of the next two successive years.  Notwithstanding the foregoing, each installment of the incentive fee will not be deemed earned by us or otherwise payable by Ashford Trust or Ashford Prime, as applicable, unless such entity, as of the December 31 immediately preceding the due date for the incentive fee installment payment, has a fixed charge coverage ratio of 0.20x or greater.  The fixed charge coverage ratio is defined as the ratio of adjusted EBITDA for the previous four consecutive fiscal quarters to fixed charges, which includes all (i) interest expense of Ashford Trust or Ashford Prime, as applicable, and its respective subsidiaries, (ii) regularly scheduled principal payments of such entity and its respective subsidiaries, other than balloon or similar principal payments which repay indebtedness in full and payments under a cash flow mortgage applied to principal, and (iii) preferred dividends paid by Ashford Trust or Ashford Prime, as applicable.  Except in the case when the incentive fee is payable on the date of termination of the advisory agreement, up to 50% of the applicable incentive fee may be paid in the common stock of Ashford Prime or Ashford Trust or in common units of the operating partnership of Ashford Prime or Ashford Trust, as applicable, in each case, at the discretion of the applicable entity.  The balance of any incentive fee not paid in equity of Ashford Prime, Ashford Trust or their respective operating partnerships will be payable in cash.  Further, if at the time for payment of the incentive fee, we own common stock or common units of Ashford Prime or Ashford Trust or their respective operating partnership with a value greater than or equal to three times the base fee for the preceding four quarters, if payment in such securities would cause us to be subject to the provisions of the Investment Company Act, or if payment in such securities would not be legally permissible for any reason, the entire incentive fee will be payable in cash.

There would have been no aggregate incentive fees payable to us in 2013 under the advisory agreements if we had operated as a separate entity in 2013 and advised both Ashford Trust and Ashford Prime for the full year.

•                  Equity Compensation. To incentivize our employees, officers, consultants, non-employee directors, affiliates and representatives to achieve the goals and business objectives of each of Ashford Prime and Ashford Trust, as established by the boards of directors of such entities, in addition to the base fee and the incentive fee described above, the boards of directors of each of Ashford Prime and Ashford Trust will have the authority to make annual equity awards to us or directly to our employees, officers, consultants and non-employee directors, based on achievement of certain financial and other hurdles established by such board of directors.  These annual equity awards are intended to provide an incentive to us and our employees to promote the success of the business of each of Ashford Prime and Ashford Trust.  The compensation committee of the board of directors of each of Ashford Prime and Ashford Trust will have full discretion regarding the grant of any annual equity awards to be provided to us or our employees, and other than the overall limitation on the total number of shares that are authorized to be granted under the applicable equity incentive plan, there are no limitations on the amount of these annual equity awards.

•                  Expense Reimbursement. We will be responsible for all wages, salaries, cash bonus payments and benefits related to our employees providing services to Ashford Prime or Ashford Trust (including any of the officers of Ashford Prime or Ashford Trust who are also officers of our company), with the exception of any equity compensation that may be awarded by Ashford Prime or Ashford Trust to our employees who provide services to Ashford Prime and Ashford Trust, the provision of certain internal audit services and the international office expenses described below.  Ashford Prime and Ashford Trust will each be responsible to pay or reimburse us monthly for all other costs we incur on behalf of such entities or in connection with the performance of our services and duties to such companies, including, without limitation, tax, legal, accounting, advisory, investment banking and other third-party professional fees, director fees and insurance (including errors and omissions insurance and any other insurance required pursuant to the terms of the advisory agreements), debt service, taxes, insurance, underwriting, brokerage, reporting, registration, listing fees and charges, travel and entertainment expenses, conference sponsorships, transaction diligence and closing costs, dead deal costs, dividends, office space, the cost of all equity awards or compensation plans established by such companies, including the value of awards made by companies to our employees, and any other costs which are reasonably necessary for the performance by us of our duties and functions, including any expenses incurred by us to comply with new or revised laws or governmental rules or regulations that impose additional duties on Ashford Prime or Ashford Trust or us in our capacity as advisor to such entities.  In addition, each of Ashford Prime and Ashford Trust will pay a pro rata share of our office overhead and administrative expenses incurred in the performance of our duties and functions under the advisory agreement.  There is no specific limitation on the amount of such reimbursements.

In addition to the expenses described above, each of Ashford Prime and Ashford Trust are required to reimburse us monthly for its pro-rata share (as reasonably agreed to between us and a majority of the independent directors of such company or its audit committee, chairman of its audit committee or lead director) of (i) employment expenses of our internal audit managers and other employees who are actively engaged in providing internal audit services, (ii) the reasonable travel and other out-of-pocket costs relating to the activities of our internal audit employees and the reasonable third-party expenses which we incur in connection with the provision of internal audit services to such company, and (iii) all reasonable international office expenses, overhead, personnel costs, travel and other costs directly related to our non-executive personnel who are located internationally or that oversee the operations of international assets or related to our personnel that source, investigate or provide diligence services in connection with possible acquisitions or investments internationally.  Such expenses will include but are not limited to, salary, wage payroll taxes and the cost of employee benefit plans.

We will pay or reimburse Ashford Trust for the costs associated with Ashford Trust’s current chairman emeritus, which includes a $700,000 annual stipend and the cost of all benefits currently available to him, as well as reimbursement for reasonable expenses incurred by him in connection with his service to Ashford Trust.

•                  Additional Services.  If, and to the extent that, either Ashford Prime or Ashford Trust requests us to render services on behalf of such company other than those required to be rendered by us under the advisory agreement, such additional services shall be compensated separately, at market rates, as defined in the advisory agreements.

Assignment.  Ashford LLC is the advisory party to the advisory agreement with Ashford Prime.  Ashford LLC may assign its rights under the advisory agreement with Ashford Prime without approval of Ashford Prime, to a newly formed publicly-traded company in connection with a spin-off, carve-out, split-off or distribution to Ashford LLC’s or Ashford Trust’s stockholders.  In the separation and distribution, Ashford LLC will become our operating company.  Ashford LLC will continue to advise Ashford Prime, so no assignment of the advisory agreement is contemplated.  We may not assign our rights under either the Ashford Prime advisory agreement or the Ashford Trust advisory agreement without the prior written approval of such entity, if such assignment is to a party that has a person or group (as defined under the federal securities laws) with a 50% or greater ownership interest unless the party is controlled by one or more of the persons who controls us immediately before the assignment.

Amendment.  Pursuant to the terms of the advisory agreements, the Ashford Prime advisory agreement can only be amended by written agreement of us, Ashford Prime and Ashford Prime OP, and the Ashford Trust advisory agreement can only be amended by written agreement of us, Ashford Trust and Ashford Trust OP.  Any additions to or deletions from the peer group members can only be made with the approval of a majority of the independent directors of Ashford Prime or Ashford Trust, as applicable.  Additionally, our corporate governance policy, as well as the corporate governance policies for each of Ashford Prime and Ashford Trust, will provide that all decisions related to the advisory agreements must be approved by a majority of the independent directors of the applicable company.

The Ashford Trademark.  Pursuant to the separation and distribution agreement, we will have a proprietary interest in the “Ashford” trademark, and we will agree to license its use to each of Ashford Prime and Ashford Trust.  If at any time Ashford Prime or Ashford Trust ceases to retain us to perform advisory services for them, within 60 days following receipt of written request from us, such entity must cease to conduct business under or use the “Ashford” name or logo, as well as change its name and the names of any of its subsidiaries to a name that does not contain the name “Ashford.”

Relationship with Ashford Prime and Ashford Trust. Immediately following the separation and distribution, we will advise both Ashford Prime and Ashford Trust.  We, our equityholders and our employees are also permitted to have other advisory clients, which may include other REITs operating in the real estate industry or having the same or substantially similar investment guidelines as Ashford Trust or Ashford Prime.  If either Ashford Prime or Ashford Trust materially revises its initial investment guidelines without our express written consent, we will be required only to use our best judgment to allocate investment opportunities to Ashford Prime, Ashford Trust and other entities we advise, taking into account such factors as we deem relevant, in our discretion, subject to any of our then existing obligations to such other entities. Ashford Prime has agreed that it will not revise its initial investment guidelines to be directly competitive with Ashford Trust.  Ashford Trust will agree, pursuant to the terms of the Ashford Trust advisory agreement, that it will revise its investment guidelines as necessary to avoid direct competition with (i) any entity or platform that Ashford Trust may create or spin-off in the future and (ii) any other entity advised by us, provided that in the case of clause (ii), we and Ashford Trust mutually agree to the terms of such revision of Ashford Trust’s investment guidelines.  The advisory agreements give each of Ashford Prime and Ashford Trust the right to equitable treatment with respect to other clients of ours, but the advisory agreements do not give any entity the right to preferential treatment, except as follows:

•                  Any new individual investment opportunities that satisfy Ashford Prime’s initial investment guidelines will be presented to its board of directors, who will have up to 10 business days to accept any such opportunity prior to it being available to Ashford Trust or another business advised by us.

•                  Any new individual investment opportunities that satisfy Ashford Trust’s initial investment guidelines will be presented to its board of directors, who will have up to 10 business days to accept any such opportunity prior to it being available to Ashford Prime or another business advised by us.

To minimize conflicts between Ashford Prime and Ashford Trust, the advisory agreements require each such entity to designate an investment focus by targeted RevPAR, segments, markets and other factors or financial metrics.  After consultation with us, such entity may modify or supplement its investment guidelines from time to time by giving written notice to us; however, if either Ashford Prime or Ashford Trust materially changes its investment guidelines without our express written consent, we will be required only to use our best judgment to allocate investment opportunities to Ashford Prime, Ashford Trust and other entities we may advise, taking into account such factors as we deem relevant, in our discretion, subject to any then existing obligations we have to such other entities.

When determining whether an asset satisfies the investment guidelines of either Ashford Prime or Ashford Trust, we must make a good faith determination of projected RevPAR, taking into account historical RevPAR as well as such additional considerations as conversions or reposition of assets, capital plans, brand changes and other factors that may reasonably be forecasted to raise RevPAR after stabilization of such initiative.

If Ashford Prime or Ashford Trust elect to spin-off, carve-out, split-off or otherwise consummate a transfer of a division or subset of assets for the purpose of forming a joint venture, a newly created private platform or a new publicly traded company to hold such division or subset of assets constituting a distinct asset type and/or investment guidelines, any such new entity will be externally advised by us pursuant to an advisory agreement containing substantially the same material terms set forth in our advisory agreement with Ashford Prime or Ashford Trust, as applicable.

If either Ashford Prime or Ashford Trust desires to engage a third party for services or products (other than services exclusively required to be provided by the property managers for such entities), we will have the exclusive right to provide such services or products at typical market rates provided that Ashford Prime or Ashford Trust, as applicable, is able to control the award of the applicable contract.  We will have at least 20 days after the applicable company gives notice of the terms and specifications of the products or services that Ashford Prime or Ashford Trust, as applicable, intends to solicit to provide a proposal for such services or products at market rates, as determined by reference to fees charged by third-party providers who are not discounting their fees as a result of fees generated from other sources.  If a majority of the independent directors of either Ashford Prime or Ashford Trust, as applicable, determines that our pricing proposal is not at market rates, Ashford Prime or Ashford Trust, as applicable, is required to engage a consultant to determine the market rate for the services or products in question.  Such company will be required to pay for the services of the consultant and to engage us at the market rates determined by the consultant if the consultant finds that our proposed pricing was at or below market rates.  Alternatively, we will pay the consultant’s fees and will have the option to provide the services or product at the market rates determined by the consultant should the consultant find that the proposed pricing was above market rates.

Our Mutual Exclusivity Agreement

We and Ashford LLC, our operating company, will enter into a mutual exclusivity agreement with Remington, that will be consented and agreed to by Mr. Monty J. Bennett, regarding potential future advisory clients for us and property management clients for Remington. Mr. Monty J. Bennett and his father Mr. Archie Bennett, Jr. are the sole owners of Remington, and Mr. Monty J. Bennett is the chief executive officer of Remington.  The following summary of the terms of the mutual exclusivity agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the actual agreement, a copy of which is filed as an exhibit to the registration statement of which this information statement is a part.

Term.  The initial term of the mutual exclusivity agreement will be 10 years. This term will automatically extend for five additional renewal periods of ten years each, for a total of up to 60 years. The agreement may be sooner terminated because of:

•                  an event of default (see “—Events of Default”), or

•                  a party’s early termination rights (see “—Early Termination”).

Exclusivity Rights.  We will agree to utilize Remington to provide property management, project management and development services for all hotels, if any, that we may acquire as well as all hotels that future companies we advise may acquire, to the extent that we have the right, or control the right, to direct such matters, unless our independent directors either (i) unanimously vote not to utilize Remington for such services or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because they have determined, in their reasonable business judgment, that it would be in our best interest not to engage Remington or that another manager or developer could perform the duties materially better.  In exchange for our agreement to engage

Remington for such services for all hotels, if any, that we may acquire as well as all hotels that future companies that we advise may acquire, Remington has agreed to grant to any of our future clients a first right of refusal to purchase any investments identified by Remington and any of its affiliates that meet the initial investment criteria of such entities, as identified in the advisory agreement between us and such entities, subject to any prior rights granted by Remington to other entities, including us, Ashford Trust and Ashford Prime. The services that Remington will provide under the mutual exclusivity agreement to Ashford Trust, Ashford Prime and future companies that we advise will include (i) property management services, which consist of the day-to-day operations of hotels; (ii) project management services, which consist of planning, management and implementation of capital improvements and plans related to capital projects; and (iii) development services, which consist of building hotel properties or constructing hotel improvements.

Management or Development.  If we acquire any hotel properties and utilize Remington as the property manager for such properties, we will agree to enter into a management agreement substantially in the form attached as an exhibit to the mutual exclusivity agreement.  Additionally, if we utilize Remington as the property manager for one or more of the hotel properties of any of our future clients, we will use our best efforts to cause such client to enter into a management agreement with Remington substantially in the form attached as an exhibit to the mutual exclusivity agreement.  Further, if we utilize Remington to develop and construct a hotel for us or any of our future clients, we will enter into, and use our best efforts to cause such client to enter into, a development and construction agreement in a form agreed to by us and Remington.

Events of Default. Each of the following is a default under the mutual exclusivity agreement:

•                  we or Remington experience a bankruptcy-related event; and

•                  we or Remington do not observe or perform any other term of the agreement, subject to a 30-day cure period (which may be increased to a maximum of 120 days in certain instances).

If a default occurs, the non-defaulting party will have the option of terminating the mutual exclusivity agreement subject to 30 days’ written notice and pursuing its rights and remedies under applicable law.

Early Termination. Remington has the right to terminate the exclusivity rights granted to us if:

•                  Mr. Monty J. Bennett is removed as our chief executive officer or as chairman of our board of directors or is not re-appointed to either position, or he resigns as chief executive officer or chairman of our board of directors; or

•                  we terminate the Remington exclusivity rights pursuant to the terms of the mutual exclusivity agreement.

We may terminate the exclusivity rights granted to Remington if:

•                  Remington fails to qualify as an “eligible independent contractor” as defined in Section 8656(d)(9) of the Code and for that reason, we terminate our its master management agreement with Remington;

•                  Remington is no longer “controlled” by Mr. Monty J. Bennett or his father, Mr. Archie Bennett, Jr., or their respective family partnership or trusts, the sole members of which are at all times lineal descendants of Mr. Monty J. Bennett or Mr. Archie Bennett, Jr. (including step children) and their spouses;

•                  we experience a change in control; or

•                  the Remington parties terminate our exclusivity rights pursuant to the terms of the mutual exclusivity agreement.

Assignment. The mutual exclusivity agreement may not be assigned by any of the parties to the agreement without the prior written consent of the other parties, provided that Remington can assign its interest in the mutual exclusivity agreement, without the written consent of the other parties, to one of its affiliates.

Our Competitive Strengths

We believe we distinguish ourselves from other companies that provide asset management or other day-to-day management services to entities within the hospitality industry through the following strengths:

•                  Proven Track Record of Delivering Stockholder Value. We will be led by the current management team of Ashford Trust.  This management team has generated strong stockholder returns for Ashford Trust since its inception in 2003.

•                  Experienced Management Team.  This management team has a very capable and diverse skill set to asset manage hotel businesses as well as engage in complex transactions.  For example, our management team has successfully completed several multi-property acquisitions for Ashford Trust, including the $2.4 billion acquisition of the 51-property CNL Hotels & Resorts portfolio in 2007 and the $1.3 billion acquisition of the 28-property Highland Hospitality portfolio in 2011.  This management team also oversaw the successful spin-off of Ashford Prime from Ashford Trust, establishing a new publicly-traded company focused on investing primarily in high RevPAR, luxury, upper-upscale and upscale hotels.  Each of the chief executive officer, the president, the chief operating officer and the chief accounting officer of the management team has more than 20 years of lodging or real estate experience and has experienced multiple lodging cycles in that time.  Furthermore, the members of our management team have developed strong relationships with hotel owners, management companies, brand companies, brokers, lenders and institutional investors that will provide value-added benefits.

•                  Asset Management Expertise.  Our management team has a successful track record of maximizing the value of the hotel assets we oversee through aggressive asset management.  As the current asset management team for Ashford Trust and Ashford Prime, we oversee six different property management companies that operate Ashford Trust or Ashford Prime hotels.  We have significant experience with hotel operations, capital planning and capital expenditures, capital markets, buying and selling hotels and financing hotel assets.  We currently asset manage 126 hotels with an aggregate value of approximately $4.4 billion.

•                  Highly Aligned Management Structure.  We have been structured to ensure strong management alignment with our stockholders and the stockholders of the companies we advise.  Our executive management team and directors, together with Mr. Archie Bennett, Jr., chairman emeritus and co-founder of Ashford Trust, will own, directly or indirectly, approximately 32% of the equity interest in our company, assuming the minimum distribution or approximately 17%, assuming a 100% distribution of our common stock owned by Ashford Trust.  This group of management and directors, together with Mr. Archie Bennett, Jr., also owns, directly or indirectly, approximately 17% of Ashford Trust and 13% of Ashford Prime, our initial advisory clients.  These ownership levels may fluctuate over time, but the significant insider ownership creates a strong alignment between management and our stockholders as well as the stockholders of the companies we advise.

•                  Transparent Corporate Governance. We will have a governance structure that will provide transparency to investors and promote the long-term interests of stockholders. Some of the significant features of our corporate governance structure include:

•                  Five of seven board members are expected to be independent, with a lead independent director and three of our initial independent directors having no prior affiliations with Ashford Trust or Ashford Prime.

•                  Corporate governance policy requires that the board consist of at least two-thirds independent directors at all times that we do not have an independent chairman.

•                  Governance documents that address conflicts.

•                  No stockholder rights plan currently, and our governance documents prevent us from maintaining such a plan for longer than 12 months without stockholder authorization, unless the board determines its fiduciary duties require otherwise.

•                  Prudent Capital Structure.  We expect to have no debt immediately following the distribution.  We expect to be adequately capitalized for most near term needs with approximately $32 million of cash available.  However, over time, we may choose to utilize financial leverage or raise equity for corporate strategic reasons and growth.

•                  Business Growth Opportunities.  The hospitality industry contains a wide array of services and product companies that may provide future investment opportunities.  We have the potential to increase our operational size and profitability through the expansion of existing platforms, the creation or acquisition of new companies to advise, or the formation or acquisition of, or the merger with, new operating businesses.

Our Financing Strategy

We currently do not use leverage, and therefore have no market risk sensitive instruments; however, we may decide to use leverage to meet future capital needs.  Our organizational documents do not limit our capacity to use leverage or the amount we may use.  Our financing objective is to manage our capital structure effectively in order to provide sufficient capital to execute our business strategies and in turn add value to stockholders.  We may from time to time use derivative instruments primarily to manage interest rate risk.

Private Investment Fund Platform Strategy

In 2011, the board of directors of Ashford Trust formed a subsidiary to invest capital in the public markets within the hospitality industry.  In June 2011, Ashford Trust approved an initial investment of $20.0 million in the capital markets through this subsidiary.  At that time, certain employees of Ashford Trust began actively investing the assets of the subsidiary in marketable securities, but neither Ashford Trust nor any affiliate, including us and AIM, currently has any assets under management other than those held by Ashford Trust’s wholly-owned subsidiary.  The investment and operations teams responsible for the management of the investments were thereafter informally referred to internally at Ashford Trust as the “Ashford Investment Management” division.

Ashford Trust has previously announced intentions to launch a private investment fund platform in 2014.  In July 2014, in contemplation of launching the private investment fund platform, Ashford Trust formed AIM, a Delaware limited liability company and subsidiary of Ashford LLC.  In connection with the initial investment fund platform being contemplated or any other investment fund platform launched by Ashford LLC, it is anticipated that AIM, or an affiliate of AIM, will serve as investment advisor to any funds established in connection with such platforms, and AIM GP, or an affiliate of AIM GP, will serve as the general partner of any funds established in connection with such platforms.  AIM, or the applicable affiliate serving as an investment advisor, will be entitled to a management fee or other fees or compensation for its role as investment advisor and will register as an investment advisor under the Investment Adviser Act of 1940.  AIM GP, or the applicable affiliate of AIM GP serving as the general partner of any funds established on such platforms, will be entitled to a performance allocation or carried interest, based generally on the net profits of the investors in such funds.

AIM, AIM GP, or their affiliates may also be entitled to similar compensation for acting in similar capacities with respect to private separately managed investment accounts that have the same, similar or different investment objectives than the funds on the investment fund platform.  AIM intends to continue to manage marketable securities as investment advisor on behalf of Ashford Trust under a separately managed account arrangement pursuant to an investment management agreement between AIM and a subsidiary of Ashford Trust after the consummation of the separation and distribution.  AIM also intends to manage marketable securities as investment advisor on behalf of Ashford Prime under a separately managed account arrangement pursuant to an investment management agreement between AIM and a subsidiary of Ashford Prime after the consummation of the separation and distribution.

Mr. Monty J. Bennett, our chief executive officer and chairman of our board of directors, owns (i) 25% of AIM Holdco, the sole member of AIM, and (ii) 25% of AIM Performance Holdco, which owns a 99.99% limited partnership interest in AIM GP.  Mr. J. Robison Hays, our chief strategy officer owns (i) 15% of AIM Holdco and (ii) 15% of AIM Performance Holdco.  Ashford LLC holds the remaining equity interests in each of AIM Holdco and AIM Performance Holdco.  The collective 40% equity interest held by Messrs. Bennett and Hays in AIM Holdco results in an indirect ownership of a 40% equity interest in AIM or any affiliates that are created by Ashford LLC to serve as investment advisors to private funds.  Similarly, the collective 40% equity interest held by Messrs. Bennett and Hays in AIM Performance Holdco results in an indirect ownership of a 40% equity interest in AIM GP or any affiliate that are created by Ashford LLC to serve as the general partner of such private funds.  The equity interests held by Messrs. Bennett and Hays are economically equivalent to the equity interests held by Ashford LLC in such entities.

When contemplating the sale of the equity interests in AIM Holdco and AIM Performance Holdco to Messrs. Bennett and Hays, Ashford Trust formed a special committee of independent directors to evaluate the merits and terms of the sale.  In analyzing the proposed transaction, the special committee engaged an independent financial advisor to assist the company in analyzing and assessing the fairness of the consideration to be paid by Messrs. Bennett and Hays.  After careful consideration of the financial advisor’s evaluation, the special committee recommended that the board of Ashford Trust approve the sale.  The sale was approved by the disinterested directors of the board of Ashford Trust.  Mr. Bennett acquired a 25% interest in AIM Holdco and a 25% interest in AIM Performance Holdco for an aggregate price of $750,000, and Mr. Hays acquired a 15% interest in AIM Holdco and a 15% interest in AIM Performance Holdco for an aggregate price of $450,000.

Regulation

General.  We and each of Ashford Prime and Ashford Trust, as applicable, are subject, in certain circumstances, to supervision and regulation by state and federal governmental authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things regulate public disclosures, reporting obligations and capital raising activity.  As an advisor to companies that own hotel properties, the operations and properties of such entities are subject to various federal, state and local laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements.

REIT Regulations.  Each of Ashford Prime and Ashford Trust has elected and is qualified and expects to continue to qualify to be taxed as a REIT under Section 856 through 860 of the Code.  As REITs, such companies must currently distribute, at a minimum, an amount equal to 90% of their taxable income.  In addition, such companies must distribute 100% of taxable income to avoid paying corporate federal income taxes.  REITs are also subject to a number of organizational and operational requirements in order to elect and maintain REIT status.  These requirements include specific share ownership tests and assets and gross income composition tests.  If either Ashford Prime or Ashford Trust fails to continue to qualify as a REIT in any taxable year, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.  Even if such companies continue to qualify for taxation as REITs, they may be subject to state and local income taxes and to federal income tax and excise tax on their undistributed income.

Americans with Disabilities Act.  As the advisor to Ashford Prime and Ashford Trust, we will be responsible for ensuring that the hotels owned by such entities comply with applicable provisions of the Americans with Disabilities Act, or “ADA,”, to the extent that such hotels are “public accommodations” as defined by the ADA.  Non-compliance with the ADA could result in imposition of fines or an award of damages to private litigants.  The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess the hotels and to advise Ashford Prime or Ashford Trust, as applicable, to make alterations as appropriate in this respect.

Environmental Matters.  Under various laws relating to the protection of the environment, a current or previous owner or operator (including tenants) of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property and may be required to investigate and clean up such contamination at that property or emanating from that property.  These costs could be substantial and liability under these laws may attach without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several.  The presence of contamination or the failure to remediate contamination at the hotels owned by Ashford Prime or Ashford Trust may expose such entities, and potentially us, to third-party liability or materially and adversely affect the ability to sell, lease or develop the real estate or to incur debt using the real estate as collateral.

The hotels owned by Ashford Prime and Ashford Trust are subject to various federal, state, and local environmental, health and safety laws and regulations that address a wide variety of issues, including, but not limited to, storage tanks, air emissions from emergency generators, storm water and wastewater discharges, lead-based paint, mold and mildew and waste management.  These hotels incur costs to comply with these laws and regulations, and we or the property owners could be subject to fines and penalties for non-compliance.

Some of these hotels may contain or develop harmful mold or suffer from other adverse conditions, which could lead to liability for adverse health effects and costs of remediation.  The presence of significant mold or other airborne contaminants at any of the hotels owned by Ashford Prime or Ashford Trust could require a costly remediation program to contain or remove the mold or other airborne contaminants from the affected hotel or increase indoor ventilation.  In addition, the presence of significant mold or other airborne contaminants could expose us to liability from guests or employees at the hotels and others if property damage or health concerns arise.

In the judgment of management, while we may incur significant expense complying with the various regulation to which we are subject, existing statutes and regulations will not have a material adverse effect on our business.  However, it is not possible to forecast the nature of future legislation, regulations, judicial decisions, orders or interpretations, nor their impact upon our future business, financial condition, results of operations or prospects.

Competition

The asset management industry is highly competitive.  We will compete on a regional, industry and niche basis based on a number of factors, including ability to raise capital, investment opportunities and performance, transaction execution skills, access to and retention of qualified personnel, reputation, range of products, innovation and fees for our services.  Our clients compete with many third parties engaged in the hotel industry, including other hotel operating companies, ownership companies (including hotel REITs) and national and international hotel brands.  Some of these competitors, including other REITs and private real estate companies and funds may have substantially greater financial and operational resources than Ashford Prime or Ashford Trust and may have greater knowledge of the markets in which we seek to invest.  Such competitors may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies.  Future competition from new market entrants may limit the number of suitable investment opportunities offered to Ashford Prime and Ashford Trust.  It may also result in higher prices, lower yields and a more narrow margin over the borrowing cost for Ashford Prime and Ashford Trust, making it more difficult to originate or acquire new investments on attractive terms. Certain competitors may also be subject to different regulatory regimes or rules that may provide them more flexibility or better access to pursue potential investments and raise capital for their managed companies.  In addition, certain competitors may have higher risk tolerance, different risk assessment or a lower return threshold, which could allow them to consider a broader range of investments and to bid more aggressively for investment opportunities that we may want to pursue.

Ashford Prime and Ashford Trust each compete with many third parties engaged in the hotel industry.  Competition in the hotel industry is based on a number of factors, most notably convenience of location, brand affiliation, price, range of services, guest amenities or accommodations offered and quality of customer service. Competition is often specific to the individual markets in which properties are located and includes competition from existing and new hotels.  We believe that hotels that are affiliated with leading national brands, such as the Marriott or Hilton brands, will enjoy the competitive advantages associated with operating under such brands.  Increased competition could have a material adverse effect on the occupancy rate, average daily room rate and room revenue per available room of the hotels owned by Ashford Prime or Ashford Trust or may require capital improvements that otherwise would not have to be made, which may result in decreases in the profitability of Ashford Prime or Ashford Trust and decreased advisory fees to us.

Insurance

On the distribution date, we will be required to have in place all insurance programs to comply with our contractual obligations and as reasonably necessary for our business.

Employees

We will have approximately 90 full time employees. These employees will directly or indirectly perform various acquisition, development, asset management, capital markets, accounting, tax, risk management, legal, redevelopment, and corporate management functions for Ashford Prime and Ashford Trust.

Legal Proceedings

From time to time, we will be party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.”  These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Although we are still evaluating the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us as long as we qualify as an emerging growth company, except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.

We will, in general, remain as an emerging growth company for up to five full fiscal years following the distribution.  We would cease to be an emerging growth company and, therefore, become ineligible to rely on the above exemptions, if we:

•                  have more than $1 billion in annual revenue in a fiscal year;

•                  issue more than $1 billion of non-convertible debt during the preceding three-year period; or

•                  become a “large accelerated filer” as defined in Exchange Act Rule 12b-2, which would occur after: (i) we have filed at least one annual report pursuant to the Exchange Act; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

Corporate Information

We were incorporated in Delaware on April 2, 2014.  Our principal executive offices are located at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Our telephone number is (972) 490-9600.  We have reserved the website located at www.ashfordinc.com.  The information that will be found on or accessible through our website is not incorporated into, and does not form a part of, this information statement or any other report or document that we file with or furnish to the SEC. We have included our website address in this information statement as an inactive textual reference and do not intend it to be an active link to our website.

HOSPITALITY INDUSTRY OVERVIEW

Although we do not directly operate in the hospitality industry and do not intend to limit our ability in the future to advising clients that operate strictly within the hospitality industry, our two initial clients, Ashford Trust and Ashford Prime, both operate exclusively in the hospitality industry.  Accordingly, the hospitality industry will, at least initially, have a significant impact on our business.

Lodging Fundamentals

The U.S. lodging industry is in the fifth year of what we anticipate will be a continuing recovery from the financial crisis and related economic recession. We believe this is an attractive point in the lodging investment cycle.

The deteriorating economic environment from the recession, combined with above average U.S. hotel supply growth in 2008 and 2009, contributed to a combined 18.3% decline in RevPAR from the end of 2007 to the end of 2009, according to data published by Smith Travel Research. RevPAR growth turned positive in 2010 and grew at rates of 5.4%, 8.1%, 6.6% and 5.4% respectively in 2010, 2011, 2012 and 2013. Given the strong correlation between room night demand and growth in real GDP, we believe the current projections of a gradual but consistent growth in real GDP provides an attractive backdrop for a sustained recovery phase of the lodging cycle.

We believe we are currently in the most profitable years of the current cycle resulting from favorable supply and demand dynamics. According to data provided by PKF Hospitality Research, LLC, hotel demand is expected to increase at a 2.8% compound annual rate from 2014 to 2016. This growth in demand represents a nearly 50% increase relative to the 26-year average per Smith Travel Research. At the same time, hotel supply is forecasted to grow more slowly, at a 1.3% compound annual rate from 2014 to 2016, including growth of 0.9% in 2014 and 1.3% in 2015. The combination of strong growth in room night demand with limited addition to supply should provide hotel owners with the opportunity to drive increases in ADR as industry occupancy exceeds long-term averages.

Given the high degree of operating leverage in the lodging industry, we believe that increases in ADR should result in significant gains in RevPAR and Hotel EBITDA. PKF Hospitality Research, LLC projects industry-wide RevPAR to grow 8.2% in 2014, 6.7% in 2015 and 5.8% in 2016, representing a compound annual growth rate over the period of 6.9%. This is more than two times the historical long-term annual average RevPAR growth rate of 3.0%.

We believe the prevailing industry supply and demand dynamic presents compelling growth opportunities for the investment portfolios of both of our initial clients, Ashford Trust and Ashford Prime. PKF Hospitality Research, LLC further predicts strong RevPAR growth across the key targeted segments of our two initial clients, as indicated in the chart below:

Source: Colliers PKF Hospitality Research.

Macroeconomic Fundamentals

Following a period of economic contraction and widespread job loss that occurred in 2008 and 2009, the U.S. economy has been exhibiting signs of a gradual yet persistent recovery. According to data published by the Bureau of Economic Analysis, real GDP resumed a positive growth trend in the third quarter of 2009 and has registered positive growth every quarter since that time, with the exception of the first quarter of 2011 and the first quarter of 2014.  In a similar manner, data published by the Bureau of Labor Statistics show that unemployment peaked at 10% in October 2009 and has since declined to 6.1% as of August 2014. Hotel operating fundamentals have reacted strongly to recent economic growth as demonstrated by the 5.4% RevPAR growth in 2013, which was far in excess of the 26-year average of 3.0% according to data from Smith Travel Research. We believe improvements in the economy will continue to positively impact the lodging industry and hotel operating results for several years to come. RevPAR has already surpassed prior peak levels, and PKF Hospitality Research, LLC forecasts continued improvement for each successive year through 2018.  We believe this to be an attractive point in the lodging industry cycle and will seek to identify ways to benefit from the cyclical nature of the hotel industry.

Demand Overview

Room night demand in the U.S. lodging industry historically has been directly correlated with macroeconomic trends. Key drivers of this demand include growth in real GDP, corporate profitability, capital investments, consumer confidence and employment. Since the industry downturn in 2009, lodging demand, as measured by total rooms sold, has demonstrated continued growth over the past four years and has exceeded prior peak levels. The International Monetary Fund is forecasting U.S. real GDP growth of 1.7% in 2014 and 3.0% in 2015, and PKF Hospitality Research, LLC expects that hotel room night demand will grow by 4.5% in 2014 and 2.2% in 2015. Given the strong correlation between room night demand and growth in real GDP, we believe the current projections of a gradual but consistent growth in real GDP provides an attractive backdrop for a sustained recovery phase of the lodging cycle.

The following chart illustrates the historical correlation between U.S. real GDP and hotel room night demand:

Source: Smith Travel Research and U.S. Department of Commerce (1988-2013); PKF Hospitality Research, LLC and International Monetary Fund (2014E-2015E).

With expected growth in room night demand and limited new supply, occupancy is projected to increase from industry lows experienced in 2009, as demonstrated in the chart below:

Source: Smith Travel Research (1987-2013); PKF Hospitality Research, LLC (2014E-2016E).

Supply Overview

Key drivers of lodging supply growth include the availability and cost of capital, construction costs, local real estate market conditions, room night availability and valuation of existing hotels. New hotel room supply is cyclical and typically lags the growth in hotel room night demand because developers often seek to ascertain the certainty of the recovery before investing in new construction. Although lodging industry fundamentals are improving, we expect lenders will remain hesitant to fund new construction. New hotel supply growth is not expected to return to historical levels until 2017, according to PKF Hospitality Research, LLC.  We believe that this continued limitation on new supply will contribute to a sustained recovery with the potential to endure longer than prior lodging cycles would generally indicate. Accordingly, we expect the industry to have a sustained period of higher-than-average RevPAR growth.

The following table portrays historical and projected changes in RevPAR, demand and supply:

Source: Smith Travel Research (1988-2013); PKF Hospitality Research, LLC (2014E-2016E).

DISTRIBUTION POLICY

Evaluation of our distribution policy and the decision to make a distribution will be made solely at the discretion of our board of directors and will be based on factors including, but not limited to, our ability to generate income, availability of existing cash balances, the performance of our business, capital requirements, applicable law, access to cash in the capital markets and other financing sources, general economic conditions and economic conditions that more specifically impact our business or prospects and other factors our board of directors deems relevant.

Future distribution levels are subject to adjustment based upon any one or more of the factors set forth above, the matters discussed under “Risk Factors” in this information statement or any other document we file with the SEC under the Exchange Act and other factors that our board of directors may, from time to time, deem relevant to consider when determining an appropriate common stock distribution.  Our board of directors may also determine not to make any distribution.

SELECTED HISTORICAL FINANCIAL INFORMATION

You should read the following selected financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical balance sheet of Ashford Inc. and the historical combined financial statements of Ashford Advisor and related notes included elsewhere in this information statement.

The selected combined historical financial information is a combination of the historical financial information for Ashford Trust’s asset management business (comprised of Ashford LLC and certain assets, liabilities and operations of Ashford Trust OP), which is being separated from Ashford Trust as part of the separation and distribution.  The asset management business, which we refer to as “Ashford Advisor,” is reflected in the combined financial statements as if it were operated wholly within an entity separate from Ashford Trust, however there was no separate legal entity during all of the periods presented in such statements.

We have not presented our historical financial information because we have not had any activity since our formation.  Therefore, we do not believe a discussion of our historical results would be meaningful, but our historical balance sheet and related notes are included in this information statement beginning on page F-12.

The selected historical combined financial information as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 has been derived from the audited combined financial statements appearing elsewhere in this information statement. The selected historical combined financial information as of June 30, 2013 and December 31, 2011 was derived from unaudited combined financial statements not included in this information statement. The selected historical combined financial information as of and for the six months ended June 30, 2014 and for the six months ended June 30, 2013 has been derived from the unaudited condensed combined financial statements, appearing elsewhere in this information statement.

The audited combined financial statements have been restated as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, and the restatement has been reflected in the information provided below. In addition, we have determined that errors existed in the unaudited combined financial information as of December 31, 2011, 2010 and 2009 and for each of the two years in the period ended December 31, 2010, for which the restated information is included below.

The selected historical combined financial information below and the combined financial statements included in this information statement do not necessarily reflect what our results of operations, financial position and cash flows would have been if we had operated Ashford Trust’s asset management business as a stand-alone company during all periods presented, and, accordingly, this historical information should not be relied upon as an indicator of our future performance.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013 As Restated	2012 As Restated	2011 As Restated	2010 As Restated	2009 As Restated
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)
	(In thousands)
Statement of Operations Data
Revenue
Advisory services	$6,225	$—	$960	$—	$—	$—	$—
Total revenue	6,225	—	960	—	—	—	—
Expenses
Salaries and benefits	25,935	22,509	46,181	35,891	30,863	23,579	20,519
Depreciation	174	99	220	216	254	262	285
General and administrative	2,369	1,035	2,271	2,075	1,700	1,623	1,840
Total expenses	28,478	23,643	48,672	38,182	32,817	25,464	22,644
Loss before income taxes	(22,253)	(23,643)	(47,712)	(38,182)	(32,817)	(25,464)	(22,644)
Income tax expense	(35)	—	(7)	—	—	—	—
Net loss	$(22,288)	$(23,643)	$(47,719)	$(38,182)	$(32,817)	$(25,464)	$(22,644)

					(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data (at period end):
Cash	$2,848	$—	$600	$—	$—	$—	$—
Total assets	9,460	710	2,322	640	627	852	2,446
Total liabilities	7,282	4,396	8,081	7,055	5,861	6,595	7,842
Total owner’s equity (deficit)	2,178	(3,686)	(5,759)	(6,415)	(5,234)	(5,743)	(5,396)
Total liabilities and owner’s equity/deficit	9,460	710	2,322	640	627	852	2,446
Other Data:
Cash flows (used in) provided by:
Operating activities	$(14,342)	$(13,798)	$(22,445)	$(19,728)	$(20,823)
Investing activities	(1,027)	(192)	(366)	(167)	(115)
Financing activities	17,617	13,990	23,411	19,895	20,938

The effect of the restatements of the Selected Historical Financial Information is as follows:

	Year Ended December 31,
	2013			2012
	As Previously Reported	Restatement Adjustments	As Restated	As Previously Reported	Restatement Adjustments	As Restated
	(In thousands)
Statement of Operations Data
Revenue
Advisory services	$960	$—	$960	$—	$—	$—
Total revenue	960	—	960	—	—	—
Expenses
Salaries and benefits	47,262	(1,081)	46,181	36,530	(639)	35,891
Depreciation	269	(49)	220	216	—	216
General and administrative	2,312	(41)	2,271	2,150	(75)	2,075
Total expenses	49,843	(1,171)	48,672	38,896	(714)	38,182
Loss before income taxes	(48,883)	1,171	(47,712)	(38,896)	714	(38,182)
Income tax expense	(7)	—	(7)	—	—	—
Net loss	$(48,890)	$1,171	$(47,719)	$(38,896)	$714	$(38,182)
Balance Sheet Data (at period end):
Cash	$600	$—	$600	$—	$—	$—
Total assets	2,273	49	2,322	640	—	640
Total liabilities	7,841	240	8,081	6,948	107	7,055
Total owner’s equity (deficit)	(5,568)	(191)	(5,759)	(6,308)	(107)	(6,415)
Total liabilities and owner’s equity/deficit	2,273	49	2,322	640	—	640
Other Data:
Cash flows (used in) provided by:
Operating activities	$(27,422)	$4,977	$(22,445)	$(20,587)	$859	$(19,728)
Investing activities	(366)	—	(366)	(167)	—	(167)
Financing activities	28,388	(4,977)	23,411	20,754	(859)	19,895

	Year Ended December 31,
	2011			2010
	As Previously Reported	Restatement Adjustments	As Restated	As Previously Reported	Restatement Adjustments	As Restated
					(Unaudited)
	(In thousands)
Statement of Operations Data
Revenue
Advisory services	$—	$—	$—	$—	$—	$—
Total revenue	—	—	—	—	—	—
Expenses
Salaries and benefits	31,556	(693)	30,863	23,804	(225)	23,579
Depreciation	254	—	254	262	—	262
General and administrative	1,804	(104)	1,700	1,738	(115)	1,623
Total expenses	33,614	(797)	32,817	25,804	(340)	25,464
Loss before income taxes	(33,614)	797	(32,817)	(25,804)	340	(25,464)
Income tax expense	—	—	—	—	—	—
Net loss	$(33,614)	$797	$(32,817)	$(25,804)	$340	$(25,464)

		(Unaudited)			(Unaudited)
Balance Sheet Data (at period end):
Cash	$—	$—	$—	$—	$—	$—
Total assets	627	—	627	852	—	852
Total liabilities	5,773	88	5,861	6,595	—	6,595
Total owner’s equity (deficit)	(5,146)	(88)	(5,234)	(5,743)	—	(5,743)
Total liabilities and owner’s equity/deficit	627	—	627	852	—	852
Other Data:
Cash flows (used in) provided by:
Operating activities	$(21,273)	$450	$(20,823)
Investing activities	(115)	—	(115)
Financing activities	21,388	(450)	20,938

	Year Ended December 31, 2009
	As Previously Reported	Restatement Adjustments	As Restated
		(Unaudited)
		(In thousands)
Statement of Operations Data
Revenue
Advisory services	$—	$—	$—
Total revenue	—	—	—
Expenses
Salaries and benefits	20,595	(76)	20,519
Depreciation	285	—	285
General and administrative	1,924	(84)	1,840
Total expenses	22,804	(160)	22,644
Loss before income taxes	(22,804)	160	(22,644)
Income tax expense	—	—	—
Net loss	$(22,804)	$160	$(22,644)

		(Unaudited)
Balance Sheet Data (at period end):
Cash	$—	$—	$—
Total assets	2,446	—	2,446
Total liabilities	7,842	—	7,842
Total owner’s equity (deficit)	(5,396)	—	(5,396)
Total liabilities and owner’s equity/deficit	2,446	—	2,446

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma combined financial information as of and for the six months ended June 30, 2014 and for the year ended December 31, 2013 has been derived from the unaudited pro forma combined financial statements appearing elsewhere in this information statement and gives effect to the proposed separation of the asset management and external advisory business of Ashford Trust from its hospitality investment business and the related distribution of our common stock.

The following selected unaudited pro forma combined financial information reflects the historical financial results of Ashford Trust’s asset management business (comprised of Ashford LLC and certain assets, liabilities and operations of Ashford Trust OP, which is referred to as “Ashford Advisor”), as adjusted to give effect to the following separation transactions:

•                  a contribution to Ashford LLC of capital of $30.8 million from Ashford Trust OP;

•                  the sale of a 40% equity interest in two consolidated entities of Ashford LLC for $1.2 million in cash;

•                  the distribution of our common stock to Ashford Trust common stockholders by Ashford Trust (assuming the minimum distribution);

•                  the issuance of 11,000 shares of common stock of Ashford Inc. to the non-employee directors upon completion of the separation and distribution; and

•                  completion of the exchange offer, assuming all holders of Ashford LLC common units exchange the maximum permissible number of their Ashford LLC common units for our common stock.

The unaudited pro forma combined balance sheet as of June 30, 2014 is presented to reflect adjustments to Ashford Inc.’s balance sheet as if the separation and distribution, the exchange offer and the related transactions were completed on June 30,  2014. The unaudited pro forma combined statements of operations for the six months ended June 30, 2014 and the year ended December 31, 2013 are presented as if the exchange offer, the separation and distribution and the related transactions were completed on January 1, 2013.

	For the Six Months Ended June 30, 2014
	Ashford Advisor Historical Combined	Separation Adjustments	Pro Forma
Revenue
Advisory services	$6,225	$27,662	$33,887
Total revenue	6,225	27,662	33,887
Expenses
Salaries and benefits	25,935	—	25,935
Depreciation	174	—	174
General and administrative	2,369	—	2,369
Total expenses	28,478	—	28,478
Income (loss) before income taxes	(22,253)	27,662	5,409
Income tax expense	(35)	(2,267)	(2,302)
Net income (loss)	(22,288)	25,395	3,107
(Income) loss from consolidated entities attributable to noncontrolling interests	—	—	—
Net income attributable to noncontrolling interests in Ashford LLC	—	(6)	(6)
Net income (loss) attributable to the Company	$(22,288)	$25,389	$3,101
Balance Sheet Data (at period end):
Cash	$2,848
Total assets	9,460
Total liabilities	7,282
Total owner’s equity	2,178
Total liabilities and owner’s equity	9,460
Per Share Data (unaudited):
Pro forma basic earnings per share	N/A		$1.17
Pro forma diluted earnings per share	N/A		$1.15
Pro forma weighted average shares outstanding—basic	N/A		2,644
Pro forma weighted average shares outstanding—diluted	N/A		2,703
Other Data:
Cash flows (used in) provided by:
Operating activities	$(14,342)
Investing activities	(1,027)
Financing activities	17,617

	For the Year Ended December 31, 2013
	Ashford Advisor Historical Combined As Restated	Separation Adjustments	Pro Forma
Revenue
Advisory services	$960	$53,632	$54,592
Total revenue	960	53,632	54,592
Expenses
Salaries and benefits	46,181	—	46,181
Depreciation	220	—	220
General and administrative	2,271	250	2,521
Total expenses	48,672	250	48,922
Income (loss) before income taxes	(47,712)	53,382	5,670
Income tax expense	(7)	(5,915)	(5,922)
Net loss	(47,719)	47,467	(252)
(Income) loss from consolidated entities attributable to noncontrolling interests	—	—	—
Net loss attributable to noncontrolling interests in Ashford LLC	—	—	—
Net loss attributable to the Company	$(47,719)	$47,467	$(252)
Per Share Data (unaudited):
Pro forma basic earnings per share	N/A		$(0.10)
Pro forma diluted earnings per share	N/A		$(0.10)
Pro forma weighted average shares outstanding—basic	N/A		2,644
Pro forma weighted average shares outstanding—diluted	N/A		2,644
Other Data:
Cash flows (used in) provided by:
Operating activities	$(22,445)
Investing activities	(366)
Financing activities	23,411

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations together with the financial statements and related notes that are included elsewhere in this information statement.  This discussion contains forward looking statements based upon current expectations that involve numerous risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this information statement. See “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements.”

As discussed below and in the combined financial statements and related notes —Note 1 — Restatement of Financial Data located elsewhere in this information statement, we have restated our previously issued audited combined financial statements as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013. Accordingly, the Management’s Discussion and Analysis of Financial Condition and Results of Operations set forth below reflect the effects of the restatement.

Restatement of Financial Data

In connection with the closing of our financial records for the period ended March 31, 2014, we identified accounting errors discussed below that affected our financial statements. In light of these errors, on June 27, 2014,

Ashford Trust’s Audit Committee of the Board of Directors determined that readers should no longer rely on our previously reported combined financial statements for the years ended December 31, 2013, 2012 and 2011.

•                  Determination of Deferred Compensation Expense, Equity-based Compensation and Non-cash Compensation

As discussed in Note 12 to the audited combined financial statements, Ashford Trust established a nonqualified deferred compensation plan for certain executive officers. The deferred compensation expense associated with the plan is a non-cash expense as Ashford Trust’s obligation will be settled in shares of Ashford Trust stock.  The deferred compensation expense is included in salaries and benefits on the accompanying combined statements of operations and comprehensive loss. Salaries and benefits include 100% of salaries and benefits of the employees of Ashford Trust and an allocation of 100% of employee equity-based compensation from Ashford Trust. In preparing the combined statements of cash flows for the years ended December 31, 2013 and 2012, approximately $4.3 million and $373,000, respectively, of the non-cash compensation expense associated with the allocation from Ashford Trust of the deferred compensation plan expense was not included in the reconciliation of cash used in operating activities. Additionally, a like amount of contributions from owners as the contributions recorded in connection with the allocation of the expense were non-cash in nature and should not have been reflected as cash contributions in the combined statements of cash flows for the years ended December 31, 2013 and 2012.

Approximately $537,000, $411,000 and $346,000 of dividends associated with vested shares of Ashford Trust common stock included in the deferred compensation plan were incorrectly recorded as compensation expense and included in salaries and benefits rather than being recorded as a reduction of equity for the years ended December 31, 2013, 2012 and 2011, respectively.  Additionally, approximately $547,000, $227,000 and $347,000 of equity-based compensation expense associated with equity grants to members of the Ashford Trust board of directors was incorrectly included in the allocation of equity-based compensation expense from Ashford Trust and was included in salaries and benefits for the years ended December 31, 2013, 2012 and 2011, respectively.

•                  Determination of Depreciation Expense

For the year ended December 31, 2013, approximately $49,000 of depreciation expense associated with certain assets of Ashford Trust that are not included as part of the carve-out financial statements was incorrectly included in the combined statement of operations and comprehensive loss.

•                  Determination of General and Administrative Expense

Allocations of Ashford Trust board of director expenses of approximately $127,000, $75,000 and $104,000 were incorrectly made to general and administrative expense for the years ended December 31, 2013, 2012 and 2011, respectively and certain invoices totaling approximately $86,000 were not accrued for the year ended December 31, 2013.

The following is a discussion and analysis of the financial condition and results of operations of the asset management business of Ashford Trust (comprised of Ashford LLC and certain assets, liabilities and operations of Ashford Trust OP).  Following the separation and distribution, we will continue the asset management business and operations through our operating subsidiary Ashford LLC.  For accounting purposes, the historical consolidated financial statements of the asset management business of Ashford Trust (comprised of Ashford LLC and certain assets, liabilities and operations of Ashford Trust OP) will become our historical consolidated financial statements at the separation.  We will not have operated prior to the separation.  The following discussion should be read in conjunction with the financial statements and notes thereto included in “Financial Statements” and risk factors included in “Risk Factors” of this Information Statement.

Overview

Ashford LLC’s principal business objective is, and following the separation, our principal business objective will be, to provide asset management and other advisory services to other entities.  Initially, following the separation and distribution, we, through our operating subsidiary Ashford LLC, will act as the external advisor to Ashford Trust and Ashford Prime.  In our capacity as the external advisor to Ashford Trust and Ashford Prime, we will be responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Ashford Prime, in each case subject to the supervision and oversight of the respective board of directors of such entity.  We will provide the personnel and services necessary to allow each of Ashford Trust and Ashford Prime to conduct its respective business.  We may also perform similar functions for new or additional platforms.  We will not be responsible for managing the day-to-day operations of the individual hotel properties owned by either Ashford Trust or Ashford Prime, which duties are, and will continue to be, the responsibility of the property management companies that operate the hotel properties owned by Ashford Trust and Ashford Prime, including Remington.

Discussion of Presentation

The discussion below relates to the financial condition and results of operations of Ashford LLC (formed April 5, 2013) and certain assets, liabilities and operations of Ashford Trust OP related to Ashford Trust’s asset management business, as if the asset management business were operated wholly within an entity separate from Ashford Trust during the periods presented.  These combined historical financial statements have been prepared on a “carve out” basis from Ashford Trust’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities and include allocations of income, expenses, assets and liabilities from Ashford Trust. These allocations reflect significant assumptions, and the financial statements do not fully reflect what our financial positions, results of operations and cash flows would have been had the asset management business of Ashford Trust been operated exclusively within a stand-alone company during the periods presented.  As a result, historical financial information is not necessarily indicative of our future results of operations, financial positions and cash flows.

For purposes of our “carve out” presentation, general and administrative expense represents an allocation of certain Ashford Trust corporate general and administrative costs including salaries and benefits, equity-based compensation, legal and professional fees, rent expense, insurance expense, office expenses and other miscellaneous expenses either based upon specific identification or an allocation method determined by management to reflect the portion of the expenses related to the asset management business.  In the opinion of management, such allocations were considered reasonable.

Critical Accounting Policies

Our accounting policies are fully described in Note 2 of Notes to the Ashford Advisor Combined Financial Statements included in this information statement.  We believe that the following discussion addresses our most critical accounting policies, representing those policies considered most vital to the portrayal of our financial condition and results of operations and requiring management’s most difficult, subjective, and complex judgments.

Income Taxes.  We will be considered a taxable corporation for federal and state income tax purposes. Income tax expense will include federal income taxes and the Texas Margin Tax. In accordance with authoritative accounting guidance, we will account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized. In addition, the analysis utilized by us in determining our deferred tax asset valuation allowance involves considerable management judgment and assumptions. Additionally, we will account for uncertain tax positions under the applicable accounting guidance that prescribes a financial statement recognition and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return.

Depreciation Expense.  Our furniture, fixtures and equipment are depreciated over the estimated useful lives of the assets, and leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the related assets. Presently, our furniture and equipment are depreciated using the straight-line method over a five year life. Leasehold improvements are depreciated over the remaining lease term. While we believe our estimates are reasonable, a change in estimated useful lives could affect depreciation expense and net loss as well as resulting gains or losses on potential sales.

Revenue Recognition.  Revenues primarily consist of management and advisory fees and expense reimbursements that are recognized when services have been rendered.  Management and advisory fees consist of base management fees and incentive fees.  Ashford Advisor earns base management fees at a fixed percentage of total market capitalization.  Base management fees are recognized based on the contractual terms specified in the underlying advisory agreements.  Ashford Advisor recognizes incentive fee revenue when the performance thresholds specified in the underlying advisory agreement are achieved.  Reimbursements for internal audit and overhead are billed quarterly based on an allocation to assets under management.

Share-Based Compensation.  Prior to the completion of the separation and distribution, we intend to adopt an incentive plan that will provide for the grant of restricted or unrestricted shares of our common stock, options to purchase our common stock and other share awards, share appreciation rights, performance shares, performance units and other equity-based awards or any combination of the foregoing. Equity-based compensation will be recognized as an expense in the financial statements over the vesting period and measured at the fair value of the award on the date of grant. The amount of the expense may be subject to adjustment in future periods depending on the specific characteristics of the equity-based award and the application of the accounting guidance.

Results of Operations

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

The following table summarizes the changes in key line items from our combined statements of operations for the six months ended June 30, 2014 and 2013 (in thousands):

	Six Months Ended June 30,
	2014	2013	$ Change	% Change
Revenue
Advisory services	$6,225	$—	$6,225
Total revenue	6,225	—	6,225
Expenses
Salaries and benefits	25,935	22,509	3,426	15.2%
Depreciation	174	99	75	75.8%
General and administrative	2,369	1,035	1,334	128.9%
Total expenses	28,478	23,643	4,835	20.5%
Loss before income taxes	(22,253)	(23,643)	(1,390)	(5.9)%
Income tax expense	(35)	—	35
Net loss	$(22,288)	$(23,643)	$(1,355)	(5.7)%

Advisory Services Revenue. We earned advisory services revenue of $6.2 million from Ashford Prime for the six months ended June 30, 2014, as a result of entering into an advisory agreement with Ashford Prime on November 19, 2013 in connection with its spin-off from Ashford Trust. Advisory services revenue was comprised of a base advisory fee of $4.2 million, $1.1 million of advisory revenue for equity grants of Ashford Prime common stock and LTIP units awarded to our officers and employees in connection with providing advisory services (of which there is an offsetting amount included in “salaries and benefits”) and reimbursable overhead, travel expenses and internal audit services of $907,000. No incentive management fee was recognized during the six months ended June 30, 2014 in connection with the advisory agreement with Ashford Prime. There was no advisory services revenue from Ashford Prime during the six months ended June 30, 2013.

Salaries and Benefits Expense. For the six months ended June 30, 2014, the $25.9 million of salaries and benefits expense included $12.6 million of cash salaries and benefits, $12.2 million of non-cash equity-based compensation and $1.1 million of expense for equity grants of Ashford Prime common stock and LTIP units awarded to our officers and employees in connection with providing advisory services. For the six months ended June 30, 2013, the $22.5 million of salaries and benefits expense included $10.1 million of cash salaries and benefits, $12.3 million of non-cash equity-based compensation and $28,000 of non-cash deferred compensation.  For the six months ended June 30, 2014, salaries and benefits expense included approximately $754,000 of salaries and benefits associated with nine employees whose primary responsibilities included working on the launch of the private investment fund platform and overseeing the investments of the securities investment subsidiary of Ashford Trust.  For the six months ended June 30, 2013, salaries and benefits expense included approximately $548,000 of salaries and benefits associated with five employees whose primary responsibilities included overseeing the investments of the securities investment subsidiary of Ashford Trust.  Salaries and benefits expense increased $3.4 million, or 15.2%, to $25.9 million for the six months ended June 30, 2014. The increase in total salaries and benefits expense was comprised of $1.1 million of expense for equity grants of Ashford Prime common stock and LTIP units for the six months ended June 30, 2014, higher cash salary expense of $1.1 million, bonus expense of $174,000, payroll tax burden of $404,000 and expense of $760,000 associated with the retirement of Ashford Trust’s CFO, offset slightly by lower non-cash equity-based compensation of $109,000.

Depreciation Expense. Depreciation expense increased $75,000, or 75.8%, to $174,000 for the six months ended June 30, 2014 as a result of furniture, fixtures and equipment additions since June 30, 2013.

General and Administrative Expense. General and administrative expenses increased $1.3 million, or 128.9%, to $2.4 million for the six months ended June 30, 2014 as a result of higher travel and other expenses of $1.0 million, higher office expense of $326,000, offset by lower non-employee stock-based compensation of $29,000 for certain employees of an affiliate. For the six months ended June 30, 2014, general and administrative expenses included $303,000 of costs associated with launching the private investment fund platform and overseeing the securities investment subsidiary of Ashford Trust. There were no expenses related to the investment fund platform for the six months ended June 30, 2013.

Income Tax Expense. We recorded income tax expense of $35,000 for the six months ended June 30, 2014 for Texas margin tax. There was no income tax expense for the six months ended June 30, 2013.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

The following table summarizes the changes in key line items from our combined statements of operations for the years ended December 31, 2013 and 2012 (in thousands):

	Year Ended December 31,
	2013 As Restated	2012 As Restated	$ Change	% Change
Revenue
Advisory services	$960	$—	$960
Total revenue	960	—	960
Expenses
Salaries and benefits	46,181	35,891	10,290	28.7%
Depreciation	220	216	4	1.9%
General and administrative	2,271	2,075	196	9.4%
Total expenses	48,672	38,182	10,490	27.5%
Loss before income taxes	(47,712)	(38,182)	(9,530)	25.0%
Income tax expense	(7)	—	(7)
Net loss	$(47,719)	$(38,182)	$(9,537)	25.0%

Advisory Services Revenue. We earned advisory services revenue of $960,000 from Ashford Prime for the year ended December 31, 2013, as a result of entering into an advisory agreement with Ashford Prime on November 19, 2013 in connection with its spin-off from Ashford Trust.  Advisory services revenue was comprised of a base advisory fee of $878,000, reimbursable overhead of $53,000 and internal audit reimbursements of $29,000.  No incentive management fee was earned for 2013 in connection with our advisory agreement with Ashford Prime.  There was no advisory services revenue from Ashford Prime during the year ended December 31, 2012.

Salaries and Benefits Expense. For the year ended December 31, 2013, the $46.2 million of salaries and benefits expense included $21.2 million of cash salaries and benefits, $20.7 million of non-cash equity-based compensation and $4.3 million of non-cash deferred compensation.  For the year ended December 31, 2012, the $35.9 million of salaries and benefits expense included $18.8 million of cash salaries and benefits, $16.7 million of non-cash equity-based compensation and $373,000 of non-cash deferred compensation.  For the years ended December 31, 2013 and 2012, salaries and benefits expense included approximately $1.1 million and $847,000, respectively, of salaries and benefits expense associated with six employees and four employees, respectively, whose primary responsibilities included overseeing the investments of the securities investment subsidiary of Ashford Trust, which was created in June 2011.

Salaries and benefits expense increased $10.3 million, or 28.7%, to $46.2 million for the year ended December 31, 2013. The increase in total salaries and benefits expense was primarily attributable to higher non-cash equity-based compensation of $4.0 million due to additional expense associated with accelerated equity vestings of Ashford Trust’s chairman emeritus as a result of his retirement and $4.3 million as a result of modifications to the deferred compensation plan in connection with the Ashford Prime spin-off from Ashford Trust in which plan participants were granted additional shares of Ashford Trust common stock, offset by lower non-cash deferred compensation of $344,000.  Additionally, we experienced higher salary expense of approximately $1.7 million, bonus expense of approximately $373,000 and payroll tax burden of $273,000.

Depreciation Expense. Depreciation expense increased $4,000, or 1.9%, to $220,000 for the year ended December 31, 2013 as a result of furniture, fixtures and equipment additions in 2013.

General and Administrative Expense. General and administrative expenses increased $196,000, or 9.4%, to $2.3 million as a result of higher travel and other expenses of $311,000 and higher non-employee stock-based compensation of $9,000 for certain employees of an affiliate, partially offset by lower office expenses of $124,000. For the year ended December 31, 2013, general and administrative expenses included $103,000 of costs associated with the oversight of the securities investment subsidiary of Ashford Trust. There were no comparable expenses for the year ended December 31, 2012.

Income Tax Expense. We recorded income tax expense of $7,000 for the year ended December 31, 2013 for Texas margin tax. There was no income tax expense for the year ended December 31, 2012.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

The following table summarizes the changes in key line items from our combined statements of operations for the years ended December 31, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2012 As Restated	2011 As Restated	$ Change	% Change
Revenue
Advisory services	$—	$—	$—
Total revenue	—	—	—
Expenses
Salaries and benefits	35,891	30,863	5,028	16.3%
Depreciation	216	254	(38)	(15.0)%
General and administrative	2,075	1,700	375	22.1%
Total expenses	38,182	32,817	5,365	16.3%
Loss before income taxes	(38,182)	(32,817)	(5,365)	16.3%
Income tax expense	—	—	—
Net loss	$(38,182)	$(32,817)	$(5,365)	16.3%

Advisory Services Revenue.  There was no advisory services revenue in 2012 or 2011.

Salaries and Benefits Expense. For the year ended December 31, 2012, the $35.9 million of salaries and benefits expense included $18.8 million of cash salaries and benefits, $16.7 million of non-cash equity-based compensation and $373,000 of non-cash deferred compensation.  For the year ended December 31, 2011, the $30.9 million of salaries and benefits expense included $18.4 million of cash salaries and benefits and $12.5 million of non-cash equity-based compensation.  For the years ended December 31, 2012 and 2011, salaries and benefits expense included approximately $847,000 and $576,000, respectively, of salaries and benefits expense associated with four employees in each period, whose primary responsibilities included overseeing the investments of the securities investment subsidiary of Ashford Trust, which was created in June 2011.  Salaries and benefits expense increased $5.0 million, or 16.3%, to $35.9 million for the year ended December 31, 2012. The increase was primarily attributable to higher non-cash equity-based compensation of $4.2 million due to higher expense recognized on Ashford Trust equity awards granted in 2012 and 2011 as compared to earlier years, higher non-cash deferred compensation of $373,000 and higher bonus expense of $841,000 partially offset by lower salary expense of $102,000 and payroll tax burden of $332,000.

Depreciation Expense. Depreciation expense decreased $38,000, or 15.0%, to $216,000 for the year ended December 31, 2012 as a result of a lower furniture, fixtures and equipment balance in 2012 as a result of assets becoming fully depreciated.

General and Administrative Expense. General and administrative expenses increased $375,000, or 22.1%, to $2.1 million as a result of higher travel and other expenses of $429,000 and higher non-employee stock-based compensation of $27,000 for certain employees of an affiliate, partially offset by lower office expenses of $81,000.

Income Tax Expense.  There was no income tax expense in either of the years ended December 31, 2012 and 2011.

Liquidity and Capital Resources

Our short-term liquidity requirements consist primarily of funds necessary for operating expenses primarily attributable to paying our employees.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under a revolving credit facility.

Our long-term liquidity requirements consist primarily of funds necessary to pay for operating expenses primarily attributable to paying our employees. We expect to meet our long-term liquidity requirements through various sources of capital, including net cash provided by operations and a possible revolving credit facility.

Sources and Uses of Cash

As of June 30, 2014 and December 31, 2013, we had $2.8 million and $600,000 of cash, respectively. As of December 31, 2012, we had no cash.

We anticipate that our principal sources of funds to meet our cash requirements will include cash on hand (including approximately $30.8 million that we will receive from Ashford Trust OP in connection with the separation and distribution), positive cash flow from operations and our anticipated credit facility. We anticipate using funds necessary for operating expenses primarily attributable to paying our employees.

Net Cash Flows Used in Operating Activities. Net cash flows used in operating activities were $14.3 million and $13.8 million for the six months ended June 30, 2014 and 2013, respectively. While cash flows from operations were positively impacted by a lower net loss in 2014 compared to 2013, the impact was partially offset by the timing of receipt of advisory fees from Ashford Prime. Cash flows from operations are also impacted by the timing of paying vendors.

Net cash flows used in operating activities were $22.4 million and $19.7 million for the years ended December 31, 2013 and 2012, respectively. The increase in cash flows used in operating activities was primarily due to a greater net loss in 2013 compared to 2012 and the timing of receipt of advisory fees from Ashford Prime. Cash flows from operations are also impacted by the timing of paying vendors.

Net Cash Flows Used in Investing Activities. For the six months ended June 30, 2014 and 2013, investing activities used net cash flows of $1.0 million and $192,000, respectively. These cash outlays were attributable to purchases of furniture, fixtures and equipment.

For the years ended December 31, 2013 and 2012, investing activities used net cash flows of $366,000 and $167,000, respectively. These cash outlays were attributable to purchases of furniture, fixtures and equipment.

Net Cash Flows Provided by Financing Activities. For the six months ended June 30, 2014 and 2013, net cash flows provided by financing activities were $17.6 million and $14.0 million, respectively. Cash inflows consisted of cash contributions from Ashford Trust to fund operations.

For the years ended December 31, 2013 and 2012, net cash flows provided by financing activities were $23.4 million and $19.9 million, respectively. Cash inflows consisted of cash contributions from Ashford Trust to fund operations.

Off-Balance Sheet Arrangements

During 2013 and the six months ended June 30, 2014, we did not maintain any off-balance sheet arrangements and do not currently anticipate entering into any such arrangements.

Contractual Obligations and Commitments

As of December 31, 2013 and June 30, 2014, Ashford Advisor had no contractual obligations.

Quantitative and Qualitative Disclosures About Market Risk

We currently do not hold any financial instruments that subject us to market risk.

DIRECTORS AND EXECUTIVE OFFICERS

Board of Directors

Following the declaration by the Ashford Trust board of directors of the dividend of our common stock to be distributed to the common stockholders of Ashford Trust, we will be managed by a board of directors which will be comprised of seven members, five of whom are expected to be determined to be independent directors under the director independence standards of the NYSE MKT.  Mr. Monty J. Bennett, currently our sole director, will serve as the chief executive officer of our company.  He also serves as the chief executive officer and chairman of the board of both Ashford Trust and Ashford Prime.

Our board of directors will be responsible for the management and control of our affairs.  Because of the conflicts of interest created by the relationships among us, Ashford Trust, Ashford Prime, Remington and each of their affiliates, many of the responsibilities of our board of directors have been delegated to our independent directors, as discussed below and under “Certain Relationships and Related Person Transactions—Conflicts of Interest.”

The board of directors will be divided into three classes of directors, with approximately one-third of the directors being elected annually.  The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders, which is expected to occur in 2015. The directors designated as Class II directors will have terms expiring at the second annual meeting of stockholders, which is expected to occur in 2016, and the directors designated as Class III directors will have terms expiring at the third annual meeting of stockholders, which is expected to occur in 2017. The following table sets forth certain information regarding our director and director nominees who have agreed to become directors immediately after consummation of the separation and distribution:

Name	Age	Title	Director Class
Monty J. Bennett	49	Chief Executive Officer and Director	Class III
Dinesh P. Chandiramani	48	Director Nominee	Class III
Darrell T. Hail	48	Director Nominee	Class II
J. Robison Hays, III	37	Director Nominee and Chief Strategy Officer	Class II
John Mauldin	64	Director Nominee	Class I
Gerald J. Reihsen, III	55	Director Nominee	Class I
Brian Wheeler	46	Director Nominee	Class III

Biographical Information of Current Director and Director Nominees

Monty J. Bennett has served as our Chief Executive Officer since our formation and has served as the Chief Executive Officer of Ashford LLC since its formation in April 2013.  Mr. Bennett has served as the Chief Executive Officer and as a member of the board of directors of Ashford Trust since May 2003 and as Chairman of its board of directors since January 2013.  Mr. Bennett has served as the Chief Executive Officer and as Chairman of the Board of Ashford Prime since April 2013.  Mr. Bennett will continue to serve as Chairman of the Board and Chief Executive Officer of each of Ashford Trust and Ashford Prime after completion of the separation of Ashford Inc. from Ashford Trust.  Mr. Bennett is a member of the American Hotel & Lodging Association’s Industry Real Estate Finance Advisory Council (IREFAC), the Urban Land Institute’s Hotel Council, and is on the Advisory Editorial Board for GlobalHotelNetwork.com.  He is also a member of the CEO Fiscal Leadership Council for Fix the Debt, a non-partisan group dedicated to reducing the nation’s federal debt level and on the advisory board of Texans for Education Reform.  Formerly, Mr. Bennett was a member of Marriott’s Owner Advisory Council and Hilton’s Embassy Suites Franchise Advisory Council.  Mr. Bennett is a frequent speaker and panelist for various hotel development and investment conferences including the NYU conference and the ALIS conference.  Mr. Bennett received the Top-Performing CEO Award from HVS for 2011.  This award is presented each year to the CEO in the hospitality industry who offers the best value to stockholders based on HVS’s pay-for-performance model. The model compares financial results relative to CEO compensation, as well as stock appreciation, company growth and increases in EBITDA.  Mr. Bennett holds a Master’s degree in Business Administration from Cornell’s S.C. Johnson

Graduate School of Management and received a Bachelor of Science degree with distinction from the School of Hotel Administration also at Cornell.  He is a life member of the Cornell Hotel Society.

Mr. Bennett’s extensive industry experience as well as the strong and consistent leadership qualities he has displayed in his role as the chief executive officer and a director of Ashford Trust and Ashford Prime since the inception of such entities are vital skills that make him uniquely qualified to serve as the chairman of our board of directors.

Dinesh P. Chandiramani has agreed to serve on our board of directors immediately after Ashford Trust authorizes the separation and distribution.  Mr. Chandiramani has served as the chief executive officer and president of Hyphen Construction Group, a national general contracting firm specializing in the hospitality industry, since 2008.  Prior to joining Hyphen Construction Group, Mr. Chandiramani worked at Response Remediation Service Company, a remediation and restoration contracting company from 2002 to 2008.  Mr. Chandiramani is also active with the American Hotel and Lodging Association and currently serves on four of its committees.  Mr. Chandiramani attended Texas Tech University.

Mr. Chandiramani will bring his management experience and knowledge of the hospitality industry gained while serving as the chief executive officer and president of a general construction firm specializing in the hospitality industry to our board of directors.

Darrell T. Hail has agreed to serve on our board of directors immediately after Ashford Trust authorizes the separation and distribution.  Mr. Hail has served as a producer at Hotchkiss Insurance Agency, a Texas-based insurance agency, since 2011.  Prior to joining Hotchkiss Insurance Agency, Mr. Hail served as a producer at USI, an insurance brokering and consulting agency, from 2005 to 2011 and at Summit Global Partners, a Dallas-based insurance agency from 2002 to 2005.  From 1995 through 2002, Mr. Hail served as the manager and owner of Westlake Golf in The Hills, a retail golf operation in Austin, Texas.  Mr. Hail earned his Bachelor of Arts in History from the University of Texas at Austin in 1988.

Mr. Hail will bring his significant business experience, including the design and implementation of complex insurance programs for clients in various industries, to our board of directors.

J. Robison Hays, III will serve as the Chief Strategy Officer of Ashford Inc. immediately after Ashford Trust authorizes the separation and distribution.  Mr. Hayes has served as our Senior Vice President, Corporate Finance & Strategy since our formation and has also served in the same capacity for Ashford LLC since its formation in April 2013, for Ashford Prime since April 2013 and for Ashford Trust since 2010.  Mr. Hays has been with Ashford Trust since April 2005. Mr. Hays is responsible for the formation and execution of our strategic initiatives, working closely with our Chief Executive Officer. He also oversees all financial analysis as it relates to the corporate model, including acquisitions, divestitures, refinancings, hedging, capital market transactions and major capital outlays. Prior to 2013, in addition to his other responsibilities, Mr. Hays was in charge of Ashford Trust’s investor relations group. Mr. Hays is a frequent speaker at industry and Wall Street investor conferences.

Prior to joining Ashford Trust, Mr. Hays worked in the Corporate Development office of Dresser, Inc., a Dallas-based oil field service & manufacturing company, where he focused on mergers, acquisitions, and strategic direction. Before working at Dresser, Mr. Hays was a member of the Merrill Lynch Global Power & Energy Investment Banking Group based in Texas.

Mr. Hays will bring his extensive business and finance experience gained while serving as a Senior Vice President, Corporate Finance & Strategy for Ashford Trust, Ashford Prime and Ashford LLC, as well as his experience with the formation and execution of our strategic initiatives, to our board of directors.

John Mauldin has agreed to serve on our board of directors immediately after Ashford Trust authorizes the separation and distribution.  Mr. Mauldin is an owner of Mauldin Economics, a publisher of investing resources, and has served as its Chairman since February 2012. Mr. Mauldin also owns Millennium Wave Advisors, a state-registered investment advisory firm, and has served as its President since inception in 1999.  Mr. Mauldin is also the President and registered principal of Millennium Wave Securities, a FINRA & SIPC registered broker-dealer. He is also a public speaker on topics relating to finance and the economy, a published author on such topics and a frequent contributor for various publications and television shows on such topics.

Mr. Mauldin has an undergraduate degree in Political Science/Economics from Rice University, as well as a Masters in Divinity from Southwestern Baptist Theological Seminary.

Mr. Mauldin will bring his extensive experience as an investment advisor, as well as his extensive knowledge of finance and economics, to our board of directors.

Gerald J. Reihsen, III has agreed to serve on our board of directors immediately after Ashford Trust authorizes the separation and distribution.  In October 2010, Mr. Reihsen founded Corbita Maritime Investments LLC, a global platform that sponsors and manages maritime real estate investment programs in Dallas, Texas and Hamburg, Germany and has served as its Chief Executive Officer since such time.  Mr. Reihsen was a founder of Behringer Harvard Holdings, LLC (“Behringer”) in October 2001.  Since that time through December 2013, Mr. Reihsen served in various executive officer roles at Behringer and its related companies.  Behringer is an integrated direct participation investment program sponsor with over $11 billion under management at its peak.  Among his roles with Behringer, Mr. Reihsen served as Behringer’s executive vice president from October 2001 through December 2013, president and senior supervising principal of Behringer Securities LP, the broker/dealer within Behringer, from December 2001 through March 2012, and executive vice president and corporate secretary for the various Behringer sponsored non-listed publicly reporting REITs and other investment programs.  Prior to joining Behringer, Mr. Reihsen served as executive vice president-corporate development and legal for Xybridge Technologies, Inc., a communications software developer of carrier-class broadband access network softswitch technology.  Mr. Reihsen also previously worked as a corporate and securities attorney for fifteen years.  Mr. Reihsen earned his Bachelor of Arts from the University of Mississippi in 1982 and his Juris Doctorate from the University of Wisconsin Law School in 1985.

Mr. Reihsen will bring his extensive business and management experience gained while serving as an executive officer of three different companies, including one investment advisor, as well as his experience as a corporate and securities attorney, to our board of directors.

Brian Wheeler has agreed to serve on our board of directors immediately after Ashford Trust authorizes the separation and distribution.  Mr. Wheeler has served as a marketing and communications strategist at Visible Dialogue, a boutique marketing and communications consultancy firm, since July 2010 and as a board member of Visible Dialogue since May 2011.  Mr. Wheeler has also served as an executive coach and principal at Evolution, a coaching and mentoring program for executives, since July 2012 and as the director-print management, director-digital operations and CTO of Nieman Printing, Inc., one of the largest wholesale facilities in the Southwest United States, since January 1998.

Mr. Wheeler will bring his more than 15 years of experience delivering print management and marketing and communication solutions, as well as his 10 years of experience driving brand development and growth strategies, to our board of directors.

Corporate Governance—Board of Directors and Committees

Our business is managed by our board of directors.  Upon completion of the separation and distribution, it is expected that a majority of our board of directors will be “independent,” with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the NYSE MKT.

Upon completion of the separation and distribution, our board will establish an audit committee, a compensation committee and nominating/corporate governance committee and adopt charters for each of these committees.  Each of these committees will be composed exclusively of independent directors, as defined by the listing standards of the NYSE MKT.  Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Code, qualify as outside directors for purposes of Section 162(m) of the Code.

Lead Independent Director

Pursuant to our corporate governance guidelines, if the chairman of the board and chief executive officer are the same person, our board of directors will annually appoint an independent lead director.  The lead director will preside at all meetings of the non-employee directors and will be responsible for advising the chief executive officer of decisions reached and suggestions made at these meetings.  The lead director will have the following duties and responsibilities:

•                  preside at all meetings of the board at which the chairman is not present and all executive sessions of the independent or non-employee directors;

•                  advise the chairman and chief executive officer of decisions reached and suggestions made at meetings of independent directors/non-employee directors;

•                  serve as liaison between the chairman and the independent directors;

•                  approve information sent to the board;

•                  approve meeting agendas for the board;

•                  approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•                  authorize the retention of outside advisors and consultants who report directly to the board of directors;

•                  call meetings of the independent directors; and

•                  if requested by major stockholders, ensure that he or she is available for consultation and direct communication.

Code of Business Conduct and Ethics

Our code of business conduct and ethics applies to our officers and directors.  Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in our public communications;

•                  compliance with applicable governmental laws, rules and regulations;

•                  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•                  accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our officers or directors may be made only by our board of directors or one of the committees of our board of directors and will be promptly disclosed if and to the extent required by law or stock exchange regulations.

Audit Committee

Our audit committee is expected to be composed of three independent directors, Messrs. Gerald J. Reihsen, III, John Mauldin and Dinesh P. Chandiramani.  Mr. Reihsen is expected to serve as the chairperson of the audit committee and is expected to satisfy the financial expert requirements set forth by the SEC.  Each of the audit committee members is expected to be “financially sophisticated” under the rules of the NYSE MKT.  The audit committee will assist the board in overseeing (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors.  The audit committee also:

•                  will have sole authority to appoint or replace our independent auditors;

•                  will have sole authority to approve in advance all audit and non-audit engagement fees, scope and terms with our independent auditors;

•                  will monitor compliance of our employees with our standards of business conduct and conflict of interest policies; and

•                  will meet at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

The specific functions and responsibilities of the audit committee will be set forth in the audit committee charter.

Compensation Committee

Our compensation committee is expected to be composed of three independent directors, Messrs. Dinesh P. Chandiramani, Brian Wheeler and Darrell T. Hail.  Mr. Chandiramani is expected to serve as the chairperson of the compensation committee.  The principal functions of the compensation committee will be to:

•                  evaluate the performance of our officers;

•                  review and approve the officer compensation plans, policies and programs;

•                  prepare compensation committee reports; and

•                  administer our Incentive Plan.

The committee will have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of officer compensation.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee is expected to be composed of two  independent directors, Messrs. Brian Wheeler and Darrell T. Hail.  Mr. Wheeler is expected to serve as the chairperson of the nominating/corporate governance committee.  The nominating/corporate governance committee will be responsible for seeking, considering and recommending to the board qualified candidates for election as directors and recommending a slate of nominees for election as directors at our annual meetings of stockholders.  The nominating/corporate governance committee will also periodically prepare and submit to the board for adoption the committee’s selection criteria for director nominees.  It will review and make recommendations on matters involving general operation of the board and our corporate governance and will annually recommend to the board nominees for each committee of the board.  In addition, the committee will annually facilitate the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.  The committee will have the sole authority to retain and terminate any search firm to be used to identify director candidate.

Stockholders wishing to recommend director candidates for consideration by the committee can do so by writing to our secretary at our corporate headquarters in Dallas, Texas, giving the candidate’s name, biographical data and qualifications.  The secretary will, in turn, deliver any stockholder recommendations for director candidates prepared in accordance with our bylaws to the nominating/corporate governance committee.  Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as director.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee of the board of directors will be independent directors.  Upon completion of the separation and distribution, none of the members of the compensation committee of the board of directors or any of our executive officers will serve as a member of a board of directors or any compensation committee of any entity that has one or more executive officers serving as a member of our board.

Director Compensation

Each of our non-employee directors will be paid an annual base retainer of $100,000, payable 50% in cash and 50% in our common stock or common units of Ashford LLC, at the option of the director.  The lead director and the chairman of the audit committee will each be paid an additional annual cash retainer of $7,500; and the chairman of the compensation committee, the chairman of the nominating/corporate governance committee and each member of the audit committee other than the chairman will each be paid an additional annual cash retainer of $2,500.  There will be no additional fees paid for attending meetings.  Officers receive no additional compensation for serving on the board.  All directors will also be reimbursed for reasonable out-of-pocket expenses incurred in connection with their services on the board of directors.

Our 2014 Incentive Plan provides for grants of stock to non-employee directors on and after the completion of the separation and distribution.  As an inducement to the directors to agree to serve on our board, on the distribution date, we anticipate that each of our non-employee directors will receive stock grants of valued at $50,000, as of the end of the first day of regular way trading of our common stock, which shares will fully vest immediately.  Similarly, we anticipate that each non-employee director who is initially elected to our board of directors after the completion of the separation and distribution will receive stock grants of shares of our common stock valued at $50,000 on the date of such initial election.  These restricted stock grants will be fully vested immediately.

On the date of the first meeting of the board of directors following each annual meeting of stockholders at which a non-employee director is re-elected to our board of directors, we anticipate that each non-employee director will receive additional grants of our common stock valued at $50,000 as of the date of grant.  These stock grants will be fully vested immediately.

Executive Officers

The following table sets forth certain information regarding our executive officers:

Name	Age	Title
Monty J. Bennett	49	Chief Executive Officer
Douglas A. Kessler	53	President
David A. Brooks	55	Chief Operating Officer, General Counsel and Secretary
Deric S. Eubanks	39	Chief Financial Officer and Treasurer
J. Robison Hays, III	37	Chief Strategy Officer
Jeremy Welter	37	Executive Vice President, Asset Management
Mark L. Nunneley	56	Chief Accounting Officer

Biographical Information of Executive Officers

The biographies for Mr. Monty J. Bennett, our Chief Executive Officer, and Mr. J. Robison Hayes, our Chief Strategy Officer, are located in the section “—Biographical Information of Directors” above.

Douglas A. Kessler has served as our President since our formation and has also served as the President of Ashford LLC since its formation in April 2013.  Mr. Kessler is also the President and a director of Ashford Prime, positions he has held since April 2013 and has served as President of Ashford Trust since January 2009.  He served on the board of directors of Ashford Trust from January 2013 until the completion of the spin-off of Ashford Prime from Ashford Trust on November 19, 2013.  Prior to being appointed President, Mr. Kessler served as Ashford Trust’s Chief Operating Officer and Head of Acquisitions beginning in May 2003.  Mr. Kessler has spearheaded numerous key initiatives while at Ashford Trust and has been responsible for several billion dollars of capital transactions along with the growth of the company’s asset base to in excess of $4 billion.  From July 2002 until August 2003, Mr. Kessler also served as the managing director/chief investment officer of Remington Hotel Corporation.

Prior to joining Remington Hotel Corporation in 2002, from 1993 to 2002, Mr. Kessler was employed at Goldman Sachs’ Whitehall Real Estate Funds, where he assisted in the management of more than $11 billion of real estate (including $6 billion of hospitality investments) involving over 20 operating partner platforms worldwide. During his nine years at Whitehall, Mr. Kessler served on the boards or executive committees of several lodging companies, including Westin Hotels and Resorts and Strategic Hotel Capital. Mr. Kessler has diverse real estate experience totaling nearly 30 years and is a member of Urban Land Institute’s Hotel Council and is a frequent speaker and panelist at lodging industry conferences including International Hotel Investment Forum, Americas Lodging Investment Summit and the NYU Lodging Conference.

Mr. Kessler has a master’s degree in Business Administration and a Bachelor of Arts degree from Stanford University.

David A. Brooks has served as our Chief Operating Officer, General Counsel and Secretary since our formation and has served in the same capacities for Ashford LLC since its formation in April 2013.  Mr. Brooks has also served as Chief Operating Officer, General Counsel and Secretary for Ashford Prime since April 2013 and for Ashford Trust since January 2009.  Prior to assuming the role of Chief Operating Officer of Ashford Trust, he served as Chief Legal Officer, Head of Transactions and Secretary from August 2003 to January 2009. Prior to that, he served as Executive Vice President and General Counsel for Remington Hotel Corporation and Ashford Financial Corporation, an affiliate of Ashford Trust, from January 1992 until August 2003, where he co-led the formation of numerous investment partnerships, negotiated and closed approximately $1 billion in asset acquisitions and asset managed nearly $750 million in non-performing hospitality loans. Prior to joining Remington Hotel Corporation, Mr. Brooks served as a partner with the law firm of Sheinfeld, Maley & Kay.

Mr. Brooks earned his Bachelor of Business Administration in Accounting from the University of North Texas in 1981, his Juris Doctor from the University of Houston Law Center in 1984 and became licensed as a CPA in the State of Texas in 1984 (currently non-practicing status).

Deric S. Eubanks served as our Senior Vice President, Finance from our formation until June 13, 2014, at which time he became our Chief Financial Officer and Treasurer.  He also served as Senior Vice President, Finance for Ashford LLC since its formation in April 2013, for Ashford Prime since April 2013 and for Ashford Trust since September 2011 and will become Chief Financial Officer and Treasurer of each of these entities effective June 13, 2014.  In his role as Chief Financial Officer and Treasurer, Mr. Eubanks is responsible for assisting our Chief Executive Officer with all corporate finance and financial reporting initiatives and capital market activities including equity raises, debt financings, and loan modifications.  He also oversees Investor Relations and be responsible for overseeing and executing our hedging strategies. Prior to his role as Senior Vice President-Finance at Ashford Trust, Mr. Eubanks was Vice President of Investments and was responsible for sourcing and underwriting hotel investments including direct equity investments, joint venture equity, preferred equity, mezzanine loans, first mortgages, B-notes, construction loans, and other debt securities for Ashford Trust. Mr. Eubanks has been with Ashford Trust since its initial public offering in August of 2003. Mr. Eubanks has written several articles for industry publications and is a frequent speaker at industry conferences and industry round tables. Before joining Ashford Trust, Mr. Eubanks was a Manager of Financial Analysis for ClubCorp, where he assisted in underwriting and analyzing investment opportunities in the golf and resort industries.

Mr. Eubanks earned a BBA from Southern Methodist University and is a CFA charter holder. He is a member of the CFA Institute and the CFA Society of Dallas-Fort Worth.

Jeremy J. Welter has served as our Executive Vice President, Asset Management since our formation and has also served in that capacity for Ashford LLC since its formation in April 2013 and for Ashford Prime since April 2013.  He has been employed by Ashford Trust since January 2011 and has served as Executive Vice President, Asset Management for Ashford Trust since March 2011 where he oversees a $4 billion portfolio of 122 hotels. From August 2005 until December 2010, Mr. Welter was employed by Remington Hotels, LP in various capacities, most recently serving as its chief financial officer. He is a current member of Marriott’s Owner Advisory Council. From July 2000 through July 2005, Mr. Welter was an investment banker at Stephens, where he worked on mergers and acquisitions, public and private equity and debt, capital raises, company valuations, fairness opinions and recapitalizations. Before working at Stephens, Mr. Welter was part of Bank of America’s Global Corporate Investment Banking group. Mr. Welter is a frequent speaker and panelist for various lodging investment and development conferences, including the NYU Lodging Conference.

Mr. Welter earned his Bachelor of Science in Business Administration in Economics from Oklahoma State University, where he served as student body president and graduated Summa Cum Laude.

Mark L. Nunneley has served as our Chief Accounting Officer since our formation and has also served in the same capacity for Ashford LLC since its formation in April 2013, for Ashford Prime since April 2013, and for Ashford Trust since May 2003. From 1992 until 2003, Mr. Nunneley served as Chief Financial Officer of Remington Hotel Corporation. He previously served as a tax consultant at Arthur Andersen & Company and as a tax manager at Deloitte & Touche.  Mr. Nunneley is a certified public accountant (CPA) in the State of Texas and is a member of the American Institute of Certified Public Accountants, Texas Society of CPAs and Dallas Chapter of CPAs.

Mr. Nunneley holds a Bachelor of Science degree in Business Administration from Pepperdine University and a Master of Science in Accounting from the University of Houston.

EXECUTIVE COMPENSATION

Our executive officers were employed by Ashford Trust prior to January 1, 2014.  Set forth below are the initial annual cash compensation to our Chief Executive Officer and our two other most highly compensated executive officers in 2014, based on the base salaries of such individuals at Ashford Trust.  The amounts payable to such employees in the form of cash bonuses or restricted stock grants for 2014 will not be determined until early 2015.

Name and Position	Annual Base Salary (1)
Monty J. Bennett, Chief Executive Officer	$800,000
Douglas A. Kessler, President	625,000
David A. Brooks, Chief Operating Officer and General Counsel	475,000

(1)   Amounts of annual compensation for 2014 are annualized projections of salary for the year ending December 31, 2014 based on employment agreements with each of the officers.

Employment Agreements

We will have employment agreements with each of our executive officers.  These employment agreements will provide for Mr. Bennett to serve as our chief executive officer, Mr. Kessler to serve as our president, and Mr. Brooks to serve as our chief operating officer, general counsel and secretary. These employment agreements will require our executive officers to devote substantially full-time attention and time to our affairs, but will also permit them to devote time to their outside business interests.  Mr. Bennett’s employment agreement will specifically allow him to continue to act as Chief Executive Officer of Remington Hotel Corporation, Remington Management LP, Remington Lodging & Hospitality, LLC and their affiliates.  The initial term of each of these employment agreements will expire on December 31, 2015, but each agreement will be subject to automatic one-year renewals, unless either party provides at least 120 days’ notice of non-renewal of the applicable employment agreement.

The employment agreements for each of our executive officers provide for:

•                  an annual base salary of $800,000 for Mr. Monty J. Bennett, $625,000 for Mr. Kessler and $475,000 for Mr. Brooks, subject to annual adjustments;

•                  eligibility for annual cash performance bonuses under our incentive bonus plans, based on a targeted bonus range for each officer;

•                  director’s and officer’s liability insurance coverage;

•                  participation in other short- and long-term incentive, savings and retirement plans; and

•                  medical and other group welfare plan coverage.

All of these benefits are available to all of our salaried employees.  Additionally, it is anticipated that the senior executives will be offered the following additional benefits, which will not be extended to all salaried employees:

•                  payment for an extensive annual medical exam conducted at UCLA Medical Center; and

•                  an additional disability insurance policy available only to our senior executives.

The cumulative cost of the medical exam and the additional disability insurance is not expected to exceed $10,000 annually for any individual executive.

Mr. Monty J. Bennett’s targeted annual bonus range is 75% to 200% of his base salary.  Mr. Kessler’s targeted annual bonus range is 50% to 150% of his base salary.  Mr. Brooks’ targeted annual bonus range is 40% to 125% of his base salary.

Incentive Plan

Prior to the completion of the separation and distribution, we will adopt the 2014 Incentive Plan, which will provide for both equity and cash based incentive compensation. Our 2014 Incentive Plan will provide for the grant of incentive awards to employees, consultants and non-employee directors of our company and its affiliates.  The purpose of our incentive plan will be to encourage the persons subject to such plans to (i) to acquire or increase their equity interests in our company to give an added incentive to work toward its growth and success and (ii) to allow us to compete for services of the persons needed for the growth and success of our company. The total number of shares that may be made subject to equity awards under our 2014 Incentive Plan initially will be equal to 420,000 shares, which is the equivalent of approximately 15% of the sum of the estimated (i) issued and outstanding shares of our common stock immediately following the separation and distribution and (ii) the shares of our common stock reserved for issuance pursuant to the deferred compensation obligations we will assume in connection with the separation and distribution.  The 2014 Incentive Plan will be administered by the compensation committee of our board of directors.

Material Terms of Our Incentive Plan. Our 2014 Incentive Plan will authorize (i) the purchase of common stock for cash at a purchase price to be decided by the compensation committee, but not more than the fair market value per share of such common stock purchased on the date of such purchase, and (ii) the grant of:

•                  nonqualified stock options to purchase common stock;

•                  incentive options to purchase common stock;

•                  unrestricted stock;

•                  restricted stock;

•                  phantom stock;

•                  stock appreciation rights; and

•                  other stock or cash-based awards.

Shares Subject to Our Incentive Plan. We will reserve 420,000 shares of common stock for issuance under our 2014 Incentive Plan, which is the equivalent of approximately 15% of the sum of the estimated (i) issued and outstanding shares of our common stock immediately following the separation and distribution and (ii) the shares of our common stock reserved for issuance pursuant to the deferred compensation obligations we will assume in connection with the separation and distribution.  In the event the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities of the company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under our 2014 Incentive Plan will be ratably adjusted.  In the event the number of shares to be delivered upon the exercise or payment of any award granted under the 2014 Incentive Plan is reduced for any reason whatsoever, including any optional forfeitures for the payment of taxes, or in the event any award granted under our 2014 Incentive Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such award will be released from such award and be available under the 2014 Incentive Plan for the grant of additional awards.

The number of shares that may be subject to equity awards under our 2014 Incentive Plan will be automatically increased on January 1 of each year such that the total number of shares available for issuance under the plan will be equal to 15% of the sum of (i) the outstanding shares of our common stock on a fully converted and diluted basis and (ii) the number of shares of our common stock reserved for issuance under our deferred compensation plan, in each case as of the last day of the immediately preceding calendar year.

Eligibility. Under the 2014 Incentive Plan, we may grant awards to the employees, consultants and non-employee directors of our company and its affiliates. While we may grant incentive stock options only to employees of the company or its affiliates, we may grant nonqualified stock options, bonus stock, stock appreciation rights, stock awards and performance awards to any eligible participant.  We will have approximately 90 employees and five non-employee directors, all of whom are eligible to participate in the 2014 Incentive Plan.

Administration. Our 2014 Incentive Plan will be administered by the compensation committee of our board of directors.  With respect to any grant or award to any individual covered by Section 162(m) of the Code which is intended to be performance-based compensation, the compensation committee will consist solely of two or more members of our board of directors, each of whom qualifies as an “outside director” as described in such Section 162(m) of the Code and a “non-employee director” within the meaning of Section 16b-3 under the Exchange Act.

The compensation committee will select the participants who are granted any award, and employees, consultants and non-employee directors of our company or our affiliates are eligible to receive awards under the 2014 Incentive Plan, except that only employees of our company are eligible to receive an award of an incentive stock option and only employees, consultants and non-employee directors of our company are eligible to receive an award of a nonqualified stock option or stock appreciation right.

The compensation committee may condition any award upon the achievement of any one or more performance goals established solely on the basis of one or more of the following business criteria:

•                  operating income;

•                  return on net assets;

•                  return on assets;

•                  return on investment;

•                  return on equity;

•                  pretax earnings;

•                  pretax earnings before interest, depreciation, and amortization;

•                  pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items;

•                  total stockholder return;

•                  earnings per share;

•                  increase in revenues;

•                  increase in cash flow;

•                  increase in cash flow return;

•                  economic value added;

•                  gross margin;

•                  net income;

•                  debt reduction;

•                  credit status; or

•                  any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special peer index.

The performance goals may be measured before or after taking taxes, interest, depreciation, amortization, extraordinary expenses, and/or pension-related expense or income into consideration, will exclude unusual or infrequently occurring items, charges for restructurings, discontinued operations, extraordinary items and the cumulative effect of changes in accounting treatment and other items, and will be determined in accordance with GAAP (to the extent applicable).

The 2014 Incentive Plan provides for the grant of (i) options intended to qualify as incentive stock options under Section 422 of the Code and (ii) options that are not intended to so qualify.  The principal difference between incentive stock options and other options is that a participant generally will not recognize ordinary income at the time an incentive stock option is granted or exercised, but rather at the time the participant disposes of the shares acquired under the incentive stock option.  In contrast, the exercise of an option that is not an incentive stock option generally is a taxable event that requires the participant to recognize ordinary income equal to the difference between the shares’ fair market value and the option price.  The employer will not be entitled to a federal income tax deduction with respect to incentive stock options except in the case of certain dispositions of shares acquired under the options.  The employer may claim a federal income tax deduction on account of the exercise of an option that is not an incentive stock option equal to the amount of ordinary income recognized by the participant.  Options may be exercised in accordance with requirements set by the compensation committee.  The maximum period in which an option may be exercised will be fixed by the compensation committee but cannot exceed 10 years.  Options generally will be nontransferable except in the event of the participant’s death, but the compensation committee may allow the transfer of options to members of the participant’s immediate family, a family trust or a family partnership.

Consistent with the terms of the 2014 Incentive Plan, the compensation committee will prescribe the terms of each award of any incentive stock option.  No participant may be granted incentive stock options that are first exercisable in a calendar year for shares of common stock having a total fair market value (determined as of the option grant), exceeding $100,000.  The exercise price for each incentive stock option cannot be less than each such option share’s fair market value on the date the incentive stock option is granted; provided that a grant of an incentive stock option to any employee who is a ten percent (10%) stockholder will have an exercise price of not less than 110% of such incentive stock option share’s fair market value on the date the incentive stock option is granted.  No reload stock option (the right to receive a new option to purchase a share upon the exercise and payment of the exercise price for the original option) may be granted with respect to any incentive stock option.  Incentive options must be exercised within three months after the optionee ceases to be an employee for any reason other than death or disability and within one year in the event of death or disability.

Consistent with the terms of the 2014 Incentive Plan, the compensation committee will prescribe the terms of each award of a nonqualified option.  The option price for each nonqualified option cannot be less than each such option share’s fair market value on the date the nonqualified option is granted.  The option price may be paid in cash, by surrendering common stock or through a cashless brokerage exercise.

Unless the compensation committee provides otherwise, all grants of restricted stock will be subject to vesting, meaning that we will have the right to repurchase the stock for the amount paid, if any, by the participant.  Unless the compensation committee provides otherwise, this repurchase right will lapse (i.e., the shares will vest) with respect to one-third of the restricted stock on the first anniversary of the date of grant and on each of the following two anniversaries of the date of grant, provided the participant remains in our service or the service of an affiliate of the company, as applicable, or as an employee, consultant or non-employee director.  Our compensation committee has the authority to shorten or lengthen the typical three-year vesting period.  Any unvested shares will vest if we or one of our affiliates terminate the participant’s service without cause, or the participant terminates his or her service to us or one of our affiliates for good reason.  In addition, any unvested shares will vest if the participant’s service is terminated for any reason within one year after a change in control or due to death or disability of the participant.

A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the compensation committee.  The amount payable upon the exercise of a stock appreciation right may be settled in cash, by the issuance of common stock or a combination of cash and common stock.  The initial or base value of a stock appreciation right cannot be less than the fair market value of the stock appreciation right on the grant date.

Consistent with the terms of our 2014 Incentive Plan, the compensation committee will establish the terms of awards to be granted under such plan.  These awards may also be subject to vesting requirements as determined by the compensation committee, which may include completion of a period of service or attainment of performance objectives.  Certain awards may also vest upon termination without cause or termination by the participant with good reason, termination in connection with a change in control, death, disability or such other events as the compensation committee shall determine.

Prohibition on Repricing. The compensation committee does not have the right to reprice, replace, regrant through a cancellation or otherwise modify or make a cash payment with respect to any outstanding share option or share appreciation right without first obtaining stockholder approval.

Amendment; Duration, Termination. The board of directors may amend or terminate our 2014 Incentive Plan at any time, but such amendment will not become effective without the approval of our stockholders if it increases the number of shares of common stock that may be issued under the incentive plan (other than changes to reflect certain corporate transactions and changes in capitalization) or otherwise materially revises the terms of the incentive plan.  No amendment or termination of the incentive plan will affect a participant’s rights under outstanding awards without the participant’s consent.  If not sooner terminated as described above, the 2014 Incentive Plan will terminate on the tenth anniversary of the date of approval by our stockholders, and no new awards may be granted after the termination date.  Awards made before the termination of our 2014 Incentive Plan will continue in accordance with their terms.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Relationship with Ashford LLC

In connection with the separation and distribution, Ashford LLC will become our subsidiary, and our operating company.  Ashford LLC will continue to advise Ashford Prime pursuant to the existing advisory agreement between Ashford Prime and Ashford LLC.  Ashford LLC will also become the external advisor to Ashford Trust.  We intend to conduct our business and own substantially all of our assets through Ashford LLC.  We will be the sole manager of Ashford LLC.  We will own at least 81.8% of the common units of Ashford LLC, and if all holders of common units of Ashford LLC exchange the maximum permissible number of common units of Ashford LLC for shares of our common stock in the exchange offer, we will own approximately 99.8% of the common units of Ashford LLC.

Our Relationship with Ashford Trust

We are currently a wholly-owned subsidiary of Ashford Trust.  Ashford Trust is separating its asset management and external advisory business from its hospitality investment business.  Ashford Trust will accomplish the separation with a taxable pro rata special distribution to its common stockholders of shares of our common stock.

The gain recognized by Ashford Trust in connection with the distribution of our common stock will not be qualifying income for purposes of certain REIT gross income tests for U.S. federal income tax purposes.  If the gain is too great, Ashford Trust could lose its REIT status.  Accordingly, the board of directors of Ashford Trust intends to authorize the distribution of only the minimum 40% of the equity interest in Ashford Inc. held by Ashford Trust, subject to an upward adjustment (up to and including the business day preceding the distribution date) if the board of Ashford Trust determines, in its reasonable best judgment, exercising ordinary business care, that distribution of a greater percentage of Ashford Inc. would not jeopardize the REIT status of Ashford Trust.  To the extent the distribution represents less than 100% of the shares of our common stock held by Ashford Trust, Ashford Trust plans, but is not obligated, to distribute the remaining shares of our common stock to the Ashford Trust common stockholders.  Any such subsequent distribution may occur in 2014, or at any time thereafter that such distribution would not jeopardize the REIT status of Ashford Trust.  Any future distribution would also be a taxable pro rata distribution and would be taxable to Ashford Trust.

In connection with the separation and distribution, we will become a separate, publicly traded company from Ashford Trust, and Ashford LLC will become our operating company.  However, because the distribution may be limited for tax reasons, following the separation and distribution, and assuming all holders of Ashford LLC common units exchange the maximum permissible number of such units for shares of our common stock, Ashford Trust may own up to approximately 1.0 million shares of our common stock, representing approximately 49.1% of our outstanding common stock.

Separation from Ashford Trust

Before our separation from Ashford Trust, we will enter into a separation and distribution agreement with Ashford Trust and Ashford Trust OP, on the one hand, and us and Ashford LLC, on the other hand, to effect our separation from Ashford Trust and provide a framework for the relationship of the parties after the separation.  The separation and distribution agreement will govern the relationship between the parties thereto subsequent to the completion of the separation plan and provide for the allocation between us and Ashford Trust of Ashford Trust’s assets, liabilities and obligations attributable to periods prior to the separation of Ashford Inc. from Ashford Trust.  The separation and distribution agreement will be filed as an exhibit to the registration statement on Form 10, of which this information statement is a part, and the summary below is qualified in its entirety by reference to the full text of the agreement, which is incorporated by reference into this information statement.

The separation and distribution agreement will set forth our agreements with Ashford Trust regarding the principal transactions necessary to separate us from Ashford Trust.  It also will set forth other agreements that govern certain aspects of our relationship with Ashford Trust after the completion of the separation.  For purposes of the separation and distribution agreement and the tax matters agreement (discussed further below): (i) the “Ashford Inc. Group” means Ashford Inc. and its subsidiaries and (ii) the “Ashford Trust Group” means Ashford Trust and its subsidiaries other than the Ashford Inc. Group. The “Ashford Inc. Group” and the “Ashford Trust Group,” together, are sometimes referred to herein as the “Groups,” and each a “Group.”

Deferred Compensation.  Ashford Trust has historically maintained a deferred compensation plan for its executive officers.  In connection with the separation and distribution, all employees of Ashford Trust (through its subsidiary Ashford LLC) will become our employees (through the transfer of ownership of Ashford LLC from Ashford Trust to us).  Because Ashford Trust will no longer have any employees, it will transfer the deferred compensation plan and all related obligations to us in connection with the separation and distribution.

Currently, two persons have deferred compensation accounts under the Ashford Trust deferred compensation plan, Mr. Monty J. Bennett and his father Mr. Archie Bennett, Jr.  Both Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. elected to invest their deferred compensation accounts in common stock of Ashford Trust.  As of September 29, 2014, Ashford Trust has an obligation to issue approximately 1.6 million shares of its common stock to Mr. Monty J.

Bennett and Mr. Archie Bennett, Jr. in satisfaction of the aggregate deferred compensation.  The aggregate value of the deferred compensation obligation, based on the market value of Ashford Trust common stock on September 29, 2014, is approximately $16.7 million.  Upon completion of the separation and distribution, this obligation will become our obligation.  The value of the obligation being transferred will be calculated based on the closing price of the Ashford Trust common stock at the close of business on the record date for the special distribution.

In connection with the separation and distribution, both participants in the deferred compensation plan intend to elect to invest their deferred compensation subsequent to the separation and distribution in our common stock.  The number of shares of our common stock to be issued to satisfy the assumed obligation will be determined based on Ashford Trust’s estimate of the value of our common stock as of the date immediately preceding the distribution.  The estimate will be determined after review of two third-party valuation reports for us prepared by JMP Securities (included as Appendix A to this Information Statement) and Baird (included as Appendix B to this Information Statement).  There will be no adjustment to the deferral periods, which expire beginning December 31, 2014.  Accordingly, absent further deferrals, we will be obligated to begin issuing common stock in satisfaction of the deferred compensation obligations beginning in January 2015.

Our board of directors will estimate the Ashford Inc. valuation, based on third-party valuations obtained, to determine the number of shares of our common stock to be issued to satisfy the aggregate deferred compensation obligation.  Based on this estimate, prior to the separation and distribution, we will reserve a number of shares of common stock for issuance under the deferred compensation plan sufficient to satisfy the deferred compensation obligations.

Further Assurances.  Each party will, and will cause the other members of its Group to, use commercially reasonable efforts, to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other party in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements thereto and to carry out the intent and purposes of the separation and distribution agreement.  In addition, neither party will, nor will either party allow its respective Group members to, without the prior consent of the other party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay any of the transactions contemplated by the separation and distribution agreement and the ancillary agreements thereto.  Both parties will also use commercially reasonable efforts to cause third parties, such as lenders, joint venture partners, franchisors, insurers or trustees, to cooperate with the parties where such cooperation would be necessary in order for a party to fulfill its obligations under the separation and distribution agreement.

The Distribution. The separation and distribution agreement will also govern the rights and obligations of the parties regarding the proposed distribution.  Ashford Trust will agree to cause its agent to distribute to Ashford Trust common stockholders that hold shares of Ashford Trust common stock as of the applicable record date the shares of our common stock being distributed by Ashford Trust.

Additionally, the separation and distribution agreement will provide that the distribution is subject to several conditions that must be satisfied or waived by Ashford Trust in its sole discretion.  For further information regarding our separation from Ashford Trust, see “Our Separation from Ashford Trust—Conditions to the Completion of the Distribution.”

Releases and Indemnification. Except as expressly provided for in the transfer of liabilities, the separation and distribution agreement will provide that we and Ashford LLC, on the one hand, and Ashford Trust and Ashford Trust OP, on the other hand, will generally agree to release the members of the other parties’ respective Group from all liabilities existing or arising from acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed prior to or on the effective date of the distribution.

In addition, the separation and distribution agreement will provide that, except as otherwise provided for in other documents related to the separation, we will indemnify each member of the Ashford Trust Group and its affiliates (other than members of Ashford Inc. Group) and each of their respective current or former directors, officers, agents and employees and their respective heirs, executors, administrators, successors and assigns against losses arising from:

•                  any of our liabilities, including the failure of any member of the Ashford Inc. Group or any other person to pay, perform or otherwise promptly discharge any of our liabilities in accordance with their respective terms; and

•                  any breach by any member of the Ashford Inc. Group of any provision of the separation and distribution agreement or any ancillary agreement thereto, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein.

Ashford Trust shall indemnify us and our affiliates and representatives against losses arising from:

•                  any of Ashford Trust’s liabilities, including the failure of any member of the Ashford Trust Group or any other person to pay, perform or otherwise promptly discharge any of such liabilities in accordance with their respective terms; and

•                  any member of the Ashford Trust Group of any provision of the separation and distribution agreement or any ancillary agreement thereto, subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein.

Indemnification obligations shall generally be net of any insurance proceeds actually received by the indemnified person.  The separation and distribution agreement will provide that we and Ashford Trust will waive any right to exemplary, punitive, special, indirect, consequential, remote or speculative damages provided that any such liabilities with respect to third party claims shall be considered direct damages.  The separation and distribution agreement will also contain customary procedures relating to the receipt of any indemnification payments by Ashford Trust that may constitute non-qualifying REIT income.

Insurance.  After the effective date of the distribution, Ashford Trust will maintain its currently existing insurance policies related to director and officer liability (the “Ashford Trust D&O Policies”).  Prior to the effective date of the distribution, Ashford Trust and Ashford Inc. will use commercially reasonable efforts to obtain separate insurance policies for Ashford Inc. on substantially similar terms as the Ashford Trust D&O Policies.  Ashford Inc. will be responsible for all premiums, costs and fees associated with any new insurance policies placed for the benefit of Ashford Inc., which, for the avoidance of doubt, shall exclude any premiums, costs and fees associated with any run-off insurance policy obtained by Ashford Trust in connection with the separation.

Dispute Resolution. In the event of any dispute arising out of the separation and distribution agreement, the parties, each having designated a representative for such purpose, will negotiate in good faith for 30 days to resolve the disputes between the parties.  If the parties are unable to resolve any dispute in this manner within 30 days, the parties will be entitled to resolve any such disputes through binding arbitration.

Other Matters Governed by the Separation and Distribution Agreement. Other matters governed by the separation and distribution agreement include access to financial and other information, confidentiality, assignability and treatment of fractional shares.

Tax Matters Agreement.  In addition to the separation and distribution agreement, we will enter into a tax matters agreement.  The tax matters agreement, which will be entered into in connection with the separation and distribution, between Ashford Trust, Ashford Trust OP, us and Ashford LLC will govern the parties’ respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the management of audits and other tax proceedings and assistance and cooperation in respect of tax matters. We will be responsible for all tax liabilities of the Ashford Trust Group for periods ending on or prior to the distribution date. We will be responsible for all tax liabilities of the Ashford Inc. Group and those of our subsidiaries for periods after the distribution date.  The tax matters agreement will be filed as an exhibit to the registration statement on Form 10, of which this information statement is a part.

Our Advisory Relationship with Ashford Trust and Ashford Prime

Ashford Trust created us to separate its asset management and advisory business from its hospitality investment business.  In connection with our separation from Ashford Trust, Ashford LLC will become our operating company, and it will continue to advise Ashford Prime pursuant to the existing advisory agreement between Ashford Prime and Ashford LLC.  Ashford LLC will also become the external advisor to Ashford Trust.  Pursuant to our advisory agreements with Ashford Trust and Ashford Prime, we (through our operating company Ashford LLC) will be responsible for implementing the investment strategies and decisions and the management of the day-to-day operations of Ashford Trust and Ashford Prime, in each case subject to the supervision and oversight of the respective board of directors of such entity.  We may also perform similar services for new or existing platforms created by Ashford Trust or Ashford Prime.  We will not be responsible for managing the day-to-day operations of the individual hotel properties owned by either Ashford Trust or Ashford Prime, which duties are and will continue to be the responsibility of the property management companies that operate the hotel properties owned by Ashford Trust and Ashford Prime.

Our advisory agreements with Ashford Trust and Ashford Prime will require us to manage the day-to-day operations of such entities and their respective subsidiaries in conformity with the investment guidelines of such entities.  The investment guidelines of each company may be modified or supplemented by its board of directors from time to time, subject to certain limitations that address potential competition between Ashford Trust and Ashford Prime.  We are permitted to have other advisory clients, which may include other REITs operating in the real estate industry or having the same or substantially similar investment guidelines as Ashford Trust or Ashford Prime.  The governing documents of Ashford Prime provide that, so long as we are the external advisor to Ashford Prime, we are allowed to designate two persons as candidates for election as director of Ashford Prime at any stockholder meeting at which directors are elected.

Our advisory agreements with Ashford Prime and Ashford Trust will each have an initial 20-year term.  Each advisory agreement is automatically renewed for five-year terms after its expiration unless terminated either by us or Ashford Trust or Ashford Prime, as applicable.  We are entitled to receive from each of Ashford Trust and Ashford Prime a base fee as payment for managing their respective day-to-day operations and the day-to-day operations of their respective subsidiaries, in each case in conformity with the respective investment guidelines for such entity.  The aggregate base fees payable to us in 2013 under the advisory agreements if we had operated as a separate entity in 2013 and advised both Ashford Trust and Ashford Prime for the full year would have been approximately $33.0 million.  We are also entitled to receive an incentive fee from each of Ashford Trust and Ashford Prime based on their respective performance.  There would have been no aggregate incentive fees payable to us in 2013 under the advisory agreements if we had operated as a separate entity in 2013 and advised both Ashford Trust and Ashford Prime for the full year.

The board of directors of each of Ashford Trust and Ashford Prime also has the authority to make annual equity awards to us or directly to our employees, officers, consultants and non-employee directors, based on the achievement by Ashford Trust or Ashford Prime, as applicable, of certain financial and other hurdles established by the respective boards of directors.  In addition, we are entitled to receive directly or be reimbursed, on a monthly basis, for all expenses paid or incurred by us or our affiliates on behalf of Ashford Trust or Ashford Prime or in connection with the services provided by us pursuant to the advisory agreements, which includes each of Ashford Trust’s and Ashford Prime’s pro rata share of our office overhead and administrative expenses incurred in providing our duties under the advisory agreements.  If we are requested to perform services outside the scope of an advisory agreement, Ashford Trust or Ashford Prime, as applicable, will be obligated to separately pay for such additional services.  We are also entitled to receive a termination fee from each of Ashford Trust and Ashford Prime under certain circumstances.  The amounts payable to us under the advisory agreements with each of Ashford Trust and Ashford Prime are Summarized below and described in more detail under “Our Business—Our Initial Advisory Agreements—Fees and Expenses” in this information statement.

Fee Type	Description

Base Fee

The total quarterly base fee under each advisory agreement will be equal to 0.70% per annum of the total market capitalization of Ashford Trust or Ashford Prime, as applicable, subject to a minimum quarterly base fee.  See “Our Business—Our Initial Advisory Agreements—Fees and Expenses—Base Fee.”

The aggregate base fees payable to us in 2013 under the advisory agreements if we had operated as a separate entity in 2013 and advised both Ashford Trust and Ashford Prime for the full year would have been approximately $33.0 million.

Fee Type	Description

Incentive Fee

In each year that the total stockholder return or “TSR” (defined as the increase in the market price of the common stock of such company, assuming all dividends on the common stock are reinvested into additional shares of its common stock) of either Ashford Trust or Ashford Prime exceeds the “average TSR of its peer group,” we will be entitled to an incentive fee. The annual incentive fee will be calculated as (i) 5% of the amount (expressed as a percentage) by which the annual TSR of Ashford Trust or Ashford Prime, as applicable, exceeds the average TSR for its respective peer group, multiplied by (ii) the fully diluted equity value of such company at December 31 of the applicable year. The percentage by which the TSR of either Ashford Trust or Ashford Prime exceeds the TSR of its peer group will be limited to 25% for purposes of calculating the incentive fee payable to us. Up to 50% of the incentive fee may be paid in common stock of Ashford Trust or Ashford Prime, as applicable, or in common units of the operating partnerships of such entities, in each case at the discretion of the board of directors of Ashford Trust or Ashford Prime, as applicable, and subject to certain limitations, including in the case of Ashford Trust approval of an equity compensation plan by the stockholders of Ashford Trust.

The incentive fee due from Ashford Trust or Ashford Prime, if any, is payable in arrears in three equal annual installments, with the first installment being due and payable on January 15 following the year for which the incentive fee relates and the remaining two installments being due and payable on January 15 of the next two successive years. Notwithstanding the foregoing, each installment of the incentive fee will not be deemed earned by us or otherwise payable by Ashford Trust or Ashford Prime, as applicable, unless such entity, as of the December 31 immediately preceding the due date for the incentive fee installment payment, has a fixed charge coverage ratio of 0.20x or greater.  See “Our Business—Our Initial Advisory Agreements—Fees and Expenses—Incentive Fee.”

There would have been no aggregate incentive fees payable to us in 2013 under the advisory agreements if we had operated as a separate entity in 2013 and advised both Ashford Trust and Ashford Prime for the full year.

Annual Equity Awards

The board of directors of each of Ashford Trust and Ashford Prime has the authority to make annual equity awards to us or directly to our employees, officers, consultants and non-employee directors, based on the achievement by the company of certain financial and other hurdles established by their respective boards of directors. These annual equity awards are intended to provide an incentive to us and our employees to promote the success of the businesses of Ashford Trust and Ashford Prime, respectively. The compensation committee of each of Ashford Trust and Ashford Prime will have full discretion regarding the grant of any annual equity awards to be provided to us and our employees, and other than the overall limitation on the number of shares that are authorized to be granted under each company’s equity incentive plans, there are no limitations on the amount of these annual equity awards.

Reimbursement of Expenses

We will be responsible for all wages, salaries, bonus payments and benefits related to our employees providing services to Ashford Trust and Ashford Prime (including any officers of Ashford Trust or Ashford Prime who are also officers of our company), with the exception of any equity compensation that may be awarded by Ashford Trust or Ashford Prime to our employees who provide services to them, the provision of certain internal audit services and the international office expenses described below. Each of Ashford Trust and Ashford Prime is responsible to pay or reimburse us monthly for all other costs incurred by us or our affiliates on behalf of Ashford Trust or Ashford Prime, as applicable, or in connection with the performance of our services and duties to Ashford Trust or Ashford Prime, as applicable, under the advisory agreements. In addition, Ashford Trust and Ashford Prime will each pay a pro rata share of our office overhead and administrative expenses incurred in performance of our duties and functions under the respective advisory agreements.

Fee Type	Description

In addition to the expenses described above, Ashford Trust and Ashford Prime are each required to reimburse us monthly for their respective pro-rata portions (as reasonably agreed to between us and a majority of the independent directors of each of Ashford Trust and Ashford Prime, respectively) of all expenses related to (i) employment of our internal audit managers and our other employees who are actively engaged in providing internal audit services to Ashford Trust and Ashford Prime, (ii) the reasonable travel and other out-of-pocket costs relating to the activities of our internal audit employees and the reasonable third-party expenses which we incur, in each case, in connection with our provision of internal audit services to Ashford Trust or Ashford Prime, as applicable, and (iii) all reasonable international office expenses, overhead, personnel costs, travel and other costs directly related to our non-executive personnel who are located internationally or that oversee the operations of international assets or related to our personnel that source, investigate or provide diligence services in connection with possible acquisitions or investments internationally. Such expenses include, but are not limited to, salary, wages, payroll taxes and the cost of employee benefit plans.

We will pay or reimburse Ashford Trust for the costs associated with Ashford Trust’s current chairman emeritus, which includes a $700,000 annual stipend and the cost of all benefits currently available to him, as well as reimbursement for reasonable expenses incurred by him in connection with his service to Ashford Trust.

Additional Services

If, and to the extent that, we are requested to render services on behalf of either Ashford Trust or Ashford Prime other than those required to be rendered under the advisory agreements, such additional services shall be compensated separately at market rates by Ashford Trust or Ashford Prime, as applicable.

Termination Fee

In certain circumstances, including a change of control transaction conditioned upon the termination of the applicable advisory agreement, Ashford Trust and Ashford Prime will be required to pay us a termination fee. The termination fee will be calculated based on our net earnings attributable to the Ashford Trust advisory agreement or the Ashford Prime advisory agreement, as applicable, plus a gross-up amount for assumed federal and state tax liability, based on an assumed tax rate of 40%.  Such termination fee will not be subject to any maximum amount or other limitation.  See “Our Business—Our Initial Advisory Agreements—Term and Termination.”

Relationship between Ashford LLC and Ashford Investment Management

Ashford Trust has previously announced intentions to launch a private investment fund platform in 2014.  In July 2014, in contemplation of launching the private investment fund platform, Ashford Trust formed AIM, a Delaware limited liability company and subsidiary of Ashford LLC.  In connection with the initial investment fund platform being contemplated or any other investment fund platform launched by Ashford LLC, it is anticipated that AIM, or an affiliate of AIM, will serve as investment advisor to any funds established in connection with such platforms, and AIM GP, or an affiliate of AIM GP, will serve as the general partner of any funds established in connection with such platforms.  AIM, or the applicable affiliate serving as an investment advisor, will be entitled to a management fee or other fees or compensation for its role as investment advisor and will register as an investment advisor under the Investment Adviser Act of 1940.  AIM GP, or the applicable affiliate of AIM GP serving as the general partner of any funds established on such platforms, will be entitled to a performance allocation or carried interest, based generally on the net profits of the investors in such funds.

Mr. Monty J. Bennett, our chief executive officer and chairman of our board of directors, owns (i) 25% of AIM Holdco, the sole member of AIM, and (ii) 25% of AIM Performance Holdco, which owns a 99.99% limited partnership interest in AIM GP.  Mr. J. Robison Hays, our chief strategy officer owns (i) 15% of AIM Holdco and (ii) 15% of AIM Performance Holdco.  Ashford LLC holds the remaining equity interests in each of AIM Holdco and AIM Performance Holdco.  The collective 40% equity interest held by Messrs. Bennett and Hays in AIM Holdco results in an indirect ownership of a 40% equity interest in AIM or any affiliates that are created by Ashford LLC to serve as investment advisors to private funds.  Similarly, the collective 40% equity interest held by Messrs. Bennett and Hays in AIM Performance Holdco results in an indirect ownership of a 40% equity interest in AIM GP or any affiliate that are created by Ashford LLC to serve as the general partner of such private funds.  The equity interests held by Messrs. Bennett and Hays are economically equivalent to the equity interests held by Ashford LLC in such entities.

Registration Rights Agreement

We will enter into a registration rights agreement with the members of Ashford LLC (other than Ashford Trust) with respect to any Ashford LLC common units not exchanged in the exchange offer.  See “Shares Eligible for Future Sale—Registration Rights.”

Our Relationship and Agreements with Remington

Immediately prior to the separation and distribution, we will enter into a mutual exclusivity agreement with Remington, pursuant to which we will agree to utilize Remington to provide property management, project management and development services for all hotels, if any, that we may acquire as well as all hotels that future companies we advise may acquire, to the extent that we have the right, or control the right, to direct such matters, unless our independent directors either (i) unanimously vote not to utilize Remington for such services or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because they have determined, in their reasonable business judgment, that it would be in our best interest not to engage Remington or that another manager or developer could perform the duties materially better.  In exchange for our agreement to engage Remington for such services for all hotels, if any, that we may acquire as well as all hotels that future companies that we advise may acquire, Remington has agreed to grant to any such future companies that we advise a first right of refusal to purchase any investments identified by Remington and any of its affiliates that meet the initial investment criteria of such entities, as identified in the advisory agreements between us and such entities, subject to any prior rights granted by Remington to other entities, including us, Ashford Trust and Ashford Prime.  The services that Remington will provide under the mutual exclusivity agreement to Ashford Trust, Ashford Prime and future companies that we advise will include (i) property management services, which consist of the day-to-day operations of hotels; (ii) project management services, which consist of planning, management and implementation of capital improvements and plans related to capital projects; and (iii) development services, which consist of building hotel properties or constructing hotel improvements.  Currently, our business strategy does not include providing any of these types of services.

Mr. Monty J. Bennett will potentially benefit from the receipt of property management fees, project management fees and development fees by Remington from such future companies that we advise, as well as any such fees payable by us if we acquire or develop hotels in the future.  Currently, our business strategy does not contemplate the acquisition or development of hotels.

Conflicts of Interest

Each of our executive officers and one of our directors also serve as key employees and as officers of Ashford Trust and Ashford Prime, and will continue to do so.  Furthermore, so long as we serve as an external advisor to Ashford Prime, we will be allowed to designate two persons as candidates for election as director of Ashford Prime at any stockholder meeting at which directors are to be elected.  Such nominees may be executive officers of us or Ashford Prime.  Mr. Monty J. Bennett, our chief executive officer and a nominee for our board of directors, is also the chief executive officer and chairman of the board of directors of Ashford Trust and Ashford Prime.  Although we consulted with our third-party financial advisors when structuring the terms of our agreements with Ashford Trust and Ashford Prime, we did not conduct arm’s-length negotiations with respect to the terms of such agreements.  As a result, the principals of Ashford Trust may have had the ability to influence the type and level of benefits that they and our other affiliates will receive.  Accordingly, our advisory agreements and other agreements with each of Ashford Trust and Ashford Prime, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated on an arm’s-length basis with unaffiliated third parties.

Pursuant to our advisory agreements with each of Ashford Prime and Ashford Trust, each such entity acknowledges that our personnel will advise Ashford Trust and Ashford Prime and may also advise other businesses in the future and will not be required to present Ashford Trust or Ashford Prime with investment opportunities that we determine are outside of their respective initial investment guidelines and within the investment guidelines of another business we advise.  To the extent we deem an investment opportunity suitable for recommendation, we must present Ashford Trust with any such investment opportunity that satisfies its initial investment guidelines and must present Ashford Prime with any such investment opportunity that satisfies Ashford Prime’s initial investment guidelines, but in each case we will have discretion to determine which investment opportunities satisfy such entity’s initial investment guidelines.  If, however, either Ashford Trust or Ashford Prime materially changes its investment guidelines without our express consent, we will be required to use our best judgment to allocate investment opportunities to Ashford Trust, Ashford Prime and other entities we advise, taking into account such factors as we deem relevant, in our discretion, subject to any then-existing obligations we may have to such other entities. Any new individual investment opportunities that satisfy Ashford Prime’s investment guidelines will be presented to its board of directors, who will have up to 10 business days to accept any such opportunity prior to it being available to Ashford Trust or another business advised by us.  Likewise, any new individual investment opportunities that satisfy Ashford Trust’s investment guidelines will be presented to its board of directors, who will have up to 10 business days to accept any such opportunity prior to it being available to Ashford Prime or another business advised by us.  Portfolio investment opportunities (the acquisition of two or more properties in the same transaction) are treated differently.  Some portfolio investment opportunities may include hotels that satisfy the investment objectives of both Ashford Trust and Ashford Prime or of another business we advise.  If the portfolio cannot be equitably divided by asset type and acquired on the basis of such asset types in satisfaction of each such entity’s investment guidelines, we will be required to allocate investment opportunities between Ashford Trust, Ashford Prime and any other businesses we advise in a fair and equitable manner, consistent with such entities’ investment objectives.  In making this determination, using substantial discretion, we will consider the investment strategy and guidelines of each entity with respect to acquisition of properties, portfolio concentrations, tax consequences, regulatory restrictions, liquidity requirements, financing and other factors we deem appropriate.  We may utilize options, rights of first offer or other arrangements to subsequently reallocate assets.  In making the allocation determination, we have no obligation to make any investment opportunity available to Ashford Trust or Ashford Prime.

Immediately prior to the separation and distribution, we will enter into a mutual exclusivity agreement with Remington, pursuant to which we will agree to utilize Remington to provide property management, development and project management services for all hotels, if any, that we may acquire as well as all hotels that future companies we advise may acquire, to the extent that we have the right, or control the right, to direct such matters, except in certain limited circumstances.  Mr. Monty J. Bennett, our chief executive officer and the chairman of our board of directors, is also the chief executive officer of Remington and, together with his father Mr. Archie Bennett, Jr., beneficially owns 100% of Remington.  They will benefit from any fees paid to Remington by Ashford Trust, Ashford Prime and any future companies that we advise, as well as any such fees payable by us if we acquire or develop hotels in the future.  Currently, our business strategy does not contemplate the acquisition or development of hotels.  The terms of the mutual exclusivity agreement limit our ability to engage other entities for property management, development, and other project management related services without the unanimous consent of our independent directors or, in certain circumstances, the majority vote of our independent directors.  The initial term of the mutual exclusivity agreement will be 10 years, with five 10-year renewal options.

Mr. Monty J. Bennett is an owner and the chief executive officer of Remington and is an owner, the chief executive officer and a director of Ashford Trust and Ashford Prime. As a result, his duties to us as a director and officer may conflict with his duties to, and pecuniary interest in, Remington, Ashford Trust and Ashford Prime.

To mitigate any potential conflicts of interest, five of the seven initial members of our board of directors are expected to be independent directors (and not also directors of Ashford Trust or Ashford Prime). Furthermore, our bylaws will require that, at all times, a majority of our board of directors be independent directors, and our corporate governance guidelines will require that two-thirds of our board be independent directors at all times that we do not have an independent chairman.  Also, our corporate governance policy will provide that all decisions related to our advisory agreements with each of Ashford Trust and Ashford Prime, decisions related to the mutual exclusivity agreement with Remington, and all decisions related to the enforcement of the separation and distribution agreement be approved by a majority of the independent directors.  Our directors will also be subject to provisions of Delaware law that address transactions between us, as a Delaware corporation, and our directors or officers or between us and any other entity in which our directors or officers are directors or officers or have a financial interest.  In addition, our certificate of incorporation, consistent with Delaware law, contains a requirement that any transaction or agreement involving us, our wholly-owned subsidiaries or our operating company and a director or officer or an affiliate of any director or officer or an entity in which our directors or officers are directors or officers or have a financial interest will require the approval of a majority of disinterested directors.  However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts.  We did not follow these procedures for the negotiation of the advisory agreements with Ashford Trust and Ashford Prime or the mutual exclusivity agreement with Remington because those agreements were in place prior to the separation and distribution, prior to the establishment of the seven member board of directors and prior to the adoption of these policies.

From time to time, as may be determined by our independent directors and the independent directors of Ashford Prime, Ashford Trust and any other company subsequently advised by us, each such entity may provide financial accommodations, guaranties, back-stop guaranties, and other forms of financial assistance to the other entities on terms that the respective independent directors determine to be fair and reasonable.

STRUCTURE AND FORMATION OF OUR COMPANY

Prior to or concurrently with the separation and distribution, we will engage in certain formation transactions, which are designed to provide for our external management of Ashford Trust, facilitate the separation and distribution and provide us with our initial capital.

In connection with our formation transactions, the following transactions have occurred or will occur concurrently with or prior to completion of the separation and distribution:

•                  Ashford Trust formed Ashford LLC, as a subsidiary of Ashford Trust OP, on April 5, 2013 to serve as the external advisor to Ashford Prime.

•                  Ashford Trust incorporated us in Delaware on April 2, 2014 to facilitate the separation of its asset management and external advisory business from its hospitality investment business.

•                  We will enter into a separation and distribution agreement with Ashford Trust and Ashford Trust OP, which will set forth the mechanics of the separation, certain organizational matters and other ongoing obligations of us and Ashford Trust.

•                  Ashford Trust OP will distribute to its limited partners holding Ashford Trust OP common units, including Ashford Trust, 100% of the common units of Ashford LLC.  We will offer to issue up to 357,080 shares of our common stock in exchange for Ashford LLC common units pursuant to a prospectus that is part of a registration statement on form S-4 filed with the SEC.  Each holder of Ashford LLC common units, other than Ashford Trust, can exchange up to 99% of its common units for shares of our common stock, in even multiples of 55.

•                 If all of the conditions to the distribution are satisfied or waived, Ashford Trust will complete the Ashford Trust Exchange in which Ashford Trust will exchange 100% of its Ashford LLC common units for our common stock.

•                 Following the Ashford Trust Exchange, Ashford Trust will distribute shares of our common stock it receives in exchange for the Ashford LLC common units to its common stockholders, in a taxable pro rata special distribution.  The distribution of our common stock by Ashford Trust may be limited to the extent the distribution will otherwise jeopardize the REIT status of Ashford Trust.  If such distribution is less than 100% of the shares of our common stock held by Ashford Trust, Ashford Trust intends to distribute any remaining shares of Ashford Inc. to its common stockholders at a future date.  Any such subsequent distribution may occur in 2014, or at any time thereafter that such distribution would not jeopardize the REIT status of Ashford Trust.

•                 Effective upon the distribution of our common stock to the common stockholders of Ashford Trust:

•                 Ashford LLC will enter into an advisory agreement with Ashford Trust, pursuant to which Ashford LLC will provide advisory services to Ashford Trust;

•                 We will enter into a registration rights agreement with the Ashford LLC unit holders, pursuant to which we will become obligated to register for sale shares of our common stock, if any, that may be issued in connection with a future redemption of Ashford LLC common units; and

•                 We will enter into a mutual exclusivity agreement with Remington that will be consented and agreed to by Mr. Monty J. Bennett, our chief executive officer and chairman and chief executive officer and chairman of Ashford Trust, pursuant to which we will agree to use Remington for specified services in exchange for rights of first refusal with respect to specified opportunities identified by Remington.  See “Certain Relationships and Related Person Transactions.”

Upon completion of the separation and distribution:

•                  Ashford LLC will be our operating company, and we will conduct substantially all of our business through Ashford LLC and its subsidiaries.

•                  We will be the sole manager of Ashford LLC and will own at least 81.8% of the outstanding Ashford LLC common units.  If all holders of Ashford LLC common units exchange the maximum permissible number of Ashford LLC common units for shares of our common stock, we will own approximately 99.8% of the outstanding Ashford LLC common units.  The remaining common units of Ashford LLC will be held by existing limited partners holding common units of Ashford Trust OP.

•                  Ashford LLC, our operating company, will continue to serve as the external advisor to Ashford Prime and will begin serving as the external advisor to Ashford Trust.

Our Structure

The following diagram depicts our ownership structure upon completion of the separation and distribution and the exchange offer, assuming the distribution of 100% of our common stock held by Ashford Trust and assuming all limited partners of Ashford Trust OP exchange the maximum permissible number of their Ashford LLC common units for shares of our common stock.

*              The total number of shares of Ashford Trust’s common stock outstanding used in calculating the ownership percentage assumes that all operating partnership units held by each of the officers and directors of Ashford Trust, including LTIP units, have been converted into common stock.

Accounting Treatment of Our Formation Transactions

We will account for the exchange of the Ashford LLC common units owned by Ashford Trust and the $30.8 million contributed by Ashford Trust OP for shares of our common stock as a spin-off in accordance with the Subtopic 505-60, Spinoffs and Reverse Spinoffs.

Based on the guidance in paragraph 2 of 505-60-15, the guidance is applicable to all transactions involving the distribution of nonmonetary assets that constitute a business. A business is defined as “an integrated set of activities and assets that is capable of being conducted and managed for the purpose of providing a return in the form of dividends, lower costs, or other economic benefits directly to investors or other owners, members, or participants. The assets being contributed are an advisory agreement with Ashford Prime and employees that constitute inputs and processes applied to those inputs that have the ability to create outputs and therefore meet the definition of a business.

Paragraph 2 of Subtopic 505-60-25 states that the accounting for the distribution of nonmonetary assets to owners of an entity in a spinoff is based on the recorded amount (after reduction, if appropriate, for an indicated impairment of value) , if the nonmonetary assets being distributed constitute a business. Because the operations of Ashford LLC being distributed constitute a business, Ashford Inc. will record the distribution of the common units in Ashford LLC at the carrying value of the applicable assets and liabilities based on Ashford Trust OP’s carrying value.

We will exchange approximately 1.6 million shares of our common stock for the approximately 81.8% of Ashford LLC common units held by Ashford Trust.  Ashford Trust will distribute those shares of our common stock to Ashford Trust common stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date hereof, all of the outstanding shares of our common stock are owned by Ashford Trust.  Following the distribution, Ashford Trust may continue to own up to approximately 49% of our outstanding common stock.  The following table sets forth certain information regarding the ownership of our common stock, assuming completion of the exchange offer with maximum participation by all eligible participants and completion of the separation and distribution with Ashford Trust distributing 100% of our common stock it holds, by (i) each person who beneficially owns, directly or indirectly, more than 5% of our common stock, (ii) each of our directors, director nominees, our chief executive officer and our two most highly compensated executive officers and (iii) all of our directors, director nominees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes: (i) all shares the person actually owns beneficially or of record; (ii) all shares over which the person has or shares voting or dispositive control (such as in the capacity of a general partner of an investment fund); and (iii) all shares the person has the right to acquire within 60 days.  Voting power and dispositive power in common stock are exercisable solely by the named person, except that 1,025,000 shares are held in an entity jointly controlled by Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett.  The ownership percentages listed below include 50% of such shares as being beneficially owned by Mr. Archie Bennett and the remaining 50% of such shares as being beneficially owned by Mr. Monty J. Bennett.

To the extent our directors and officers own Ashford Trust common stock at the time of the separation, they will participate in the distribution on the same terms as other holders of Ashford Trust common stock.  Likewise, to the extent our directors and officers own Ashford Trust OP common units at the time of the separation, they will receive Ashford LLC common units and will be eligible to participate in the exchange offer on the same terms as other holders of Ashford Trust OP common units.  We based the share amounts on:

(i)            each person’s beneficial ownership of Ashford Trust common stock as of September 30, 2014, assuming the distribution of 100% of our common stock held by Ashford Trust at a distribution ratio of one share of our common stock for every 55 shares of Ashford Trust common stock; and

(ii)           each person’s beneficial ownership of Ashford Trust OP common units as of September 30, 2014, assuming each person exchanges the maximum permissible number of Ashford LLC common units for Ashford Inc. common stock.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities.

Following the completion of the separation and distribution and the exchange offer, we will have approximately 2.0 million shares of common stock outstanding and approximately                 stockholders of record based upon (i) approximately 89.4 million shares of Ashford Trust common stock outstanding on September 30, 2014, applying the distribution ratio of one share of our common stock for every 55 shares of Ashford Trust common stock held as of the record date and (ii) approximately 19.8 million common units of Ashford Trust OP outstanding, and held by persons other than Ashford Trust, on September 30, 2014, assuming each person exchanges the maximum permissible number of Ashford LLC common units for Ashford Inc. common stock in the exchange offer.  The actual number of shares of our common stock that will be outstanding will depend on the number of Ashford LLC unit holders who tender their common units for shares of our common stock, as well any changes in the number of shares of Ashford Trust common stock outstanding between September 30, 2014 and the record date for the special distribution.

Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Monty J. Bennett	108,902	5.5%
David A. Brooks	34,827	1.8%
Dinesh P. Chandiramani	2,400	*
Darrell T. Hall	2,400	*
J. Robison Hays, III	7,792	*
Douglas A. Kessler	33,433	1.7%
John Mauldin	2,400	*
Gerald J. Reihsen, III	2,400	*
Brian Wheeler	2,400	*
The Vanguard Group, Inc.	183,017	9.2%
Archie Bennett Jr.	102,887	5.2%
All directors, director nominees and officers as a group (12 persons)	224,236	11.3%

(1)           Ownership excludes any ownership of common units in Ashford LLC, our operating company not exchanged for shares of Ashford Inc. common stock.

*Denotes less than 1%.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material terms of our capital stock that will be contained in our certificate of incorporation and bylaws following the separation and distribution.  The summaries and descriptions below contain the information which we consider to be material, but may not contain all of the information that is important to you.  You should read our certificate of incorporation and bylaws (along with the applicable provisions of Delaware law) for complete information on our capital stock as of the time of the distribution.  Our certificate of incorporation and bylaws to be in effect at the time of the distribution will be included as exhibits to our registration statement of which this information statement forms a part, and this summary is qualified in its entirety by such exhibits.

General

We were incorporated under the laws of the State of Delaware.  The rights of our stockholders are governed by the DGCL, our certificate of incorporation and our bylaws.

Authorized Stock

Under our certificate of incorporation, we will be authorized to issue 200 million shares of capital stock, of which 100 million shares will be common stock, par value $0.01 per share, 50 million shares will be blank check common stock, par value $0.01 per share, and 50 million shares will be preferred stock, par value $0.01 per share.  Assuming each person exchanges the maximum permissible number of Ashford LLC common units for Ashford Inc. common stock, upon completion of the separation and distribution, we expect to have 1,983,414 shares of our common stock outstanding.  No shares of blank check common stock or preferred stock will be outstanding upon the completion of the separation and distribution.

Common Stock

All shares of our common stock covered by this information statement, when issued, will be duly authorized, fully paid and nonassessable.  Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if declared by our board of directors out of assets or funds legally available therefor.  In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our blank check common stock or our preferred stock.

Each outstanding share of our common stock will entitle the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors.  Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power.  There is no cumulative voting in the election of our board of directors, which means that the holders of a plurality of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company. Shares of our common stock will have equal dividend, liquidation and other rights.

Blank Check Common Stock

Our certificate of incorporation will authorize our board of directors, without further action by our stockholders, to provide out of the unissued shares of blank check common stock for one or more series of blank check common stock and with respect to such series, to set the number of shares constituting such series, the designation of such series, the terms, preferences and relative, participating, optional and other special rights, if any, voting powers, if any, restrictions, limitations and qualifications thereof, if any including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, including without limitation a condition that relates to the performance of specified assets or a specified line or lines of business, and at such times, and payable in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of all or specified assets of, or a specified line of our business; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of our stock, at such price or prices or at such rates of exchange and with such adjustments.  Thus, our board of directors could authorize the issuance of shares of blank check common stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that stockholders believe may be in their best interests.  In addition, our board may issue blank check common stock with voting or other rights that, if exercised, could adversely affect the voting power of the holders of our common stock or could adversely affect the economic rights of the holders of our common stock, in general or with respect to specified assets or a specified line or lines of our business.

Preferred Stock

Our certificate of incorporation will authorize our board of directors, without further action by our stockholders, to provide out of the unissued shares of preferred stock for series of preferred stock and with respect to such series, to set the number of shares constituting such series, the designation of such series, the terms, preferences and relative, participating, optional and other special rights, if any, voting powers, if any, restrictions, limitations and qualifications thereof including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of our assets; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of our stock, at such price or prices or at such rates of exchange and with such adjustments.  Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that stockholders believe may be in their best interests.  In addition, our board may issue preferred stock with voting or other rights that, if exercised, could adversely affect the voting power of the holders of our common stock or could adversely affect the economic rights of the holders of our common stock, in general or with respect to specified assets or a specified line or lines of our business.

No Stockholder Rights Plan

We do not have a stockholder rights plan currently, and our governance documents prevent us from maintaining such a plan for longer than 12 months without stockholder authorization, unless the board determines its fiduciary duties require otherwise.

Transfer Agent

The registrar and transfer agent for our common stock is Computershare Trust Company, N.A.

Listing

We intend to file an application to list our common stock on the NYSE MKT under the ticker symbol “AINC.”

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws

The following is a summary of certain provisions of our certificate of incorporation and bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified Board. Our certificate of incorporation will provide that our board of directors will be divided into three classes.  The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders, which we expect to hold in 2015. The directors designated as Class II directors will have terms expiring at the second annual meeting of stockholders, which we expect to hold in 2016, and the directors designated as Class III directors will have terms expiring at the third annual meeting of stockholders, which we expect to hold in 2017.  Commencing with the first annual meeting of stockholders following the distribution date, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. Members of the board of directors will be elected by a plurality of the votes cast at each annual meeting of stockholders.  Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of the board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

Authorized but Unissued Shares.  The authorized but unissued shares of our common stock, our blank check common stock and our preferred stock will be available for future issuance without obtaining stockholder approval.  These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Further, the terms of any future issuances of blank check common stock or preferred stock may be established and such shares may be issued without stockholder approval and may include voting rights which are greater or lesser than the common stock or other series of blank check common stock or preferred stock, or, in the case of preferred stock, other rights and preferences superior to the rights of the holders of common stock.  The existence of authorized but unissued shares of our common stock, blank check common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Anti-Takeover Statute.  We are incorporated under the laws of the State of Delaware, and thus are subject to Section 203 of the DGCL, a business combination statute unless we, by action of our stockholders, opt out of this provision of Delaware law.

In general, Section 203 of the DGCL provides that, subject to certain exceptions set forth therein, a Delaware corporation shall not engage in any business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner.  For purposes of Section 203 of the DGCL, a business combination is defined to include a merger or consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is defined to include (i) any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (ii) the affiliates and associate of such person.

Ability of our Stockholders to Call Special Meetings of Stockholders or to Act by Written Consent in Lieu of a Meeting of Stockholders.  Our certificate of incorporation and bylaws do not authorize our stockholders to call special meetings of stockholders.  Further, our certificate of incorporation will prohibit any stockholder action being taken by written consent in lieu of a meeting without the express prior approval of our board of directors.

Our bylaws will provide that:

•                  with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon, including nominations of persons for election to our board of directors, will be those properly brought before the annual meeting:

•                  pursuant to our notice of the meeting;

•                  by, or at the direction of, our board of directors or any committee of the board; or

•                  by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws;

•                  with respect to a special meeting of stockholders at which directors are to be elected pursuant to a notice of meeting, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders; and

•                  with respect to a special meeting of stockholders, nominations of persons for election to our board of directors may be made only:

•                  by, or at the direction of, our board of directors or any committee of the board; or

•                  by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Generally, in accordance with our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders (for purposes of our 2015 annual meeting, the date of the prior year’s proxy statement shall be deemed to have been April 14, 2014).  For a stockholder seeking to nominate a candidate for our board of directors, the notice must include all information set forth in our bylaws including information regarding the nominee that would be required in connection with the solicitation for the election of such nominee, including name, address, occupation and number of shares held. For a stockholder seeking to propose other business, the notice must include all information set forth in our bylaws including a description of the proposed business, the reasons for the proposal and other specified matters.

Forum Selection Clause.  Under our certificate of incorporation, unless otherwise agreed by us in writing, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine.

Other Provisions of Our Certificate of Incorporation.  Our certificate of incorporation provides that directors may be removed only for cause and with the affirmative vote of at least 80% of the voting interest of our stockholders entitled to vote.  Our certificate of incorporation also provides, in addition to the rights of the stockholders, granted by Delaware law, to amend the bylaws, the bylaws can also be amended by our board of directors.

Certain Corporate Opportunities and Conflicts

All of our executive officers are also executive officers of Ashford Trust and Ashford Prime, and one of our directors is also a director of Ashford Trust and Ashford Prime.  Our certificate of incorporation will provide that certain directors and officers of Ashford Inc. (the “Overlap Persons”) may serve as directors, officers, employees, consultants and agents of Ashford Trust and Ashford Prime and their respective subsidiaries and successors (each of the foregoing is an “Other Entity”) and will provide that if a director or officer of Ashford Inc. who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for Ashford Inc. or any of its subsidiaries, in which Ashford Inc. or any of its subsidiaries could have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”):

•                 such Overlap Person will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such Overlap Person refers such Potential Business Opportunity to any Other Entity, such Overlap Person, to the fullest extent permitted by law, shall have no duty or obligation to refer such Potential Business Opportunity to Ashford Inc. or to any of its subsidiaries or to give any notice to Ashford Inc. or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto);

•                 if such Overlap Person refers such Potential Business Opportunity to any Other Entity, such Overlap Person, to the fullest extent permitted by law, will not be liable to Ashford Inc. or to any of its subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to Ashford Inc., or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to Ashford Inc. regarding such Potential Business Opportunity or any matter relating thereto;

•                 any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person; and

•                 if a director or officer who is an Overlap Person refers a Potential Business Opportunity to any Other Entity, then, as between Ashford Inc. and/or its subsidiaries on the one hand, and such Other Entity, on the other hand, Ashford Inc. and its subsidiaries, to the fullest extent permitted by law, shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity;

unless in each case referred to in clause (i), (ii), (iii) or (iv), the opportunity was offered to such Overlap Person exclusively in his or her capacity as a director or officer of Ashford Inc. (an opportunity meeting all of such conditions, a “Restricted Potential Business Opportunity”).  In its certificate of incorporation, Ashford Inc. will renounce to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity.  In the event that our board of directors declines to pursue a Potential Business Opportunity, the Overlap Persons are free to refer such Potential Business Opportunity to any Other Entity.

Pursuant to Section 144 of the DGCL, no contract or transaction entered into between Ashford Inc. and/or any of its subsidiaries, on the one hand, and any Other Entity in which one or more of the directors or officers of Ashford Inc. are directors or officers or have a financial interest, on the other hand, shall be void or voidable solely for this reason or because the director or officer is present at or participates in any meeting of the board of directors, or a committee thereof that authorized the contract or transaction or because his, her or their votes were counted for such purpose, if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders and (iii) the contract or transaction is fair to the corporation as of the time it is authorized, approved or ratified, by the board, a committee or the stockholders.  Ashford Inc. may from time to time enter into and perform, and cause or permit any of its subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with any Other Entity.

Limitation on Personal Liability

Our certificate of incorporation will provide, consistent with the DGCL, that a director of Ashford Inc. shall not be personally liable to Ashford Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•                  any breach of the director’s duty of loyalty to us or our stockholders;

•                  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  payments of unlawful distributions or unlawful stock repurchases or redemptions; or

•                  any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the DGCL provides that a corporation may indemnify and advance expenses to any current or former director, officer or employee or agent against expenses, judgments, fines and amounts paid in settlement and actually and reasonably incurred in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation and our bylaws will provide that each person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Ashford Inc. or is or was serving at our request as a director, officer, employee, agent, trustee or manager of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, will be indemnified and held harmless by us to the fullest extent authorized by Delaware law and will be entitled to have their expenses advanced in any such proceeding to the fullest extent permitted by Delaware law. Such rights are not exclusive of any other right which any person may have or thereafter acquire under our certificate of incorporation, our bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. Our certificate of incorporation will also specifically authorize us to maintain insurance and to grant similar indemnification rights to our employees or agents.

The advisory agreements between us and Ashford Prime and between us and Ashford Trust provide for indemnification by us of Ashford Prime and Ashford Trust and their respective directors, officers and employees and indemnification by Ashford Prime and Ashford Trust of us and our directors, officers and employees for certain liabilities.  The amount of these indemnity obligations is unlimited.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the separation and distribution and assuming each holder of Ashford LLC common units exchanges the maximum permissible number of Ashford LLC common units for Ashford Inc. common stock, we will have approximately 2.0 million shares of common stock outstanding.  Prior to the separation and distribution, there has been no public trading market for our common stock.  Sales of substantial amounts of shares in the open market, or the perception that those sales could occur, could have an adverse impact on the price of our common stock or on any trading market that may develop.

Upon completion of the separation and distribution, Ashford Trust may own up to 975,811 shares of our common stock outstanding.  We will reserve 3,625 shares of our common stock for issuance upon redemption of common units (“redemption shares”) as described below under “Redemption/Exchange Rights.”  We will also reserve shares of our common stock to satisfy an approximately $16.7 million deferred compensation obligation, as of September 29, 2014, to be transferred from Ashford Trust to us in connection with the separation and distribution.  The actual value of the deferred obligation transferred will be determined based on the closing market price of Ashford Trust common stock on the record date.  The number of shares of our common stock necessary to satisfy the deferred compensation obligation will be determined based on Ashford Trust’s estimate of the value of our common stock as of the date immediately preceding the distribution.  The estimate will be determined after review of two third party valuation reports for us prepared by JMP Securities (included as Appendix A to this Information Statement) and Baird (included as Appendix B to this Information Statement).  These reports were prepared for the board of directors of Ashford Trust, in connection with the separation and distribution.  There will be no adjustment to the deferral periods, which expire beginning December 31, 2014.  Accordingly, absent further deferrals, we will be obligated to begin issuing common stock in satisfaction of the deferred compensation obligations beginning in January 2015.  In addition, we initially will have reserved for issuance to our directors, executive officers and employees under our 2014 Incentive Plan an aggregate of 420,000 shares of our common stock, that if and when such shares are issued, may be subject in whole or in part to vesting requirements or the lapsing of restrictions.

The common stock distributed in connection with the separation and distribution, as well as the common stock issued in connection with the exchange offer, will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise.

Our governing documents do not restrict our ability to issue equity securities at any time.  Any issuance of additional shares or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, shares then outstanding.

There is no current public market for our common stock. Listing of our common stock on the NYSE MKT is expected to be effective upon the completion of the separation and distribution. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of our common stock prevailing from time to time.

Redemption/Exchange Rights

Pursuant to the operating agreement of our operating company, persons that own common units will have the right to require the operating company to redeem their common units beginning on the first anniversary of the issuance date. When a member exercises this right with respect to common units, the operating company must redeem the common units for cash or, at our option, our common stock, on a one-for-one basis. These redemption rights generally may be exercised by the members at any time after one year following the issuance of the common units. See “Operating Agreement—Redemption Rights.”

Rule 144

Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three month period, the greater of:

•                  1% of the total number of securities outstanding; or

•                  the average weekly reported trading volume of the shares for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about the issuer.  A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his shares for at least two years, would be entitled to sell shares under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

Registration Rights

Pursuant to a registration rights agreement, we will agree to file a shelf registration statement with the SEC on the first anniversary of the completion of the separation and distribution, and thereafter use our reasonable efforts to have the registration statement declared effective, covering the continuous resale of the shares of common stock issuable, at our option, to the members of our operating company, upon redemption of common units not exchanged in the exchange offer. We may, at our option, satisfy our obligation to prepare and file a resale registration statement by filing a registration statement registering the issuance by us of shares of our common stock under the Securities Act (other than shares issued to affiliates) to holders of Ashford LLC common units upon redemption.  Upon effectiveness of any such registration statement, those persons may sell such shares covered by the registration statement in the secondary market without being subject to the volume limitations or other requirements of Rule 144. We will bear expenses incident to the registration requirements other than any selling commissions, SEC or state securities registration fees, and transfer taxes or certain other fees or taxes relating to such shares.

The registration rights agreement will contain indemnification and contribution provisions by us for the benefit of the Ashford LLC common unit holders and their respective affiliates and representatives.  Also, in limited situations, the registration rights agreement will contain indemnification and contributions by Ashford Trust and the Ashford LLC common unit holders for the benefit of us and any underwriters with respect to the information included in any registration statement, prospectus or related document.

The registration rights under the registration rights agreement will remain in effect with respect to any shares covered by the registration rights agreement until:

•                  such shares have been sold pursuant to an effective registration statement under the Securities Act or distributed pursuant to an exemption from registration;

•                  such shares have been sold to the public pursuant to Rule 144 under the Securities Act and the shares are no longer restricted under the Securities Act; or

•                  such shares have been sold in a transaction in which the transferee is not entitled to the benefits of the registration rights agreement.

Equity Grants Under Our Incentive Plan

Prior to the completion of the separation and distribution, we will adopt an incentive plan, referred to as the 2014 Incentive Plan. Our 2014 Incentive Plan will provide for the grant of incentive awards to employees, consultants and non-employee directors of our company.  The total number of shares that initially may be made subject to awards under our 2014 Incentive Plan will be equal to 420,000 shares, which is the equivalent of approximately 15% of the sum of the estimated (i) issued and outstanding shares of our common stock immediately following the separation and distribution, assuming that each holder of Ashford LLC common units exchanges the maximum permissible number of Ashford LLC common units for our common stock and (ii) the shares of our common stock reserved for issuance pursuant to the deferred compensation obligations we will assume in connection with the separation and distribution.  The number of shares subject to the 2014 Incentive Plan will be automatically increased on January 1 of each year such that the total number of shares available for issuance under the plan will be equal to 15% of the sum of (i) the outstanding shares of our common stock on a fully converted and diluted basis and (ii) the number of shares of our common stock reserved for issuance under our deferred compensation plan, in each case as of the last day of the immediately preceding calendar year.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of common stock issuable under our 2014 Incentive Plan. Common stock covered by this registration statement, including any shares of common stock issuable upon the exercise of options or restricted stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

OPERATING AGREEMENT

Management

Ashford LLC will be our operating company.  Upon completion of the separation and distribution assuming the distribution of 100% of our common stock held by Ashford Trust and assuming all limited partners of Ashford Trust OP exchange the maximum permissible number of common units of Ashford LLC for shares of our common stock, we will own approximately 99.8% of the Ashford LLC common units, and the remaining approximately 0.2% of the common units will be held by existing limited partners holding common units of Ashford Trust OP.  In the future, we may issue additional interests in our operating company to third parties and Ashford Inc.

Pursuant to the limited liability company agreement (also referred to as the “operating agreement”) of Ashford LLC, we will be the sole manager of our operating company.  As sole manager, we generally will have full, exclusive and complete responsibility and discretion in the management, operation and control of Ashford LLC, including the ability to cause it to enter into certain major transactions, including advisory agreements, acquisitions, developments and dispositions of properties, borrowings and refinancings of existing indebtedness.  No members may take part in the operation, management or control of the business of our operating company by virtue of being a holder of common units.

The limited liability company agreement of Ashford LLC provides that in the event of a conflict in the fiduciary duties owed (i) by us to our stockholders and (ii) by us, as manager of our operating company, to the members of our operating company, we may act in the best interests of our stockholders without violating our fiduciary duties to the members of our operating company or being liable for any resulting breach of our duties to the members of our operating company, subject in all cases to the implied contractual covenant of good faith and fair dealing which, pursuant to Delaware law, cannot be waived.

Transferability of Interests

Manager.  The operating agreement provides that we may not transfer our duties as the sole manager (including by sale, disposition, merger or consolidation) except:

•                  in connection with a merger of our operating company, a sale of substantially all of the assets of our operating company or other transaction in which the members receive a certain amount of cash, securities or property; or

•                  in connection with a merger of us into another entity, if the surviving entity contributes substantially all its assets to our operating company and assumes the duties of the manager under the operating agreement.

Members.  The operating agreement prohibits the sale, assignment, transfer, pledge or disposition of all or any portion of the common units without our consent, which we may give or withhold in our sole discretion.

However, an individual member may donate his common units to his immediate family or a trust wholly-owned by his immediate family, without our consent.  The operating agreement contains other restrictions on transfer if, among other things, that transfer would cause our operating company to become a publicly-traded partnership under the Code.

Capital Contributions

The operating agreement provides that if Ashford LLC requires additional funds at any time in excess of funds available to it from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to it.  Under the operating agreement, we will be obligated to contribute the proceeds of any offering of stock as additional capital to our operating company.  We are authorized to cause Ashford LLC to issue common units for less than fair market value if we conclude in good faith that such issuance is in both Ashford LLC’s and our best interests.

The operating agreement provides that we may make additional capital contributions, including properties, to Ashford LLC in exchange for additional common units.  If we contribute additional capital to Ashford LLC and receive additional common units for such capital contribution, our percentage interests will be increased on a proportionate basis based on the amount of such additional capital contributions and the value of Ashford LLC at the time of such contributions.  Conversely, the percentage interests of the other members will be decreased on a proportionate basis.  In addition, if we contribute additional capital to Ashford LLC and receive additional common units for such capital contribution, the capital accounts of the members will be adjusted upward or downward to reflect any unrealized gain or loss attributable to our properties as if there were an actual sale of such properties at the fair market value thereof.  Members have no preemptive right to make additional capital contributions.

Ashford LLC could also issue preferred units in connection with the acquisitions of property or otherwise.  Any such preferred units will have priority over common units with respect to distributions from Ashford LLC, including the common units that we own.

Redemption Rights

Under the operating agreement, Ashford LLC has granted to each member holding common units (other than us) the right to require Ashford LLC to redeem its common units.  This right may be exercised at the election of a member by giving Ashford LLC written notice, subject to some limitations.  The purchase price for the common units to be redeemed will equal the fair market value of our common stock.  The purchase price for the common units may be paid in cash, or, in our discretion, by the issuance by us of a number of shares of our common stock equal to the number of common units with respect to which the rights are being exercised.  The common units issued to the limited partners of Ashford Trust OP in connection with the separation and distribution that are not exchanged for our common stock in connection with the separation and distribution, pursuant to the exchange offer, may not be redeemed prior to the first anniversary of their issuance.

In all cases, however, no member may exercise the redemption right for fewer than 1,000 common units or, if a member holds fewer than 1,000 common units, all of the common units held by such member.

Immediately following the distribution, the aggregate number of shares of common stock reserved for issuance upon exercise of the redemption rights by holders of common units will be approximately 3,625, assuming all limited partners of Ashford Trust OP exchange the maximum permissible number of their Ashford LLC common units for shares of our common stock.  The number of shares of common stock issuable, at the option of Ashford Inc., upon exercise of the redemption rights will be adjusted to account for share splits, mergers, consolidations or similar pro rata share transactions.

However, if the distribution of our common stock to the common stockholders of Ashford Trust does not occur, the redemption provisions of the Ashford Trust OP agreement will be amended to provide that each Ashford Trust OP common unit will be redeemable only in connection with a simultaneous redemption of (i) one Ashford LLC common unit, or (ii) if the limited partner requesting redemption exchanged a portion of its Ashford LLC common units for our common stock, one Ashford LLC common unit or 1/55 share of our common stock.  The redemption consideration will remain unchanged, with each Ashford Trust OP common unit presented for redemption, together with the Ashford LLC common unit or the portion of a share of our common stock, if any, being deemed the equivalent of one Ashford Trust OP common unit prior to the Ashford Trust OP distribution.  Additionally, if the distribution of our common stock to the common stockholders of Ashford Trust does not occur, the redemption provisions of the Ashford LLC agreement will be amended to provide that no redemption of Ashford LLC common units may be made until all Ashford LLC common units held by Ashford Trust or Ashford OP Limited Partner LLC are exchanged for our common stock, which is then distributed to the common stockholders of Ashford Trust.

Operations

The operating agreement requires Ashford LLC to be operated in a manner that ensures that Ashford LLC will not be classified as a “publicly-traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by Ashford LLC, Ashford LLC will pay all of our administrative costs and expenses.  These expenses will be treated as expenses of Ashford LLC and will generally include:

•                  all expenses relating to our continuity of existence;

•                  all expenses relating to offerings and registration of securities;

•                  all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•                  all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•                  all of our other operating or administrative costs incurred in the ordinary course of our business on behalf of Ashford LLC.

Distributions

The operating agreement provides that Ashford LLC will make cash distributions in amounts and at such times as determined by us in our sole discretion, to us and other members in accordance with the respective percentage interests of the members in Ashford LLC.

Upon liquidation of Ashford LLC, after payment of, or adequate provisions for, debts and obligations of the company, including any member loans, any remaining assets of Ashford LLC will be distributed to us and the other members with positive capital accounts in accordance with the respective positive capital account balances of the members.

Allocations

Profits and losses of Ashford LLC (including depreciation and amortization deductions) for each fiscal year generally are allocated to us and the other members in accordance with the respective membership interests of the members in Ashford LLC.  All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder.

Amendments

Generally, we, as sole manager of our operating company Ashford LLC, may amend the operating agreement without the consent of any member to clarify the operating agreement, to make changes of an inconsequential nature, to reflect the admission, substitution or withdrawal of members, to reflect the issuance of additional units or if, in the opinion of counsel, necessary or appropriate to satisfy federal or state securities laws.  However, any amendment which alters or changes the distribution or redemption rights of a member (other than a change to reflect the seniority of any distribution or liquidation rights of any preferred units issued in accordance with the operating agreement), changes the method for allocating profits and losses, imposes any obligation on the members to make additional capital contributions, seeks to impose personal liability on a member without that member’s written consent or affects the operation of the conversion factor or the redemption right requires the consent of holders of at least 66 2/3% of the common units.  Other amendments require approval of the manager and holders of 50% of the common units.

In addition, the operating agreement may be amended, without the consent of any member, in the event that we or any of our subsidiaries engages in a merger or consolidation with another entity and immediately after such transaction the surviving entity contributes to our operating company substantially all of the assets of such surviving entity and the surviving entity agrees to assume our obligation as sole manager of Ashford LLC.  In such case, the surviving entity will amend the operating agreement to arrive at a new method for calculating the amount a member is to receive upon redemption or conversion of a common unit (such method to approximate the existing method as much as possible).

Exculpation and Indemnification of the Manager

The operating agreement of Ashford LLC provides that neither the manager, nor any of its directors and officers, will be liable to Ashford LLC or to any of its members as a result of errors in judgment or mistakes of fact or law or of any act or omission, if the manager acted in good faith.

In addition, the operating agreement requires Ashford LLC to indemnify and hold the manager and its directors, officers and any other person it designates, harmless from and against any and all claims arising from operations of Ashford LLC in which any such indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•                  the act or omission of the indemnitee was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•                  the indemnitee actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

No indemnitee may subject any member of Ashford LLC to personal liability with respect to this indemnification obligation as this indemnification obligation will be satisfied solely out of the assets of Ashford LLC.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, our officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term

Ashford LLC has a perpetual life, unless dissolved upon:

•                  the sale or other disposition of all or substantially all the assets of Ashford LLC;

•                  an election by us, in our capacity as the sole manager, to dissolve, wind up and liquidate; or

•                  there being no members of Ashford LLC, unless the entity is continued pursuant to Delaware law.

Tax Matters

We are the tax matters member of Ashford LLC.  We have the authority to make tax elections under the Code on behalf of Ashford LLC.  The net income or net loss of Ashford LLC will generally be allocated to us and the other members in accordance with our respective percentage interests in Ashford LLC, subject to compliance with the provisions of the Code.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form 10 with the SEC, of which this information statement forms a part, with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules thereto. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution of our common stock by Ashford Trust to its common stockholders, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

Documents filed by us with the SEC are available from us without charge upon written or oral request.  You may obtain documents filed by us with the SEC by requesting them in writing or by telephone at the following address:

Ashford Inc.

14185 Dallas Parkway, Suite 1100

Dallas, Texas  75254

Attention:  Investor Relations

Telephone:  (972) 490-9600

We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

APPENDIX A

October 1, 2014

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1100
Dallas, TX75254

Attention:	Board of Directors
Mr. Monty Bennett, Chairman & CEO

Dear Mr. Bennett:

Ashford Hospitality Trust, Inc. (“Ashford Trust”) requested that JMP Securities LLC (“JMP”, “we” or “us”) prepare a valuation report regarding Ashford Inc. (the “Company”), based on financial projections submitted by Ashford Trust to JMP for the periods from September 30, 2014, through fiscal year 2018, in connection the separation of the Company from Ashford Trust and the distribution of common stock of the Company to the stockholders of Ashford Trust (collectively, the “Transaction”) that the Board of Directors (the “Board”) of Ashford Trust is considering. We were not engaged to render a fairness opinion or any financial or strategic advisory services in connection with the Transaction. Our services were limited solely to delivering a report expressing our professional opinion as to the range of equity values of the Company as of September 30, 2014. We delivered such report to Ashford Trust on October 1, 2014 (the “Report”) to be used solely by Ashford Trust in connection with the Transaction (i) to assist the Ashford Trust Board’s determination of value of the Company’s common stock to be reserved for issuance to satisfy deferred compensation obligations of Ashford Trust to be assumed by the Company, and (ii) to assist the Ashford Trust Board in determining the expected gain allocable to Ashford Trust for U.S. tax purposes in connection with the Transaction. JMP was not engaged to advise Ashford Trust with regard to said determination or calculation. Further, JMP does not owe any duty or responsibility to any person or entity (other than Ashford Trust) in connection with the Report or this letter.  JMP used a variety of valuation methodologies in its determination of the Company’s estimated equity value. These methodologies consisted of an analysis of the trading prices of selected publicly traded companies, an analysis of acquisitions of companies deemed reasonably similar to the Company, and a discounted cash flow analysis. JMP valued the intrinsic value of the Company as a going concern, and not in connection with the price or prices at which the common stock of the Company may trade at any time.

For purposes of the Report, we:

1.             reviewed certain publicly available financial statements and other business and financial information of the Company, Ashford Trust and Ashford Hospitality Prime, Inc. (“Ashford Prime”);

2.             reviewed certain internal financial statements and other financial and operating data concerning the Company that were prepared by the management of the Company;

3.             reviewed certain financial forecasts prepared by the management of the Company;

4.             compared the financial performance of the Company with that of certain other publicly traded companies;

5.             reviewed the financial terms, to the extent publicly available, of certain acquisition transactions involving companies in lines of business that we believe are generally comparable to the Company;

6.             participated in discussions among representatives of the Company and Ashford Trust and their respective  financial and legal advisors;

7.             reviewed documents and memoranda describing the Company provided by, or on behalf of, the Company; and

8.             considered such other factors and performed such other analyses as we deemed appropriate.

JMP assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to, or reviewed by, us. We further relied upon the assurances of the Company and Ashford Trust that they were not aware of any facts that would make any of such information inaccurate or misleading. With respect to the financial forecasts delivered to us, JMP assumed that they were reasonably prepared on bases reflecting Ashford Trust and the Company’s best available estimates and judgments of the future financial performance of the Company. In accordance with recognized professional ethics, JMP’s fee for preparing the Report was not contingent upon the results set forth therein.  Further, neither JMP nor any of its employees have a present or intended financial interest in Ashford Trust or the Company.

All valuation methodologies that concern the worth of an enterprise as a going-concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Our Report was necessarily based on business, general economic, market and other conditions as they existed and could be reasonably evaluated by JMP as of the date thereof. Subsequent events that could affect the conclusion set forth in the Report include adverse changes in industry performance or market conditions and changes to the business, financial condition and results of operations of the Company. JMP does not provide assurances or guarantees on the achievability of any forecasts, projections or other forward-looking matters. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

The conclusion set forth in the Report was based on methods and techniques that JMP considered appropriate under the circumstances, and represented the opinion of JMP based upon information furnished by Ashford Trust and the Company and their respective advisors and publicly available sources. JMP relied upon each of Ashford Trust’s and the Company’s (i) representations that the information provided by it, or on its behalf, was accurate and complete in all material respects, and (ii) agreement to notify us if it learns of any material misstatement in, or material omission from, any information previously delivered to JMP. While all public information (including industry and statistical information) was obtained by JMP from sources that JMP believes are reliable, JMP makes no representation as to the accuracy or completeness thereof, and relied upon such public information and all information provided by, or on behalf of, Ashford Trust and the Company without independent verification.

JMP was not engaged to render a tax and financial reporting opinion (such as a purchase price allocation opinion, goodwill impairment opinion or equity-based incentive opinion), or to perform any supplemental due diligence and/or analyses that might be customary in connection with such opinions, in connection with our Report. As such, the form of our Report and/or the conclusion set forth therein may not be appropriate for tax and financial reporting purposes.

JMP relied upon each of Ashford Trust’s and the Company’s representations regarding the Company’s underlying capital structure and related agreements (if any), as well as their interpretation of such agreements, to the extent relevant for purposes of completing the Report.       For purposes of the Report, JMP assumed that the Company has complied with all applicable federal, state and local regulations and laws, unless the lack of compliance is specifically noted herein.

Except to the extent specifically disclosed in writing to JMP, JMP also assumed in preparing the Report that (i) the Company’s management would continue to maintain the character and integrity of the enterprise until, and subsequent to, any sale or other transaction, and (ii) the Company has no undisclosed (a) material contingent assets or liabilities, (b) unusual obligations or substantial commitments, other than those incurred in the ordinary course of business, and (c) pending or threatened litigation that would have a material adverse effect on the Company.

JMP is under no obligation to update, revise or reaffirm the Report, except that JMP expects to be asked to update and/or reaffirm the Report (in a form mutually acceptable to JMP and Ashford Trust) as of (i) the record date for the distribution of common stock of the Company to stockholders of Ashford Trust, and (ii) the end of the Company’s first trading day following the distribution date.

The conclusion in the Report is not intended by JMP, and should not be construed, to be investment advice in any manner whatsoever. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, accounting, tax, insurance or other appropriate professional advice. Such opinions, counsel or interpretations should be obtained by any recipient of the Report from the appropriate professional sources.

We have in the past provided financial services for Ashford Trust and Ashford Prime and have received fees in connection with such services.  Specifically, JMP currently makes a market in the securities of Ashford Prime and Ashford Trust. JMP was a manager or co-manager of a public offering of securities for Ashford Prime and Ashford Trust in the past 12 months, and received compensation for doing so.  JMP serves as a sales agent on Ashford Trust’s At-the-Market program. JMP may also seek to provide financial advisory and financing services to the Company, Ashford Trust and Ashford Prime in the future, and would expect to receive fees for the rendering of these services.

As noted in our Report, and subject to the scope of services, conditions and limitations set forth herein and therein, it is our opinion that, as of September 30, 2014, the range of equity values of the Company is $59 million to $64 million, before consideration of the deferred compensation obligation, as determined solely by Ashford Trust’s Board, to be assumed by the Company in connection with the Transaction.

Very truly yours,

JMP SECURITIES LLC

APPENDIX B

Investment Banking
October 1, 2014

CONFIDENTIAL

Ashford Hospitality Trust

14185 Dallas Parkway

Suite 1150

Dallas TX 75254-4376

Attention:	Mr. Monty Bennett
Chairman and Chief Executive Officer

Mr. Bennett:

You have requested that Robert W. Baird & Co. Incorporated (“Baird” or “we”) provide a good faith estimate of the enterprise valuation range (the “Valuation”) for Ashford Inc. (“Ashford Inc.” or “the Company”) as of the date of this letter. We understand that the Valuation will be used by the Company to (i) calculate the expected gain for U.S. federal income tax purposes in connection with the distribution of some or all of the shares of common stock of the Company by Ashford Hospitality Trust, Inc. (“Ashford Trust”) and to support the determination by the board of directors of Ashford Trust of the distribution ratio in such distribution transaction, such that the gain does not jeopardize the REIT status of Ashford Trust, and (ii) to assist the board of directors of Ashford Trust in determining the value of Ashford Inc.’s common stock to be reserved for issuance to satisfy deferred compensation obligations of Ashford Trust and to be assumed by Ashford Inc. Pursuant to your request, we have only considered the range of enterprise values for the Company, and we have not been requested to analyze, and we have not analyzed, any per share values of the Company’s common stock or other securities.

As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, initial and secondary public offerings of securities, private placements and valuations for estate, corporate and other purposes.

In conducting our investigation and analysis and in arriving at our Valuation herein, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances, details of which are included in the report. In that connection, and subject to the various assumptions, qualifications and limitations set forth herein and in the report, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts received from Ashford Trust concerning the business and operations of the Company for each of the fiscal years ending December 31, 2014-2018 (the “Forecasts”) furnished to us, and prepared, by the Company’s management for purposes of our analysis; (ii) reviewed certain publicly available information, including, but not limited, to the Company’s recent filings with the

Securities and Exchange Commission; (iii) compared the financial position and operating results of the Company with those of certain other publicly traded companies we deemed relevant; (iv) compared recent transaction comps for the purchase of public and private enterprises deemed comparable to the Company, and (v) relied on publicly traded equity valuations of certain other publicly traded companies we deemed relevant. We have held discussions with members of the Company’s senior management concerning the Company’s historical and current financial condition and operating results, as well as the future prospects of the Company. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

In arriving at our Valuation, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company. We have not independently verified any information supplied to us by the Company or Ashford Trust. We have not been engaged to independently verify, have not assumed any responsibility to verify, assume no liability for, and express no opinion on, any such information, and we have assumed, without independent verification, that neither the Company nor Ashford Trust is aware of any information prepared by it that might be material to our analysis that has not been provided to us. We have assumed, without independent verification, that: (i) all assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company’s financial statements provided to us; (ii) the financial statements of the Company provided to us present fairly the results of operations, cash flows and financial condition of the Company for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts for the Company were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company’s senior management as to the future performance of the Company. In conducting our review, we have not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency or viability of the Company or Ashford Trust, nor have we made a physical inspection of the properties or facilities of the Company or Ashford Trust. In each case above, we have made the assumptions and taken the actions or inactions described above with your knowledge and consent. This analysis shall not constitute an opinion as to the fairness or advisability of the distribution transaction. Baird does not provide any legal or tax advice, and Baird makes no representations about the REIT status of the Company or Ashford Trust or the impact of the distribution transaction on such status, and does not accept any responsibility for the tax consequences to the Company, Ashford Trust or the shareholders of Ashford Trust relating to the Valuation or the distribution transaction.

Our analysis necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

Our analysis has been prepared at the request of the senior management and the board of directors of Ashford Trust. Ashford Trust acknowledges that all valuations, perspectives and advice (written or oral) given by Baird in connection with Baird’s engagement are intended for the internal benefit and use of Ashford Trust and its senior management and board of directors. Our analysis may not be provided or disseminated to any person or reproduced, quoted or referred to in any document without the prior written consent of Baird; provided, however, that the Valuation may be referred to or included in a public filing to the extent required under the federal securities laws so long as Ashford Trust and the Company give Baird a reasonable opportunity to review and comment on the proposed reference or filing in advance.

We have been retained to act solely to provide the services described herein and, in such capacity, are acting as an independent contractor and not in any agency, fiduciary or other similar capacity. We will receive a fee for our services, and in addition, Ashford Trust has agreed to reimburse us for our out-of-pocket costs and to indemnify us against certain liabilities that may arise out of our engagement.

We are a full service securities firm and as such Baird and its affiliates may from time to time provide investment banking, advisory, brokerage and other services to clients that may be competitors or suppliers to, or customers or security holders of, Ashford Trust or the Company, that may affect transactions with Ashford Trust or the Company or that may otherwise participate or be involved in the same or a similar business or industry as Ashford Trust or the Company or may from time to time hold long or short positions or effect transactions, for its own account or the accounts of clients, in securities or options on securities of parties that might be involved in transactions with Ashford Trust or the Company.

Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein and in the report, we believe in our good faith estimation that, as of the date hereof, the Company has an enterprise valuation range of $48 million to $61 million, with a midpoint of $54 million before consideration of the deferred compensation obligation to be assumed by the Company in connection with the spin-off of the Company by Ashford Trust.

Very truly yours,

ROBERT W. BAIRD & CO. INCORPORATED

By:	/s/ Steven H. Goldberg

Steven H. Goldberg

Its: Managing Director –– Investment Banking

ASHFORD INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements as of and for the six months ended June 30, 2014 and for the year ended December 31, 2013 have been derived from the historical (i) financial statements of Ashford Inc. and (ii) combined financial statements of Ashford Advisor.

The pro forma combined financial information reflects the historical financial results of Ashford Trust’s asset management business (comprised of Ashford LLC and certain assets, liabilities and operations of Ashford Trust OP, which is referred to as “Ashford Advisor”), as adjusted to give effect to the following separation transactions:

•                  a contribution to Ashford LLC of capital of $30.8 million from Ashford Trust OP;

•                 the sale of a 40% equity interest in two consolidated entities of Ashford LLC for $1.2 million in cash;

•                  the distribution of our common stock to Ashford Trust stockholders by Ashford Trust (assuming the minimum distribution);

•                  the issuance of 11,000 shares of common stock of Ashford Inc. to its non-employee directors upon completion of the separation and distribution; and

•                  completion of the exchange offer, assuming all holders of Ashford LLC common units exchange the maximum permissible number of their Ashford LLC common units for Ashford Inc. common stock.

The unaudited pro forma combined balance sheet as of June 30, 2014 is presented to reflect adjustments to Ashford Inc.’s balance sheet as if the separation and distribution, the exchange offer and the related transactions were completed on June 30, 2014. The unaudited pro forma combined statements of operations for the six months ended June 30, 2014 and the year ended December 31, 2013 are presented as if the separation and distribution, the exchange offer and the related transactions were completed on January 1, 2013.

The following unaudited pro forma combined financial statements should be read in conjunction with (i) Ashford Inc.’s balance sheet as of August 12, 2014 and the notes thereto appearing elsewhere in this information statement and (ii) Ashford Advisor’s historical combined financial statements as of June 30, 2014, December 31, 2013 and 2012, and for each of the six months ended June 30, 2014 and 2013 and each of the three years in the period ended December 31, 2013, and the notes thereto appearing elsewhere in this information statement. We have based the unaudited pro forma adjustments on available information and assumptions that we believe are reasonable. The following unaudited pro forma combined financial statements are presented for informational purposes only and are not necessarily indicative of what our actual financial position would have been as of June 30, 2014 assuming the separation and distribution, the exchange offer and the related transactions had been completed on June 30, 2014 or what actual results of operations would have been for the six months ended June 30, 2014 and the year ended December 31, 2013 assuming the separation and distribution and the related transactions had been completed on January 1, 2013, nor are they indicative of future results of operations or financial condition and should not be viewed as indicative of future results of operations or financial condition.

ASHFORD INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

June 30, 2014

(in thousands)

	Ashford Inc. (A)	Ashford Advisor Historical Combined (B)	Separation Adjustments		Pro Forma
Assets
Current assets:
Cash	$1	$2,848	$30,800	(C)	$34,848
			1,200	(D)
			(1	)(E)
Prepaid expenses and other	—	1,038	—		1,038
Due from Ashford Prime	—	3,074	—		3,074
Total current assets	1	6,960	31,999		38,960
Furniture, fixtures and equipment, net	—	2,500			2,500
Total assets	$1	$9,460	$31,999		$41,460
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$—	$5,997	$—		$5,997
Due to Ashford Trust	—	245	—		245
Due to affiliate	—	1,040	—		1,040
Total current liabilities	—	7,282	—		7,282
Deferred income	—	—	—		—
Total liabilities	—	7,282	—		7,282
Redeemable noncontrolling interest in Ashford LLC (F)	—	—	4		60
			55
			1
Owner’s equity of the Company	1	2,178	30,800	(C)	33,558
			640	(D)
			(1	)(E)
			250	(G)
			(250	)(G)
			(4)
			(55)
			(1)
Noncontrolling interests in consolidated entities	—	—	560	(D)	560
Total equity	1	2,178	31,939		34,118
Total liabilities and equity	$1	$9,460	$31,999		$41,460

See Notes to Pro Forma Combined Financial Statements.

ASHFORD INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2014

(in thousands, except per share amounts)

	Ashford Advisor Historical Combined(AA)	Separation Adjustments		Pro Forma
Revenue
Advisory services	$6,225	$14,048	(CC)	$33,887
		—	(DD)
		—	(EE)
		1,384	(FF)
		12,230	(GG)
Total revenue	6,225	27,662		33,887
Expenses
Salaries and benefits	25,935	—		25,935
Depreciation	174	—		174
General and administrative	2,369	—		2,369
Total expenses	28,478	—		28,478
Income (loss) before income taxes	(22,253)	27,662		5,409
Income tax expense	(35)	(2,267	)(II)	(2,302)
Net income (loss)	(22,288)	25,395		3,107
(Income) loss from consolidated entities attributable to noncontrolling interests (JJ)	—	—		—
Net income attributable to redeemable noncontrolling interests in Ashford LLC (KK)	—	(6)		(6)
Net income (loss) attributable to the Company	$(22,288)	$25,389		$3,101
Basic outstanding shares	N/A			2,644	(LL)
Basic EPS	N/A			$1.17	(LL)
Diluted outstanding shares	N/A			2,703	(MM)
Diluted EPS	N/A			$1.15	(MM)

See Notes to Pro Forma Combined Financial Statements.

ASHFORD INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2013

(in thousands, except per share amounts)

	Ashford Advisor Historical Combined As Restated (AA)	Separation Adjustments		Pro Forma
Revenue
Advisory services	$960	$6,576	(BB)	$54,592
		25,499	(CC)
		—	(DD)
		—	(EE)
		889	(FF)
		20,668	(GG)
Total revenue	960	53,632		54,592
Expenses
Salaries and benefits	46,181	—		46,181
Depreciation	220	—		220
General and administrative	2,271	250	(HH)	2,521
Total expenses	48,672	250		48,922
Income (loss) before income taxes	(47,712)	53,382		5,670
Income tax expense	(7)	(5,915	)(II)	(5,922)
Net income (loss)	(47,719)	47,467		(252)
(Income) loss from consolidated entities attributable to noncontrolling interests (JJ)	—	—		—
Net loss attributable to redeemable noncontrolling interests in Ashford LLC (KK)	—	—		—
Net income (loss) attributable to the Company	$(47,719)	47,467		(252)
Basic outstanding shares	N/A			2,644	(LL)
Basic EPS	N/A			$(0.10	)(LL)
Diluted outstanding shares	N/A			2,644	(NN)
Diluted EPS	N/A			$(0.10	)(NN)

See Notes to Pro Forma Combined Financial Statements.

ASHFORD INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(dollars in thousands)

1.                                  Basis of Presentation

Ashford Inc. is a newly formed Delaware corporation that intends to provide asset management and external advisory services to other entities, initially within the hospitality industry. Ashford Inc. will serve as the external advisor to Ashford Prime, an NYSE-listed real estate investment trust that invests primarily in high revenue per available room (“RevPAR”) luxury, upper-upscale and upscale hotels and resorts, predominantly located in gateway markets. Ashford Prime became a publicly traded entity in November 2013 upon the completion of its spin-off from Ashford Trust. Ashford Inc. will also serve as the external advisor to Ashford Trust, an NYSE-listed real estate investment trust, focused on investing opportunistically across all segments and at all levels of the capital structure within the hospitality industry that, generally, do not directly compete with Ashford Prime. Ashford Trust has been a public company since August 2003.

In our capacity as the external advisor to Ashford Trust and Ashford Prime, we will be responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Ashford Prime, in each case subject to the supervision and oversight of the respective board of directors of such entity. We will provide the personnel and services necessary to allow each of Ashford Trust and Ashford Prime to conduct its respective business. We may also perform similar functions for new or additional platforms.

We will be led by the current management team of Ashford Trust. Each of the chief executive officer, the president, the chief operating officer and the chief accounting officer has more than 20 years of lodging or real estate experience, including experience in hotel property and loan acquisitions and divestitures, property repositioning and redevelopment, asset management, branding and financing, as well as extensive experience with accounting, financial reporting and legal matters. We believe our management team is uniquely positioned to optimize the operating and financial performance of our advisory clients and position us as an industry leading asset manager.

Ashford Inc. has filed a Registration Statement on Form 10 with the Securities and Exchange Commission with respect to the separation and distribution. Ashford Inc. intends to conduct its business and own substantially all of its assets through an operating entity, Ashford Hospitality Advisors LLC (“Ashford LLC”).

2.                                      Adjustments to Pro Forma Combined Balance Sheet

The adjustments to the pro forma combined balance sheet as of June 30, 2014 are as follows:

(A)  Represents the historical balance sheet of Ashford Inc. as of August 12, 2014. Ashford Inc. was incorporated on April 2, 2014 and has had no activity since its inception other than the issuance of 100 shares of common stock for $10 per share that was initially funded with cash.

(B)  Represents the historical combined balance sheet of Ashford Advisor as of June 30, 2014.

(C)  Reflects the contribution of $30.8 million of capital by Ashford Trust OP.

(D)  Reflects the sale of a 40% equity interest in two consolidated entities of Ashford LLC for $1.2 million in cash.

(E)  Reflects the redemption of 100 outstanding shares of common stock of Ashford Inc.

(F)  Reflects the 0.18% ownership of Ashford LLC held by officers and directors of Ashford Inc., officers and directors of Ashford Trust and Common B unit holders in Ashford Trust OP, which assumes that the maximum number (99%) of common units of Ashford Hospitality Advisors LLC were exchanged for shares of Ashford Inc. common stock. The adjustments to the noncontrolling interests in Ashford Inc. were calculated as follows:

Separation Adjustments

(i)                                     $4,000 represents the 0.18% noncontrolling interest in the $2.2 million total owner’s equity of Ashford Advisor associated with footnote (B) above.

(ii)                                  $55,000 represents the 0.18% noncontrolling interest in the $30.8 million total owner’s equity associated with footnote (C) above.

(iii)                               $1,000 represents the 0.18% noncontrolling interest in the $640,000 total owner’s equity associated with footnote (D) above.

The following presents the separation adjustments and impact on redeemable noncontrolling interests in Ashford LLC and owner’s equity assuming that the minimum number (0%) of common units of Ashford Hospitality Advisors LLC were exchanged for shares of Ashford Inc. common stock:

Separation Adjustments

(i)  $395,000 represents the 18.15% noncontrolling interest in the $2.2 million total owner’s equity of Ashford Advisor associated with footnote (B) above.

(ii)  $5.6 million represents the 18.15% noncontrolling interest in the $30.8 million total owner’s equity associated with footnote (C) above.

(iii)  $116,000 represents the 18.15% noncontrolling interest in the $640,000 total owner’s equity associated with footnote (D) above.

	Ashford Inc. (A)	Ashford Advisor Historical Combined (B)	Separation Adjustments		Pro Forma
Total liabilities	$—	$7,282	$—		$7,282
Redeemable noncontrolling interest in Ashford LLC (F)	—	—	395		6,101
			5,590
			116
Owner’s equity of the Company	1	2,178	30,800	(C)	27,517
			640	(D)
			(1	)(E)
			250	(G)
			(250	)(G)
			(395)
			(5,590)
			(116)
Noncontrolling interests in consolidated entities	—	—	560	(D)	560

Total equity	1	2,178	25,898		28,077
Total liabilities and equity	$1	$9,460	$31,999		$41,460

(G) Represents stock based compensation associated with initial stock grants, which are immediately vested, with an estimated value of $50,000 to each of the five independent members of the Board of Directors of Ashford Inc.

3.                                      Adjustments to Pro Forma Combined Consolidated Statements of Operations

The adjustments to the pro forma combined statements of operations for the six months ended June 30, 2014 and the year ended December 31, 2013 are as follows:

(AA)                      Represents the historical combined statements of operations of Ashford Advisor for the six months ended June 30, 2014 and the year ended December 31, 2013.

(BB)                      Represents an estimate of the base fee payable from Ashford Prime for the period from January 1, 2013 through November 18, 2013, pursuant to the terms of the advisory agreement. The base fee is equal to 0.70% per annum of the total market capitalization of Ashford Prime, subject to a minimum quarterly base fee. The “total market capitalization” for purposes of determining the base fee is calculated on a quarterly basis as (i) the average of the volume-weighted average price per share of Ashford Prime common stock for each trading day of the preceding quarter multiplied by the average number of shares of Ashford Prime common stock and common units outstanding during such quarter, on a fully-diluted basis (assuming all common units and long term incentive partnership units in the operating partnership which have achieved economic parity with common units in the operating partnership have been converted to common stock in the company), plus (ii) the quarterly average of the aggregate principal amount of Ashford Prime consolidated indebtedness (including our proportionate share of debt of any entity that is not consolidated but excluding Ashford Prime’s joint venture partners’ proportionate share of consolidated debt), plus (iii) the quarterly average of the liquidation value of Ashford Prime’s outstanding preferred equity.

To determine the appropriate pro forma adjustment for the base fee, the total market capitalization of Ashford Prime is calculated pursuant to the definition of “total market capitalization” above as of December 31, 2013. This total market capitalization was used to calculate the annual pro forma base fee as Ashford Prime commenced operations on November 19, 2013. This calculation reflects an estimated base fee greater than the minimum base fee provided in the advisory agreement. However, the calculation is an estimate based on the total market capitalization of Ashford Prime at one point in time and may not accurately reflect the total market capitalization of Ashford Prime in the future. As a result, the pro forma base advisory fee adjustment may not reflect actual revenues in the future.

(CC)                      Represents an estimate of the base fee payable from Ashford Trust pursuant to the terms of the advisory agreement. The base fee will be equal to 0.70% per annum of the total market capitalization of Ashford Trust, subject to a minimum quarterly base fee. The “total market capitalization” for purposes of determining the base fee was calculated on a quarterly basis as (i) the average of the volume-weighted average price per share of Ashford Trust common stock for each trading day of the preceding quarter multiplied by the average number of shares of Ashford Trust common stock and common units outstanding during such quarter, on a fully-diluted basis (assuming all common units and long term incentive partnership units in the operating partnership which have achieved economic parity with common units in the operating partnership have been converted to common stock in the company), plus (ii) the quarterly average of the aggregate principal amount of Ashford Trust consolidated indebtedness (including its proportionate share of debt of any entity that is not consolidated but excluding its joint venture partners’ proportionate share of consolidated debt), plus (iii) the quarterly average of the liquidation value of Ashford Trust’s outstanding preferred equity.

To determine the appropriate pro forma adjustment for the base fee, the total market capitalization of Ashford Trust was calculated pursuant to the definition of “total market capitalization” above. An amount equal to $64.0 million of the total market capitalization was then allocated to Ashford Inc. based on a third party independent financial analysis. The contractual advisory fee of 0.70% per annum was then applied to the remaining total market capitalization of Ashford Trust for purposes of making the pro forma adjustment.  However, the calculation is an estimate based on the historical total market capitalization of Ashford Trust and may not accurately reflect the total market capitalization of Ashford Trust following the separation and distribution. As a result, the pro forma base advisory fee adjustment may not reflect actual revenues in the future.

The calculation of the base fee after the consummation of the separation and distribution will be based on the total market capitalization of Ashford Trust, calculated pursuant to the definition of “total market capitalization” described above.

(DD)  The incentive fee payable from Ashford Prime, if any, is based on Ashford Prime’s total stockholder return performance as compared to a defined peer group. No incentive fee was earned in 2013 as Ashford Prime’s total stockholder return performance did not exceed the total shareholder return of its defined peer group. Because the incentive fee is a performance-based fee that is not finalized until the end of each fiscal year, no pro forma adjustment is being made for the six months ended June 30, 2014, consistent with Staff Accounting Bulletin Topic 13.A, suggesting that it is not appropriate to recognize revenue “based upon the probability of a factor being achieved.”

(EE)  The incentive fee payable from Ashford Trust, if any, will be based on Ashford Trust’s total stockholder return performance as compared to a defined peer group. No incentive fee would have been earned in 2013 as Ashford Trust’s total stockholder return performance did not exceed the total shareholder return of its defined peer group. Because the incentive fee is a performance-based fee that is not finalized until the end of each fiscal year, no pro forma adjustment is being made for the six months ended June 30, 2014, consistent with Staff Accounting Bulletin Topic 13.A, suggesting that it is not appropriate to recognize revenue “based upon the probability of a factor being achieved.”

(FF)  Represents reimbursement from Ashford Trust and Ashford Prime for salaries, benefits and travel expenses of Ashford Inc.’s employees providing internal audit services as well as reimbursable overhead, as specified in the Advisory Agreements between Ashford Inc. and Ashford Trust and Ashford Prime. These reimbursement amounts will reflect Ashford Trust’s and Ashford Prime’s pro rata portion of such expenses incurred by Ashford Inc., as reasonably agreed to between Ashford Inc. and certain independent members of the board of directors of Ashford Trust and Ashford Prime. The adjustment represents the allocated salaries, benefits and travel expenses of the internal audit staff and overhead, which will be reimbursable by Ashford Trust and Ashford Prime pursuant to the advisory agreement.

(GG)  Represents revenue earned from Ashford Trust for reimbursement of equity awards granted by Ashford Trust to employees of Ashford Inc. for services provided to Ashford Trust as required by the Advisory Agreement between Ashford Inc. and Ashford Trust. The adjustment has been determined based upon the allocated employee equity-based compensation included in salaries and benefits.

(HH)  Represents stock-based compensation associated with initial stock grants, which are immediately vested, with a value of $50,000 to each of the five independent members of the Board of Directors of Ashford Inc.

(II)  Income tax expense has been calculated as if Ashford Inc. was a taxable corporation under the Internal Revenue Code. Ashford Inc. will also be subject to the Texas margin tax.

The following table reconciles the pro forma income tax expense at statutory rates to the actual income tax expense recorded (in thousands):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Income tax expense at federal statutory income tax rate of 35%	$(1,844)	$(1,903)
Permanent differences	(7)	(27)
Gross receipts and margin taxes	(140)	(232)
Valuation allowance	(311)	(3,760)
Total income tax expense	$(2,302)	$(5,922)

The components of pro forma income tax expense are as follows (in thousands):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Current:
Federal	$(2,162)	$(5,690)
State	(140)	(232)
Total current	(2,302)	(5,922)
Deferred:
Federal	—	—
State	—	—
Total deferred	—	—
Total income tax expense	$(2,302)	$(5,922)

(JJ)  Represents net income/loss from consolidated entities attributable to noncontrolling interests.  There was no activity for the six months ended June 30, 2014 or the year ended December 31, 2013.

(KK)  Represents net income/loss attributable to the noncontrolling interest in Ashford LLC, calculated as 0.18% of net income/loss, which is based on the ownership percentage of the officers and directors of Ashford Inc., officers and directors of Ashford Trust and Common B unit holders in Ashford Trust OP, which assumes that the maximum number (99%) of common units of Ashford Hospitality Advisors LLC were exchanged for shares of Ashford Inc. common stock.

The following tables present net income/loss attributable to the noncontrolling interest in Ashford LLC, calculated as 18.15% of net income/loss, which is based on the ownership percentage of the officers and directors of Ashford Inc., officers and directors of Ashford Trust and Common B unit holders in Ashford Trust OP, which assumes that the minimum number (0%) of common units of Ashford Hospitality Advisors LLC were exchanged for shares of Ashford Inc. common stock.

For the Six Months Ended June 30, 2014

	Ashford Advisor Historical Combined(AA)	Separation Adjustments	Pro Forma
Net income (loss)	$(22,288)	$25,395	$3,107
(Income) loss from consolidated entities attributable to noncontrolling interests (JJ)	—	—	—
Net income attributable to redeemable noncontrolling interests in Ashford LLC	—	(564)	(564)
Net income (loss) attributable to the Company	$(22,288)	$24,831	$2,543
Basic outstanding shares	N/A		2,644	(LL)
Basic EPS	N/A		$0.96	(LL)
Diluted outstanding shares	N/A		2,703	(MM)
Diluted EPS	N/A		$0.94	(MM)

For the Year Ended December 31, 2013

	Ashford Advisor Historical Combined As Restated (AA)	Separation Adjustments	Pro Forma
Net income (loss)	$(47,719)	$47,467	$(252)
(Income) loss from consolidated entities attributable to noncontrolling interests (JJ)	—	—	—
Net loss attributable to redeemable noncontrolling interests in Ashford LLC	—	46	46
Net income (loss) attributable to the Company	$(47,719)	$47,513	$(206)
Basic outstanding shares	N/A		2,644	(LL)
Basic EPS	N/A		$(0.08	)(LL)
Diluted outstanding shares	N/A		2,644	(NN)
Diluted EPS	N/A		$(0.08	)(NN)

(LL)  Pro forma basic earnings per share and basic weighted average shares outstanding reflect the estimated number of shares of common stock we expect to be outstanding upon the completion of the distribution and exchange (based on a distribution ratio of one share of Ashford Inc. common stock for every 55 shares of Ashford Trust common stock and maximum permissible participation in the exchange), including 11,000 shares for initial grants to the five independent members of the Board of Directors of Ashford Inc. described in footnote (HH) above. There will be approximately 705,000 shares of Ashford Inc. common stock reserved for issuance under a deferred compensation plan assumed by Ashford Inc. from Ashford Trust in connection with the separation.  The plan obligations will be settled in Ashford Inc. common stock at the end of the applicable deferral periods.  These shares will not be outstanding at the time of the separation and distribution but are included in the basic weighted average shares outstanding.  There are approximately 55,000 unvested restricted shares which are considered outstanding but excluded from basic weighted average shares outstanding.

(MM)  Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding reflect the impact of an additional 59,000 shares. The 59,000 shares include 55,000 unvested restricted shares and membership interests in Ashford LLC redeemable into 4,000 shares of common stock. While the actual dilutive impact will depend on various factors, we believe this estimate reflects a reasonable approximation of the dilutive impact of any Ashford Inc. equity incentive plans.

(NN)  Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding are identical to pro forma basic earnings per share and basic weighted average shares outstanding. Weighted-average diluted shares of 59,000 have been excluded from the diluted earnings per share calculation as the effect would have been anti-dilutive. The 59,000 shares include 55,000 unvested restricted shares and common units in Ashford LLC redeemable into 4,000 shares of common stock. While the actual dilutive impact will depend on various factors, we believe this estimate reflects a reasonable approximation of the dilutive impact of any Ashford Inc. equity incentive plans.

Report of Independent Registered Public Accounting Firm

The Board of Directors of
Ashford Hospitality Trust, Inc. and subsidiaries

We have audited the accompanying balance sheet of Ashford Inc. (the Company) as of August 12, 2014. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Ashford Inc. at August 12, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Dallas, Texas
August 15, 2014

ASHFORD INC.

BALANCE SHEET

August 12, 2014

Assets
Cash	$1,000
Total assets	$1,000

Stockholder’s Equity
Common stock, $0.01 par value per share; 1,000 shares authorized; 100 shares issued and outstanding	$1
Additional paid-in capital	999
Total stockholder’s equity	$1,000

See Notes to Balance Sheet.

ASHFORD INC.

NOTES TO BALANCE SHEET

As of August 12, 2014

1.             Organization

Ashford Inc. (the “Company”) was formed as a Delaware corporation on April 2, 2014. The Company intends to provide asset management and external advisory services to other entities, initially within the hospitality industry. The Company will receive a contribution of 100% of the common units of Ashford Hospitality Advisors LLC (“AHA”) held by Ashford Hospitality Trust, Inc. (“AHT”) as well as common units in AHA from minority common unit holders of Ashford Hospitality Limited Partnership (“AHLP”), AHT’s operating partnership, in exchange for shares of Ashford Inc. common stock.  AHT intends to distribute all of the shares of common stock of Ashford Inc. to holders of AHT’s common stock. Ashford Inc. will serve as the external advisor to Ashford Hospitality Prime, Inc. (“Ashford Prime”), an NYSE-listed real estate investment trust (“REIT”) that invests primarily in high revenue per available room (“RevPAR”) luxury, upper-upscale and upscale hotels and resorts, predominantly located in gateway markets.  Ashford Prime became a publicly traded entity in November 2013 upon the completion of its spin-off from AHT. Upon completion of the aforementioned transactions, Ashford Inc. will also serve as the external advisor to AHT, an NYSE-listed REIT, focused on investing opportunistically across all segments and at all levels of the capital structure within the hospitality industry that, generally, do not directly compete with Ashford Prime. AHT has been a public company since August 2003.

The Company has no assets other than cash and has not yet commenced operations.

2.             Summary of Significant Accounting Policies

Basis of Presentation—The balance sheet includes the accounts of the Company as of August 12, 2014, prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Subsequent events have been evaluated through August 15, 2014, the date the Company issued its financial statements.

Use of Estimates—The preparation of this balance sheet in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date. Actual results could differ from those estimates.

Cash—Cash includes cash on hand or in banks.

3.             Stockholder’s Equity

Under Ashford Inc.’s charter, the total number of shares initially authorized for issuance is 1,000 shares of common stock. On August 12, 2014, the Company issued 100 shares of common stock at $10 per share to its stockholder.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Ashford Hospitality Trust, Inc. and subsidiaries

We have audited the accompanying combined financial statements of Ashford Advisors (the Company) as of December 31, 2013 and 2012, and the related combined statements of operations and comprehensive loss, owner’s deficit, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Ashford Advisors at December 31, 2013 and 2012, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1, the accompanying combined financial statements have been restated to correct the presentation of certain non-cash compensation within the combined statements of cash flows for each of the three years in the period ended December 31, 2013, to correct the accounting for dividends associated with common stock included in a deferred compensation plan and to correct other items.

/s/ Ernst & Young LLP

Dallas, Texas

April 4, 2014,

except for Note 1 to the combined

financial statements as to which the date is

July 1, 2014

ASHFORD ADVISOR

COMBINED BALANCE SHEETS

(in thousands)

	December 31,
	2013	2012
	As Restated (see Note 1)	As Restated (see Note 1)
Assets

Current assets:
Cash	$600	$—
Prepaid expenses and other	216	240
Due from related parties	960	—
Total current assets	1,776	240
Furniture, fixtures and equipment, net	546	400
Total assets	$2,322	$640
Liabilities and Owner’s Deficit
Current liabilities:
Accounts payable and accrued expenses	$7,828	$6,792
Due to affiliate	232	180
Total current liabilities	8,060	6,972
Deferred income	21	83
Total liabilities	8,081	7,055
Commitments and contingencies (Note 6)
Owner’s deficit	(5,759)	(6,415)
Total liabilities and owner’s deficit	$2,322	$640

See Notes to Combined Financial Statements.

ASHFORD ADVISOR

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2013	2012	2011
	As Restated (see Note 1)	As Restated (see Note 1)	As Restated (see Note 1)
Revenue
Advisory services	$960	$—	$—
Total revenue	960	—	—
Expenses
Salaries and benefits	46,181	35,891	30,863
Depreciation	220	216	254
General and administrative	2,271	2,075	1,700
Total expenses	48,672	38,182	32,817
Loss before income taxes	(47,712)	(38,182)	(32,817)
Income tax expense	(7)	—	—
Net loss	$(47,719)	$(38,182)	$(32,817)
Comprehensive loss	$(47,719)	$(38,182)	$(32,817)

See Notes to Combined Financial Statements.

ASHFORD ADVISOR

COMBINED STATEMENTS OF OWNER’S DEFICIT

(in thousands)

Owner’s Deficit
As Restated (see Note 1)
Balance at January 1, 2011	$(5,743)
Dividends associated with deferred compensation plan	(346)
Capital contributions	33,672
Net loss	(32,817)
Balance at December 31, 2011	$(5,234)
Dividends associated with deferred compensation plan	(411)
Capital contributions	37,412
Net loss	(38,182)
Balance at December 31, 2012	$(6,415)
Dividends associated with deferred compensation plan	(537)
Capital contributions	48,912
Net loss	(47,719)
Balance at December 31, 2013	$(5,759)

See Notes to Combined Financial Statements.

ASHFORD ADVISOR

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2013	2012	2011
	As Restated (see Note 1)	As Restated (see Note 1)	As Restated (see Note 1)
Cash Flows from Operating Activities
Net loss	$(47,719)	$(38,182)	$(32,817)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	220	216	254
Straight-line rent amortization	(62)	(62)	(62)
Non-cash compensation	25,037	17,125	12,476
Changes in operating assets and liabilities—
Prepaid expenses and other	24	(62)	86
Accounts payable and accrued expenses	963	1,181	(655)
Due from related parties	(960)	—	—
Due to affiliate	52	56	(105)
Net cash used in operating activities	(22,445)	(19,728)	(20,823)
Cash Flows from Investing Activities
Additions to furniture, fixtures and equipment	(366)	(167)	(115)
Net cash used in investing activities	(366)	(167)	(115)
Cash Flows from Financing Activities
Contributions from owner	23,411	19,895	20,938
Net cash provided by financing activities	23,411	19,895	20,938
Net change in cash	600	—	—
Cash at beginning of year	—	—	—
Cash at end of year	$600	$—	$—
Supplemental Cash Flow Information
Interest paid	$—	$—	$—
Income taxes paid	$—	$—	$—
Supplemental Disclosure of Non Cash Investing and Financing Activities
Non-cash contributions associated with non-cash compensation	$25,037	$17,125	$12,476
Non-cash dividends associated with deferred compensation plan	$537	$411	$346
Non-cash contributions associated with deferred compensation plan	$464	$392	$258
Non-cash dividends declared but not paid	$180	$107	$88

See Notes to Combined Financial Statements.

ASHFORD ADVISOR

NOTES TO COMBINED FINANCIAL STATEMENTS

For the Years Ended December 31, 2013, 2012 and 2011

1.             Organization and Description of Business

Ashford Hospitality Trust, Inc. (“AHT”) is a self-advised real estate investment trust (“REIT”) as defined in the Internal Revenue Code (“Code”) and was formed in Maryland on May 13, 2003. AHT commenced operations in August 2003 and has been focused on investing in the hospitality industry across all segments and in all methods including direct real estate, securities, equity, and debt. AHT owns its lodging investments and conducts its business through the majority-owned Ashford Hospitality Limited Partnership (“AHLP”), an operating partnership that was formed in Delaware on May 13, 2003. The general partner of AHLP is Ashford OP Limited Partner LLC, a Delaware limited liability company. AHLP will continue into perpetuity unless earlier dissolved or terminated pursuant to law or the provisions of the AHLP limited partnership agreement. The accompanying combined financial statements reflect the operations of the asset management business of AHLP that provides asset management, accounting and legal services to AHT and Ashford Hospitality Prime, Inc. (“Ashford Prime”), an NYSE-listed REIT that invests primarily in high revenue per available room luxury, upper-upscale and upscale hotels and resorts, predominantly located in gateway markets.  Ashford Prime became a publicly traded entity in November 2013 upon the completion of its spin-off from AHT.

The accompanying combined financial statements include Ashford Hospitality Advisors LLC (“AHA”) (formed April 5, 2013) and certain assets, liabilities and operations of AHLP which have been carved out for the purpose of these financial statements, collectively referred to herein as Ashford Advisor. AHA had no operations until November 19, 2013, the date of the Ashford Prime spin-off. In this report, the terms the “Company,” “we,” “us” or “our” refers to Ashford Advisor.

Restatement of Financial Data

In connection with the closing of our financial records for the period ended March 31, 2014, we identified accounting errors discussed below that affected our financial statements. In light of these errors, on June 27, 2014, AHT’s Audit Committee of the Board of Directors determined that readers should no longer rely on our previously reported combined financial statements for the years ended December 31, 2013, 2012 and 2011.

•                  Determination of Deferred Compensation Expense, Equity-based Compensation and Non-cash Compensation

As discussed in Note 12, AHT established a nonqualified deferred compensation plan for certain executive officers. The deferred compensation expense associated with the plan is a non-cash expense as AHT’s obligation will be settled in shares of AHT stock.  The deferred compensation expense is included in salaries and benefits on the accompanying combined statements of operations and comprehensive loss. Salaries and benefits include 100% of salaries and benefits of the employees of AHT and an allocation of 100% of employee equity-based compensation from AHT. In preparing the combined statements of cash flows for the years ended December 31, 2013 and 2012, approximately $4.3 million and $373,000, respectively, of the non-cash compensation expense associated with the allocation from AHT of the deferred compensation plan expense was not included in the reconciliation of cash used in operating activities. Additionally, a like amount of contributions from owners as the contributions recorded in connection with the allocation of the expense were non-cash in nature and should not have been reflected as cash contributions in the combined statements of cash flows for the years ended December 31, 2013 and 2012.

Approximately $537,000, $411,000 and $346,000 of dividends associated with vested shares of AHT common stock included in the deferred compensation plan were incorrectly recorded as compensation expense and included in salaries and benefits rather than being recorded as a reduction of equity for the years ended December 31, 2013, 2012 and 2011, respectively.  Additionally, approximately $547,000, $227,000 and $347,000 of equity-based compensation expense associated with equity grants to members of the AHT board of directors was incorrectly included in the allocation of equity-based compensation expense from AHT and was included in salaries and benefits for the years ended December 31, 2013, 2012 and 2011, respectively.

•                  Determination of Depreciation Expense

For the year ended December 31, 2013, approximately $49,000 of depreciation expense associated with certain assets of AHT that are not included as part of the carve-out financial statements was incorrectly included in the combined statement of operations and comprehensive loss.

•                  Determination of General and Administrative Expense

Allocations of AHT board of director expenses of approximately $127,000, $75,000 and $104,000 were incorrectly made to general and administrative expense for the years ended December 31, 2013, 2012 and 2011, respectively and certain invoices totaling approximately $86,000 were not accrued for the year ended December 31, 2013.

The following tables reconciles the “As Previously Reported” to the “As Restated” columns of the Combined Balance Sheets as of December 31, 2013 and 2012, the Combined Statements of Operations and Comprehensive Loss for the years ended December 31, 2013, 2012 and 2011, the Combined Statements of Owner’s Deficit for the years ended December 31, 2013, 2012 and 2011 and the Combined Statements of Cash Flows for the years ended December 31, 2013, 2012 and 2011 to reflect the effect of the adjustments described above (in thousands):

	December 31, 2013
	As Previously Reported	Restatement Adjustments	As Restated
Assets
Current assets:
Cash	$600	$—	$600
Prepaid expenses and other	216	—	216
Due from related parties	960	—	960
Total current assets	1,776	—	1,776
Furniture, fixtures and equipment, net	497	49	546
Total assets	$2,273	$49	$2,322
Liabilities and Owner’s Deficit
Current liabilities:
Accounts payable and accrued expenses	$7,588	$240	$7,828
Due to affiliate	232	—	232
Total current liabilities	7,820	240	8,060
Deferred income	21	—	21
Total liabilities	7,841	240	8,081
Commitments and contingencies (Note 6)
Owner’s deficit	(5,568)	(191)	(5,759)
Total liabilities and owner’s deficit	$2,273	$49	$2,322

	December 31, 2012
	As Previously Reported	Restatement Adjustments	As Restated
Assets
Current assets:
Cash	$—	$—	$—
Prepaid expenses and other	240	—	240
Due from related parties	—	—	—
Total current assets	240	—	240
Furniture, fixtures and equipment, net	400	—	400
Total assets	$640	$—	$640
Liabilities and Owner’s Deficit
Current liabilities:
Accounts payable and accrued expenses	$6,685	$107	$6,792
Due to affiliate	180	—	180
Total current liabilities	6,865	107	6,972
Deferred income	83	—	83
Total liabilities	6,948	107	7,055
Commitments and contingencies (Note 6)
Owner’s deficit	(6,308)	(107)	(6,415)
Total liabilities and owner’s deficit	$640	$—	$640

	Year Ended December 31, 2013
	As Previously Reported	Restatement Adjustments	As Restated
Revenue
Advisory services	$960	$—	$960
Total revenue	960	—	960
Expenses
Salaries and benefits	47,262	(1,081)	46,181
Depreciation	269	(49)	220
General and administrative	2,312	(41)	2,271
Total expenses	49,843	(1,171)	48,672
Loss before income taxes	(48,883)	1,171	(47,712)
Income tax expense	(7)	—	(7)
Net loss	$(48,890)	$1,171	$(47,719)
Comprehensive loss	$(48,890)	$1,171	$(47,719)

	Year Ended December 31, 2012
	As Previously Reported	Restatement Adjustments	As Restated
Revenue
Advisory services	$—	$—	$—
Total revenue	—	—	—
Expenses
Salaries and benefits	36,530	(639)	35,891
Depreciation	216	—	216
General and administrative	2,150	(75)	2,075
Total expenses	38,896	(714)	38,182
Loss before income taxes	(38,896)	714	(38,182)
Income tax expense	—	—	—
Net loss	$(38,896)	$714	$(38,182)
Comprehensive loss	$(38,896)	$714	$(38,182)

	Year Ended December 31, 2011
	As Previously Reported	Restatement Adjustments	As Restated
Revenue
Advisory services	$—	$—	$—
Total revenue	—	—	—
Expenses
Salaries and benefits	31,556	(693)	30,863
Depreciation	254	—	254
General and administrative	1,804	(104)	1,700
Total expenses	33,614	(797)	32,817
Loss before income taxes	(33,614)	797	(32,817)
Income tax expense	—	—	—
Net loss	$(33,614)	$797	$(32,817)
Comprehensive loss	$(33,614)	$797	$(32,817)

	Owner’s Deficit
	As Previously Reported	Restatement Adjustments	As Restated
Balance at January 1, 2011	$(5,743)	$—	$(5,743)
Dividends associated with deferred compensation plan	—	(346)	(346)
Capital contributions	34,211	(539)	33,672
Net loss	(33,614)	797	(32,817)
Balance at December 31, 2011	$(5,146)	$(88)	$(5,234)
Dividends associated with deferred compensation plan	—	(411)	(411)
Capital contributions	37,734	(322)	37,412
Net loss	(38,896)	714	(38,182)
Balance at December 31, 2012	$(6,308)	$(107)	$(6,415)
Dividends associated with deferred compensation plan	—	(537)	(537)
Capital contributions	49,630	(718)	48,912
Net loss	(48,890)	1,171	(47,719)
Balance at December 31, 2013	$(5,568)	$(191)	$(5,759)

	Year Ended December 31, 2013
	As Previously Reported	Restatement Adjustments	As Restated
Cash Flows from Operating Activities
Net loss	$(48,890)	$1,171	$(47,719)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	269	(49)	220
Straight-line rent amortization	(62)	—	(62)
Non-cash compensation	21,242	3,795	25,037
Changes in operating assets and liabilities—
Prepaid expenses and other	24	—	24
Accounts payable and accrued expenses	903	60	963
Due from related parties	(960)	—	(960)
Due to affiliate	52	—	52
Net cash used in operating activities	(27,422)	4,977	(22,445)
Cash Flows from Investing Activities
Additions to furniture, fixtures and equipment	(366)	—	(366)
Net cash used in investing activities	(366)	—	(366)
Cash Flows from Financing Activities
Contributions from owner	28,388	(4,977)	23,411
Net cash provided by financing activities	28,388	(4,977)	23,411
Net change in cash	600	—	600
Cash at beginning of year	—	—	—
Cash at end of year	$600	$—	$600
Supplemental Cash Flow Information
Interest paid	$—	$—	$—
Income taxes paid	$—	$—	$—
Supplemental Disclosure of Non Cash Investing and Financing Activities
Non-cash contributions associated with non-cash compensation	$21,242	$3,795	$25,037
Non-cash dividends associated with deferred compensation plan	$—	$537	$537
Non-cash contributions associated with deferred compensation plan	$—	$464	$464
Non-cash dividends declared but not paid	$—	$180	$180

	Year Ended December 31, 2012
	As Previously Reported	Restatement Adjustments	As Restated
Cash Flows from Operating Activities
Net loss	$(38,896)	$714	$(38,182)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	216	—	216
Straight-line rent amortization	(62)	—	(62)
Non-cash compensation	16,980	145	17,125
Changes in operating assets and liabilities—
Prepaid expenses and other	(62)	—	(62)
Accounts payable and accrued expenses	1,181	—	1,181
Due from related parties	—	—	—
Due to affiliate	56	—	56
Net cash used in operating activities	(20,587)	859	(19,728)
Cash Flows from Investing Activities
Additions to furniture, fixtures and equipment	(167)	—	(167)
Net cash used in investing activities	(167)	—	(167)
Cash Flows from Financing Activities
Contributions from owner	20,754	(859)	19,895
Net cash provided by financing activities	20,754	(859)	19,895
Net change in cash	—	—	—
Cash at beginning of year	—	—	—
Cash at end of year	$—	$—	$—
Supplemental Cash Flow Information
Interest paid	$—	$—	$—
Income taxes paid	$—	$—	$—
Supplemental Disclosure of Non Cash Investing and Financing Activities
Non-cash contributions associated with non-cash compensation	$16,980	$145	$17,125
Non-cash dividends associated with deferred compensation plan	$—	$411	$411
Non-cash contributions associated with deferred compensation plan	$—	$392	$392
Non-cash dividends declared but not paid	$—	$107	$107

	Year Ended December 31, 2011
	As Previously Reported	Restatement Adjustments	As Restated
Cash Flows from Operating Activities
Net loss	$(33,614)	$797	$(32,817)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	254	—	254
Straight-line rent amortization	(62)	—	(62)
Non-cash compensation	12,823	(347)	12,476
Changes in operating assets and liabilities—
Prepaid expenses and other	86	—	86
Accounts payable and accrued expenses	(655)	—	(655)
Due from related parties	—	—	—
Due to affiliate	(105)	—	(105)
Net cash used in operating activities	(21,273)	450	(20,823)
Cash Flows from Investing Activities
Additions to furniture, fixtures and equipment	(115)	—	(115)
Net cash used in investing activities	(115)	—	(115)
Cash Flows from Financing Activities
Contributions from owner	21,388	(450)	20,938
Net cash provided by financing activities	21,388	(450)	20,938
Net change in cash	—	—	—
Cash at beginning of year	—	—	—
Cash at end of year	$—	$—	$—
Supplemental Cash Flow Information
Interest paid	$—	$—	$—
Income taxes paid	$—	$—	$—
Supplemental Disclosure of Non Cash Investing and Financing Activities
Non-cash contributions associated with non-cash compensation	$12,823	$(347)	$12,476
Non-cash dividends associated with deferred compensation plan	$—	$346	$346
Non-cash contributions associated with deferred compensation plan	$—	$258	$258
Non-cash dividends declared but not paid	$—	$88	$88

2.                                      Significant Accounting Policies

Basis of Presentation and Principles of Combination—The accompanying historical combined financial statements of Ashford Advisor have been “carved out” of AHT’s consolidated financial statements and reflect significant assumptions and allocations. The combined financial statements were prepared using the financial position and results of operations of AHA and certain assets, liabilities and operations of AHLP (both AHA and AHLP are under common control) related to certain activities that have been historically accounted for by AHT. These activities include asset management, accounting and legal services to AHT and Ashford Prime. In addition, the combined statements of operations include allocations of general and administrative expenses from AHT, which in the opinion of management, are reasonable. The historical financial information is not necessarily indicative of the Company’s future results of operations, financial position and cash flows.

Since the Company was a consolidated subsidiary of AHT and there was no advisory agreement between AHT and the Company, the accompanying statements of operations and comprehensive loss do not report revenue associated with its management and advisory services provided to AHT for the historical periods presented. It does include revenue associated with the advisory services provided to Ashford Prime upon its spin-off from AHT on November 19, 2013. Therefore, 2013 only reflects revenue associated with the management of Ashford Prime for 43 days.

All significant inter-company accounts and transactions between combined entities have been eliminated in these historical, combined financial statements.

Subsequent events for the year ended December 31, 2013, were evaluated through April 4, 2014, the date the Company issued its financial statements.

Use of Estimates—The preparation of these combined financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents —Cash includes cash on hand or held in banks. Until 2013, there was no cash. Cash equivalents include short-term investments with an initial maturity of three months or less at the date of purchase. As of December 31, 2013 and 2012, there were no cash equivalents.

Revenue Recognition—Revenues primarily consist of management and advisory fees and expense reimbursements that are recognized when services have been rendered. Management and advisory fees consist of base management fees and incentive fees. The Company earns base management fees at a fixed percentage of total enterprise value. Base management fees are recognized based on the contractual terms specified in the underlying advisory agreements. Ashford Advisor recognizes incentive fee revenue when the performance thresholds specified in the underlying advisory agreement are achieved. Reimbursements for internal audit services and overhead are billed quarterly based on an allocation to assets under management.

Salaries and Benefits—Salaries and benefits includes an allocation of 100% of salaries and benefits of the employees of AHT and an allocation of 100% of employee equity-based compensation from AHT. All such expenses were allocated to Ashford Advisor because these expenses have historically been incurred by the asset management business of AHT. In the opinion of management, such allocations were considered reasonable.

General and Administrative Expense—General and administrative expense represents an allocation of certain AHLP corporate general and administrative costs including rent expense, insurance expense, office expenses and other miscellaneous expenses either based upon specific identification or an allocation method determined by management to reflect the portion of the expenses related to AHA. With the exception of audit fees, these costs were allocated 100% to Ashford Inc. as management believes these costs were directly incurred by AHT in connection with its asset management business and will be ongoing costs of Ashford Inc. Audit fees were allocated based on management’s estimate of the audit costs incurred to audit the activities of AHT’s asset management business. In the opinion of management, such allocations were considered reasonable.

Depreciation—Our furniture, fixtures and equipment is depreciated over the estimated useful lives of the assets and leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the related assets. Presently, our furniture and equipment are depreciated using the straight-line method over a five year life. Leasehold improvements are depreciated over the remaining lease term. While we believe our estimates are reasonable, a change in estimated useful lives could affect depreciation expense and net loss as well as resulting gains or losses on potential sales.

Equity-Based Compensation—Stock/unit-based compensation included in salaries and benefits is accounted for at fair value based on the market price of the shares on the date of grant in accordance with applicable authoritative accounting guidance. The fair value is charged to compensation expense on a straight-line basis over the vesting period of the shares/units. All stock/unit-based compensation of AHT employees has been allocated to the Company as all AHT employees will be employees of the Company.

Other Comprehensive Loss—As there are no transactions requiring presentation in other comprehensive loss, but not in net loss, the Company’s net loss equates to other comprehensive loss.

Due to Affiliates—Due to affiliates represents current payables resulting from general and administrative expense reimbursements. Due to affiliates is expected to be settled within a period not exceeding one year.

Due from Related Parties—Due from related parties represents current receivables related to advisory fees and reimbursable expenses associated with the advisory agreement with Ashford Prime. Due from related parties will generally be settled within a period not exceeding one year.

Income Taxes— Ashford Advisor’s financial statement income and taxable income have been “carved out” of AHLP, a partnership, and its wholly-owned disregarded limited liability company which are not subject to U.S.

federal income taxes. Rather, the partnership’s revenues and expenses pass through to and are taxed to the owners. Therefore, the Company has not provided for federal income taxes. Partnerships are subject to the Texas Margin Tax. In accordance with authoritative accounting guidance, we have provided for the Texas Margin Tax. As more fully described in Note 7, income tax expense in the accompanying combined financial statements was calculated on a separate stand-alone basis.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued accounting guidance that clarified the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The guidance prescribes a financial statement recognition and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides direction on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We classify interest and penalties related to underpayment of income taxes as income tax expense. We will file income tax returns in the U.S. federal jurisdiction and various states and cities. AHLP’s tax years 2010 through 2013 remain subject to potential examination by certain federal and state taxing authorities.

3.                                      Furniture, Fixtures and Equipment, net

Furniture, fixtures and equipment, net consisted of the following (in thousands):

	December 31,
	2013	2012
Furniture, fixtures and equipment	$737	$413
Leasehold improvements	770	770
Total cost	1,507	1,183
Accumulated depreciation	(961)	(783)
Furniture, fixtures and equipment, net	$546	$400

The cost of depreciable property, net of accumulated depreciation, for federal income tax purposes was approximately $1.0 million and $829,000 as of December 31, 2013 and 2012, respectively.

For the years ended December 31, 2013, 2012 and 2011, depreciation expense was $220,000, $216,000 and $254,000, respectively.

4.                                      Fair Value Measurements

Fair Value Hierarchy—Our financial instruments measured at fair value either on a recurring or a non-recurring basis are classified in a hierarchy for disclosure purposes consisting of three levels based on the observability of inputs in the market place as discussed below:

•                  Level 1: Fair value measurements that are quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets.

•                  Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•                  Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability.

There were no financial instruments measured at fair value as of December 31, 2013 and 2012.

5.                                      Summary of Fair Value of Financial Instruments

Financial Instruments Measured at Fair Value on a Recurring basis

As of December 31, 2013 and 2012, there were no financial instruments measured at fair value on a recurring basis on the combined balance sheets.

Financial Instruments Not Measured at Fair Value

Some of our financial instruments are not measured at fair value on a recurring basis. The estimates presented are not necessarily indicative of the amounts at which these instruments could be purchased, sold or settled. The carrying amounts and estimated fair values of financial instruments not measured at fair value were as follows (in thousands):

	December 31, 2013		December 31, 2012
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash	$600	$600	$—	$—
Due from related parties	$960	$960	$—	$—
Financial liabilities:
Accounts payable and accrued expenses	$7,828	$7,828	$6,792	$6,792
Due to affiliate	$232	$232	$180	$180

Cash, due from related parties, accounts payable and accrued expenses and due to affiliate. The carrying values of these financial instruments approximate their fair values due to the short-term nature of these financial instruments. This is considered a Level 1 valuation technique.

6.                                      Commitments and Contingencies

Litigation—The Company is engaged in various legal proceedings which have arisen but have not been fully adjudicated. The likelihood of loss for these legal proceedings, based on definitions within contingency accounting literature, ranges from remote to reasonably possible and to probable. Based on estimates of the range of potential losses associated with these matters, management does not believe the ultimate resolution of these proceedings, either individually or in the aggregate, will have a material adverse effect upon the combined financial position or results of operations of the Company. However, the final results of legal proceedings cannot be predicted with certainty and if the Company failed to prevail in one or more of these legal matters, and the associated realized losses were to exceed the Company’s current estimates of the range of potential losses, the Company’s combined financial position or results of operations could be materially adversely affected in future periods.

7.                                      Income Taxes

Income tax expense for Ashford Advisor has been calculated on a separate stand-alone basis, although Ashford Advisor’s operations have historically been included in the tax returns filed by AHLP of which the Ashford Advisor business was a part. As a partnership, AHLP was not subject to federal income taxes. However, AHLP was subject to the Texas Margin Tax and its operations were included in Texas filings that combined substantially all of AHT’s subsidiaries. In the future, as a stand-alone company, Ashford Advisor will file tax returns on its own behalf and its deferred taxes and the effective tax rate may differ from those in the historical periods.

The components of income tax expense from continuing operations are as follows (in thousands):

	Year Ended December 31,
	2013	2012	2011
Current:
State	$(7)	$—	$—
Total current	(7)	—	—
Deferred:
State	—	—	—
Total deferred	—	—	—
Total income tax expense	$(7)	$—	$—

For the years ended December 31, 2013, 2012 and 2011, no interest and penalties were paid or were due to taxing authorities.

8.                                      Segment Reporting

We operate in one business segment within the hotel lodging industry: asset management. Advisory services refers to managing the day-to-day operations of Ashford Prime and its subsidiaries in conformity with Ashford Prime’s investment guidelines.

9.                                      Related Party Transactions

AHT has management agreements with Remington Lodging (“Remington”), which is beneficially wholly owned by its chairman and chief executive officer and its chairman emeritus. Transactions related to these agreements are included in the accompanying combined financial statements. Under the agreements, AHT pays Remington general and administrative expense reimbursements, approved by its independent directors, including rent, payroll, office supplies, travel and accounting. These charges are allocated based on various methodologies, including headcount and actual amounts incurred. For the years ended December 31, 2013, 2012 and 2011, these reimbursements totaled $1.5 million, $1.5 million and $1.1 million, respectively included in general and administrative expenses on the combined statements of operations. The amounts due under these arrangements as of December 31, 2013 and 2012 are included in “due to affiliates” on our combined balance sheets.

Certain employees of Remington who perform work on behalf of AHT were granted shares of restricted stock under the AHT Stock Plan. These share grants were accounted for under the applicable accounting guidance related to share-based payments granted to non-employees. Therefore, adjustments were made to record the liability related to unvested restricted stock awards at fair value, with the changes in fair value recorded in general and administrative expense. Expense of $28,000, $19,000 and $(8,000), respectively, was recognized in the combined statements of operations and comprehensive loss for the years ended December 31, 2013, 2012, and 2011.

On November 19, 2013 AHT entered into an advisory agreement with Ashford Prime. The quarterly base fee is equal to 0.70% per annum of the total enterprise value, as defined, of Ashford Prime, subject to certain minimums. The incentive fee is earned annually in each year that Ashford Prime’s total shareholder return exceeds the total shareholder return for Ashford Prime’s peer group, as defined. Reimbursements for overhead and internal audit services, including compensation, benefits and travel expense reimbursements, are billed to Ashford Prime based on a pro-rata allocation as determined by the ratio of Ashford Prime’s net investment in hotel properties in relation to the total net investment in hotel properties for both AHT and Ashford Prime, billed on a quarterly basis.

For the year ended December 31, 2013, we recorded revenues of $960,000 from Ashford Prime, which were comprised of a base advisory fee of $878,000, reimbursable overhead of $53,000 and internal audit reimbursements of $29,000. No incentive management fee was earned for 2013. The amounts due under the advisory agreement are included in “due from related parties” on our combined balance sheet as of December 31, 2013.

The operations of the Company have been principally funded by AHT. AHT uses a centralized approach to cash management and the financing of its operations. During the periods covered by these financial statements, AHT provided the capital to fund our operating and investing activities, which are presented as a component of owner’s deficit. Amounts funded by AHT were $23.4 million, $19.9 million and $20.9 million for the years ended December 31, 2013, 2012 and 2011, respectively.

As the Company’s financial statements have been carved out of AHT, salaries and benefits and general and administrative expense represents an allocation of certain AHLP corporate general and administrative costs. See Note 2.

10.                               Equity-based compensation

Equity-based compensation, included in salaries and benefits, has been allocated to the Company as described in Note 2. Equity-based compensation expense of $20.7 million, $16.7 million and $12.5 million was recognized for the years ended December 31, 2013, 2012 and 2011, respectively. There was also equity-based compensation associated with non-employees, included in general and administrative expense, of $28,000, $19,000 and $(8,000), respectively, for the years ended December 31, 2013, 2012 and 2011.  At December 31, 2013, the outstanding restricted stock/units related to the allocated equity-based compensation had vesting schedules between January 2014 and May 2016. The restricted stock/units that vested during 2013 had a fair value of $21.7 million at the date of vesting. At December 31, 2013, the unrecognized cost of the unvested shares of restricted stock/units was $24.0 million, which will be amortized over a period of 2.4 years. At December 31, 2013, the outstanding restricted shares/units had an aggregate intrinsic value of $28.9 million.

11.                               Concentration of Risk

Currently all of our revenue is derived from the advisory agreement with Ashford Prime.

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash. We are exposed to credit risk with respect to cash held at financial institutions. At December 31, 2013, our cash is held at one financial institution.

12.                               Employee Benefit Plans

The Company’s employees participate in AHT’s 401(k) plan, employee savings and incentive plan and deferred compensation plan and the related expenses have been included in salaries and benefits in the combined statements of operations and comprehensive loss.

401(k) Plan — Effective January 1, 2006, AHT established its 401(k) Plan, a qualified defined contribution retirement plan that covers employees 21 years of age or older who have completed one year of service and work a minimum of 1,000 hours annually. The 401(k) Plan allows eligible employees to contribute subject to IRS imposed limitations, to various investment funds. AHT makes matching cash contributions of 50% of each participant’s contributions, based on participant contributions of up to 6% of compensation. Participant contributions vest immediately whereas AHT company matches vest 25% annually. For the years ended December 31, 2013, 2012 and 2011, our results of operations included matching expense of $211,000, $211,000, and $202,000, respectively.

Employee Savings and Incentive Plan (“ESIP”) — AHT’s ESIP, a nonqualified compensation plan that covers employees who work at least 25 hours per week, allows eligible employees to contribute up to 100% of their compensation to various investment funds. AHT matches 25% of the first 10% each employee contributes. Matches are only made for employees not participating in the 401(k) Plan. Employee contributions vest immediately whereas AHT company contributions vest 25% annually. For the years ended December 31, 2013, 2012 and 2011, our results of operations included matching expenses of $1,000, $4,000 and $5,000, respectively.

Deferred Compensation Plan — Effective January 1, 2008, AHT established a nonqualified deferred compensation plan for certain executive officers. The plan allows participants to defer up to 100% of their base salary and bonus and select an investment fund for measurement of the deferred compensation liability. For the three years ended December 31, 2013, 2012 and 2011, deferred compensation expense was $4.3 million, $372,000 and zero, respectively.  During 2013, AHT recorded deferred compensation expense of $4.3 million as a result of modifications to its deferred compensation plan in connection with the Ashford Prime spin-off in which plan participants were granted additional shares of AHT stock. The remaining deferred compensation expense of $28,000 for the year ended December 31, 2013 and the deferred compensation expense of $372,000 for the year ended December 31, 2012 was comprised of salary deferrals. Additionally, for the years ended December 31, 2013, 2012 and 2011, dividends associated with the deferred compensation plan totaled $537,000, $411,000 and $346,000, respectively and were included as a component of owner’s deficit.  Dividends accrued, but not yet settled, were $180,000 and $107,000 as of December 31, 2013 and 2012, respectively.

ASHFORD ADVISOR

CONDENSED COMBINED BALANCE SHEETS

(in thousands)

	June 30, 2014	December 31, 2013 As Restated (see Note 1)
	(unaudited)
Assets
Current assets:
Cash	$2,848	$600
Prepaid expenses and other	1,038	216
Due from Ashford Prime	3,074	960
Total current assets	6,960	1,776
Furniture, fixtures and equipment, net	2,500	546
Total assets	$9,460	$2,322
Liabilities and Owner’s Equity/Deficit
Current liabilities:
Accounts payable and accrued expenses	$5,997	$7,828
Due to Ashford Trust	245	—
Due to affiliate	1,040	232
Total current liabilities	7,282	8,060
Deferred income	—	21
Total liabilities	7,282	8,081
Commitments and contingencies (Note 5)
Owner’s equity (deficit)	2,178	(5,759)
Total liabilities and owner’s equity/deficit	$9,460	$2,322

See Notes to Condensed Combined Financial Statements.

ASHFORD ADVISOR

CONDENSED COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

	Six Months Ended June 30,
	2014	2013
	(unaudited)
Revenue
Advisory services	$6,225	$—
Total revenue	6,225	—
Expenses
Salaries and benefits	25,935	22,509
Depreciation	174	99
General and administrative	2,369	1,035
Total expenses	28,478	23,643
Loss before income taxes	(22,253)	(23,643)
Income tax expense	(35)	—
Net loss	$(22,288)	$(23,643)
Comprehensive loss	$(22,288)	$(23,643)

See Notes to Condensed Combined Financial Statements.

ASHFORD ADVISOR

CONDENSED COMBINED STATEMENTS OF OWNER’S EQUITY (DEFICIT)

(in thousands)

Owner’s Equity (Deficit)
(unaudited)
Balance at January 1, 2014 (as restated, see Note 1)	$(5,759)
Accrued dividends associated with deferred compensation plan	(374)
Capital contributions	30,599
Net loss	(22,288)
Balance at June 30, 2014	$2,178

See Notes to Condensed Combined Financial Statements.

ASHFORD ADVISOR

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2014	2013
	(unaudited)
Cash Flows from Operating Activities
Net loss	$(22,288)	$(23,643)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	174	99
Straight-line rent amortization	(21)	(31)
Non-cash compensation	12,228	12,394
Changes in operating assets and liabilities—
Prepaid expenses and other	(822)	23
Due from Ashford Prime	(2,114)	—
Accounts payable and accrued expenses	(2,332)	(2,627)
Due to Ashford Trust	245	—
Due to affiliate	588	(13)
Net cash used in operating activities	(14,342)	(13,798)
Cash Flows from Investing Activities
Additions to furniture, fixtures and equipment	(1,027)	(192)
Net cash used in investing activities	(1,027)	(192)
Cash Flows from Financing Activities
Contributions from owner	17,617	13,990
Net cash provided by financing activities	17,617	13,990
Net change in cash	2,248	—
Cash at beginning of period	600	—
Cash at end of period	$2,848	$—
Supplemental Cash Flow Information
Interest paid	$—	$—
Income taxes paid	—	—
Supplemental Disclosure of Non Cash Investing and Financing Activities
Non-cash contributions associated with non-cash compensation	$12,228	$12,394
Non-cash dividends associated with deferred compensation plan	374	237
Additions to furniture, fixtures and equipment accrued but not paid	1,101	—
Non-cash contributions associated with deferred compensation plan	754	225
Non-cash dividends declared but not paid	191	119

See Notes to Condensed Combined Financial Statements.

ASHFORD ADVISOR

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

1.                                      Organization and Description of Business

Ashford Hospitality Trust, Inc. (“AHT”) is a self-advised real estate investment trust (“REIT”) as defined in the Internal Revenue Code (“Code”) and was formed in Maryland on May 13, 2003. AHT commenced operations in August 2003 and has been focused on investing in the hospitality industry across all segments and in all methods including direct real estate, securities, equity, and debt. AHT owns its lodging investments and conducts its business through the majority-owned Ashford Hospitality Limited Partnership (“AHLP”), an operating partnership that was formed in Delaware on May 13, 2003. The general partner of AHLP is Ashford OP General Partner LLC, a Delaware limited liability company. AHLP will continue into perpetuity unless earlier dissolved or terminated pursuant to law or the provisions of the AHLP limited partnership agreement. The accompanying unaudited condensed combined financial statements reflect the operations of the asset management business of AHLP that provides asset management, accounting and legal services to AHT and Ashford Hospitality Prime, Inc. (“Ashford Prime”), an NYSE-listed REIT that invests primarily in high revenue per available room luxury, upper-upscale and upscale hotels and resorts, predominantly located in gateway markets. Ashford Prime became a publicly traded entity in November 2013 upon the completion of its spin-off from AHT.

The accompanying unaudited condensed combined financial statements include Ashford Hospitality Advisors LLC (“AHA”) (formed April 5, 2013) and certain assets, liabilities and operations of AHLP which have been carved out for the purpose of these financial statements, collectively referred to herein as Ashford Advisor. AHA had no operations until November 19, 2013, the date of the Ashford Prime spin-off. In this report, the terms the “Company,” “we,” “us” or “our” refers to Ashford Advisor.

Restatement of Financial Data

In connection with the closing of our financial records for the period ended March 31, 2014, we identified accounting errors that affected our financial statements. We reflected all required adjustments in the restated audited combined financial statements located elsewhere in this document.  The restatement had no impact on the interim financial information as of June 30, 2014 and for each of the six months ended June 30, 2014 and 2013 as the financial information for those periods had not previously been reported.  See Note 1 to the audited combined financial statements elsewhere in this document for further discussion.

2.                                      Significant Accounting Policies

Basis of Presentation and Principles of Combination—The accompanying historical unaudited condensed combined financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial information and with instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The accompanying historical unaudited condensed combined financial statements of Ashford Advisor have been “carved out” of AHT’s consolidated financial statements and reflect significant assumptions and allocations. The unaudited condensed combined financial statements were prepared using the financial position and results of operations of AHA and certain assets, liabilities and operations of AHLP (both AHA and AHLP are under common control) related to certain activities that have been historically accounted for by AHT. These activities include asset management, accounting and legal services to AHT and Ashford Prime. In addition, the combined statements of operations include allocations of general and administrative expenses from AHT, which in the opinion of management, are reasonable. The historical financial information is not necessarily indicative of the Company’s future results of operations, financial position and cash flows. All significant inter-company accounts and transactions between combined entities have been eliminated in these historical unaudited condensed combined financial statements. These historical condensed combined financial statements and related notes should be read in conjunction with the historical audited combined financial statements included in this document.

Since the Company was a consolidated subsidiary of AHT and there was no advisory agreement between AHT and the Company, the accompanying statements of operations and comprehensive loss do not report revenue associated with its management and advisory services provided to AHT for the historical periods presented. It does include revenue associated with the advisory services provided to Ashford Prime upon its spin-off from AHT on November 19, 2013. Therefore, the results of operations for the six months ended June 30, 2013 does not reflect revenue associated with the management of Ashford Prime.

Subsequent events for the six months ended June 30, 2014, were evaluated through August 15, 2014, the date the Company issued its financial statements.

Use of Estimates—The preparation of these unaudited condensed combined financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—Cash includes cash on hand or held in banks. Until 2013, there was no cash. Cash equivalents include short-term investments with an initial maturity of three months or less at the date of purchase. As of June 30, 2014 and December 31, 2013, there were no cash equivalents.

Revenue Recognition—Revenues primarily consist of management and advisory fees and expense reimbursements that are recognized when services have been rendered. Management and advisory fees consist of base management fees and incentive fees. The Company earns base management fees at a fixed percentage of total enterprise value. Base management fees are recognized based on the contractual terms specified in the underlying advisory agreements. The Company also records advisory revenue for equity grants of Ashford Prime common stock and LTIP units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award that vested during the period, as well an offsetting expense, included in “salaries and benefits”, in an equal amount. Ashford Advisor recognizes incentive fee revenue when the performance thresholds specified in the underlying advisory agreement are achieved. Reimbursements for internal audit services, travel expenses and overhead are billed quarterly based on an allocation to assets under management.

Salaries and Benefits—Salaries and benefits includes an allocation of 100% of salaries and benefits of the employees of AHT and an allocation of 100% of employee equity-based compensation from AHT. All such expenses were allocated to Ashford Inc. because these expenses have historically been incurred by the asset management business of AHT. In the opinion of management, such allocations were considered reasonable. Salaries and benefits also includes expense for equity grants of Ashford Prime common stock and LTIP units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award that vested during the period.  There is an offsetting amount, included in “advisory services” revenue.

General and Administrative Expense—General and administrative expense represents an allocation of certain AHLP corporate general and administrative costs including rent expense, insurance expense, office expenses and other miscellaneous expenses either based upon specific identification or an allocation method determined by management to reflect the portion of the expenses related to AHA. With the exception of audit fees, these costs were allocated 100% to Ashford Inc. as management believes these costs were directly incurred by AHT in connection with its asset management business and will be ongoing costs of Ashford Inc. Audit fees were allocated based on management’s estimate of the audit costs incurred to audit the activities of AHT’s asset management business. In the opinion of management, such allocations were considered reasonable.

Depreciation—Our furniture, fixtures and equipment is depreciated over the estimated useful lives of the assets and leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the related assets. Presently, our furniture and equipment are depreciated using the straight-line method over a five year life. Leasehold improvements are depreciated over the remaining lease term. While we believe our estimates are reasonable, a change in estimated useful lives could affect depreciation expense and net loss as well as resulting gains or losses on potential sales.

Equity-Based Compensation—Stock/unit-based compensation included in salaries and benefits is accounted for at fair value based on the market price of the shares on the date of grant in accordance with applicable authoritative accounting guidance. The fair value is charged to compensation expense on a straight-line basis over the vesting period of the shares/units. All stock/unit-based compensation of AHT employees has been allocated to the Company as all AHT employees will be employees of the Company.

Other Comprehensive Loss—As there are no transactions requiring presentation in other comprehensive loss, but not in net loss, the Company’s net loss equates to other comprehensive loss.

Due to Affiliate—Due to affiliate represents current payables resulting from general and administrative expense and furniture, fixture and equipment reimbursements. Due to affiliate is expected to be settled within a period not exceeding one year.

Due from Ashford Prime—Due from Ashford Prime represents current receivables related to advisory fees and reimbursable expenses associated with the advisory agreement with Ashford Prime. Due from Ashford Prime will generally be settled within a period not exceeding one year.

Due to Ashford Trust—Due to Ashford Trust represents current payables related to general and administrative expense reimbursements. Due to Ashford Trust will generally be settled within a period not exceeding one year.

Income Taxes—Ashford Advisor’s financial statement income and taxable income have been “carved out” of AHLP, a partnership, and its wholly-owned disregarded limited liability company which are not subject to U.S. federal income taxes. Rather, the partnership’s revenues and expenses pass through to and are taxed to the owners. Therefore, the Company has not provided for federal income taxes. Partnerships are subject to the Texas Margin Tax. In accordance with authoritative accounting guidance, we have provided for the Texas Margin Tax. Income tax expense for Ashford Advisor has been calculated on a separate stand-alone basis, although Ashford Advisor’s operations have historically been included in the tax returns filed by AHLP of which the Ashford Advisor business was a part.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued accounting guidance that clarified the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. The guidance prescribes a financial statement recognition and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance also provides direction on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We classify interest and penalties related to underpayment of income taxes as income tax expense. We will file income tax returns in the U.S. federal jurisdiction and various states and cities. AHLP’s tax years 2010 through 2013 remain subject to potential examination by certain federal and state taxing authorities.

Recently Issued Accounting Standards—In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 is a comprehensive new revenue recognition model, which requires a company to recognize revenue to depict the transfer of promised goods or services to a customer in an amount that reflects the consideration the company expects to receive in exchange for those goods or services. The update will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. ASU 2014-09 is effective in fiscal periods beginning after December 15, 2016. Early adoption is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its combined financial statements and related disclosures. It has not yet selected a transition method.

3.                                      Fair Value Measurements

Fair Value Hierarchy—Our financial instruments measured at fair value either on a recurring or a non-recurring basis are classified in a hierarchy for disclosure purposes consisting of three levels based on the observability of inputs in the market place as discussed below:

•  Level 1:  Fair value measurements that are quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets.

•  Level 2:  Fair value measurements based on inputs other than quoted prices included in Level 1, that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•  Level 3:  Fair value measurements based on valuation techniques that use significant inputs that are unobservable. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability.

4. Summary of Fair Value of Financial Instruments

Financial Instruments Measured at Fair Value on a Recurring basis

As of June 30, 2014 and December 31, 2013, there were no financial instruments measured at fair value on a recurring basis on the combined balance sheets.

Financial Instruments Not Measured at Fair Value

Our financial instruments are not measured at fair value on a recurring basis. The estimates presented are not necessarily indicative of the amounts at which these instruments could be purchased, sold or settled. The carrying amounts and estimated fair values of financial instruments not measured at fair value were as follows (in thousands):

	June 30, 2014		December 31, 2013
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash	$2,848	$2,848	$600	$600
Due from Ashford Prime	3,074	3,074	960	960
Financial liabilities:
Accounts payable and accrued expenses	$5,997	$5,997	$7,828	$7,828
Due to Ashford Trust	245	245	—	—
Due to affiliate	1,040	1,040	232	232

Cash, due from Ashford Prime, accounts payable and accrued expenses, Due to Ashford Trust and due to affiliate. The carrying values of these financial instruments approximate their fair values due to the short-term nature of these financial instruments. This is considered a Level 1 valuation technique.

5.                                      Commitments and Contingencies

Litigation—The Company is engaged in various legal proceedings which have arisen but have not been fully adjudicated. The likelihood of loss for these legal proceedings, based on definitions within contingency accounting literature, ranges from remote to reasonably possible and to probable. Based on estimates of the range of potential losses associated with these matters, management does not believe the ultimate resolution of these proceedings, either individually or in the aggregate, will have a material adverse effect upon the combined financial position or results of operations of the Company. However, the final results of legal proceedings cannot be predicted with certainty and if the Company failed to prevail in one or more of these legal matters, and the associated realized losses were to exceed the Company’s current estimates of the range of potential losses, the Company’s combined financial position or results of operations could be materially adversely affected in future periods.

6.                                      Segment Reporting

We operate in one business segment within the hotel lodging industry: asset management. Advisory services refers to managing the day-to-day operations of Ashford Prime and its subsidiaries in conformity with Ashford Prime’s investment guidelines.

7.                                      Related Party Transactions

AHT has management agreements with Remington Lodging (“Remington”), which is beneficially wholly owned by its chairman and chief executive officer and its chairman emeritus. Transactions related to these agreements are included in the accompanying unaudited condensed combined financial statements. Under the agreements, AHT pays Remington general and administrative expense reimbursements, approved by its independent directors, including rent, payroll, office supplies, travel and accounting. These charges are allocated based on various methodologies, including headcount and actual amounts incurred. For the six months ended June 30, 2014 and 2013, these reimbursements totaled $1.0 million and $679,000, respectively included in general and administrative expenses on the combined statements of operations and comprehensive loss. The amounts due under these arrangements as of June 30, 2014 and December 31, 2013 are included in “due to affiliate” on our combined balance sheets.

Certain employees of Remington who perform work on behalf of AHT were granted shares of restricted stock under the AHT Stock Plan. These share grants were accounted for under the applicable accounting guidance related to share-based payments granted to non-employees. Subsequently, the then-current fair value of unvested restricted stock awards at each period end is charged to expense on a straight-line basis over the remaining vesting period of the shares, which are recorded in general and administrative expense. Expense of $(2,000) and $27,000 was recognized in the combined statements of operations and comprehensive loss for the six months ended June 30, 2014 and 2013, respectively.

On November 19, 2013 AHT entered into an advisory agreement with Ashford Prime. The quarterly base fee is equal to 0.70% per annum of the total enterprise value, as defined, of Ashford Prime, subject to certain minimums. The incentive fee is earned annually in each year that Ashford Prime’s total shareholder return exceeds the total shareholder return for Ashford Prime’s peer group, as defined. Reimbursements for overhead and internal audit services, including compensation, benefits and travel expense reimbursements, are billed to Ashford Prime based on a pro-rata allocation as determined by the ratio of Ashford Prime’s net investment in hotel properties in relation to the total net investment in hotel properties for both AHT and Ashford Prime, billed on a quarterly basis.

For the six months ended June 30, 2014, we recorded revenues of $6.2 million from Ashford Prime, which were comprised of a base advisory fee of $4.2 million, $1.1 million of advisory revenue for equity grants of Ashford Prime common stock and LTIP units awarded to our officers and employees in connection with providing advisory services (of which there is an offsetting amount included in “Salaries and benefits”), reimbursable overhead, travel expense and internal audit services of $907,000. No incentive management fee was recognized during the six months ended June 30, 2014 in connection with the advisory agreement with Ashford Prime. The amounts due under the advisory agreement are included in “due from Ashford Prime” on our combined balance sheets as of June 30, 2014 and December 31, 2013.

The operations of the Company have been principally funded by AHT. AHT uses a centralized approach to cash management and the financing of its operations. During the periods covered by these financial statements, AHT provided the capital to fund our operating and investing activities, which are presented as a component of owner’s equity/deficit. Amounts funded by AHT were $17.6 million and $14.0 million for the six months ended June 30, 2014 and 2013, respectively.

As the Company’s financial statements have been carved out of AHT, salaries and benefits and general and administrative expense represents an allocation of certain AHLP corporate general and administrative costs. See Note 2.

8.                                      Equity-based compensation

Equity-based compensation, included in salaries and benefits, has been allocated to the Company as described in Note 2. Equity-based compensation expense of $12.2 million and $12.3 million was recognized for the six months ended June 30, 2014 and 2013, respectively. There was also equity-based compensation associated with non-employees, included in general and administrative expense, of $(2,000) and $27,000, for the six months ended June 30, 2014 and 2013, respectively. At June 30, 2014, the outstanding restricted stock/units related to the allocated equity-based compensation had vesting schedules between September 2014 and April 2017. The restricted stock/units that vested during the six months ended June 30, 2014 had a fair value of $17.8 million at the date of vesting. At June 30, 2014, the unrecognized cost of unvested shares of restricted stock/units was $27.3 million, which will be amortized over a period of 2.8 years. At June 30, 2014, the outstanding restricted shares/units had an aggregate intrinsic value of $35.3 million.